Form 10KSB, Exhibit 13
period 1996-12-31
C & F FINANCIAL CORP
filed 1997-02-28
CIK 913341

C&F FINANCIAL CORPORATION
                                 ANNUAL REPORT

CONTENTS
Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . 4
Letter to Shareholders . . . . . . . . . . . . . . . . . . . . . . . 5
Five Year Financial Summary . . . . . . . . . . . . . . . . . . . .  9
Management's Discussion and
Analysis of Financial Condition
and Results of Operations . . . . . . . . . . . . . . . . . . . . .  9
Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . 19
Consolidated Statements of Income . . . . . . . . . . . . . . . . . 20
Consolidated Statements
of Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . 21
Consolidated Statements
of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Notes to Consolidated
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . .23
Independent Auditors' Report . . . . . . . . . . . . . . . . . . . .35
Directors and Advisers . . . . . . . . . . . . . . . . . . . . . . .36
Officers and Locations . . . . . . . . . . . . . . . inside back cover

OUR MISSION

It is the mission of the directors, officers and staff to maximize the long-term wealth of the shareholders of C&F Financial Corporation through Citizens and Farmers Bank and its other subsidiaries.

We believe we provide a superior value when we balance long-term objectives to achieve both a competitive return on investment and a consistent increase in the market value of the Corporation's stock.

This must be achieved while maintaining adequate liquidity and safety standards for the protection of all of the Corporation's interested parties, especially its depositors and shareholders.

This mission will be accomplished by providing our customers with distinctive service and quality financial products which are responsive to their needs, fairly priced, and delivered promptly, efficiently and with the highest degree of accuracy and professionalism.

OUR VALUES AND BELIEFS
We believe...

Excellence is the standard for all we do, achieved by encouraging and nourishing:

respect for others; honest, open communication; individual development and satisfaction; a sense of ownership and responsibility for Citizens and Farmers Bank's success; participation, cooperation, and teamwork; creativity, innovation, and initiative; prudent risk-taking; and, recognition and rewards for achievement.

We must conduct ourselves morally and ethically at all times and in all relationships.

We have an obligation to the well-being of all the communities we serve.

That our officers and staff are our most important assets, making the critical difference in how Citizens and Farmers Bank performs; and, through their work and effort, separate the Bank from all competitors.

DESCRIPTION OF BUSINESS

C&F Financial Corporation (the "Corporation") is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly-owned subsidiary, Citizens and Farmers Bank, offers quality general banking services to individuals, professionals and small businesses through nine branch offices serving the surrounding towns and counties. Citizens and Farmers Bank has three wholly-owned subsidiaries. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through five offices in Virginia and two offices in Maryland. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc. offers title insurance services. Trust services are provided in association with The Trust Company of Virginia.



TRADING MARKET

Trading in the common stock of the Corporation has been minimal, therefore, quarterly high and low bid prices are not available. The Corporation is aware of three securities dealers, Advest, Inc., Scott & Stringfellow, Inc. and Davenport & Company of Virginia, which make a market in the Corporation's stock traded over the counter.

American Stock Transfer & Trust Company serves as transfer agent for the Corporation. You may write them at 40 Wall Street, New York, NY 10005 or telephone them toll-free at 1-800-937-5449.

FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------
For the Year                                                1996             1995           Change
---------------------------------------------------------------------------------------------------
Operating income                                   $  23,011,913    $  16,920,164     $  6,091,749
Operating expenses                                    17,991,839       12,653,602        5,338,237
Income tax expense                                       958,900          890,630           68,270
---------------------------------------------------------------------------------------------------
  Net income                                       $   4,061,174    $   3,375,932     $    685,242
---------------------------------------------------------------------------------------------------
At December 31,
Total assets                                       $ 256,671,312    $ 238,995,329     $ 17,675,983
Deposits                                             216,422,556      204,001,334       12,421,222
Loans, net of unearned discount                      139,654,749      112,749,927       26,904,822
Reserve for loan losses                                1,926,775        1,914,195           12,580
Shareholders' equity                                  32,214,509       31,818,296          396,213
Book value per share outstanding                   $       15.25    $       14.26     $        .99
---------------------------------------------------------------------------------------------------
Per Common Share
  Earnings per common share                        $        1.84    $        1.51     $        .33
  Dividends                                                  .61              .59              .02
Dividends                                          $   1,365,187    $   1,315,525     $     49,662
Weighted average number of shares
  and common stock equivalents                         2,213,000        2,236,478         (23,478)
---------------------------------------------------------------------------------------------------
Dividends Paid Per Share
Quarter Ended                                               1996             1995        Date Paid
March 31                                           $        . 15    $         .14    April 1, 1996
June 30                                                      .15              .15     July 1, 1996
September 30                                                 .15              .15  October 1, 1996
December 31                                                  .16              .15  January 2, 1997
---------------------------------------------------------------------------------------------------
                                                   $         .61    $         .59
---------------------------------------------------------------------------------------------------

Dividends of $.16 per share, declared on December 17, 1996, were paid on January 2, 1997, to shareholders of record as of December 17, 1996.

                             LETTER OF SHAREHOLDERS

Dear Fellow Shareholders:

It is very much a pleasure to present this annual report and inform you of the positive developments taking place within C&F Financial Corporation. In last year's report, we informed you that our income for the year was down; in fact, it was down $362,462, or 9.70%, from 1994. This decline in earnings was due to the various investments that had been made throughout 1995 and the accompanying startup costs involved with those investments. That "trend" has been reversed.

In 1996, we began to see returns on those investments made in 1995. Net income increased to its highest level ever at $4,061,174 versus $3,375,932, in 1995, a 20.3% increase. This resulted in return on equity increasing to 12.66% and return on assets increasing to 1.65% for 1996 versus 11.08% and 1.60% in 1995, respectively. Earnings per share increased from $1.51 in 1995 to $1.84 for 1996.

The Corporation's assets increased from $238,995,329 to $256,671,312 while its deposits increased from $204,001,334 to $216,422,556. As will be discussed throughout this report, loans increased by $27 million as management strategically decided to put more emphasis on lending and shift some of the Corporation's assets into higher-yielding loans. This was a primary reason for the increase in 1996 earnings.

The Corporation's equity position remains extremely strong with a year-end leverage (capital) ratio of 12.2% and a risk-based capital ratio of 22.1%, both of which are well above the federal guidelines for highly capitalized institutions which are 5% and 10%, respectively. These ratios are also well above the averages of our peers, which as of September 30th were 9.23% for the leverage ratio and 14.39% for the risk-based capital ratio.

In September, your board established a Capital Plan Committee, which retained the services of Alex Sheshunoff Management Services, Inc. and Mays & Valentine to assist in the establishment of a capital plan to review the options and set strategy for dealing with our high level of capital. The first phase was implemented in October with the repurchase of over 100,000 shares of our outstanding stock. The development of the plan is still ongoing so you should expect to see other steps taken in 1997.

Also, in September your Board of Directors elected William E. O'Connell Jr. to serve on the Board of C&F Financial Corporation. Mr. O'Connell, Professor of Business at the College of William and Mary, has served as a director of Citizens and Farmers Bank since 1994. With his extensive knowledge of banking and other financial areas, he brings tremendous insight and understanding to the Board.

During 1996, we took steps to enhance and refine 1995's investments. Those 1995 investments include the branches in Middlesex and Tappahannock, which we purchased from First Union, our new branch in Varina and the establishment of our brokerage and mortgage subsidiaries.

Our investment subsidiary, C&F Investment Services, Inc., profitable in its first year, saw a reduction in earnings in 1996 due to the additional overhead associated with the employment of a second investment advisor. Mark Davis, who works out of our Varina branch, serves our customers in that area as well as those in New Kent County with the purchases and sales of stocks, bonds, mutual funds, annuities and other financial services. The expansion of our investment services subsidiary was deemed necessary due to demand and our desire to give exceptional service.

The 1996 results for our mortgage subsidiary, C&F Mortgage Corporation, were very satisfying. This subsidiary reached profitability two months ahead of projections and remained profitable for each month thereafter. C&F Mortgage Corporation has opened three new production offices in the past year; in Chester and Williamsburg, Virginia, and Bel Air, Maryland, and has been able to attract among the best loan origination talent in each of the areas it serves. Despite having to absorb start-up cost for the three new branches, we are projecting a very positive contribution to the Corporation's bottom line for 1997.

We have also made changes to enhance our management structure. Deborah R. Nichols was promoted to Vice President and now oversees the administration of our branch network. Debby previously served as Compliance Officer and Auditor and handled that position with such efficiency we desired to expand her experience and better utilize her talents. Due to the increasing complexity of our organization and therefore its accounting function, in December we employed Thomas F. Cherry as Vice President & Chief Accounting Officer. Tom, a graduate of Old Dominion University, is a certified public accountant and has seven years of experience with Price Waterhouse where he was an Audit Manager. Tom will oversee the entire accounting function as well as regulatory reporting.


During this past year, we continued our quest to provide our customers with the best services and products possible. Included in this list of new service offerings was our new VISA Debit Card, which gives our customers the ability to access their checking account funds through the universally accepted VISA card. Customers may now use this card anywhere they like and rather than the transaction being posted to a "charge" account, it is posted, with an explanatory description, directly to their checking account. This new product has been widely accepted by our customer base and as its use increases will begin to reduce the number of checks we must process.

We also initiated a new 24-hour loan application service. This new service, called "Loan Connection", allows a customer to use his/her phone to apply for a loan rather than be required to take time away from work to come into one of our branches to apply. With this new additional service, our customers are now able to use their telephones to apply for loans, receive their balances in either their checking or savings accounts, inquire as to which of their checks have cleared, transfer funds between accounts and inquire about loan and deposit rates. This telephonic service allows our customers to perform all these types of inquires 24 hours a day and with complete confidentiality.

We also made other technological advances during the year. We installed a new mainframe computer, which greatly increases our inquiry response times for customers, as well as the nightly updating of customers' accounts. We recently completed an extensive upgrade to our ATM network by changing all of our ATMs to newer models and moving to an enhanced software system. These changes will greatly reduce our ATM "down time" and provide our customers with superior ATM service.

A major thrust this past year has been on loans. In conjunction with our "Loan Connection", we also initiated a marketing campaign that "Our Loan Officers Want to Say 'Yes'". This campaign continues as we strive to emphasize consumer as well as commercial loans. This refocus is effectively changing the mix of our balance sheet and was directly responsible for a major portion of our increase in earnings. We expect this positive impact on earnings to continue in 1997.

During 1997, we will continue to seek better ways for us to serve our customers and expand our income potential. As new opportunities present themselves, we will strive to take every advantage of them. We currently foresee several areas of future potential as we move into this new year. We recently opened a new title insurance business within the offices of our mortgage company and anticipate this being a profitable venture. The Planning Commission of Henrico County recently approved a plan of development that would have a Food Lion and several other stores opening directly behind our Varina office. The new horse racing track and surrounding developments in New Kent County offer significant promise. There is much to be excited about, and we are!

We are very confident that the investments we have made over the last few years will continue to show increasingly positive results and contribute to the Corporation's income growth. Thank you for your continued confidence in C&F Financial Corporation. We will always work hard to keep C&F Financial Corporation strong and highly profitable.



/s/ LARRY G. DILLON              /s/  W. T. ROBINSON
    Larry G. Dillon                   W. T. Robinson
    President & CEO                   Chairman

FIVE YEAR FINANCIAL SUMMARY

========================================================================================================================
                                        1996            1995               1994                1993             1992
------------------------------------------------------------------------------------------------------------------------
SELECTED YEAR-END BALANCES:
Total assets                       $ 256,671,312    $ 238,995,329     $ 189,672,758       $ 181,803,801    $ 173,159,089
Total capital                         32,214,509       31,818,296        28,809,166          26,724,571       24,334,314
Total loans (net)                    136,732,017      110,012,320       102,649,919         101,687,193       93,371,763
Total deposits                       216,422,556      204,001,334       158,811,959         153,751,531      147,512,636
------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS:
Interest income                       18,332,998       15,686,897        13,649,428          13,631,633       14,082,411
Interest expense                       7,667,619        6,526,880         4,861,516           4,693,360        5,386,977
------------------------------------------------------------------------------------------------------------------------
Net interest income                   10,665,379        9,160,017         8,787,912           8,938,273        8,695,434
Provision for loan losses                 30,000                              7,831             500,000          900,000
------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses          10,635,379        9,160,017         8,780,081           8,438,273        7,795,434
Other income                           4,678,915        1,233,267           996,654             805,208          766,094
Operating expenses                    10,294,220        6,126,722         4,867,502           4,776,934        4,415,873
------------------------------------------------------------------------------------------------------------------------
Income before taxes                    5,020,074        4,266,562         4,909,233           4,466,547        4,145,655
Income tax expense                       958,900          890,630         1,170,839           1,020,335          912,229
------------------------------------------------------------------------------------------------------------------------
Net Income                         $   4,061,174    $   3,375,932     $   3,738,394       $   3,446,212    $   3,233,426
========================================================================================================================
PER SHARE (1)
   Earnings per share and common
       stock equivalents                    1.84             1.51              1.67                1.55             1.45
Dividends                                    .61              .59               .55                 .49              .45
========================================================================================================================
Weighted average number of
   shares  and common stock
   equivalents                         2,213,000        2,236,478         2,233,953           2,231,540        2,229,958
========================================================================================================================

(1) Per share data has been restated to reflect the two-for-one stock split in March, 1994.


SIGNIFICANT  RATIOS
========================================================================================================================
                                                                               1996                1995             1994
------------------------------------------------------------------------------------------------------------------------
Return on average assets                                                       1.65%               1.60%            2.04%
Return on average equity                                                      12.66               11.08            13.46
Dividend payout ratio                                                         33.62               38.97            32.76
Average equity to average assets                                              13.06               14.44            15.15
========================================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


THE FOLLOWING DISCUSSION PROVIDES INFORMATION ABOUT THE MAJOR COMPONENTS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES OF C&F FINANCIAL CORPORATION AND SUBSIDIARY (THE "CORPORATION"). THIS DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS.

OVERVIEW

Net income totaled $4.1 million in 1996, an increase of 20.3% over 1995. In 1995, net income totaled $3.4 million, a 9.7% decrease over 1994. Earnings per share were $1.84, $1.51 and $1.67 in 1996, 1995 and 1994, respectively.

Profitability as measured by the Corporation's return on average assets (ROA) was 1.65% in 1996, up from 1.60% in 1995, and down from 2.04% in 1994. Another key indicator of performance, the return on average equity (ROE) for 1996 was 12.66%, compared to 11.08% and 13.46% for 1995 and 1994, respectively.

TABLE 1.  AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES

The following table shows the average balance sheets for each of the years ended December 31, 1996, 1995 and 1994. In addition, the amounts of interest earned on earning assets, with related yields and interest on interest-bearing liabilities, together with the rates, are shown. Loans placed on a non-accrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on tax-exempt securities is on a taxable equivalent basis, which was computed using the federal corporate income tax rate of 34% for all three years.


                                                1996                              1995                               1994
                                  -------------------------------   ------------------------------    ------------------------------
                                  AVERAGE      INCOME/     YIELD/   Average     Income/     Yield/    Average      Income/    Yield/
(DOLLARS IN THOUSANDS)            BALANCE      EXPENSE      RATE    Balance     Expense     Rate      Balance      Expense     Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Securities:
  Taxable                         $ 53,431     $  3,912     7.32%   $ 54,858     $ 3,940     7.18%   $ 45,275      $ 3,372     7.45%
  Tax-exempt                        36,686        3,198     8.72      28,967       2,658     9.18      26,213        2,465     9.40
------------------------------------------------------------------------------------------------------------------------------------
Total securities                    90,117        7,110     7.89      83,825       6,598     7.87      71,488        5,837     8.17
Loans, net                         136,089       12,139     8.92     107,422       9,640     8.97      99,089        8,530     8.61
Interest-bearing deposits
   in other banks                    3,178          172     5.41       3,660         214     5.85
Federal funds sold                                                     2,423         139     5.74       2,933          120     4.09
------------------------------------------------------------------------------------------------------------------------------------
   Total earning assets            229,384     $ 19,421     8.47     197,330     $16,591     8.41     173,510     $ 14,487     8.35
Reserve for loan losses             (1,915)                           (1,912)                          (1,899)
Total non-earning assets            18,384                            15,419                           11,697
------------------------------------------------------------------------------------------------------------------------------------
   Total assets                   $245,853                          $210,837                         $183,308
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Time and savings deposits:
   Interest-bearing deposits      $ 33,256     $    891     2.68%   $ 31,369     $   902     2.88%   $ 28,878     $    819     2.84%
   Money market deposits            20,468          671     3.28      18,946         639     3.37      18,969          614     3.24
Savings accounts                    31,550          986     3.13      28,266         898     3.18      30,915          979     3.17
   Certificates of deposit,
        $100M or more               13,774          488     3.54      10,227         392     3.83       8,396          293     3.49
   Other certificates of deposit    80,412        4,418     5.49      67,391       3,668     5.44      49,651        2,152     4.33
------------------------------------------------------------------------------------------------------------------------------------
   Total time and savings deposits 179,460        7,454     4.15     156,199       6,499     4.16     136,809        4,857     3.55
------------------------------------------------------------------------------------------------------------------------------------
Other borrowings                     4,505          214     4.75         848          28     3.30         134            4     2.99
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities 183,965        7,668     4.17     157,047       6,527     4.16     136,943        4,861     3.55
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits                     26,741                            20,749                           16,287
Other liabilities                    3,046                             2,586                            2,304
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities               213,752                           180,382                          155,534
Shareholders' equity                32,101                            30,455                           27,774
------------------------------------------------------------------------------------------------------------------------------------
   Total liabilities and
      shareholders' equity        $245,853                          $210,837                         $183,308
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                            $ 11,753                          $10,064                          $  9,626
------------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                        4.30                             4.25                              4.80
------------------------------------------------------------------------------------------------------------------------------------
Interest expense to average earning assets                  3.34                             3.31                              2.80
------------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                         5.12%                            5.10%                             5.55%
====================================================================================================================================

RESULTS OF OPERATIONS

NET INTEREST INCOME
During 1996, on a tax equivalent basis, net interest income increased 16.8% to $11.8 million from $10.1 million in 1995. This was a result of a $2.8 million increase in interest income which exceeded a $1.1 million increase in interest expense. This was largely due to an approximate 16% increase in average earning assets and an increase in the yield on average earning assets to 8.47% in 1996 from 8.41% in 1995. The rate paid on interest-bearing liabilities increased slightly in 1996 to 4.17% from 4.16% in 1995. The increase in average earning assets was funded by the approximate 15% growth and the purchase of deposits during 1996. The increase in the yield on average earning assets was a result of the investment of the majority of the deposit growth and the proceeds from investment securities maturities and sales into higher yielding loans rather than lower yielding securities.

The Corporation's net interest margin increased slightly in 1996 to 5.12% from 5.10% in 1995. This was a result of the slight increase in the interest rate spread of .05%. As mentioned above, the increase in the interest rate spread is a result of management's efforts to invest available funds into higher yielding loans rather than securities.

TABLE 2.  RATE-VOLUME RECAP

Interest income and expense are affected by fluctuations in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities and by the interaction of rate and volume factors. The following analysis shows the direct causes of the year-to-year changes in the components of net interest earnings on a taxable equivalent basis. The rate and volume variances are calculated by a formula prescribed by the Securities and Exchange Commission. Rate/volume variances, the third element in the calculation, are not shown separately, but are allocated to the rate and volume variances in proportion to the relationship of the absolute dollar amounts of the change in each. Loans include both non-accrual loans and loans held for sale.


=======================================================================================================================
                                                   1996 FROM 1995                       1995 from 1994
                                         ------------------------------------      ------------------------------------
                                           INCREASE (DECREASE)                       Increase (Decrease)
                                                  DUE TO              TOTAL              Due to                Total
                                         ---------------------      INCREASE       ---------------------      Increase
(Dollars in thousands)                   VOLUME          RATE      (DECREASE)      Volume          Rate      (Decrease)
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                   $ 2,557         $ (58)      $ 2,499        $  738        $  372        $ 1,110
Investment securities:
   Taxable                                 (104)           76           (28)          692          (124)           568
   Tax-exempt                               678          (138)          540           254           (61)           193
-----------------------------------------------------------------------------------------------------------------------
Total investment securities                 574           (62)          512           946          (185)           761
-----------------------------------------------------------------------------------------------------------------------
Federal funds sold                          (69)          (70)         (139)          (23)           42             19
Interest-bearing deposits in other banks    (27)          (15)          (42)          214                          214
-----------------------------------------------------------------------------------------------------------------------
Total interest income                     3,035          (205)        2,830         1,875           229          2,104
-----------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Time and savings deposits:
   Interest-bearing deposits                 53           (64)          (11)           71            12             83
   Money market deposit accounts             50           (18)           32            (1)           26             25
   Savings accounts                         102           (14)           88           (84)            3            (81)
   Certificates of deposit, $100M or more   128           (32)           96            68            31             99
   Other certificates of deposit            715            35           750           884           632          1,516
-----------------------------------------------------------------------------------------------------------------------
Total time and savings deposits           1,048           (93)          955           938           704          1,642
Other borrowings                            169            17           186            24                           24
-----------------------------------------------------------------------------------------------------------------------
Total interest expense                    1,217           (76)        1,141           962           704          1,666
=======================================================================================================================
Change  in net  interest  income        $ 1,818         $(129)      $ 1,689        $  913         $(475)       $   438
=======================================================================================================================

Net interest income in 1995, on a tax equivalent basis, increased 4.5% to $10.1 from $9.6 million in 1994. This was a result of a $2.1 million increase in interest income which exceeded the $1.7 million increase in interest expense. This was attributed to an approximate 14% increase in average earning assets and an increase on the yield of interest earning assets to 8.41% in 1995 from 8.35% in 1994. However, these increases were largely offset by an increase in the rates paid on interest-bearing liabilities to 4.16% in 1996 from 3.55% in 1995. This increase in interest-bearing liabilities was from the acquisition of deposits in 1995 which paid higher rates and higher rates paid on certificates of deposit during 1995.

The Corporation's net interest margin decreased in 1995 to 5.10% from 5.55% in 1994. This was a result of a decrease in the interest rate spread to 4.25% in 1995 from 4.80% in 1994. The decrease in the interest rate spread was largely due to the increase in interest paid on interest-bearing liabilities to 4.16% in 1995 from 3.55% in 1994. As mentioned above, the increase in the rate paid on interest-bearing liabilities was a result of the acquisition of higher cost deposits during 1995 and an increase in the rates paid on certificates of deposit.

INTEREST  SENSITIVITY

An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity position ("GAP"). The interest sensitivity GAP is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This GAP can be managed by repricing assets and liabilities, which can be affected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same interval helps to hedge interest risk and to minimize the impact on net interest income in periods of rising or falling rates.

The Corporation's interest rate sensitivity at December 31, 1996, reflects that the Corporation is positioned more favorably for a lower interest rate environment. At December 31, 1996, the net interest earning assets and interest-bearing liabilities repricing in a one-year period as a percent of earning assets was a cumulative net liability sensitivity of 33.3%. In other words, based on the December 31, 1996, balance sheet, the amount of liabilities repricing in 1997 in excess of the amount of assets repricing in 1997, will be $77.3 million, or 33.3% of all earning assets.

TABLE 3. INTEREST SENSITIVITY ANALYSIS

The interest sensitivity position is indicated by the volume of rate sensitive assets, less rate sensitive liabilities. This difference is generally referred to as the interest sensitivity gap. The nature of the gap indicates how future interest rate changes may affect net interest income. The table below shows the Corporation's interest sensitivity position at December 31, 1996. Loans placed on a non-accrual status are not included in the balances. Repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.



==========================================================================================================================
                                                                              Interest Sensitive Periods
                                                            Within       91-365          1-5          Over
(DOLLARS IN THOUSANDS)                                      90 Days       Days          Years        5 Years       Total
--------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
EARNING ASSETS:
Loans, net of unearned income                             $   41,531    $  9,662      $   40,362     $  58,863   $ 150,418
Securities                                                     2,636         889          19,426        58,192      81,143
Federal funds sold and other short-term investments              545                                                   545
--------------------------------------------------------------------------------------------------------------------------
      Total earning assets                                    44,712      10,551          59,788       117,055     232,106
--------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
Interest-bearing transaction accounts                          7,556      15,114          15,114                    37,784
Savings accounts                                               6,328      12,657          12,657                    31,642
Money market deposit accounts                                  4,481       8,961           8,961                    22,403
Certificates of deposit, $100M or more                         3,844       8,395           2,274                    14,513
Other certificates of deposit                                 21,813      38,357          19,082                    79,252
Other borrowings                                               5,055                                                 5,055
--------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities                      49,077      83,484          58,088                   190,649
--------------------------------------------------------------------------------------------------------------------------
Period gap                                                    (4,365)    (72,933)          1,700       117,055
Cumulative gap                                            $   (4,365)   $(77,298)     $  (75,598)    $  41,457
Ratio of cumulative gap to total earning assets                (1.88%)    (33.30%)        (32.57%)       17.86%
==========================================================================================================================

The Corporation's Asset Liability Committee (the "ALM Committee") reviews financial data and sets asset-liability management goals and objectives. The ALM Committee uses computer simulations to measure the effect of various interest rate scenarios on net interest income. This modeling reflects interest rate changes and the related impact on net income over specified time horizons.

NON-INTEREST INCOME
  1996 VS. 1995
Non-interest income increased by $3.4 million, or 279.4%, over 1995. Gain on the sale of loans increased by $2.7 million or 100% over 1995. C&F Mortgage Corporation started business in December of 1995. As such, 1996 was the first full year of operations. Loan closings at the mortgage corporation totaled $174 million in 1996 compared to $2 million in 1995. No loans were sold in 1995. Service charges on deposit accounts increased $146,000, or 17.5%, over 1995 which was largely due to an increase in overdraft fee income which was a result of overall deposit growth. Other service charges and fees increased $433,000, or 186.1%, over 1995. This increase can be attributed to fees charged in connection with the origination of loans at C&F Mortgage Corporation which increased by $356,000 during 1996. Other income increased by $179,000, or 109.0%, over 1995. This increase, among other things, was a result of an increase in title insurance fees and in fees generated by C&F Investment Services, Inc.

  1995 VS. 1994
Non-interest income increased $237,000, or 23.7%, in 1995 over 1994. Service charges on deposit accounts increased 20.1% in 1995 over 1994. The majority of this increase is attributed to a decision to change procedures by which insufficient funds checks are paid. This change resulted in a substantial increase in overdraft fee income. Other service charges and fees reflected an increase of $93,000, or 67.3%, in 1995 over 1994. The major portion of this increase is attributed to merchant bank card fee income. The Corporation started offering merchant bank card services in January, 1995. The Corporation also experienced steady growth in other sources of non-interest income, including title insurance fees and C&F Investment Services, Inc. income.

NON-INTEREST EXPENSE
  1996 VS. 1995
Non-interest expense increased $4.2 million or 68.0%, in 1996 over 1995. $2.7 million of this increase resulted from salaries and employee benefits with $2.1 million of this increase related to C&F Mortgage Corporation. As previously mentioned, 1996 was the first full year of operations at the mortgage corporation.

Another $300,000 of this increase is a result of the new branches opened and acquired during 1995. The Corporation opened one new branch and acquired two branches during 1995. 1996 was the first full year of operation for these branches. The remaining increase is attributed to general pay increases and continued growth of the Corporation.

Occupancy expense increased $741,000 or 69.9% over 1995. Occupancy expenses at C&F Mortgage Corporation increased $454,000. The majority of the remainder of the increase is attributed to increases in depreciation expense and expenses associated with computer hardware and software maintenance contracts. As previously mentioned, two branches were acquired and one new branch was opened during 1995. 1996 was the first full year of depreciation associated with these branches. In addition, the Bank purchased a new mainframe computer and installed five new ATMs during 1996. This attributed to both higher depreciation and maintenance costs.

Goodwill amortization increased $221,000, or 359.3%, over 1995. This was a result of a full year's amortization of the goodwill associated with the two branches acquired in 1995 and the additional amortization of goodwill associated with the West Point Crestar Branch deposits purchased during 1996.

Bank stock tax decreased $163,000, or 44.3%, over 1995. The bank stock tax in 1996 is more in line with the 1994 expense. In 1995, the bank stock tax increased due to a recalculation of the previous three years' state returns resulting in taxes due. FDIC premiums decreased $183,000, or 98.9%, over 1995 as a result of premium rate reductions.

Other expenses increased $812,000, or 66.6%, over 1995. $591,000 of this increase is attributed to C&F Mortgage Corporation. The remaining increase can be attributed to an increase in marketing expense and overall growth of the Corporation. The Corporation engaged in a major advertising campaign during 1996 in an effort to attain new customers in its current trade areas.

  1995 VS. 1994
Non-interest expense increased $1.3 million, or 25.9%, in 1995 over 1994. The increase in non-interest expense was attributed to overall growth of the Corporation during 1995. In April, 1995, the subsidiary C&F Investment Services, Inc. was organized to offer full-service brokerage services, and the Corporation opened a Citizens and Farmers Bank branch in Varina, Virginia. In June, 1995, the Bank acquired two additional branches in Middlesex and Tappahannock, Virginia. C&F Mortgage Corporation, a subsidiary of the Bank, was organized in September, and opened for business on December 1, 1995, to originate and sell residential mortgages. The growth of the Corporation increased salaries and employee benefits by $677,000, or 26.5%, in 1995 compared to 1994. Also related to growth in 1995, occupancy expenses increased $148,000, or 16.3%, compared to 1994. Bank stock tax increased $201,000, or 120.7% in 1995 compared to 1994. Bank stock tax increased due to a recalculation of the previous three years' state returns resulting in taxes due. In 1995, FDIC Insurance premiums decreased $153,000, or 45.2%, compared to 1994, as a result of a premium rate decrease.

INCOME TAXES

Applicable income taxes on 1996 earnings amounted to $959,000, resulting in an effective tax rate of 19.1% compared to $891,000, or 20.9%, in 1995, and $1.17 million, or 23.8% in 1994.


TABLE 4. ALLOWANCE FOR LOAN LOSSES

============================================================================================================
                                                                        Year Ended December 31,
(DOLLARS IN THOUSANDS)                                 1996          1995        1994        1993       1992
------------------------------------------------------------------------------------------------------------
Reserve, beginning of period                        $  1,914      $  1,895     $ 1,895     $ 1,441   $   613
Provision for loan losses                                 30                         8         500       900
Loans charged off:
   Real estate - mortgage                                                           18           5        89
   Real estate - construction
   Commercial, financial and agricultural                  4             4           7          14
   Consumer                                               25             4           1          33        10
------------------------------------------------------------------------------------------------------------
Total loans charged off                                   29             8          26          52        99
Recoveries of loans previously charged off:
   Real estate - mortgage                                  1            19                                19
   Real estate - construction
   Commercial, financial and agricultural                 11                         8
   Consumer                                                              8          10           6         8
------------------------------------------------------------------------------------------------------------
   Total recoveries                                       12            27          18           6        27
Net loans charged off                                     17           (19)          8          46        72
------------------------------------------------------------------------------------------------------------
Balance, end of period                              $  1,927      $  1,914     $ 1,895     $ 1,895   $ 1,441
------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average total loans
   outstanding during period                             .01%          .01%        .01%        .05%      .08%
============================================================================================================

                                                                             13

TABLE 5.  ALLOCATION OF ALLOWANCE FOR  POSSIBLE LOAN LOSSES

The allowance for loan losses is a general allowance applicable to all loan categories; however, management has allocated the allowance to provide an indication of the relative risk characteristics of the loan portfolio. The allocation is an estimate and should not be interpreted as an indication that charge-offs in 1997 will occur in these amounts, or that the allocation indicates future trends. The allocation of the allowance at December 31 for the years indicated and the ratio of related outstanding loan balances to total loans are as follows:


==================================================================================================================

(DOLLARS IN THOUSANDS)                                     1996         1995         1994         1993        1992
------------------------------------------------------------------------------------------------------------------
Allocation of allowance for possible loan losses,
   end of year:
------------------------------------------------------------------------------------------------------------------
Real estate - mortgage                                  $   873      $   786      $   751      $   698     $   661
Real estate - construction                                   69           34           26           51          38
Commercial, financial and agricultural                      733          352          260          236         276
Equity Lines                                                 62           60           62           65          67
Consumer                                                    160           93           69           51          67
Unallocated                                                  30          589          727          794         332
------------------------------------------------------------------------------------------------------------------
Balance, December 31                                    $ 1,927      $ 1,914      $ 1,895      $ 1,895     $ 1,441
------------------------------------------------------------------------------------------------------------------
Ratio of loans to total year-end loans:
Real estate - mortgage                                       62%          70%          71%          68%         71%
Real estate - construction                                    2            2            1            3           2
Commercial, financial and agricultural                       26           19           19           20          16
Equity Lines                                                  5            5            6            6           7
Consumer                                                      5            4            3            3           4
------------------------------------------------------------------------------------------------------------------
                                                            100%         100%         100%         100%        100%
==================================================================================================================

ASSET  QUALITY-ALLOWANCE/PROVISION  FOR LOAN LOSSES
The allowance is to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio,
the value and adequacy of  collateral  and guarantors,   non-performing credits
and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

In 1996, the Corporation had $30,000 in provision expense compared to no provision expense in 1995 and $8,000 in 1994. Loans charged off during 1996 amounted to $29,000 compared to $8,000 in 1995 and $26,000 in 1994. Recoveries amounted to $12,000, $27,000 and $18,000 in 1996, 1995 and 1994, respectively.
The ratio of net charge-offs to average outstanding loans was .01% in 1996, .01% in 1995 and .01% in 1994. Management feels that the reserve is adequate to absorb any losses on existing loans which may become uncollectible. TABLE 4 presents the Corporation's loan loss and recovery experience for the past five years.

NON-PERFORMING ASSETS
Total non-performing assets, which consist of the Corporation's non-accrual loans were $525,000 at December 31, 1996, a decrease of $382,000 from December 31, 1995. Despite the fact that the Corporation has more non-performing loans than preferred, management believes that losses will be minimal.

The Corporation places a loan on non-accrual status when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of both principal and interest is doubtful. Corporate policy is to place loans on non-accrual status if principal or interest is past due for 90 days or more unless the debt is both well secured and in the process of being collected. For 1996, $56,000 in gross interest income would have been recorded if non-accrual loans had been current throughout the period outstanding. For the period ended December 31, 1996, interest income received on non-accrual loans was $20,000. TABLE 6 summarizes non-performing loans for the past five years.

TABLE 6.  NON-PERFORMING ASSET ACTIVITY


(DOLLARS IN THOUSANDS)                              1996        1995         1994       1993        1992
---------------------------------------------------------------------------------------------------------
Non-accrual loans                                 $   525     $   907     $  1,331   $  1,567   $      45
---------------------------------------------------------------------------------------------------------
   Total non-performing assets                        525         907        1,331      1,567          45
---------------------------------------------------------------------------------------------------------
Principal and/or interest past due
   for 90 days or more                            $   260     $   180     $    412   $  1,096   $   1,359
---------------------------------------------------------------------------------------------------------
Non-performing loans to total loans                   .38%        .81%        1.27%      1.55%        .05%
Allowance for loan losses to total loans             1.39        1.71         1.81       1.88        1.55
Allowance for loan losses to non-performing loans  367.05      211.03       142.37     120.93    3,202.22
Non-performing assets to total assets                 .20%        .38%         .70%       .86%        .03%
=========================================================================================================


FINANCIAL CONDITION

SUMMARY

A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of those assets with interest-bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability whilemaintaining a minimum amount of risk.

At the end of 1996, the Corporation had total assets of $257 million, up 7.4% over the previous year-end. In 1995, there was an increase of 26.1% over year-end 1994. Asset growth in 1996 and 1995 is attributed to the overall expansion and growth of the Corporation.

TABLE 7.   SUMMARY OF TOTAL LOANS

==========================================================================================================
                                                               Year Ended December 31,
(DOLLARS IN THOUSANDS)                      1996          1995          1994          1993          1992
----------------------------------------------------------------------------------------------------------
Real estate - mortgage                   $  86,324     $  77,924     $  74,221      $ 69,009     $ 65,594
Real estate - construction                   3,415         1,681         1,308         2,554        1,894
Commercial, financial and agricultural      36,385        21,719        19,379        20,072       15,401
Equity Lines                                 6,180         5,954         6,223         6,496        6,654
Consumer                                     6,360         4,657         3,457         2,891        3,341
----------------------------------------------------------------------------------------------------------
Total loans                                138,664       111,935       104,588       101,022       92,884
Less allowance for possible loan losses     (1,927)       (1,914)       (1,895)       (1,895)      (1,441)
Less unearned income                            (5)           (9)          (43)          (96)        (116)
----------------------------------------------------------------------------------------------------------
Total loans, net                         $ 136,732     $ 110,012     $ 102,650      $ 99,031     $ 91,327
==========================================================================================================


TABLE 8.  MATURITY/REPRICING SCHEDULE OF LOANS


(DOLLARS IN THOUSANDS)            1996         1995          1994
-------------------------------------------------------------------
Within 1 year
   Fixed rate                   $  8,428     $ 11,157      $ 12,450
   Variable rate                  31,011       31,278        28,381
After 1 year, but within 5 years
   Fixed rate                     12,013        8,950         7,672
   Variable rate                  28,349       17,072        13,016
After 5 years
   Fixed rate                     58,814       43,392        42,972
   Variable rate                      49           86            97
===================================================================

LOAN PORTFOLIO
At December 31, 1996, loans, net of unearned income and reserve for loan losses, totaled $136.7 million, an increase of 24.3% over the 1995 total of $110.0 million. Net loans increased 7.2% and 3.7% in 1995 and 1994, respectively. The increase in loans is a result of management's emphasis on lending and the investment of the proceeds from the sale and maturities of securities into higher yielding loans. Also, during 1996 the Bank initiated a new 24-hour loan application service and a major marketing campaign to originate loans.

The Corporation's lending activities are its principal source of income. All loans are attributable to domestic operations. Residential real estate loans, both construction and permanent, represent the major portion of the Corporation's loan portfolio, although commercial loans continue to increase as a percentage of total loans. TABLES 7 AND 8 present information pertaining to the composition of loans including unearned income and the maturity/repricing of loans.

TABLE 9. MATURITY OF INVESTMENT SECURITIES

==============================================================================================================================
                                                                              Year Ended December 31,
                                                           1996                       1995                    1994
                                                 --------------------------    ---------------------   -----------------------
                                                                   Weighted                 Weighted                 Weighted
                                                      Book          Average     Book        Average      Book        Average
(DOLLARS IN THOUSANDS)                                Value          Yield      Value        Yield       Value        Yield
------------------------------------------------------------------------------------------------------------------------------
U.S. Government agencies and corporations:
Maturing within 1 year                           $      2,000        7.20%     $    500       7.10%    $    2,000        8.05%
Maturing after 1 year, but within 5 years              10,585        7.64        20,459       7.32         13,483        7.84
Maturing after 5 years, but within 10 years            23,472        7.09        29,379       7.21         20,467        7.28
Maturing after 10 years                                 4,000        8.00         3,000       8.00
------------------------------------------------------------------------------------------------------------------------------
Total U.S. Government agencies and corporations        40,057        7.33        53,338       7.29         35,950        7.53
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries:
Maturing within 1 year                                                            4,998       6.86
Maturing after 1 year, but within 5 years               2,997        6.63         1,996       5.94          5,993        6.15
Maturing after 5 years, but within 10 years                                         999       8.02            999        8.02
------------------------------------------------------------------------------------------------------------------------------
Total U.S. Treasuries                                   2,997        6.63         7,993       6.45          6,992        6.41
------------------------------------------------------------------------------------------------------------------------------
State and municipals(1):
Maturing within 1 year                                  1,525        9.80         1,508      10.62            550       13.24
Maturing after 1 year, but within 5 years               5,544       10.08         6,061      10.08          5,455       10.93
Maturing after 5 years, but within 10 years             9,040        8.76         9,193       9.56          9,798       10.00
Maturing after 10 years                                21,680        8.15        17,539       8.25         11,953        8.65
------------------------------------------------------------------------------------------------------------------------------
Total state and municipals                             37,789        8.65        34,301       9.06         27,756        9.82
------------------------------------------------------------------------------------------------------------------------------
Other securities:
Maturing within 1 year                                                              500       4.78            340       11.68
Maturing after 1 year, but within 5 years                 300        8.62           300       8.62            800        6.22
------------------------------------------------------------------------------------------------------------------------------
Total other securities                                    300        8.62           800       6.22          1,140        7.85
------------------------------------------------------------------------------------------------------------------------------
Total investment securities(2):
Maturing within 1 year                                  3,525        8.32         7,506       7.62          2,890        9.72
Maturing after 1 year, but within 5 years              19,426        8.20        28,816       7.80         25,731        8.67
Maturing after 5 years, but within 10 years            32,512        7.55        39,571       7.74         31,264        8.27
Maturing after 10 years                                25,680        8.13        20,539       8.21         11,953        8.65
------------------------------------------------------------------------------------------------------------------------------
Total investment securities                      $     81,143        7.92%     $ 96,432       7.81%    $   71,838        8.47%
==============================================================================================================================


(1) Yields on tax exempt securities have been computed on a tax-equivalent basis.
(2) Total investment securities excludes preferred stock at $4,530,000 and $4,087,000 amortized cost at December 31, 1996 and 1995, respectively, or $4,607,000 and $4,124,000 estimated fair value at December 31, 1996 and 1995, respectively.

INVESTMENT SECURITIES
The investment securities portfolio plays a primary role in the management of interest rate sensitivity of the Corporation and generates substantial interest income. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements.

The securities portfolio consists of two components, investment securities held to maturity and securities available for sale. Securities are classified as investment securities based on management's intent and the Corporation's ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to changes in market interest rates, changes in the securities' prepayment risk, increases in loan demand, general liquidity needs and other similar factors are classified as available for sale and are carried at estimated fair value.

At year-end 1996, total investment securities were $85.7 million, down 14.8% from $100.6 million at year-end 1995. Securities of U.S. Government agencies and corporations represent 46.7% of the total securities portfolio, obligations of state and political subdivisions were 44.1%, U.S. Treasury securities were 3.5%, preferred stocks were 5.3%, and the remainder, consisting of investment-grade corporate bonds, totaled .4% at December 31, 1996. The decline in the securities portfolio is primarily due to the investment of the majority of the proceeds from the sales and maturities of securities in loans rather than new securities.

TABLE 9 presents information pertaining to the composition of the investment securities portfolio.

TABLE 10.  AVERAGE DEPOSITS AND RATES PAID

=============================================================================================================
                                                                Year Ended December 31, 1996
                                                   1996                     1995                  1994
                                          ----------------------     -----------------    -------------------
                                           AVERAGE      AVERAGE      Average   Average     Average    Average
                                           BALANCE       RATE        Balance     Rate      Balance     Rate
-------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits      $  26,741                 $ 20,749              $ 16,287
Interest-bearing transaction accounts        33,256       2.68%       31,369     2.88%      28,878     2.84%
Money market deposit accounts                20,468       3.28        18,946     3.37       18,969     3.24
Savings accounts                             31,550       3.13        28,266     3.18       30,915     3.17
Certificates of deposit $100,000 or more     13,774       3.54        10,227     3.83        8,396     3.49
Other certificates of deposit                80,412       5.49        67,391     5.44       49,651     4.33
Total interest-bearing deposits             179,460       4.15%      156,199     4.16%     136,809     3.55%
-------------------------------------------------------------------------------------------------------------
   Total deposits                         $ 206,201                $ 176,948              $153,096
=============================================================================================================


TABLE 11.  MATURITIES OF CERTIFICATES OF DEPOSIT WITH BALANCES $100,000 OR MORE

==============================================
(Dollars in thousands)                12/31/96
----------------------------------------------
3 months or less                      $  3,844
3-6 months                               2,768
6-12 months                              5,627
Over 12 months                           2,274
----------------------------------------------
    Total                             $ 14,513
==============================================

DEPOSITS
The Corporation's predominate source of funds is depository accounts. The Corporation's deposit base is comprised of demand deposits, savings and money market accounts and time deposits. The Corporation's deposits are provided by individuals and businesses located within the communities served.

Total deposits increased $12.4 million, or 6.1%, in 1996 over 1995. In 1996, the growth by deposit category was a 6.7% increase in non-interest-bearing deposits, a 8.9% increase in savings and interest-bearing demand deposits and a 3.3% increase in time deposits. In 1995, total deposits increased $45.2 million, or 28.5%, over 1994. Deposit growth in 1996 was attributed to the acquisition of $7.8 million in deposits from a Crestar Bank Branch and increased marketing efforts to increase deposits. Deposit growth in 1995 was attributed to the acquisition of the Middlesex and Tappahannock bank branches, opening of the Varina branch, and growth of deposits at existing branch locations. TABLE 10 presents the average deposit balances and average rates paid for the years 1996, 1995 and 1994. TABLE 11 details maturities of certificates of deposit with balances $100,000 and over at December 31, 1996.

LIQUIDITY
Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold and investments and loans maturing within one year. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation maintains overall liquidity which is sufficient to satisfy its depositors' requirements and to meet customers' credit needs.

At December 31, 1996, cash, securities classified as available for sale and federal funds sold were 11.3% of total earning assets, compared to 16.5% at December 31, 1995. Asset liquidity is also provided by managing loan and securities maturities.

Additional sources of liquidity available to the Corporation include its subsidiary Bank's capacity to borrow additional funds through an established line of credit with a regional correspondent bank and the Federal Home Loan Bank.

CAPITAL RESOURCES
The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance and changing competitive conditions and economic forces. The adequacy of the Corporation's capital is reviewed by management on an onging basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

The Corporation repurchased a total of 119,803 shares of its common stock during 1996. The common stock was purchased from three shareholders in three independently negotiated transactions. Management believes this was a unique opportunity to reduce the outstanding common stock of the Corporation at a price per share that was favorable to remaining shareholders.

The Corporation's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital and leverage ratios. Tier I capital consists of common and qualifying preferred shareholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Corporation's Tier I capital ratio was 20.8% at December 31, 1996, compared to 23.9% at December 31, 1995. The total capital ratio was 22.1% at December 31, 1996, compared to 25.1% at December 31, 1995. These ratios are in excess of the mandated minimum requirement of 4% and 8%, respectively.

Shareholders' equity reached $32.2 million at year-end 1996 compared to $31.8 million at year-end 1995. The leverage ratio consists of Tier I capital divided by average assets. At December 31, 1996, the Corporation's leverage ratio was 12.2%, compared to 14.0% at December 31, 1995. Each of these exceeds the required minimum leverage ratio of 3%. The dividend payout ratio was 33.6%, 39.0% and 32.8%, in 1996, 1995 and 1994, respectively. During 1996, the
Corporation paid dividends of $0.61 per share, up 3.4% from $0.59 per share paid in 1995.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1996, Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued and is effective for transactions occurring after December 31, 1996 and establishes new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In December 1996, SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125", was issued and amends SFAS No. 125 by deferring for one year the effective date of certain sections. These standards are not expected to have a material effect on the Corporation's financial statements.

EFFECTS OF INFLATION
The effect of changing prices on financial institutions is typically different from other industries as the Corporation's assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Impacts of inflation on interest rates, loan demands and deposits are reflected in the consolidated financial statements.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this annual report that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of their dates.

CONSOLIDATED BALANCE SHEETS

==================================================================================================
                                                                             December 31,
                                                                        1996             1995
--------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                             $  8,254,573      $  9,931,431
Interest-bearing deposits in other banks                                 544,755         3,031,316
Federal funds sold                                                                         630,000
--------------------------------------------------------------------------------------------------
         Total cash and cash equivalents                               8,799,328        13,592,747
Investment securities - available for sale at fair value,
      amortized cost of $19,021,635 and $23,623,320, respectively     18,918,211        23,742,276
Investment securities - held to maturity at amortized cost,
      fair value of $67,687,235 and $78,605,638, respectively         66,651,211        76,895,496
Loans held for sale, net                                              12,284,022         1,885,028
Loans, net                                                           136,732,017       110,012,320
Federal Home Loan Bank stock                                             856,800           805,400
Corporate premises and equipment, net of accumulated depreciation      6,011,694         5,920,608
Accrued interest receivable                                            2,270,156         2,439,306
Other assets                                                           4,147,873         3,702,148
--------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                  $256,671,312      $238,995,329
--------------------------------------------------------------------------------------------------
LIABILITIES
Deposits
  Non-interest-bearing demand deposits                              $ 30,828,663      $ 28,888,254
  Savings and interest-bearing demand deposits                        91,828,621        84,312,467
  Time deposits                                                       93,765,272        90,800,613
--------------------------------------------------------------------------------------------------
      Total deposits                                                 216,422,556       204,001,334
Other borrowings                                                       5,055,275         1,200,000
Accrued interest payable                                                 541,445           570,129
Other liabilities                                                      2,437,527         1,405,570
--------------------------------------------------------------------------------------------------
      Total liabilities                                              224,456,803       207,177,033
--------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred  stock ($1.00 par value,  3,000,000  shares  authorized)
Common stock ($1.00 par value, 8,000,000 shares authorized,
  2,113,041 and 2,230,744 shares issued and outstanding
   at December 31, 1996 and 1995, respectively)                        2,113,041         2,230,744
Additional paid-in capital                                                               1,290,497
Retained earnings                                                     29,795,739        27,805,170
Net unrealized gain on securities available for sale,
      net of tax of $157,497 and $253,395, respectively                  305,729           491,885
--------------------------------------------------------------------------------------------------
      Total shareholders' equity                                      32,214,509        31,818,296
--------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $256,671,312      $238,995,329
==================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

==============================================================================================================
                                                                             Year Ended December 31,
                                                                       1996            1995           1994
--------------------------------------------------------------------------------------------------------------
Interest income
   Interest and fees on loans                                      $12,138,668     $ 9,639,988     $ 8,530,429
   Interest on money market investments
      Federal funds sold                                                   678         139,609         119,711
      Other money market investments                                  171, 077         213,647          46,614
  Interest on investment securities
      U.S. Treasury securities                                         340,449         551,310         406,912
      U.S. Government agencies and corporations                      3,164,782       3,198,130       2,832,942
      Tax-exempt obligations of states and political subdivisions    2,111,006       1,754,041       1,626,921
      Corporate bonds and other                                        406,338         190,172          85,899
--------------------------------------------------------------------------------------------------------------
     Total interest income                                          18,332,998      15,686,897      13,649,428
Interest expense
  Savings and interest-bearing deposits                              2,548,155       2,439,260       2,403,489
  Certificates of deposit, $100,000 or more                            487,543         391,600         292,769
  Other time deposits                                                4,417,701       3,667,512       2,161,359
  Short-term borrowings and other                                      214,220          28,508           3,899
--------------------------------------------------------------------------------------------------------------
      Total interest expense                                         7,667,619       6,526,880       4,861,516
--------------------------------------------------------------------------------------------------------------
Net interest income                                                 10,665,379       9,160,017       8,787,912
Provision for loan losses                                               30,000                           7,831
--------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses           10,635,379       9,160,017       8,780,081
Other operating income
   Gain on sale of loans                                             2,687,629
   Service charges on deposit accounts                                 982,752         836,585         696,463
   Other service charges and fees                                      665,390         232,536         139,114
   Other income                                                        343,144         164,146         161,077
--------------------------------------------------------------------------------------------------------------
      Total other operating income                                   4,678,915       1,233,267         996,654
Other operating expenses
   Salaries and employee benefits                                    5,973,650       3,233,652       2,556,786
   Occupancy expenses                                                1,800,904       1,060,068         911,687
   Goodwill amortization                                               281,982          61,390
   Bank stock tax                                                      204,457         367,272         166,395
   FDIC premiums                                                         2,000         185,250         338,346
   Other expenses                                                    2,031,227       1,219,090         894,288
--------------------------------------------------------------------------------------------------------------
      Total other operating expenses                                10,294,220       6,126,722       4,867,502
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                           5,020,074       4,266,562       4,909,233
Income tax expense                                                     958,900         890,630       1,170,839
--------------------------------------------------------------------------------------------------------------
NET INCOME                                                         $ 4,061,174     $ 3,375,932     $ 3,738,394
--------------------------------------------------------------------------------------------------------------
Earnings per common share                                          $      1.84     $      1.51     $      1.67
==============================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


===========================================================================================================================
                                                                                         Net Unrealized
                                                           Additional                     Gain (loss)
                                            Common          Paid-In        Retained      on Securities
                                             Stock          Capital        Earnings     Available for Sale          Total
----------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1994                  $ 2,782,993       $  710,413    $23,231,165      $                      $26,724,571
Two-for-one  stock  split and  change
   in par value from $2.50 per share
   to $1.00 per share resulting from
   formation of holding company             (556,599)         556,599
Stock options exercised                        2,000            8,440                                                 10,440
Net income                                                                 3,738,394                               3,738,394
Cash dividends ($.55 per share)                                           (1,224,796)                             (1,224,796)
Effect of adopting SFAS No. 115
   at January 1, 1994                                                                          512,986               512,986
Change in unrealized gains and losses
   on securities available for sale                                                           (952,429)             (952,429)
----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1994                  2,228,394        1,275,452     25,744,763          (439,443)           28,809,166

Stock options exercised                        2,350           14,722                                                 17,072
Net income                                                                 3,375,932                               3,375,932
Cash dividends ($.59 per share)                                           (1,315,525)                             (1,315,525)
Tax benefit from early disposition of
   stock options                                                  323                                                    323
Change in unrealized gains and losses
   on securities available for sale                                                            931,328               931,328
----------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995                  2,230,744        1,290,497     27,805,170           491,885            31,818,296

REPURCHASE OF COMMON STOCK                  (119,803)      (1,301,282)      (705,418)                             (2,126,503)
STOCK OPTIONS EXERCISED                        2,100           10,785                                                 12,885
NET INCOME                                                                 4,061,174                               4,061,174
CASH DIVIDENDS ($.61 PER SHARE)                                           (1,365,187)                             (1,365,187)
CHANGE IN UNREALIZED GAINS AND LOSSES
   ON SECURITIES AVAILABLE FOR SALE                                                           (186,156)             (186,156)
----------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                $ 2,113,041       $             $29,795,739      $    305,729           $32,214,509
============================================================================================================================

See notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
==============================================================================================
                                                               Year Ended December 31,
                                                          1996          1995          1994
----------------------------------------------------------------------------------------------
Operating Activities:
   Net income                                          $ 4,061,174   $3,375,932     $3,738,394
   Adjustments to reconcile net income
     to net cash  provided  by  operating activities:
         Depreciation                                      860,290      593,573        519,888
         Amortization of goodwill                          281,982       61,390
         Deferred income taxes                             (23,885)      76,647         14,916
         Provision for loan losses                          30,000                       7,831
         Accretion of discounts and amortization of
            premiums on investment securities, net         (92,029)    (172,492)       (32,644)
         Net realized loss (gain) on securities              9,427      (21,885)       (54,936)
         Gain on sale of corporate premises and
             equipment                                     (17,973)
         Loss on sale of other real estate owned                          3,407
         Origination of loans held for sale           (173,881,464)  (1,885,028)
         Sale of Loans                                 163,482,470
         Change in other assets
            and liabilities:
            Accrued interest receivable                    169,150     (565,718)        14,636
            Other assets                                  (177,931)    (307,030)      (377,988)
            Accrued interest payable                       (28,684)     242,895          4,234
            Other liabilities                            1,031,957    1,035,870        719,700
----------------------------------------------------------------------------------------------
             Net cash (used) provided by operating
                activities                              (4,295,516)   2,437,561      4,554,031
----------------------------------------------------------------------------------------------
Investing Activities:
   Proceeds from maturities of investments
      held to maturity                                  16,355,272    12,976,250     9,526,501
   Proceeds from sales and maturities of
      investments available for sale                     9,831,237     3,500,000       952,259
   Purchase of investment securities                    (6,097,835)   (7,013,711)  (16,594,953)
   Purchase of investments available for sale           (5,219,270)  (37,322,896)
   Purchase of FHLB stock                                  (51,400)      (32,500)
   Net increase in customer loans                      (26,749,697)   (7,362,401)   (3,685,503)
   Purchase of corporate premises and equipment           (960,713)   (2,435,968)     (860,527)
   Proceeds from the sale of corporate
      premises and equipment                                27,310
   Proceeds from sale of other real estate                                55,834
----------------------------------------------------------------------------------------------
            Net cash used for investing activities     (12,865,096)  (37,635,392)  (10,662,223)
----------------------------------------------------------------------------------------------
Financing Activities:
   Net increase (decrease) in demand, interest-bearing
      demand and savings deposits                        1,619,262   (6,911,114)     1,969,002
   Net increase in time deposits                         2,964,659   30,636,645      3,091,426
   Assumption of deposit liabilities in branch
      acquisition, net of premium paid                   7,406,802   19,368,958
   Net increase in other borrowings                      3,855,275
   Repurchase of common stock                           (2,126,503)
   Proceeds from exercise of stock options                  12,885       17,072         10,440
   Cash dividends                                       (1,365,187)  (1,315,525)    (1,224,796)
----------------------------------------------------------------------------------------------
            Net cash provided by financing activities   12,367,193   41,796,036      3,846,072
----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents    (4,793,419)   6,598,205     (2,262,120)
Cash and cash equivalents at beginning of year          13,592,747    6,994,542      9,256,662
----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year               $ 8,799,328  $13,592,747     $6,994,542
----------------------------------------------------------------------------------------------
Supplemental disclosure
   Interest paid                                       $ 7,696,303  $ 6,283,986     $4,857,282
   Income taxes paid                                   $   903,611  $   960,007     $1,196,147
==============================================================================================

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The  accounting  and  reporting  policies  of  C&F  Financial  Corporation  (the
"Corporation")  and  subsidiary   conform  to  generally   accepted   accounting
principles and to predominant practices within the banking industry.

NATURE OF OPERATIONS: C&F Financial Corporation is a bank holding company incorporated under the laws of the Commonwealth of Virginia. The Corporation owns all of the stock of its sole subsidiary, Citizens and Farmers Bank (the "Bank"), which is an independent commercial bank chartered under the laws of the Commonwealth of Virginia. The Bank offers a wide range of banking services available to both individuals and small businesses.

The Bank has three wholly-owned subsidiaries, C&F Title Agency, Inc., C&F Investment Services, Inc. and C&F Mortgage Corporation, all incorporated under the laws of the Commonwealth of Virginia. C&F Title Agency, Inc., organized in 1992, owns an equity interest in a land title insurance agency which sells title insurance to the mortgage loan customers of the Bank and the other financial institutions which have an equity interest in the agency. C&F Investment Services, Inc., organized in April, 1995, is a full-service brokerage firm offering a comprehensive range of investment services. C&F Mortgage Corporation, organized in September, 1995, was formed to originate and sell residential mortgages.

HOLDING COMPANY FORMATION: In December of 1993, the shareholders of Citizens and Farmers Bank approved a Plan of Reorganization for the Bank. The reorganization consisted of forming a holding company for the Bank named C&F Financial Corporation. The Bank would then conduct business as a wholly-owned subsidiary of C&F Financial Corporation. As a plan of reorganization, a two-for-one stock split was granted to each shareholder of the Bank and that for each share of Citizens and Farmers Bank common stock owned, the shareholder received one share of C&F Financial Corporation. The par value of common stock was changed from $2.50 per share to $1.00 per share and the authorized shares of common stock were increased from 3,000,000 shares to 8,000,000 shares. In addition, 3,000,000 shares of preferred stock with a par value of $1.00 were authorized. The formation of the holding company was completed in 1994.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of C&F Financial Corporation and its wholly-owned subsidiary, Citizens and Farmers Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES: Investments in debt and equity securities with readily determinable fair values are classified as either held to maturity, available for sale or trading, based on management's intent. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses included in shareholders' equity on an after-tax basis. Securities classified as held to maturity are carried at amortized cost. The Corporation does not have any securities classified as trading securities. Gains or losses are recognized only upon realization at the time of sale using the cost of the specific security sold.



In December,  1995, in accordance  with a permissible, one-time reclassification
of  securities,   the  Corporation  reassessed  its liquidity needs and
transferred securities with an amortized cost of $8,985,320 from held to maturity to available for sale at fair value resulting in a net unrealized gain of $902. Securities with an amortized cost of $33,163,438 were also transferred from available for sale to held to maturity at fair value, resulting in a net unrealized gain of $626,324. This effect has been reflected as a component of shareholders' equity of $374,313 and $413,374, net of deferred taxes of $192,828 and $212,950 at December 31, 1996, and 1995, respectively. The unrealized gain will be amortized over the life of each specific investment using the level-yield method.

FEDERAL HOME LOAN BANK STOCK: Federal Home Loan Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost. In addition, such stock is not considered a debt or equity security in accordance with SFAS 115.

LOANS: Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discount on certain installment loans is recognized as
                                                                            23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS income over the terms of the loans by a method which approximates the effective interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Loans are generally placed on non-accrual status when the collection of principal or interest is 90 days or more past due, or earlier, if collection is uncertain based upon an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Loans greater than 90 days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest. For those loans which are carried on non-accrual status, interest is recognized on the cash basis. Loan fees and origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield using the level-yield method. The Corporation is amortizing these amounts over the contractual life of the related loans.

In 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by SFAS 118. These pronouncements require that an impaired loan be measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation considers a loan impaired when it is probable that the Corporation will be unable to collect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment.

Consistent with the Corporation's method for non-accrual loans, interest receipts for impaired loans are recognized on the cash basis.

LOANS HELD FOR SALE: Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. Substantially all loans originated by the mortgage banking operations are held for sale to outside investors.

RESERVE FOR LOAN LOSSES: The reserve for loan losses is established through a provision for loan losses charged to expense. The reserve represents an amount which, in management's judgment, will be adequate to absorb any losses on existing loans which may become uncollectible. Management's judgment in determining the adequacy of the reserve is based on evaluations of the collectibility of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower's ability to repay, overall portfolio quality and review of specific potential losses. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. Actual future losses may differ from estimates as a result of unforeseen events.

OTHER REAL ESTATE OWNED: Foreclosed assets held for sale are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost at the time of foreclosure. Such determination is made on an individual asset basis. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases and the fair value of the asset minus the estimated costs to sell the asset is more than its carrying amount, the valuation allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income.

Recovery of the carrying value of such real estate is dependent to a great extent on economic, operating and other conditions that may be beyond the Corporation's control.

CORPORATE PREMISES AND EQUIPMENT: Corporate premises and equipment are stated at cost less accumulated depreciation computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives range from 10 to 40 years for buildings and from 3 to 10 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

RETIREMENT PLANS: The Corporation has a non-contributory, defined benefit pension plan for all full-time employees over 21 years of age. The net periodic pension cost consists of the following components: service cost (benefits earned during the year), interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS costs on the projected benefit obligation, actual return on plan assets and the net amount resulting from the amortization and deferral of certain items over 25 years. The Corporation also has a defined contribution plan with discretionary funding subject to certain overall annual limitations.

INCOME TAXES: The Corporation uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE: Earnings per share are based on the weighted average number of shares, taking into account common stock equivalents, outstanding during the year. The weighted average number of shares utilized in calculating earnings per share was 2,213,000 in 1996, 2,236,478 in 1995 and 2,233,953 in 1994.

SHAREHOLDERS' EQUITY: The Corporation repurchased a total of 119,803 shares of its common stock during 1996. The common stock was purchased from three shareholders in three independently negotiated transactions at a price of $17.75 per share.

STATEMENT OF CASH FLOWS: For the purpose of the statement of cash flows, the Corporation considers cash equivalents to include amounts due from banks, federal funds sold and money market investments purchased with a maturity of three months or less. Generally, federal funds are purchased and sold for one-day periods.

During the year ended December 31, 1994, the Corporation transferred a loan totaling $59,241 to real estate acquired in settlement of loans.


NOTE 2 - INVESTMENT SECURITIES


Debt and equity securities are summarized as follows:
===================================================================================================
                                                                December 31, 1996
                                                              GROSS          GROSS        ESTIMATED
                                        AMORTIZED          UNREALIZED      UNREALIZED        FAIR
AVAILABLE FOR SALE                        COST                GAINS          LOSSES          VALUE
--------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES            $ 1,997,202               1,861          $(938)     $ 1,998,125
U.S. GOVERNMENT AGENCIES
  AND CORPORATIONS                   12,494,290                           (181,264)      12,313,026
CORPORATE BONDS
PREFERRED STOCK                       4,530,143             106,435        (29,518)       4,607,060
--------------------------------------------------------------------------------------------------
                                    $19,021,635           $ 108,296      $(211,720)    $ 18,918,211
--------------------------------------------------------------------------------------------------
HELD TO MATURITY
--------------------------------------------------------------------------------------------------
U.S. TREASURY SECURITIES            $   999,407           $  69,031       $              $1,068,438
U.S. GOVERNMENT AGENCIES
  AND CORPORATIONS                   27,562,617             242,749        (73,427)      27,731,939
OBLIGATIONS OF STATES AND
  POLITICAL SUBDIVISIONS             37,789,268             954,449        (165,976)     38,577,741
CORPORATE BONDS                         299,919               9,198                         309,117
--------------------------------------------------------------------------------------------------
                                    $66,651,211          $1,275,427       $(239,403)   $ 67,687,235
--------------------------------------------------------------------------------------------------


AVAILABLE FOR SALE                                            December 31, 1995
--------------------------------------------------------------------------------------------------
U.S. Treasury securities            $ 3,494,075          $   41,100        $           $  3,535,175
U.S. Government agencies
  and corporations                   15,542,295              70,149         (29,466)     15,582,978
Corporate bonds                                             500,000         500,000
Preferred stock                       4,086,950              56,713         (19,540)      4,124,123
--------------------------------------------------------------------------------------------------
                                     23,623,320          $  167,962        $(49,006)    $23,742,276
--------------------------------------------------------------------------------------------------
HELD TO MATURITY
--------------------------------------------------------------------------------------------------
U.S. Treasury securities             $4,498,617          $  163,102        $            $ 4,661,719
U.S. Government agencies
  and corporations                   37,795,846             378,038                      38,173,884
Obligations of states and
  political subdivisions             34,301,176           1,189,070         (38,391)     35,451,855
Corporate bonds                         299,857              18,323                         318,180
--------------------------------------------------------------------------------------------------
                                   $ 76,895,496          $1,748,533        $(38,391)    $78,605,638
===================================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

===========================================================================
                                                    DECEMBER 31, 1996
                                             AMORTIZED          ESTIMATED
AVAILABLE FOR SALE                             COST             FAIR VALUE
----------------------------------------------------------------------------
DUE IN ONE YEAR OR LESS                      $               $
DUE AFTER ONE YEAR THROUGH FIVE YEARS         2,997,202         2,997,715
DUE AFTER FIVE YEARS THROUGH TEN YEARS        8,494,290         8,314,061
DUE AFTER TEN YEARS                           3,000,000         2,999,375
----------------------------------------------------------------------------
PREFERRED STOCK                              14,491,492        14,311,151
----------------------------------------------------------------------------
                                              4,530,143         4,607,060
----------------------------------------------------------------------------
                                            $19,021,635       $18,918,211
============================================================================
HELD TO MATURITY
----------------------------------------------------------------------------
DUE IN ONE YEAR OR LESS                     $ 3,524,553       $ 3,539,573
DUE AFTER ONE YEAR THROUGH FIVE YEARS        16,428,649        16,968,488
DUE AFTER FIVE YEARS THROUGH TEN YEARS       24,017,824        24,315,978
DUE AFTER TEN YEARS                          22,680,185        22,863,196
----------------------------------------------------------------------------
                                            $66,651,211       $67,687,235
============================================================================

Proceeds from maturities and the redemption of call provisions of investment securities held to maturity in 1996 were $16,355,272, resulting in gross realized gains of $8,936. There were no gross realized losses. Proceeds from sales and maturities of investment securities available for sale were $9,831,237, resulting in gross realized losses of $18,363. There were no gross realized gains. The amortized cost and approximate market value of securities pledged to secure public deposits amounted to $26,066,709 and $26,441,297, respectively at December 31, 1996.

Proceeds from maturities and the redemption of call provisions of investment securities held to maturity in 1995 were $12,976,250, resulting in gross realized gains of $21,885. There were no gross realized losses. Proceeds from sales and maturities of investment securities available for sale were $3,500,000. There were no gross realized gains or losses.

Proceeds from maturities and the redemption of call provisions of investment securities held to maturity during 1994 were $9,526,501, resulting in gross realized gains of $102,677. No gross losses were realized. Proceeds from sales and maturities of investment securities available for sale during 1994 were $952,259, resulting in gross realized losses of $47,741. No gross gains were realized.

NOTE 3 - LOANS

Major  classifications  of loans  are  summarized  as follows:
==============================================================================
                                                          December 31,
                                                     1996             1995
------------------------------------------------------------------------------
Real estate - mortgage                           $87,297,654      $ 78,730,078
Real estate - construction                         3,431,934         1,697,909
Commercial, financial and agricultural            36,389,560        21,719,326
Equity Lines                                       6,179,907         5,954,169
Consumer                                           6,360,390         4,657,150
------------------------------------------------------------------------------
                                                 139,659,445       112,758,632
Less unearned discount                                (4,696)           (8,705)
------------------------------------------------------------------------------
                                                 139,654,749       112,749,927
Less unearned loan fees                             (995,957)         (823,412)
------------------------------------------------------------------------------
                                                 138,658,792       111,926,515
Less reserve for loan losses                      (1,926,775)       (1,914,195)
------------------------------------------------------------------------------
                                                $136,732,017      $110,012,320
===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans on non-accrual status were $525,110 and $907,438 at December 31, 1996 and 1995, respectively. If interest income had been recognized on non-performing loans at their stated rates during fiscal years 1996, 1995 and 1994, interest income would have increased by approximately $56,000, $359,000 and $368,000, respectively. The balance of impaired loans at December 31, 1996 and 1995 was $525,110 and $907,438, respectively, with no specific valuation allowance associated with these loans.

NOTE 4 - RESERVE FOR LOAN LOSSES

Changes in the reserve for loan losses were as follows:
===============================================================================
                                               Year Ended December 31,
                                         1996          1995              1994
-------------------------------------------------------------------------------
Balance at the beginning of year    $  1,914,195   $ 1,895,340      $ 1,895,340
Provision charged to operations           30,000                          7,831
Loans charged off                        (29,658)       (8,201)         (25,859)
Recoveries of loans previously
  charged off                             12,238        27,056           18,028
-------------------------------------------------------------------------------
Balance at the end of year           $ 1,926,775    $1,914,195      $ 1,895,340
===============================================================================

NOTE 5 - CORPORATE PREMISES AND EQUIPMENT

Major classifications of corporate premises and equipment are summarized as follows:

===============================================================================
                                                 December 31,
                                      1996                         1995
-------------------------------------------------------------------------------

Land                                $1,138,956                   $1,138,956
Buildings                            4,415,659                    4,335,387
Equipment, furniture and fixtures    5,666,442                    4,795,339
-------------------------------------------------------------------------------
                                    11,221,057                   10,269,682
Less accumulated depreciation       (5,209,363)                  (4,349,074)
-------------------------------------------------------------------------------
                                   $ 6,011,694                  $ 5,920,608
===============================================================================

NOTE 6 - TIME DEPOSITS

Time deposits are summarized as follows:
===============================================================================
                                                    December 31,
                                              1996                   1995
-------------------------------------------------------------------------------
Certificates of deposit $100,000 or more  $14,513,548           $14,079,246
Other time deposits                        79,251,724            76,721,367
-------------------------------------------------------------------------------
                                          $93,765,272           $90,800,613
===============================================================================

Remaining maturities on certificates are as follows:
===============================================================================
                                              Year ending December 31,
-------------------------------------------------------------------------------
1997                                               $72,254,441
1998                                                11,977,009
1999                                                 4,806,596
2000                                                 4,171,045
2001                                                   556,181
-------------------------------------------------------------------------------
                                                   $93,765,272
===============================================================================
NOTE 7 - INCOME TAXES

Principal components of income tax expense as reflected in the statements of income are as follows:
================================================================================
                                                Year Ended December 31,
                                       1996            1995              1994
--------------------------------------------------------------------------------
Federal - current taxes            $ 982,785        $ 813,983         $1,155,923
Federal - deferred taxes             (23,885)          76,647             14,916
--------------------------------------------------------------------------------
                                   $ 958,900        $ 890,630          1,170,839
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The income tax provision is less than would be obtained by application of the statutory Federal corporate tax rate to pre-tax accounting income as a result of the following items:


=================================================================================================================
                                                                          Year Ended December 31,
                                                                 PERCENT             PERCENT            PERCENT
                                                                   OF                  OF                 OF
                                                                 PRE-TAX             PRE-TAX            PRE-TAX
                                                       1996      INCOME     1995     INCOME    1994     INCOME
------------------------------------------------------------------------------------------------------------------
Income tax computed at Federal statutory rates       $ 1,706,825   34.0%  $1,450,631   34.0%  $1,671,803   34.0%
Tax effect of exclusion of interest income on
   obligations of states and political subdivisions     (712,075) (14.2)    (601,178) (14.1)    (554,071) (11.3)
Reduction of interest expense incurred to
    carry tax-exempt assets                               32,862     .6       61,693    1.5       47,451    1.0
Other                                                    (68,712)  (1.4)     (20,516)  (0.5)       5,656    0.1
------------------------------------------------------------------------------------------------------------------
                                                     $   958,900   19.0%   $ 890,630   20.9%  $1,170,839   23.8%
==================================================================================================================

Amounts of deferred tax expense (benefit) attributable to individual temporary differences are:


==================================================================================================================
                                                                              Year Ended December 31,
                                                                       1996           1995          1994
------------------------------------------------------------------------------------------------------------------
Provision for loan loss                                             $(14,374)      $(2,662)      $(9,145)
Depreciation                                                         (11,019)      (36,285)      (13,262)
Annuity interest income                                                3,949         3,949         3,949
Pension expense                                                        5,549       (12,765)       (5,651)
Deferred revenue on real estate loans                                 31,137        32,914        46,132
Interest on non-accrual loans                                            631        73,660       (58,520)
Other real estate owned                                                              3,400
Effect of change in tax accounting method
   for deferred revenue on real estate loans                                                     459,559
Amortization of intangible assets                                    (35,734)        6,958
Other                                                                 (4,024)        7,478         5,254
-------------------------------------------------------------------------------------------------------------------
                                                                  $  (23,885)      $76,647     $  14,916
===================================================================================================================

Other assets include current income taxes receivable of $72,577 at December 31, 1995 and deferred income taxes of $500,385 and $380,601 at December 31, 1996 and 1995, respectively. Other liabilities include current taxes payable of $74,330 at December 31, 1996. Income tax returns subsequent to 1992 are subject to examination by taxing authorities.

The tax effects of each type of significant item that gave rise to deferred taxes are:

==============================================================================================================
                                                                                 Year Ended December 31,
                                                                                 1996             1995
--------------------------------------------------------------------------------------------------------------
Deferred tax asset:
   Deferred loan fees                                                         $  94,907          $126,044
   Allowance for loan losses                                                    504,814           490,440
   Interest on non-accrual loans                                                 63,858            64,489
   Accrued pension                                                               97,147           102,696
   Other                                                                         74,840            39,031
--------------------------------------------------------------------------------------------------------------
     Deferred tax asset                                                         835,566           822,700
--------------------------------------------------------------------------------------------------------------
Deferred tax liability:
   Net unrealized gain on securities available for sale                        (157,497)         (253,396)
   Depreciation                                                                (177,684)         (188,703)
--------------------------------------------------------------------------------------------------------------
      Deferred tax liability                                                   (335,181)         (442,099)
--------------------------------------------------------------------------------------------------------------
      Net deferred tax asset                                                  $ 500,385         $ 380,601
==============================================================================================================

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Corporation has a non-contributory, defined benefit pension plan for full-time employees over 21 years of age. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Corporation funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.

The assumed interest rates used in computing benefits, expected return and salary increases were 7.5%, 9.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS and 6.0%, respectively, in 1996, and 8.5%, 9.0% and 6.0% in 1995 and 8.5%, 9.5%
and 6.0% in 1994, respectively.

The Corporation has an approved profit-sharing plan sponsored by the Virginia Bankers Association. All full-time employees with one year of service are eligible. Contributions each year are at the discretion of the Board of Directors, within certain limitations prescribed by Federal tax regulations. The amounts charged to expense under this plan were $226,938, $170,607 and $162,160 in 1996, 1995 and 1994, respectively.

The Corporation adopted a Management Incentive Bonus Plan (the "Bonus") effective January 1, 1987. The Bonus is offered to selected members of management. The Bonus is derived from a pool of funds determined by the Corporation's total performance relative to (1) prescribed growth rates of assets and deposits, (2) return on average assets and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount are done by the Board. Payment of the Bonus is based on individual performance and is paid in cash. Expense is accrued in the year of the specified bonus performance. Expenses under this plan were $83,500, $66,800 and $84,480 in 1996, 1995 and 1994, respectively. Additional Bonuses totaling $37,278, $44,218 and $88,239 were granted to employees in 1996, 1995 and 1994, respectively.


The following table sets forth the defined benefit plan's funded status and amounts recognized in the Consolidated Balance Sheets as of December 31, 1996 and 1995, computed as of October 1, 1996 and 1995:


================================================================================================================================
                                                                                                    December 31,
                                                                                              1996                1995
--------------------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation
   (includes vested benefits of $563,913 and $399,784, respectively)                          $612,070            $424,313
--------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date                                   (1,014,681)           (859,179)
Plan assets at fair value                                                                    1,042,093             970,099
--------------------------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation (funded status)                           27,412             110,920
Unrecognized net gain                                                                         (368,148)           (380,361)
Unrecognized net obligation at October 1, 1987, being amortized
   over 25 years                                                                               (81,199)            (86,612)
Unrecognized prior service cost                                                                 49,671              52,775
--------------------------------------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities                                           $(372,264)          $(303,278)
================================================================================================================================



Net pension cost for 1996, 1995 and 1994 includes the following component:

=============================================================================================================================
                                                                                        Year Ended December 31,
                                                                             1996               1995                1994
-----------------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the year                               $99,057            $77,343             $70,067
Interest cost on projected benefit obligation                                 72,880             55,912              47,211
Actual return on plan assets                                                 (87,149)           (78,899)            (80,279)
Net amortization and deferral                                                (15,802)           (16,813)            (20,379)
-----------------------------------------------------------------------------------------------------------------------------
   Net pension costs for the year                                            $68,986            $37,543             $16,620
=============================================================================================================================

NOTE 9 - DEFERRED COMPENSATION PLAN

Effective December 1, 1989, the Chairman of the Board and President retired from his position as the President; he remains as Chairman of the Board on a yearly contractual basis. In lieu of participation in the Corporation's pension plan, the retired President has received a deferred compensation contract to provide retirement benefits. The contract provides that one half of his highest annual compensation will be paid for life or for a minimum of ten years. An annuity contract payable to the Corporation has been purchased to fund this obligation. The Chairman began receiving payouts on the annuity contract on March 1, 1990. The benefits paid to the Chairman exceed the payouts on the annuity contract. The difference is charged to current year expense. The amount recorded as deferred compensation expense was $11,487 in 1996, $11,685 in 1995 and $11,381 in 1994. The remaining balances of the annuity contract and the deferred compensation liability are recorded in other assets and other liabilities, respectively.
                                                                        29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - RELATED PARTY TRANSACTIONS

Loans to directors and officers totaled $1,760,406 and $1,825,984 at December 31, 1996 and 1995, respectively. New advances to directors and officers totaled $1,047,936 and repayments totaled $1,113,514 in the year ended December 31, 1996.

NOTE 11 - STOCK OPTIONS

Under the incentive stock option plan ("the Plan"), options to purchase common stock are granted to certain key employees of the Corporation. Options are issued to employees at a price equal to the fair market value of common stock at the date granted. One-third of the options granted become exercisable commencing one year after the grant date with an additional one-third becoming exercisable after each of the following two years. In 1983, the shareholders authorized 50,000 shares of common stock for issuance under the Plan. An additional 50,000 and 100,000 shares were authorized for the Plan in 1991 and 1994, respectively. All options expire ten years from the grant date.

The Company applies APB Opinion 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for its Plan. Had compensation cost for the Plan been determined based on the fair value at the grant dates of options consistent with the method of FASB Statement 123, the Company's net income and earnings per share would not have been materially different from those amounts shown on the statements of income for the years ended December 31, 1996 and 1995.

The fair value of each option granted during the years ended December 31, 1996 and 1995 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for both 1996 and 1995; risk-free rate of return at 6.2 percent; dividend yield of 3 percent; expected lives of 8 years; and volatility of 15 percent.

Transactions under the Plan for the periods indicated were as follows:

=================================================================================================================================
                                           1996                              1995                                1994
                                    --------------------------       -----------------------              ----------------------
                                                    EXERCISE                        Exercise                            Exercise
                                    SHARES           PRICE*           Shares         Price*               Shares         Price*
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year     62,400      $   17.89            50,700         $16.65                44,050        $ 15.32
Granted                              14,250          18.75            14,050          20.59                 9,250          20.50
Exercised                            (2,100)          6.14            (2,350)          7.26                (2,000)          5.22
Cancelled                              (500)         20.50                                                   (600)         17.83
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year           74,050      $   18.37            62,400         $17.89                50,700        $ 16.65
=================================================================================================================================
*Weighted-average

Options exercisable at year end      47,683                           40,183                               38,283
Weighted-average fair value
   of options granted during the
   year                             $  4.20                         $   4.61


The following table summarizes information about stock options outstanding at December 31, 1996:

=====================================================================================================================
                                           Options Outstanding                                Options Exercisable
                       -------------------------------------------------------    -----------------------------------
                           Number                                                           Number
       Range of          Outstanding              Remaining                               Exercisable
       Exercise        at December 31,           Contractual       Exercise             at December 31,      Exercise
        Prices              1996                    Life*           Price*                   1996             Price*
---------------------------------------------------------------------------------------------------------------------
 $11.25 to  $16.75         12,100                 2.2 years        $ 14.96                  12,100            $ 14.96
  17.50 to   21.25         61,950                 7.5                19.03                  35,583              18.62
---------------------------------------------------------------------------------------------------------------------
  11.25 to   21.25         74,050                 6.6                18.37                  47,683              17.70
=====================================================================================================================

*Weighted-average

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - REGULATORY REQUIREMENTS AND RESTRICTIONS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Corporation and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I Capital (as defined in the regulations) to risk weighted assets (as defined) and of Tier I Capital (as defined) to average assets (as defined) less goodwill. For both the Corporation and the Bank, Tier I Capital consists of stockholders' equity excluding any net unrealized gain (loss) on securities available for sale less goodwill and total capital consists of Tier I Capital and a portion of the allowance for loan losses. Risk weighted assets for the Corporation and the Bank were $142,688,000 and $137,977,000, respectively, at December 31, 1996 and $122,668,000 and
$118,109,000, respectively, at December 31, 1995. Management believes, as of December 31, 1996, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Bank and the FDIC categorized the Corporation and the Bank, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and the Bank must maintain total risk based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation and the Bank's actual capital amounts and ratios are presented in the table below.

====================================================================================================================================
                                                                                                           To Be Well Capitalized
                                                                                  For Capital              Under Prompt Corrective
                                                        Actual                Adequacy  Purposes              Action Provisions
                                               ------------------------      ----------------------        -----------------------
                                                 Amount         Ratio        Amount           Ratio          Amount         Ratio
------------------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1996:
Total Capital (to Risk Weighted Assets)
   Corporation                               $   31,501,780     22.1%       $11,415,040      >   8.0%    $14,268,800        > 10.0%
                                                                                             -                              -
   Bank                                          26,805,373     19.4         11,038,160      >   8.0      13,797,700        > 10.0
                                                                                             -                              -
Tier I Capital (to Risk Weighted Assets)
   Corporation                                   29,716,780     20.8          5,707,520      >   4.0       8,561,280        >  6.0
                                                                                             -                              -
   Bank                                          25,078,373     18.2          5,519,000      >   4.0       8,278,620        >  6.0
                                                                                             -                              -
Tier I Capital (to Average Assets)
   Corporation                                   29,716,780     12.2          7,309,830      >   3.0       9,746,440        >  4.0
                                                                                             -                              -
   Bank                                          25,078,373     10.5          7,184,399      >   3.0      11,973,999        >  5.0
                                                                                             -                              -
AS OF DECEMBER 31, 1995:
Total Capital (to Risk Weighted Assets)
   Corporation                               $   30,816,411     25.1%       $ 9,813,440      >   8.0%    $12,266,800        > 10.0%
                                                                                             -                              -
   Bank                                          26,507,732     22.4          9,448,741      >   8.0      11,810,927        > 10.0
                                                                                             -                              -
Tier I Capital (to Risk Weighted Assets)
   Corporation                                   29,283,411     23.9         4,906,720       >   4.0       7,360,080        >  6.0
                                                                                             -                              -
   Bank                                          25,031,732     21.2         4,724,371       >   4.0       7,086,556        >  6.0
                                                                                             -                              -
Tier I Capital (to Average Assets)
   Corporation                                   29,283,411     14.0         6,263,820       >   3.0      10,439,700        >  5.0
                                                                                             -                              -
   Bank                                          25,031,732     12.0         6,263,820       >   3.0      10,439,700        >  5.0
                                                                                             -                              -
====================================================================================================================================

                                                                              31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments to sell loans and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of these instruments.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral is obtained based on management's credit assessment of the customer.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The total contract amount of standby letters of credit, whose contract amounts represent credit risk, was $2,980,000 and $1,675,000 at December 31, 1996 and 1995, respectively.

Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The total amount of loan commitments was $19,883,000 and $10,604,000 at December 31, 1996 and 1995, respectively.



Commitments to sell loans are designed to eliminate the Corporation's exposure to fluctuations in interest rates in connection with the Corporation's loans held for sale. The mortgage corporation sells all of the residential mortgage loans it originates to third party investors, some of whom require the repurchase of loans in the event of early default or faulty documentation. Mortgage loans and their related servicing rights are sold under agreements that define certain eligibility criteria for the mortgage loans. Recourse periods vary from 90 days up to one year and conditions for repurchase vary with the investor. Mortgages subject to recourse are collateralized by single family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance or are insured or guaranteed by an agency of the United States government. During 1996, the mortgage company did not repurchase any loans.

The Corporation has entered into mandatory commitments, on a best-effort basis, to sell loans of approximately $22,806,000. Risks arise from the possible inability of counterparties to meet the terms of their purchase contracts. The Corporation does not expect any counterparty to fail to meet its obligations.

The Corporation is committed under noncancelable operating leases for certain office locations. Rent expense associated with these operating leases was $191,250 and $22,399 for the years ending December 31, 1996 and 1995, respectively.

Future minimum lease payments under these leases are as follows:

================================================================================
                              Year ending December 31,
--------------------------------------------------------------------------------
      1997                                                        $    176,481
      1998                                                             121,509
      1999                                                              29,508
      2000                                                               6,398
--------------------------------------------------------------------------------
                                                                  $    333,896
================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DISCLOSURES  CONCERNING THE FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. Loan commitments are conditional and subject to market pricing and, therefore, do not reflect a gain or loss on market value. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH AND SHORT-TERM INVESTMENTS. The nature of these instruments and their relatively short maturities provides for the reporting of fair value equal to the historical cost.

INVESTMENT SECURITIES. The fair value of investment securities is based on quoted market prices.

LOANS. The estimate of the fair value of the loan portfolio is estimated based on present values using applicable spreads to the U.S. Treasury curve.

DEPOSITS. The fair value of all demand accounts is the amount payable at the report date. For all other deposits, the fair value is determined using the discounted cash flow method. The discount rate is equal to the rate currently offered on similar products.

LOANS HELD FOR SALE. The fair value of loans held for sale is estimated based on the commitments into which individual loans will be delivered.

===================================================================================================================================
                                                                                 December 31,
                                                             1996                                            1995
                                               CARRYING                ESTIMATED               Carrying                Estimated
(DOLLARS IN THOUSANDS)                          AMOUNT                FAIR VALUE                Amount                Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Financial Assets:
      Cash and short-term investments         $        8,799          $      8,799          $    13,593               $  13,593
      Investment securities                           85,569                86,605              100,638                 102,347
      Net loans                                      136,732               140,611              110,012                 114,277
      Loans held for sale, net                        12,284                12,515                1,885                   1,919

Financial Liabilities:
      Demand deposits                                122,657               123,414              113,211                 113,211
      Time deposits                                   93,765                92,974               90,800                  91,433
      Short-term borrowings                            5,055                 5,054                1,200                   1,199

Off-Balance Sheet Items:
      Letters of credit                                                      2,980                                        1,675
      Unused portions of lines of credit                                    19,883                                       10,604
===================================================================================================================================

Note 15 - Branch Acquisition

On February 23, 1996, the Corporation acquired approximately $7.8 million of the deposits of a Crestar Bank branch office located in West Point, Virginia. The premium paid for these deposits is being amortized on a straight-line basis over the expected periods of benefit.

In 1995, the Corporation purchased two branches in Middlesex and Tappahannock, Virginia, and the related deposits from First Union National Bank. The Corporation received $19,368,958 in cash, $698,144 in premises and equipment, plus other assets in exchange for the assumption of $22,375,850 in deposit liabilities. The excess of cost over fair market value of net assets acquired is classified as an intangible asset that is included in other assets on the balance sheet. This intangible asset is being amortized on a straight-line basis over the expected periods of benefit.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Financial information for the Parent Company as of and for the years ended December 31, 1996 and 1995, is as follows:

====================================================================================================================================
                                                                                                   December 31,
BALANCE SHEET                                                                          1996                               1995
------------------------------------------------------------------------------------------------------------------------------------
Assets
   Cash                                                                          $     14,976                       $       64,411
   Investment securities available for sale                                         4,607,059                            4,124,122
   Other assets                                                                       119,700                              434,612
   Investments in subsidiary                                                       27,525,661                           27,542,078
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                               $ 32,267,396                       $   32,165,223
====================================================================================================================================

Liabilities and Shareholders' Equity
   Other liabilities                                                             $     52,887                       $      346,927
   Shareholders' equity                                                            32,214,509                           31,818,296
------------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                 $ 32,267,396                         $ 32,165,223
====================================================================================================================================

                                                                                             Years Ended December 31,
STATEMENT OF INCOME                                                                1996                                    1995
------------------------------------------------------------------------------------------------------------------------------------
Interest income on investment securities                                         $    319,001                         $     60,362
Dividends received from bank subsidiary                                             3,591,698                            5,379,225
Distributions in excess of equity in net income of subsidiary                                                           (2,063,442)
Equity in undistributed net income of subsidiary                                      195,640
Other expenses                                                                        (45,165)                                (213)
------------------------------------------------------------------------------------------------------------------------------------
      Net income                                                                 $  4,061,174                         $  3,375,932
====================================================================================================================================

                                                                                               Years Ended December 31,
STATEMENT OF CASH FLOWS                                                                1996                               1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                       $  4,061,174                         $  3,375,932
Adjustments   to  reconcile  net  income  to  net  cash  provided  by  operating activities:
   Distributions in excess of equity in net income of subsidiary                                                         2,063,442
   Equity in undistributed earnings of subsidiary                                    (195,640)
Increase(decrease) in other assets                                                    314,912                              (22,637)
(Decrease)increase in other liabilities                                              (294,040)                              22,637
------------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                        3,886,406                            5,439,374
------------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
Sale of investments                                                                   282,500
Purchase of investments                                                              (739,536)                          (4,086,950)
------------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                             (457,036)                          (4,086,950)
------------------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES:
Repurchase of common stock                                                         (2,126,503)
Dividends paid                                                                     (1,365,187)                          (1,315,525)
Proceeds from the issuance of stock                                                    12,885                               17,072
------------------------------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                                           (3,478,805)                          (1,298,453)
------------------------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in cash and cash equivalents                            (49,435)                              53,971
Cash at beginning of year                                                              64,411                               10,440
------------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                              $     14,976                         $     64,411
====================================================================================================================================

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
C&F Financial Corporation

We have audited the accompanying consolidated balance sheets of C&F Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of C&F Financial Corporation and subsidiary at December 31, 1996 and 1995, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


January 17, 1997
Richmond, Virginia

DIRECTORS AND ADVISERS (as of February 1997)

C&F FINANCIAL CORPORATION
CITIZENS AND FARMERS BANK

J. P. Causey Jr.*+
SENIOR VICE PRESIDENT, SECRETARY &
GENERAL COUNSEL
Chesapeake Corporation

Larry G. Dillon*+
PRESIDENT & CHIEF EXECUTIVE OFFICER
C&F Financial Corporation
Citizens and Farmers Bank

P. L. Harrell+
PRESIDENT
Old Dominion Grain, Inc.

Joshua H. Lawson+
PRESIDENT
Thrift Insurance Corporation

William E. O'Connell Jr.*+
PROFESSOR OF BUSINESS
The College of William and Mary

Sture G. Olsson*+
RETIRED CHAIRMAN OF THE BOARD
Chesapeake Corporation

Paul C. Robinson+
OWNER & PRESIDENT
Francisco, Robinson &
Associates, Realtors


W. T.  Robinson*+
CHAIRMAN OF THE BOARD
C&F Financial Corporation
Citizens and Farmers Bank

D. N. Sutton Jr.*+
ATTORNEY-AT-LAW

Thomas B. Whitmore Jr.+
PRESIDENT
Whitmore Chevrolet, Oldsmobile,
Pontiac Co., Inc.


*C&F Financial Corporation Board Member
+Citizens and Farmers Bank Board Member


C&F MORTGAGE
CORPORATION

L. ANTHONY BOTTOMS III
EXECUTIVE VICE PRESIDENT &
CHIEF OPERATIONS OFFICER

J. P. CAUSEY JR.
SENIOR VICE PRESIDENT, SECRETARY &
GENERAL COUNSEL
Chesapeake Corporation

LARRY G. DILLON
CHAIRMAN OF THE BOARD

JAMES H. HUDSON III
ATTORNEY-AT-LAW
Hudson & Bondurant, PC

BRYAN E. MCKERNON
PRESIDENT & CHIEF EXECUTIVE OFFICER

WILLIAM E. O'CONNELL JR.
PROFESSOR OF BUSINESS
The College of William and Mary

PAUL C. ROBINSON
OWNER & PRESIDENT
Francisco, Robinson &
Associates, Realtors

C&F INVESTMENT
SERVICES, INC.

LARRY G. DILLON
PRESIDENT

ERIC F. NOST
VICE PRESIDENT

BRAD E. SCHWARTZ
TREASURER

GARI B. SULLIVAN
SENIOR VICE PRESIDENT & SECRETARY

INDEPENDENT PUBLIC
ACCOUNTANTS

DELOITTE & TOUCHE LLP
RICHMOND, VIRGINIA

CORPORATE COUNSEL

JAMES H. HUDSON III
ATTORNEY-AT-LAWA
Hudson & Bondurant, PC

VARINA ADVISORY BOARD

ROBERT A. CANFIELD
ATTORNEY-AT-LAW
Canfield, Moore, Shapiro,
Sease & Baer

SUSAN R. FERGUSON

REGGIE H. NELSON IV
PARTNER
Colonial Acres Farm

ROBERT F. NELSON
PROFESSIONAL ENGINEER
Engineering Design Associates

PHIL T. RUTLEDGE
RETIRED DEPUTY COUNTY MANAGER
County of Henrico

SANDRA W. SEELMANN
REAL ESTATE BROKER/OWNER
Varina & Seelmann Realty

OFFICERS AND LOCATIONS (as of February 1997)

CITIZENS AND FARMERS BANK

ADMINISTRATIVE OFFICE
802 Main Street
West Point, VA  23181
(804) 843-2360

W. T. ROBINSON
CHAIRMAN OF THE BOARD
LARRY G. DILLON
PRESIDENT & CHIEF EXECUTIVE OFFICER
GARI B. SULLIVAN
SENIOR VICE PRESIDENT & SECRETARY
THOMAS F. CHERRY
VICE PRESIDENT & CHIEF ACCOUNTING OFFICER
KENNETH D. MILLS
VICE PRESIDENT, MARKETING & SALES
DEBORAH R. NICHOLS
VICE PRESIDENT, BRANCH ADMINISTRATION
BRAD E. SCHWARTZ
VICE PRESIDENT & CHIEF INFORMATION OFFICER
SANDRA S. FRYER
CASHIER
LESLIE A. CAMPBELL
ASSISTANT VICE PRESIDENT
JULIA L. GRESHAM
ASSISTANT VICE PRESIDENT


WEST POINT-MAIN OFFICE
KAREN T. BRISTOW
ASSISTANT VICE PRESIDENT &  BRANCH MANAGER
802 Main Street
West Point, VA  23181
(804) 843-2360

LONGHILL ROAD
SANDRA C. ST.CLAIR
BRANCH MANAGER
4780 Longhill Road
Williamsburg, VA  23188
(757) 565-0593

MIDDLESEX
N. SUSAN GORDON
BRANCH MANAGER
Route 33 at Route 641
Saluda, VA  23149
(804) 758-3641

NORGE
ALEC J. NUTTALL
ASSISTANT VICE PRESIDENT & BRANCH MANAGER
Route 60 at Croaker Road
Norge, VA  23127
(757) 564-8114

PROVIDENCE FORGE
JAMES D. W. KING
VICE PRESIDENT & BRANCH MANAGER
Route 60 at Courthouse Road
Providence Forge, VA  23140
(804) 966-2264



QUINTON
MARY T. "JOY" WHITLEY
BRANCH MANAGER
Route 249 at I-64
Quinton, VA  23141
(804) 932-4383

TAPPAHANNOCK
DOUGLAS M. "JUDGE" SMITH
ASSISTANT VICE PRESIDENT & BRANCH MANAGER
1649 Tappahannock Boulevard
Tappahannock, VA  22560
(804) 443-2265

VARINA
TRACY E. PENDLETON
ASSISTANT VICE PRESIDENT & BRANCH MANAGER
W. KENDALL LIPSCOMB
ASSISTANT VICE PRESIDENT
Route 5 at Strath Road
Richmond, VA  23231
(804) 795-7000

WEST POINT-14TH STREET
CARLA H. STURTZ
BRANCH MANAGER
425 Fourteenth Street
West Point, VA  23181
(804) 843-2708

LOAN PRODUCTION OFFICE
TERRENCE C. GATES
VICE PRESIDENT, REAL ESTATE CONSTRUCTION
300 Arboretum Place, Suite 245
Richmond, VA  23236
(804) 330-8300





C&F INVESTMENT
SERVICES, INC.

ERIC F. NOST
VICE PRESIDENT & MANAGER
802 Main Street
West Point, VA  23181
(804) 843-4584
(800) 853-3863

MARK A. H. DAVIS
ASSISTANT VICE PRESIDENT
Route 5 at Strath Road
Richmond, VA  23231
(804) 795-7706


C&F MORTGAGE CORPORATION

ADMINISTRATIVE OFFICE
300 Arboretum Place, Suite 245
Richmond, VA  23236
(804) 330-8300

BRYAN E. MCKERNON
PRESIDENT & CHIEF EXECUTIVE OFFICER
L. ANTHONY BOTTOMS III
EXECUTIVE VICE PRESIDENT & CHIEF OPERATIONS OFFICER
MARK A. FOX
EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
TERESA M. DOUGHERTY
VICE PRESIDENT & SENIOR UNDERWRITER
DONNA G. JARRATT
ASSISTANT VICE PRESIDENT & PRODUCTION COORDINATOR

ANNAPOLIS, MD
MICHAEL MAZZOLA
SENIOR VICE PRESIDENT & AREA MANAGER
2191 Defense Highway, Suite 200
Crofton, MD  21114
(410) 721-6770

BELAIR, MD
BRIAN BOYD
MANAGER
2105 Laurel Bush Road, Suite 201
Belair, MD  21015
(410) 569-0479

CHESTER
LEIGH ROBERTSON
MANAGER
4517 West Hundred Road
Chester, VA  23831
(804) 748-2900

NEWPORT NEWS
LINDA H. GASKINS
MANAGER
703 Thimble Shoals Boulevard, Suite C4
Newport News, VA  23606
(757) 873-8200

RICHMOND
THOMAS A. GILL
VICE PRESIDENT & MANAGER
DONALD R. JORDAN
VICE PRESIDENT & RICHMOND PRODUCTION MANAGER
300 Arboretum Place, Suite 245
Richmond, VA  23236
(804) 330-8300

RICHMOND WEST
PAGE C. YONCE
VICE PRESIDENT & MANAGER
7231 Forest Avenue, Suite 202
Richmond, VA  23226
(804) 673-3453

WILLIAMSBURG
IRVING E. "ED" JENKINS
MANAGER
3279-A Lake Powell Road
Williamsburg, VA  23185
(757) 259-1200

C&F Financial Corporation
802 Main Street
P.O. Box 391
West Point, Virginia 23182
C&F Financial CoRporation
1996 Annual Report