Form 10-K, Exhibit 13
period 1997-12-31
C & F FINANCIAL CORP
filed 1998-03-23
CIK 913341


FIVE YEAR FINANCIAL SUMMARY

------------------------------------------------------------------------------------------------------------------------
                                        1997              1996             1995             1994             1993
------------------------------------------------------------------------------------------------------------------------
Selected Year-End Balances:
Total assets                       $278,105,969     $256,671,312      $238,995,329     $189,672,758      $181,803,801
Total capital                        31,800,533       32,214,509        31,818,296       28,809,166        26,724,571
Total loans (net)                   154,744,620      136,732,017       110,012,320      102,649,919       101,687,193
Total deposits                      231,513,152      216,422,556       204,001,334      158,811,959       153,751,531
------------------------------------------------------------------------------------------------------------------------
Summary of Operations:
Interest income                      19,763,048       18,332,998        15,686,897       13,649,428        13,631,633
Interest expense                      8,002,301        7,667,619         6,526,880        4,861,516         4,693,360
------------------------------------------------------------------------------------------------------------------------
Net interest income                  11,760,747       10,665,379         9,160,017        8,787,912         8,938,273
Provision for loan losses               330,000           30,000                --            7,831           500,000
------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan
   losses                            11,430,747       10,635,379         9,160,017        8,780,081         8,438,273
Other income                          6,657,608        4,678,915         1,233,267          996,654           805,208
Operating expenses                   11,537,565       10,294,220         6,126,722        4,867,502         4,776,934
------------------------------------------------------------------------------------------------------------------------
Income before taxes                   6,550,790        5,020,074         4,266,562        4,909,233         4,466,547
Income tax expense                    1,613,963          958,900           890,630        1,170,839         1,020,335
------------------------------------------------------------------------------------------------------------------------
Net income                         $  4,936,827     $  4,061,174      $  3,375,932     $  3,738,394      $  3,446,212
------------------------------------------------------------------------------------------------------------------------
Per share(1)
   Earnings per common share --
     assuming dilution                    $2.50            $1.84             $1.51            $1.67             $1.55
   Dividends                                .70              .61               .59              .55               .49
------------------------------------------------------------------------------------------------------------------------
Weighted average number of
     shares -- assuming dilution      1,976,378        2,213,000         2,236,478        2,233,953         2,231,540
------------------------------------------------------------------------------------------------------------------------

(1) Per share data has been restated to reflect the two-for-one stock split in March, 1994.


SIGNIFICANT RATIOS
----------------------------------------------------------------------------------------------
                                             1997              1996             1995
----------------------------------------------------------------------------------------------
Return on average assets                     1.90%             1.65%             1.60%
Return on average equity                    16.08             12.66             11.08
Dividend payout ratio                       27.75             33.62             38.97
Average equity to average assets            11.81             13.06             14.44
----------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the major components of the results of operations and financial condition, liquidity, and capital resources of C&F Financial Corporation and subsidiary (the "Corporation"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements.

Overview
Net income totaled $4.9 million in 1997, an increase of 21.6% over 1996. In 1996, net income totaled $4.1 million, a 20.3% increase over 1995. Earnings per share were $2.50, $1.84, and $1.51 in 1997, 1996, and 1995, respectively. The increase in earnings per share was a result of higher net income and the repurchase of 119,803 shares of the Corporation's Common Stock in October of 1996 and 204,683 shares of the Corporation's Common Stock on April 4, 1997.

Profitability as measured by the Corporation's return on average equity (ROE) was 16.08% in 1997, up from 12.66% in 1996, and 11.08% in 1995. Another key indicator of performance, the return on average assets (ROA) for 1997 was 1.90%, compared to 1.65% and 1.60% for 1996 and 1995, respectively.

TABLE 1: AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES
The following table shows the average balance sheets for each of the years ended December 31, 1997, 1996 and 1995. In addition, the amounts of interest earned on earning assets, with related yields and interest on interest-bearing liabilities, together with the rates, are shown. Loans include loans held for sale. Also, loans placed on a non-accrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on tax-exempt securities is on a taxable equivalent basis, which was computed using the federal corporate income tax rate of 34% for all three years.

-------------------------------------------------------------------------------------------------------------
                                     1997                          1996                         1995
                           -----------------------      ------------------------     ------------------------
                           Average  Income/ Yield/      Average  Income/  Yield/     Average  Income/ Yield/
(Dollars in thousands)     Balance  Expense   Rate      Balance  Expense    Rate     Balance  Expense   Rate
-------------------------------------------------------------------------------------------------------------
Assets
Securities:
   Taxable                $ 37,309  $ 2,737   7.34%    $ 49,102  $ 3,595    7.32%   $ 54,858  $ 3,940   7.18%
   Tax-exempt               39,554    3,388   8.57       41,015    3,629    8.85      28,967    2,658   9.18
-------------------------------------------------------------------------------------------------------------
Total securities            76,863    6,125   7.97       90,117    7,224    8.02      83,825    6,598   7.87
Loans, net                 165,168   14,656   8.87      136,089   12,139    8.92     107,422    9,640   8.97
Interest-bearing deposits
   in other banks            1,251       68   5.44        3,178      172    5.41       3,660      214   5.85
Federal funds sold              --       --     --           --       --      --       2,423      139   5.74
-------------------------------------------------------------------------------------------------------------
   Total earning assets    243,282  $20,849   8.57%     229,384  $19,535    8.52%    197,330  $16,591   8.41%
Reserve for loan losses     (2,032)                      (1,915)                      (1,912)
Total non-earning assets    18,708                       18,384                       15,419
-------------------------------------------------------------------------------------------------------------
   Total assets           $259,958                     $245,853                     $210,837
-------------------------------------------------------------------------------------------------------------
Liabilities and Shareholders' Equity
Time and savings deposits:
   Interest-bearing
    deposits              $ 34,594  $   890   2.57%    $ 33,256  $   891    2.68%   $ 31,369  $   902   2.88%
   Money market deposits    23,416      767   3.28       20,468      671    3.28      18,946      639   3.37
   Savings accounts         33,037    1,058   3.20       31,550      986    3.13      28,266      898   3.18
   Certificates of deposit,
     $100M or more          14,137      466   3.30       13,774      488    3.54      10,227      392   3.83
   Other certificates of
     deposit                82,655    4,493   5.44       80,412    4,418    5.49      67,391    3,668   5.44
-------------------------------------------------------------------------------------------------------------
   Total time and
     savings deposits      187,839    7,674   4.09      179,460    7,454    4.15     156,199    6,499   4.16
-------------------------------------------------------------------------------------------------------------
Borrowings                   6,441      328   5.09        4,505      214    4.75         848       28   3.30
-------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities               194,280    8,002   4.12      183,965    7,668    4.17     157,047    6,527   4.16
-------------------------------------------------------------------------------------------------------------
Demand deposits             31,449                       26,741                       20,749
Other liabilities            3,533                        3,046                        2,586
-------------------------------------------------------------------------------------------------------------
   Total liabilities       229,262                      213,752                      180,382
Shareholders' equity        30,696                       32,101                       30,455
-------------------------------------------------------------------------------------------------------------
   Total liabilities
     and shareholders'
     equity               $259,958                     $245,853                    $210,837
-------------------------------------------------------------------------------------------------------------
Net interest income                 $12,847                      $11,867                      $10,064
-------------------------------------------------------------------------------------------------------------
Interest rate spread                          4.45                          4.35                        4.25
-------------------------------------------------------------------------------------------------------------
Interest expense to
   average earning assets                     3.29                          3.34                        3.31
-------------------------------------------------------------------------------------------------------------
Net interest margin                           5.28%                         5.17%                       5.10%
-------------------------------------------------------------------------------------------------------------

Results of Operations

Net Interest Income
During 1997, net interest income, on a tax equivalent basis, increased 8% to $12.8 million from $11.9 million in 1996. Interest income was up $1.3 million and interest expense was up $334,000. The increase in interest income was primarily due to a 21.4% increase in average outstanding loans. This was partially offset, however, by a 14.7% decline in securities. This decline is due to both securities being called as well as to management's strategic decision to invest more funds into higher yielding loans. For 1997, the average yield on earning assets increased slightly to 8.57% from 8.52% in 1996. The average balance of interest bearing liabilities increased 5.6% while the rate paid on these liabilities decreased to 4.12% from 4.17% in 1996.

The Corporation's net interest margin increased to 5.28% in 1997 from 5.17% in 1996. This increase was a result of an increase in the Corporation's interest rate spread to 4.45% for 1997 from 4.35% in 1996. The increase in the interest rate spread was mainly attributed to the increase in higher yielding loans offset by the decrease in lower yielding securities. Also, the cost of interest bearing liabilities decreased slightly to 4.12% in 1997 from 4.17% in 1996.

Net interest income in 1996, on a tax equivalent basis, increased 16.8% to $11.9 million from $10.1 million in 1995. This was a result of a $2.9 million increase in interest income which exceeded a $1.1 million increase in interest expense. This was largely due to an approximate 16% increase in average earning assets and an increase in the yield on average earning assets to 8.52% in 1996 from 8.41% in 1995. The rate paid on interest-bearing liabilities increased slightly in 1996 to 4.17% from 4.16% in 1995. The increase in average earning assets was funded by the approximate 15% growth in deposits during 1996. The increase in the yield on average earning assets was a result of the investment of the majority of the deposit growth in higher yielding loans rather than lower yielding securities.

The Corporation's net interest margin increased slightly in 1996 to 5.17% from 5.10% in 1995. This was a result of a slight increase in the interest rate spread of .10%. The increase in the interest rate spread is a result of management's efforts to invest available funds into higher yielding loans rather than securities and to manage the cost of deposits.

TABLE 2: RATE-VOLUME RECAP
Interest income and expense are affected by fluctuations in interest rates, by changes in the volumes of earning assets and interest-bearing liabilities and by the interaction of rate and volume factors. The following analysis shows the direct causes of the year-to-year changes in the components of net interest earnings on a taxable equivalent basis. The rate and volume variances are calculated by a formula prescribed by the Securities and Exchange Commission. Rate/volume variances, the third element in the calculation, are not shown separately, but are allocated to the rate and volume variances in proportion to the relationship of the absolute dollar amounts of the change in each. Loans include both non-accrual loans and loans held for sale.

----------------------------------------------------------------------------------------------------------
                                                    1997 from 1996                  1996 from 1995
----------------------------------------------------------------------------------------------------------
                                            Increase (Decrease)             Increase (Decrease)
                                            -------------------    Total    -------------------    Total
                                                  Due to         Increase         Due to         Increase
(Dollars in thousands)                        Volume    Rate    (Decrease)     Volume   Rate    (Decrease)
----------------------------------------------------------------------------------------------------------
Interest income:
Loans                                         $2,581  $ (64)    $ 2,517        $2,557  $ (58)     $2,499
Investment securities:
   Taxable                                      (865)     7        (858)         (420)    75        (345)
   Tax-exempt                                   (127)  (114)       (241)        1,069    (98)        971
----------------------------------------------------------------------------------------------------------
Total investment securities                     (992)  (107)     (1,099)          649    (23)        626
----------------------------------------------------------------------------------------------------------
Federal funds sold                                --     --          --           (69)   (70)       (139)
Interest-bearing deposits in other banks        (105)     1        (104)          (27)   (15)        (42)
----------------------------------------------------------------------------------------------------------
Total interest income                          1,484   (170)      1,314         3,110   (166)      2,944
----------------------------------------------------------------------------------------------------------
Interest expense:
Time and savings deposits:
   Interest-bearing deposits                      35    (36)         (1)           53    (64)        (11)
   Money market deposit accounts                  97     (1)         96            50    (18)         32
   Savings accounts                               47     25          72           102    (14)         88
   Certificates of deposit, $100M or more         13    (35)        (22)          128    (32)         96
   Other certificates of deposit                 122    (47)         75           715     35         750
----------------------------------------------------------------------------------------------------------
Total time and savings deposits                  314    (94)        220          1048    (93)        955
Other borrowings                                  98     16         114           169     17         186
----------------------------------------------------------------------------------------------------------
Total interest expense                           412    (78)        334         1,217    (76)      1,141
----------------------------------------------------------------------------------------------------------
Change in net interest income                 $1,072  $ (92)    $   980        $1,893  $ (90)     $1,803
----------------------------------------------------------------------------------------------------------

Interest Sensitivity
An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity position ("GAP") of the Bank. The interest sensitivity GAP is the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. This GAP can be managed by repricing assets and liabilities, which can be affected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of the asset or liability. Matching the amounts of assets and liabilities maturing in the same interval helps to reduce interest rate risk and to minimize the impact on net interest income in periods of rising or falling rates.

The Corporation's Asset Liability Committee (the "ALM Committee") reviews financial data and sets asset-liability management goals and objectives. The ALM Committee uses computer simulations to measure the effect of various interest rate scenarios on net interest income. This modeling reflects interest rate changes and the related impact on net income over specified time horizons.

The Corporation's interest rate sensitivity at December 31, 1997 reflects that it is positioned more favorably for a lower interest rate environment. At December 31, 1997, the net interest earning assets and interest-bearing liabilities repricing in a one-year period as a percent of earning assets was a cumulative net liability sensitivity of 20.02%. In other words, based on the December 31, 1997 balance sheet, the amount of liabilities repricing in 1998 in excess of the amount of assets repricing in 1998, will be $51,545 million, or 20.02% of all earning assets.

TABLE 3: INTEREST SENSITIVITY ANALYSIS
The interest sensitivity position is indicated by the volume of rate sensitive assets less rate sensitive liabilities. This difference is generally referred to as the interest sensitivity gap. The nature of the gap indicates how future interest rate changes may affect net interest income. The table below shows the Corporation's interest sensitivity position at December 31, 1997. Loans placed on a non-accrual status are not included in the balances. Repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

------------------------------------------------------------------------------------------------------------
                                                          Interest Sensitive Periods
                                           Within          91-365          1-5          Over
(Dollars in thousands)                     90 Days          Days          Years        5 Years        Total
------------------------------------------------------------------------------------------------------------
December 31, 1997 Earning assets:
Loans, net of unearned income             $ 74,204       $  9,741       $ 48,745      $ 48,270     $ 180,960
Securities                                   3,252          3,398          9,185        59,590        75,425
Federal funds sold and
   other short-term investments              1,027             --             --            --         1,027
------------------------------------------------------------------------------------------------------------
     Total earning assets                   78,483         13,139         57,930       107,860       257,412
------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
Interest-bearing transaction accounts        7,664         15,328         15,327            --        38,319
Savings accounts                             6,658         13,316         13,315            --        33,289
Money market deposit accounts                4,699          9,399          9,399            --        23,497
Certificates of deposit, $100M or more       3,650          8,804          2,988            --        15,442
Other certificates of deposit               18,895         45,418         21,358            --        85,671
Borrowings                                   9,336             --             --            --         9,336
------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities       50,902         92,265         62,387            --       205,554
------------------------------------------------------------------------------------------------------------
Period gap                                  27,581        (79,126)        (4,457)      107,860            --
Cumulative gap                           $  27,581       $(51,545)      $(56,002)     $ 51,858            --
Ratio of cumulative gap to
  total earning assets                       10.71%        (20.02)%       (21.76)%       20.15%           --
------------------------------------------------------------------------------------------------------------

Non-Interest Income

1997 vs. 1996
Non-interest income increased by $2.0 million or 42.3% over 1996. The majority of increase was attributed to an approximate $1.4 million increase in gain on the sale of loans resulting from an increase in loan production at C&F Mortgage Corporation (the "Mortgage Corporation"). Loan closings totaled $286 million in 1997 compared to $174 million in 1996, and $2 million in 1995. Other service charges and fees increased $322,000, or 48.4% over 1996 due to increased activity at both Citizens and Farmers Bank (the "Bank") and the Mortgage Corporation. At the Mortgage Corporation, the increase is directly correlated to the increase in loan closings, while at the Bank the increase was attributed to, among other things, fees associated with the Bank's "check" and credit card programs as well as letter of credit fees. Other income increased by $258,000, or 75%, over 1996 primarily the result of improvements at all three of the Bank's subsidiaries. At the Mortgage Corporation, the increase was again directly related to loan production; during 1997, C&F Investment Services, Inc. saw an increase in income as a result of stronger demand for their services both from current customers as well as many new ones. In January 1997, the Bank and Mortgage Corporation joined together to form the Corporation's own title agency using its subsidiary, C&F Title Agency, Inc. (the "Title Agency"). Prior to this, the Title Agency owned a small portion of a jointly owned agency; however, that partial ownership interest was sold and a wholly owned agency was formed. With the amount of loan production at both the Bank and the Mortgage Corporation, owning our own title agency made sense from an income standpoint and a service one. The first full year of operations for the Title Agency has proven this decision to be a good one.

1996 vs. 1995
Non-interest income increased by $3.4 million, or 279.4% over 1995. Gain on the sale of loans increased by $2.7 million or 100% over 1995. The Mortgage Corporation started business in December of 1995. As such, 1996 was the first full year of operations. Loan closings at the Mortgage Corporation totaled $174 million in 1996 compared to $2 million in 1995. Service charges on deposit accounts increased $146,000, or 17.5% over 1995 due largely to an increase in overdraft fee income, the result of overall deposit growth. Other service charges and fees increased $433,000, or 186.1%, over 1995. This increase can be attributed to fees charged in connection with the origination of loans at the Mortgage Corporation which increased by $356,000 during 1996. Other income increased by $179,000, or 109.0%, over 1995. This increase, among other things, was a result of an increase in title insurance fees and in fees generated by C&F Investment Services, Inc.

Non-Interest Expense

1997 vs. 1996
Non-interest expense increased $1.2 million, or 12.1%, over 1996. $358,000 of this increase resulted from increased salaries and employee benefits costs. The majority of this increase can be attributed to general pay increases along with the addition of new employees.

Other expenses increased by $912,000. At the Mortgage Corporation, other expenses increased by $493,000 which was a result of increased loan closings during 1997. At the Bank, other expenses increased by approximately $245,000. This increase was a result of, among other things, increased employee training costs, costs associated with the Bank's "check" and credit card programs and costs associated with technology. During the year, the Bank upgraded the majority of the personal computers used by its employees and also incurred costs associated with the year 2000 issue. Other expenses also increased as a result of general corporate expenses. During 1997, the Corporation incurred expenses associated with listing on the Nasdaq National Market System and other expenses relating to increasing the awareness of the Corporation's stock.

The Bank utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems include various software packages licensed to the Bank by outside vendors and a mainframe processing system which are run on in-house computer networks. In 1997, the Bank initiated a review and assessment of all hardware and software to confirm that it will function properly in the year 2000. The Bank's mainframe software vendor and the majority of the other vendors which have been contacted have indicated that their hardware and/or software will be Year 2000 compliant. Testing will be performed for compliance. While there may be some additional expenses incurred during the next two years, Year 2000 compliance is not expected to have a material effect on the Corporation's consolidated financial statements.

1996 vs. 1995
Non-interest expense increased $4.2 million or 68.0%, in 1996 over 1995. $2.7 million of this increase resulted from salaries and employee benefits with $2.1 million of this increase related to the Mortgage Corporation. As previously mentioned, 1996 was the first full year of operations for the Mortgage Corporation. Another $300,000 of this increase is a result of the new branches opened and acquired during 1995. The Corporation opened one new branch and acquired two branches during 1995. 1996 was also the first full year of operation for these branches. The remaining increase is attributed to general pay increases and continued growth of the Corporation.

Occupancy expense increased $741,000, or 69.9%, over 1995. Occupancy expenses at the Mortgage Corporation increased $454,000. The majority of the remainder of the increase is attributable to increases in depreciation expense and expenses associated with computer hardware and software maintenance contracts. As previously mentioned, two branches were acquired and one new branch was opened during 1995. 1996 was the first full year of depreciation associated with these branches. In addition, the Bank purchased a new mainframe computer and installed five new ATMs during 1996. This attributed to both higher depreciation and maintenance costs.

Goodwill amortization increased $221,000, or 359.3%, over 1995. This was a result of a full year's amortization of the goodwill associated with the two branches acquired in 1995 and the additional amortization of goodwill associated with the deposits purchased during 1996.

Bank stock tax decreased $163,000, or 44.3%, over 1995. The bank stock tax for 1996 is more in line with the 1994 expense. In 1995, the bank stock tax increased due to a re-calculation of the previous three years' state returns which resulted in taxes being due. FDIC premiums decreased $183,000, or 98.9%, over 1995 as a result of premium rate reductions.

Other expenses increased $812,000, or 66.6%, over 1995. $591,000 of this increase is attributed to the Mortgage Corporation. The remaining increase can be attributed to an increase in marketing expense and overall growth of the Corporation. The Corporation engaged in a major advertising campaign during 1996 in an effort to attract new customers in its current trade areas.

Income Taxes
Applicable income taxes on 1997 earnings amounted to $1,614,000, resulting in an effective tax rate of 24.6% compared to $959,000, or 19.0%, in 1996, and $891,000, or 20.9%, in 1995. The increase in the effective tax rate is a result of the increase in earnings subject to a 34% tax rate versus earnings subject to no taxes such as certain loans to municipalities or investments in obligations of state and political subdivisions.

TABLE 4: ALLOWANCE FOR LOAN LOSSES

-------------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,
(Dollars in thousands)                          1997          1996          1995           1994        1993
-------------------------------------------------------------------------------------------------------------
Reserve, beginning of period                 $  1,927     $  1,914       $  1,895      $  1,895     $  1,441
Provision for loan losses                         330           30             --             8          500
Loans charged off:
   Real estate - mortgage                          12           --             --            18            5
   Real estate - construction                      --           --             --            --           --
   Commercial, financial and agricultural           3            4              4             7           14
   Consumer                                        12           25              4             1           33
-------------------------------------------------------------------------------------------------------------
Total loans charged off                            27           29              8            26           52
Recoveries of loans previously charged off:
   Real estate - mortgage                          --            1             19            --           --
   Real estate - construction                      --           --             --            --           --
Commercial, financial and agricultural             --           11             --             8
Consumer                                            4           --              8            10            6
-------------------------------------------------------------------------------------------------------------
   Total recoveries                                 4           12             27            18            6
Net loans charged off                              23           17            (19)            8           46
-------------------------------------------------------------------------------------------------------------
Balance, end of period                       $  2,234     $  1,927       $  1,914      $  1,895     $  1,895
-------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average total loans
   outstanding during period                      .01%         .01%           .01%          .01%         .05%
-------------------------------------------------------------------------------------------------------------

TABLE 5: ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
The allowance for loan losses is a general allowance applicable to all loan categories; however, management has allocated the allowance to provide an indication of the relative risk characteristics of the loan portfolio. The allocation is an estimate and should not be interpreted as an indication that charge-offs in 1998 will occur in these amounts, or that the allocation indicates future trends. The allocation of the allowance at December 31 for the years indicated and the ratio of related outstanding loan balances to total loans are as follows:

-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                       1997          1996           1995          1994           1993
-------------------------------------------------------------------------------------------------------------
Allocation of allowance for possible loan losses,
   end of year:
-------------------------------------------------------------------------------------------------------------
Real estate - mortgage                     $   692       $   873        $   786        $   751       $   698
Real estate - construction                      89            69             34             26            51
Commercial, financial and agricultural         926           733            352            260           236
Equity lines                                    71            62             60             62            65
Consumer                                       167           160             93             69            51
Unallocated                                    289            30            589            727           794
-------------------------------------------------------------------------------------------------------------
Balance, December 31                       $ 2,234       $ 1,927        $ 1,914        $ 1,895       $ 1,895
-------------------------------------------------------------------------------------------------------------
Ratio of loans to total year-end loans:
Real estate - mortgage                          57%           62%            70%            71%           68%
Real estate - construction                       3             2              2              1             3
Commercial, financial and agricultural          31            26             19             19            20
Equity lines                                     4             5              5              6             6
Consumer                                         5             5              4              3             3
-------------------------------------------------------------------------------------------------------------
                                               100%          100%           100%           100%          100%
-------------------------------------------------------------------------------------------------------------

Asset Quality-Allowance/Provision For Loan Losses
The allowance is to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits, and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

In 1997, the Corporation had $330,000 in provision expense compared to $30,000 in provision expense in 1996 and no provision expense in 1995. The increase in provision is a result of management's recognition of risks associated with the reduction in residential real estate loans and increasing the volume of commercial and commercial real estate loans. Loans charged off during 1997 amounted to $27,000 compared to $29,000 in 1996 and $8,000 in 1995. Recoveries amounted to $4,000, $12,000, and $27,000 in 1997, 1996, and 1995, respectively.
The ratio of net charge-offs to average outstanding loans was .01% in 1997, 1996, and 1995. Management feels that the reserve is adequate to absorb any losses on existing loans which may become uncollectible. Table 4 presents the Corporation's loan loss and recovery experience for the past five years.

Non-Performing Assets
Total non-performing assets, which consist of the Corporation's non-accrual loans and real estate owned was $941,000 at December 31, 1997, an increase of $416,000 from December 31, 1996. The increase over 1996 was a result of a $444,000 loan which was foreclosed on by the Mortgage Corporation. The property which collateralizes the loan is for sale and no significant loss is expected.

The Corporation places a loan on non-accrual status when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of both principal and interest is doubtful. Corporate policy is to place loans on non-accrual status if principal or interest is past due for 90 days or more unless the debt is both well secured and in the process of being collected. For 1997, $37,000 in gross interest income would have been recorded if non-accrual loans had been current throughout the period outstanding. For the period ended December 31, 1997, interest income received on non-accrual loans was $14,000. Table 6 summarizes non-performing loans for the past five years.

TABLE 6: NON-PERFORMING ASSET ACTIVITY

------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                       1997           1996             1995          1994       1993
------------------------------------------------------------------------------------------------------------
Non-accrual loans                           $  497         $  525         $  907         $1,331      $1,567
Real estate owned                              444             --             --             --          --
------------------------------------------------------------------------------------------------------------
   Total non-performing assets                 941            525            907          1,331       1,567
------------------------------------------------------------------------------------------------------------
Principal and/or interest past due
   for 90 days or more                      $  768         $  260         $  180         $  412      $1,096
------------------------------------------------------------------------------------------------------------
Non-performing loans to total loans            .31%           .38%           .81%          1.27%       1.55%
Allowance for loan losses to total loans      1.42           1.39           1.71           1.81        1.88
Allowance for loan losses to
    non-performing loans                    449.30         367.05         211.03         142.37      120.93
Non-performing assets to total assets          .34%           .20%           .38%           .70%        .86%
------------------------------------------------------------------------------------------------------------

Financial Condition

Summary
A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of those assets with interest-bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum amount of risk.

At the end of 1997, the Corporation had total assets of $278 million, up 8.4% over the previous year-end. In 1996, there was an increase of 7.4% in total assets over year-end 1995. Asset growth in 1997 and 1996 is attributed to increases in loans held for sale which resulted from increased loan closings at the Mortgage Corporation and the overall expansion and growth of the Corporation.

TABLE 7: SUMMARY OF TOTAL LOANS

-------------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
(Dollars in thousands)                       1997          1996           1995          1994          1993
-------------------------------------------------------------------------------------------------------------
Real estate - mortgage                    $  88,973      $ 86,324      $  77,924     $  74,221     $  69,009
Real estate - construction                    4,454         3,415          1,681         1,308         2,554
Commercial, financial and agricultural1      48,737        36,385         21,719        19,379        20,072
Equity lines                                  7,131         6,180          5,954         6,223         6,496
Consumer                                      7,683         6,360          4,657         3,457         2,891
-------------------------------------------------------------------------------------------------------------
Total loans                                 156,978       138,664        111,935       104,588       101,022
Less unearned discount                           --            (5)            (9)          (43)          (96)
Less allowance for possible loan losses      (2,233)       (1,927)        (1,914)       (1,895)       (1,895)
-------------------------------------------------------------------------------------------------------------
Total loans, net                          $ 154,745      $136,732      $ 110,012     $ 102,650     $  99,031
-------------------------------------------------------------------------------------------------------------

(1) $37.9 million of commercial, financial and agricultural loans are secured by real estate.

TABLE 8: MATURITY/REPRICING SCHEDULE OF LOANS

--------------------------------------------------------------------------------------------------------
                                                                            December 31, 1997
                                                          Commercial, financial              Real estate
Dollars in thousands                                        and agricultural                construction
--------------------------------------------------------------------------------------------------------
Variable Rate:
   Within 1 year                                              $    25,953                     $  --
   1 to 5 years                                                    10,762                        --
   After 5 years                                                       --                        --
Fixed Rate:
   Within 1 year                                                    2,065                     4,454
   1 to 5 years                                                     4,331                        --
   After 5 years                                                    5,626                        --
--------------------------------------------------------------------------------------------------------

Loan Portfolio
At December 31, 1997, loans, net of unearned income and reserve for loan losses, totaled $154.7 million, an increase of 13.2% over the 1996 total of $136.7 million. Net loans increased 24.3% and 7.2% in 1996 and 1995, respectively.

The Corporation's lending activities are its principal source of income. All loans are attributable to domestic operations. Residential real estate loans, both construction and permanent, represent the major portion of the Corporation's loan portfolio although commercial loans continue to increase as a percentage of total loans. Tables 7 and 8 present information pertaining to the composition of loans including unearned income and the maturity/repricing of loans.

TABLE 9: MATURITY OF INVESTMENT SECURITIES

------------------------------------------------------------------------------------------------------------
                                                                Year Ended December 31,
                                                 1997                    1996                    1995
                                             ---------------        ----------------         ---------------
                                                    Weighted                Weighted                Weighted
                                             Book    Average        Book     Average         Book    Average
(Dollars in thousands)                       Value    Yield         Value     Yield          Value    Yield
------------------------------------------------------------------------------------------------------------
U.S. Government agencies and corporations:
Maturing within 1 year                    $ 5,500      8.06%     $  2,000      7.20%     $    500     7.10%
Maturing after 1 year, but within 5 years   1,998      7.43        10,585      7.64        20,459     7.32
Maturing after 5 years, but within
 10 years                                  12,498      6.75        23,472      7.09        29,379     7.21
Maturing after 10 years                    11,998      7.30         4,000      8.00         3,000     8.00
------------------------------------------------------------------------------------------------------------
Total U.S. Government agencies and
 corporations                              31,994      7.22        40,057      7.33        53,338     7.29
------------------------------------------------------------------------------------------------------------
U.S. Treasuries:
Maturing within 1 year                         --        --            --        --         4,998     6.86
Maturing after 1 year, but within 5 years   2,998      6.63         2,997      6.63         1,996     5.94
Maturing after 5 years, but within 10 years    --        --            --        --           999     8.02
------------------------------------------------------------------------------------------------------------
Total U.S. Treasuries                       2,998      6.63         2,997      6.63         7,993     6.45
------------------------------------------------------------------------------------------------------------
State and municipals(1):
Maturing within 1 year                        850     10.11         1,525      9.80%        1,508    10.62
Maturing after 1 year, but within 5 years   4,188      9.85         5,544     10.08         6,061    10.08
Maturing after 5 years, but within
 10 years                                  10,666      8.74         9,040      8.76         9,193     9.56
Maturing after 10 years                    20,425      8.11        21,680      8.15        17,539     8.25
------------------------------------------------------------------------------------------------------------
Total state and municipals                 36,129      8.55        37,789      8.65        34,301     9.06
------------------------------------------------------------------------------------------------------------
Other securities:
Maturing within 1 year                        300      8.62            --        --           500     4.78
Maturing after 1 year, but within 5 years      --        --           300      8.62           300     8.62
------------------------------------------------------------------------------------------------------------
Total other securities                        300      8.62           300      8.62           800     6.22
------------------------------------------------------------------------------------------------------------
Total investment securities(2):
Maturing within 1 year                      6,650      8.37         3,525      8.32         7,506     7.62
Maturing after 1 year, but within 5 years   9,184      8.29        19,426      8.20        28,816     7.80
Maturing after 5 years, but
 within 10 years                           23,164      7.63        32,512      7.55        39,571     7.74
Maturing after 10 years                    32,423      7.81        25,680      8.13        20,539     8.21
------------------------------------------------------------------------------------------------------------
Total investment securities               $71,421      7.87%     $ 81,143      7.92%     $ 96,432     7.81%
------------------------------------------------------------------------------------------------------------

(1) Yields on tax exempt securities have been computed on a tax-equivalent basis.
(2) Total investment securities excludes preferred stock at $4,004,000 and $4,531,000 amortized cost at December 31, 1997 and 1996, respectively, or $4,296,000 and $4,607,000 estimated fair value at December 31, 1997 and 1996, respectively.

Investment Securities
The investment securities portfolio plays a primary role in the management of interest rate sensitivity of the Corporation and generates substantial interest income. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements.

The securities portfolio consists of two components, investment securities held to maturity and securities available for sale. Securities are classified as investment securities based on management's intent and the Corporation's ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to changes in market interest rates, changes in the securities' prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available for sale and are carried at estimated fair value.

At year-end 1997, total investment securities were $75.4 million, down 12.0% from $85.7 million at year-end 1996. Securities of U.S. Government agencies and corporations represent 42.4% of the total securities portfolio, obligations of state and political subdivisions were 47.9%, U.S. Treasury securities were 4.0%, preferred stocks were 5.3%, and the remainder, consisting of investment-grade corporate bonds, totaled .4% at December 31, 1997. The decline in the securities portfolio is due to both maturities of securities and securities with higher yields being called because of the falling interest rate environment during 1997. It is management's intention to invest the majority of the proceeds from the maturities and calls of securities into loans; however, when excess funds are available, new securities will be purchased.

Table 9 presents information pertaining to the composition of the investment securities portfolio.

TABLE 10: AVERAGE DEPOSITS AND RATES PAID

------------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
                                               1997                     1996                     1995
                                          ----------------        -----------------         ----------------
                                          Average  Average        Average   Average         Average  Average
(Dollars in thousands)                    Balance   Rate          Balance    Rate           Balance   Rate
------------------------------------------------------------------------------------------------------------
Non-interest bearing demand deposits  $  31,449                $  26,741                $  20,749
Interest-bearing transaction accounts    34,594     2.57%         33,256      2.68%        31,369     2.88%
Money market deposit accounts            23,416     3.28          20,468      3.28         18,946     3.37
Savings accounts                         33,037     3.20          31,550      3.13         28,266     3.18
Certificates of deposit $100,000 or more 14,137     3.30          13,774      3.54         10,227     3.83
Other certificates of deposit            82,655     5.44          80,412      5.49         67,391     5.44
Total interest-bearing deposits         187,839     4.09%        179,460      4.15%       156,199     4.16%
------------------------------------------------------------------------------------------------------------
Total deposits                        $ 219,288                $ 206,201                $ 176,948
------------------------------------------------------------------------------------------------------------

TABLE 11: MATURITIES OF CERTIFICATES OF DEPOSIT WITH BALANCES $100,000 OR MORE

------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                     December 31, 1997
------------------------------------------------------------------------------------------------------------
3 months or less                                                                                    $  3,650
3-6 months                                                                                             2,126
6-12 months                                                                                            6,678
Over 12 months                                                                                         2,988
------------------------------------------------------------------------------------------------------------
Total                                                                                               $ 15,442
------------------------------------------------------------------------------------------------------------

Deposits
The Corporation's predominate source of funds is depository accounts. The Corporation's deposit base is comprised of demand deposits, savings and money market accounts, and time deposits. The Corporation's deposits are provided by individuals and businesses located within the communities served.

Total deposits increased $15.1 million, or 7.0%, in 1997 over 1996. In 1997, the growth by deposit category was a 14.5% increase in non-interest-bearing deposits, a 3.6% increase in savings and interest-bearing demand deposits, and a 7.8% increase in time deposits. In 1996, total deposits increased $12.4 million, or 6.1% over 1995. Deposit growth in 1997 was attributed to growth at existing branch locations. Deposit growth in 1996 was attributed to the acquisition of $7.8 million in deposits from a Crestar Branch. Table 10 presents the average deposit balances and average rates paid for the years 1997, 1996, and 1995. Table 11 details maturities of certificates of deposit with balances of $100,000 and over at December 31, 1997.

Liquidity
Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash and due from banks, interest-bearing deposits with banks, federal funds sold, and investments and loans maturing within one year. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation maintains overall liquidity sufficient to satisfy its depositors' requirements and to meet customers' credit needs.

At December 31, 1997, cash, securities classified as available for sale, and federal funds sold were 15.0% of total earning assets, compared to 11.3% at December 31, 1996.

Additional sources of liquidity available to the Corporation include its subsidiary Bank's capacity to borrow funds through an established line of credit with a regional correspondent bank and the Federal Home Loan Bank.

Capital Resources
The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Corporation's capital is reviewed by management on an ongoing basis. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

On April 4, 1997, the Corporation repurchased 204,683 shares of its common stock. In addition, the Corporation repurchased a total of 119,803 shares of its common stock during 1996. These repurchases were made to reduce capital as it was high relative to the Corporation's asset size.

The Corporation's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital, and leverage ratios. Tier I capital consists of common and qualifying preferred shareholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt, and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Corporation's Tier I capital ratio was 14.1% at December 31, 1997, compared to 20.8% at December 31, 1996. The total capital ratio was 15.2% at December 31, 1997, compared to 22.1% at December 31, 1996. These ratios are in excess of the mandated minimum requirement of 4% and 8%, respectively.

Shareholders' equity was $31.8 million at year-end 1997 compared to $32.2 million at year-end 1996. The leverage ratio consists of Tier I capital divided by average assets. At December 31, 1997, the Corporation's leverage ratio was 11.4%, compared to 12.2% at December 31, 1996. Each of these exceeds the required minimum leverage ratio of 3%. The dividend payout ratio was 27.8%, 33.6%, and 39.0%, in 1997, 1996, and 1995, respectively. During 1997, the
Corporation paid dividends of $0.70 per share, up 14.8% from $0.61 per share paid in 1996.

The Corporation is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

New Accounting Pronouncements
In June 1997, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standards (FAS) 130, "Reporting Comprehensive Income" and FAS 131, "Disclosures about Segments of an Enterprise and Related Information." FAS 130 mandates that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. FAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. It also requires that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. Both statements are effective for fiscal years beginning after December 15, 1997. Adoption of these statements will not impact the Corporation's consolidated financial position, results of operations or cash flow, and any effect will be limited to the form and content of its disclosures.

Effects Of Inflation
The effect of changing prices on financial institutions is typically different from other industries as the Corporation's assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. The consolidated financial statements reflect the impacts of inflation on interest rates, loan demands, and deposits.

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

CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------

                                                                               December 31,
                                                                 1997                               1996
-------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                      $  7,843,788                       $  8,254,573
Interest-bearing deposits in other banks                        1,027,023                            544,755
-------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                            8,870,811                          8,799,328
Investment securities - available for sale at fair value,
 amortized cost of $29,497,833 and $19,021,635, respectively   29,793,498                         18,918,211
Investment securities - held to maturity at amortized cost,
fair value of $47,685,859 and $67,687,235, respectively        45,926,549                         66,651,211
Loans held for sale, net                                       24,479,103                         12,284,022
Loans, net                                                    154,744,620                        136,732,017
Federal Home Loan Bank stock                                    1,061,800                            856,800
Corporate premises and equipment, net of accumulated
 depreciation                                                   6,581,568                          6,011,694
Accrued interest receivable                                     2,195,959                          2,270,156
Other assets                                                    4,452,061                          4,147,873
-------------------------------------------------------------------------------------------------------------
     Total assets                                            $278,105,969                       $256,671,312
-------------------------------------------------------------------------------------------------------------
Liabilities
Deposits
   Non-interest-bearing demand deposits                      $ 35,295,210                       $ 30,828,663
   Savings and interest-bearing demand deposits                95,105,425                         91,828,621
   Time deposits                                              101,112,517                         93,765,272
-------------------------------------------------------------------------------------------------------------
     Total deposits                                           231,513,152                        216,422,556
Borrowings                                                      9,335,687                          5,055,275
Accrued interest payable                                          592,300                            541,445
Other liabilities                                               4,864,297                          2,437,527
-------------------------------------------------------------------------------------------------------------
     Total liabilities                                        246,305,436                        224,456,803
-------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock ($1.00 par value, 3,000,000 shares authorized)         --                                 --
Common stock ($1.00 par value, 8,000,000 shares authorized,
   1,916,190 and 2,113,041 shares issued and outstanding
   at December 31, 1997 and 1996, respectively)                 1,916,190                          2,113,041
Additional paid-in capital                                        117,692                                 --
Retained earnings                                              29,236,260                         29,795,739
Net unrealized gain on securities available for sale,
net of tax of $273,232 and $157,497, respectively                 530,391                            305,729
-------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                31,800,533                         32,214,509
-------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity              $278,105,969                       $256,671,312
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------------------

                                                                     Year Ended December 31,
                                                    1997                    1996                     1995
------------------------------------------------------------------------------------------------------------
Interest income
   Interest and fees on loans                   $14,656,120             $12,138,668              $ 9,639,988
   Interest on money market investments
     Federal funds sold                                  --                     678                  139,609
     Other money market investments                  68,399                171, 077                  213,647
   Interest on investment securities
     U.S. Treasury securities                       198,883                 340,449                  551,310
     U.S. Government agencies and corporations    2,422,390               3,164,782                3,198,130
     Tax-exempt obligations of states and
       political subdivisions                     2,041,372               2,111,006                1,754,041
     Corporate bonds and other                      375,884                 406,338                  190,172
------------------------------------------------------------------------------------------------------------
     Total interest income                       19,763,048              18,332,998               15,686,897
Interest expense
   Savings and interest-bearing deposits          2,715,785               2,548,155                2,439,260
   Certificates of deposit, $100,000 or more        465,701                 487,543                  391,600
   Other time deposits                            4,492,910               4,417,701                3,667,512
   Short-term borrowings and other                  327,905                 214,220                   28,508
------------------------------------------------------------------------------------------------------------
     Total interest expense                       8,002,301               7,667,619                6,526,880
------------------------------------------------------------------------------------------------------------
Net interest income                              11,760,747              10,665,379                9,160,017
Provision for loan losses                           330,000                  30,000                      --
------------------------------------------------------------------------------------------------------------
     Net interest income after provision for
       loan losses                               11,430,747              10,635,379                9,160,017
Other operating income
   Gain on sale of loans                          4,056,340               2,687,629                       --
   Service charges on deposit accounts            1,012,410                 982,752                  836,585
   Other service charges and fees                   987,232                 665,390                  232,536
   Other income                                     601,626                 343,144                  164,146
------------------------------------------------------------------------------------------------------------
      Total other operating income                6,657,608               4,678,915                1,233,267
Other operating expenses
   Salaries and employee benefits                 6,332,026               5,973,650                3,233,652
   Occupancy expenses                             1,798,561               1,800,904                1,060,068
   Goodwill amortization                            275,160                 281,982                   61,390
   Bank stock tax                                   186,747                 204,457                  367,272
   Other expenses                                 2,945,071               2,033,227                1,404,340
------------------------------------------------------------------------------------------------------------
     Total other operating expenses              11,537,565              10,294,220                6,126,722
------------------------------------------------------------------------------------------------------------
Income before income taxes                        6,550,790               5,020,074                4,266,562
Income tax expense                                1,613,963                 958,900                  890,630
------------------------------------------------------------------------------------------------------------
Net Income                                      $ 4,936,827             $ 4,061,174              $ 3,375,932
------------------------------------------------------------------------------------------------------------
Earnings per common share                       $      2.51             $      1.84              $      1.52
------------------------------------------------------------------------------------------------------------
Earnings per common share - assuming dilution          2.50                    1.84                     1.51
------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

-------------------------------------------------------------------------------------------------------------
                                                                                 Net Unrealized
                                                  Additional                       Gain (Loss)
                                     Common         Paid-In        Retained       on Securities
                                      Stock         Capital        Earnings    Available for Sale     Total
-------------------------------------------------------------------------------------------------------------
Balance January 1, 1995          $  2,228,394   $ 1,275,452     $ 25,744,763      $  (439,443)   $28,809,166

Stock options exercised                 2,350        15,045               --               --         17,395
Net income                                 --            --        3,375,932               --      3,375,932
Cash dividends ($.59 per share)            --            --       (1,315,525)              --     (1,315,525)
Change in unrealized gains and losses
  on securities available for sale         --            --               --          931,328        931,328
-------------------------------------------------------------------------------------------------------------
Balance December 31, 1995           2,230,744     1,290,497       27,805,170          491,885     31,818,296

Repurchase of common stock           (119,803)   (1,301,282)        (705,418)              --     (2,126,503)
Stock options exercised                 2,100        10,785               --               --         12,885
Net income                                 --            --        4,061,174               --      4,061,174
Cash dividends ($.61 per share)            --            --       (1,365,187)              --     (1,365,187)
Change in unrealized gains and losses
   on securities available for sale        --            --               --         (186,156)      (186,156)
-------------------------------------------------------------------------------------------------------------
Balance December 31, 1996           2,113,041            --       29,795,739          305,729     32,214,509

Repurchase of common stock           (204,683)           --       (4,126,518)              --     (4,331,201)
Stock options exercised                 7,832       117,692               --               --        125,524
Net income                                 --            --        4,936,827               --      4,936,827
Cash dividends ($.70 per share)            --            --       (1,369,788)              --     (1,369,788)
Change in unrealized gains and losses
   on securities available for sale        --            --               --          224,662        224,662
-------------------------------------------------------------------------------------------------------------
Balance December 31, 1997        $  1,916,190   $   117,692     $ 29,236,260      $   530,391    $31,800,533
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------

                                                                       Year Ended December 31,
                                                           1997                  1996               1995
-------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net income                                         $   4,936,827        $   4,061,174        $  3,375,932
   Adjustments to reconcile net income to
     net cash (used in) provided by operating activities:
       Depreciation                                         878,433              860,290             593,573
       Amortization of goodwill                             275,160              281,982              61,390
       Deferred income taxes                              (320,929)              (23,885)             76,647
       Provision for loan losses                            330,000               30,000                  --
       Accretion of discounts and amortization of
         premiums on investment securities, net            (104,715)             (92,029)           (172,492)
       Net realized loss (gain) on securities                 7,180                9,427             (21,885)
       Gain on sale of corporate premises and equipment          --              (17,973)                 --
       Loss on sale of other real estate owned                   --                   --               3,407
       Origination of loans held for sale              (286,419,034)        (173,881,464)         (1,885,028)
       Sale of loans                                    274,223,953          163,482,470                  --
       Change in other assets and liabilities:
         Accrued interest receivable                         74,197              169,150            (565,718)
         Other assets                                      (373,662)            (177,931)           (307,030)
         Accrued interest payable                            50,855              (28,684)            242,895
         Other liabilities                                2,426,770            1,031,957           1,035,870
-------------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by operating
          activities                                     (4,014,965)          (4,295,516)          2,437,561
-------------------------------------------------------------------------------------------------------------
Investing Activities:
   Proceeds from maturities of investments held to
    maturity                                             25,632,350           16,355,272          12,976,250
   Proceeds from sales and maturities of investments
     available for sale                                   8,576,713            9,831,237           3,500,000
   Purchase of investment securities held to maturity    (4,867,024)          (6,097,835)         (7,013,711)
   Purchase of investments available for sale           (19,055,224)          (5,219,270)        (37,322,896)
   Purchase of FHLB stock                                  (205,000)             (51,400)            (32,500)
   Net increase in customer loans                       (18,342,603)         (26,749,697)         (7,362,401)
   Purchase of corporate premises and equipment          (1,618,414)            (960,713)         (2,435,968)
   Proceeds from the sale of corporate
     premises and equipment                                 170,107               27,310                  --
   Proceeds from sale of other real estate                       --                   --              55,834
-------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities               (9,709,095)         (12,865,096)        (37,635,392)
-------------------------------------------------------------------------------------------------------------
Financing Activities:
   Net increase (decrease) in demand, interest-bearing
     demand and savings deposits                          7,743,351            1,619,262          (6,911,114)
   Net increase in time deposits                          7,347,245            2,964,659          30,636,645
   Assumption of deposit liabilities in branch
     acquisition, net of premium paid                            --            7,406,802          19,368,958
   Net increase in other borrowings                       4,280,412            3,855,275                  --
   Repurchase of common stock                            (4,331,201)          (2,126,503)                 --
   Proceeds from exercise of stock options                  125,524               12,885              17,072
   Cash dividends                                        (1,369,788)          (1,365,187)         (1,315,525)
-------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities           13,795,543           12,367,193          41,796,036
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents         71,483           (4,793,419)          6,598,205
Cash and cash equivalents at beginning of year            8,799,328           13,592,747           6,994,542
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year              $   8,870,811        $   8,799,328        $ 13,592,747
-------------------------------------------------------------------------------------------------------------
Supplemental disclosure
   Interest paid                                      $   7,951,446        $   7,696,303        $  6,283,986
   Income taxes paid                                      1,699,427              903,611             960,007
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary Of Significant Accounting Policies
The accounting and reporting policies of C&F Financial Corporation (the "Corporation") and subsidiary conform to generally accepted accounting principles and to predominant practices within the banking industry.

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

The Bank has three wholly-owned subsidiaries, C&F Title Agency, Inc., C&F Investment Services, Inc., and C&F Mortgage Corporation, all incorporated under the laws of the Commonwealth of Virginia. C&F Title Agency, Inc., organized in 1992, sells title insurance to the mortgage loan customers of the Bank and C&F Mortgage Corporation. C&F Investment Services, Inc., organized in April 1995, is a full-service brokerage firm offering a comprehensive range of investment services. C&F Mortgage Corporation, organized in September 1995, was formed to originate and sell residential mortgages.

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

Investment Securities: Investments in debt and equity securities with readily determinable fair values are classified as either held to maturity, available for sale, or trading, based on management's intent. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses included in shareholders' equity on an after-tax basis. Securities classified as held to maturity are carried at amortized cost. The Corporation does not have any securities classified as trading securities. Gains or losses are recognized only upon realization at the time of sale using the cost of the specific security sold.

In December 1995, in accordance with a permissible, one-time reclassification of securities, the Corporation reassessed its liquidity needs and transferred securities with an amortized cost of $8,985,320 from held to maturity to available for sale at fair value resulting in a net unrealized gain of $902. Securities with an amortized cost of $33,163,438 were also transferred from available for sale to held to maturity at fair value, resulting in a net unrealized gain of $626,324. This effect has been reflected as a component of shareholders' equity of $335,252 and $374,313, net of deferred taxes of $172,706 and $192,828 at December 31, 1997 and 1996, respectively. The unrealized gain will be amortized over the life of each specific investment using the level-yield method.

Federal Home Loan Bank Stock: Federal Home Loan Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost. In addition, such stock is not considered a debt or equity security in accordance with SFAS 115.

Loans: Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discount on certain installment loans is recognized as income over the terms of the loans by a method which approximates the effective interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Loans are generally placed on non-accrual status when the collection of principal or interest is 90 days or more past due, or earlier, if collection is uncertain based upon an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Loans greater than 90 days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest. For those loans which are carried on non-accrual status, interest is recognized on the cash basis. Loan fees and origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield using the level-yield method. The Corporation is amortizing these amounts over the contractual life of the related loans.

In 1995, the Bank adopted Statement of Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by SFAS 118. These pronouncements require that an impaired loan be measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation considers a loan impaired when it is probable that the Corporation will be unable to collect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment.

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

Reserve for Loan Losses: The reserve for loan losses is established through a provision for loan losses charged to expense. The reserve represents an amount which, in management's judgment, will be adequate to absorb any losses on existing loans which may become uncollectible. Management's judgment in determining the adequacy of the reserve is based on evaluations of the collectibility of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower's ability to repay, overall portfolio quality, and review of specific potential losses. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. Actual future losses may differ from estimates as a result of unforeseen events.

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

Recovery of the carrying value of such real estate is dependent to a great extent on economic, operating, and other conditions that may be beyond the Corporation's control.

Corporate Premises and Equipment: Corporate premises and equipment are stated at cost less accumulated depreciation computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives range from 10 to 40 years for buildings and from 3 to 10 years for equipment, furniture, and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

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

Earnings Per Share: In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the Statement No. 128 requirements.

Shareholders' Equity: On April 4, 1997, the Corporation repurchased 204,683 shares of its common stock at a price of $21.00 per share. During 1996 the Corporation repurchased a total of 119,803 shares of its common stock from three shareholders in three independently negotiated transactions at a price of $17.75 per share.

Statement of Cash Flows: For the purpose of the statement of cash flows, the Corporation considers cash equivalents to include amounts due from banks, federal funds sold, and money market investments purchased with a maturity of three months or less. Generally, federal funds are purchased and sold for one-day periods.

Note 2: Investment Securities
Debt and equity securities are summarized as follows:

-------------------------------------------------------------------------------------------------------------
                                                                       December 31, 1997
                                                                  Gross            Gross           Estimated
                                             Amortized         Unrealized       Unrealized           Fair
Available for Sale                             Cost              Gains            Losses             Value
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $ 1,998,449        $    7,177       $      --        $ 2,005,626
U.S. Government agencies and corporations    23,495,722            27,715         (31,234)        23,492,203
Corporate bonds
Preferred stock                               4,003,662           292,007              --          4,295,669
-------------------------------------------------------------------------------------------------------------
                                            $29,497,833        $  326,899       $ (31,234)       $29,793,498
-------------------------------------------------------------------------------------------------------------


Held to Maturity
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $   999,543        $   68,270       $      --        $ 1,067,813
U.S. Government agencies and corporations     8,498,250            82,321              --          8,580,571
Obligations of states and political
 subdivisions                                36,128,774         1,617,875         (11,304)        37,735,345
Corporate bonds                                 299,982             2,148              --            302,130
-------------------------------------------------------------------------------------------------------------
                                            $45,926,549        $1,770,614       $ (11,304)       $47,685,859
-------------------------------------------------------------------------------------------------------------


Available for Sale                                                     December 31, 1996
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                     $1,997,202        $    1,861       $    (938)       $ 1,998,125
U.S. Government agencies and corporations    12,494,290                          (181,264)        12,313,026
Preferred stock                               4,530,143           106,435         (29,518)         4,607,060
-------------------------------------------------------------------------------------------------------------
                                            $19,021,635        $  108,296       $(211,720)       $18,918,211
-------------------------------------------------------------------------------------------------------------


Held to Maturity
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                    $   999,407        $   69,031       $      --        $ 1,068,438
U.S. Government agencies and corporations    27,562,617           242,749         (73,427)        27,731,939
Obligations of states and political
 subdivisions                                37,789,268           954,449        (165,976)        38,577,741
Corporate bonds                                 299,919             9,198              --            309,117
-------------------------------------------------------------------------------------------------------------
                                            $66,651,211        $1,275,427       $(239,403)       $67,687,235
-------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

-------------------------------------------------------------------------------------------------------------
                                                                             December 31, 1997
                                                               Amortized                           Estimated
Available for Sale                                               Cost                             Fair Value
-------------------------------------------------------------------------------------------------------------
Due in one year or less                                       $        --                        $        --
Due after one year through five years                           1,998,449                          2,005,626
Due after five years through ten years                         11,497,881                         11,482,532
Due after ten years                                            11,997,841                         12,009,671
-------------------------------------------------------------------------------------------------------------
                                                               25,494,171                         25,497,829
-------------------------------------------------------------------------------------------------------------
Preferred Stock                                                 4,003,662                          4,295,669
-------------------------------------------------------------------------------------------------------------
                                                              $29,497,833                        $29,793,498
-------------------------------------------------------------------------------------------------------------
Held to Maturity
-------------------------------------------------------------------------------------------------------------
Due in one year or less                                       $ 6,649,638                        $ 6,703,188
Due after one year through five years                           7,186,282                          7,483,611
Due after five years through ten years                         11,665,657                         12,191,779
Due after ten years                                            20,424,972                         21,307,281
-------------------------------------------------------------------------------------------------------------
                                                              $45,926,549                        $47,685,859
-------------------------------------------------------------------------------------------------------------

Proceeds from maturities and the redemption of call provisions of investment securities held to maturity in 1997 were $25,632,350. There were no realized gains or losses. Proceeds from maturities and the redemption of call provisions of investment securities available for sale were $8,576,713, resulting in gross realized losses of $30,480 and realized gains of $23,300. The amortized cost and approximate market value of securities pledged to secure public deposits amounted to $22,175,000 and $22,736,000, respectively, at December 31, 1997.

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

Note 3: Loans
Major classifications of loans are summarized as follows:

-------------------------------------------------------------------------------------------------------------
                                                                                December 31,
                                                                  1997                              1996
-------------------------------------------------------------------------------------------------------------
Real estate - mortgage                                      $  89,927,391                       $ 87,297,654
Real estate - construction                                      4,471,803                          3,431,934
Commercial, financial and agricultural                         48,751,540                         36,389,560
Equity lines                                                    7,130,910                          6,179,907
Consumer                                                        7,683,157                          6,360,390
-------------------------------------------------------------------------------------------------------------
                                                              157,964,801                        139,659,445
Less unearned discount                                               (338)                            (4,696)
-------------------------------------------------------------------------------------------------------------
                                                              157,964,463                        139,654,749
Less unearned loan fees                                          (986,484)                          (995,957)
-------------------------------------------------------------------------------------------------------------
                                                              156,977,979                        138,658,792
Less reserve for loan losses                                   (2,233,359)                        (1,926,775)
-------------------------------------------------------------------------------------------------------------
                                                            $ 154,744,620                       $136,732,017
-------------------------------------------------------------------------------------------------------------

Loans on non-accrual status were $497,260 and $525,110 at December 31, 1997 and 1996, respectively. If interest income had been recognized on non-performing loans at their stated rates during fiscal years 1997, 1996, and 1995, interest income would have increased by approximately $37,000, $56,000, and $359,000, respectively. The balance of impaired loans at December 31, 1997 and 1996 was $497,260 and $525,110, respectively, with no specific valuation allowance associated with these loans.

Note 4: Reserve For Loan losses
Changes in the reserve for loan losses were as follows:

-------------------------------------------------------------------------------------------------------------
                                                                   Year Ended December 31,
                                                    1997                    1996                     1995
-------------------------------------------------------------------------------------------------------------
Balance at the beginning of year                 $1,926,775              $1,914,195               $1,895,340
Provision charged to operations                     330,000                  30,000                      --
Loans charged off                                   (27,430)                (29,658)                  (8,201)
Recoveries of loans previously charged off            4,014                  12,238                   27,056
-------------------------------------------------------------------------------------------------------------
Balance at the end of year                       $2,233,359              $1,926,775               $1,914,195
-------------------------------------------------------------------------------------------------------------

Note 5: Corporate Premises And Equipment
Major classifications of corporate premises and equipment are summarized as follows:

-------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                                                  1997                               1996
-------------------------------------------------------------------------------------------------------------
Land                                                          $ 1,213,073                        $ 1,138,956
Buildings                                                       4,974,919                          4,415,659
Equipment, furniture, and fixtures                              6,481,373                          5,666,442
-------------------------------------------------------------------------------------------------------------
                                                               12,669,365                         11,221,057
Less accumulated depreciation                                  (6,087,797)                        (5,209,363)
-------------------------------------------------------------------------------------------------------------
                                                              $ 6,581,568                        $ 6,011,694
-------------------------------------------------------------------------------------------------------------

Note 6: Time Deposits
Time deposits are summarized as follows:

-------------------------------------------------------------------------------------------------------------
                                                                               December 31,
                                                                   1997                              1996
-------------------------------------------------------------------------------------------------------------
Certificates of deposit, $100,000 or more                   $  15,441,597                     $   14,513,548
Other time deposits                                            85,670,920                         79,251,724
-------------------------------------------------------------------------------------------------------------
                                                            $ 101,112,517                     $   93,765,272
-------------------------------------------------------------------------------------------------------------

Remaining maturities on certificates are as follows:

---------------------------------------------------------------------------------
                                                        Year Ending December 31,
---------------------------------------------------------------------------------
1998                                                          $   76,766,915
1999                                                              16,552,196
2000                                                               5,688,583
2001                                                                 432,288
2002                                                               1,672,535
---------------------------------------------------------------------------------
                                                               $ 101,112,517
---------------------------------------------------------------------------------

Note 7: Earnings Per Share
The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock.

-------------------------------------------------------------------------------------------------------------
                                                                         December 31,
                                                     1997                    1996                     1995
-------------------------------------------------------------------------------------------------------------
Weighted average number of common shares used
   in earnings per common share                   1,965,144              2,208,549                 2,227,223
Effect of dilutive securities:
   Stock options                                     11,234                  4,451                     9,255
-------------------------------------------------------------------------------------------------------------
Weighted average number of common shares used
   in earnings per common share -
    assuming dilution                             1,976,378              2,213,000                 2,236,478
-------------------------------------------------------------------------------------------------------------

Options on approximately 10,000, 22,800, and 1,600 shares were not included in computing earnings per common share -assuming dilution for the years ended December 31, 1997, 1996, and 1995, respectively, because their effects were antidilutive.

Note 8: Income Taxes
Principal components of income tax expense as reflected in the statements of income are as follows:

-------------------------------------------------------------------------------------------------------------
                                                                    Year Ended December 31,
                                                    1997                     1996                     1995
-------------------------------------------------------------------------------------------------------------
Current taxes                                   $ 1,934,892             $  982,785               $  813,983
Deferred taxes                                     (320,929)               (23,885)                  76,647
-------------------------------------------------------------------------------------------------------------
                                                $ 1,613,963             $  958,900               $  890,630
-------------------------------------------------------------------------------------------------------------

The income tax provision is less than would be obtained by application of the statutory Federal corporate tax rate to pre-tax accounting income as a result of the following items:

-------------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
                                                    Percent                  Percent                 Percent
                                                      of                        of                      of
                                                    Pre-tax                  Pre-tax                 Pre-tax
                                        1997        Income       1996        Income       1995       Income
-------------------------------------------------------------------------------------------------------------
Income tax computed at Federal
   statutory rates                   $2,227,269      34.0%    $1,706,825      34.0%    $1,450,631     34.0%
Tax effect of exclusion of interest income
   on obligations of states and
   political subdivisions              (714,061)    (10.9)      (712,075)    (14.2)      (601,178)   (14.1)
Reduction of interest expense incurred to
   carry tax-exempt assets               77,067       1.2         32,862        .6         61,693      1.5
State income taxes, net of federal
   tax benefit                           22,054        .3             --        --             --       --
Tax effect of dividends received
   deduction on preferred stock         (66,614)     (1.0)       (75,460)     (1.5)            --       --
Other                                    68,248       1.0          6,748        .1        (20,516)    (0.5)
-------------------------------------------------------------------------------------------------------------
                                     $1,613,963      24.6%    $  958,900      19.0%    $  890,630     20.9%
-------------------------------------------------------------------------------------------------------------

Amounts of deferred tax expense (benefit) attributable to individual temporary differences are:

-------------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31,
                                                   1997                  1996                     1995
-------------------------------------------------------------------------------------------------------------
Provision for loan loss                        $(108,557)               $(14,374)               $ (2,662)
Depreciation                                     (23,492)                (11,019)                (36,285)
Pension expense                                  (31,708)                  5,549                 (12,765)
Deferred revenue on real estate loans             23,727                  31,137                  32,914
Interest on non-accrual loans                    (74,710)                    631                  73,660
Amortization of intangible assets                (36,094)                (35,734)                  6,958
Other                                            (70,095)                    (75)                 14,827
-------------------------------------------------------------------------------------------------------------
                                               $(320,929)               $(23,885)               $ 76,647
-------------------------------------------------------------------------------------------------------------

Other assets include deferred income taxes of $705,579 and $500,385 at December 31, 1997 and 1996, respectively. Other liabilities include current taxes payable of $312,846 and $74,330 at December 31, 1997 and 1996, respectively. Income tax returns subsequent to 1996 are subject to examination by taxing authorities.

The tax effects of each type of significant item that gave rise to deferred taxes are:

-------------------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31,
                                                                   1997                              1996
-------------------------------------------------------------------------------------------------------------
Deferred tax asset
   Deferred loan fees                                          $   71,180                          $  94,907
   Allowance for loan losses                                      613,371                            504,814
   Interest on non-accrual loans                                  138,568                             63,858
   Accrued pension                                                128,855                             97,147
   Intangible asset                                                68,990                             32,896
   Other                                                          112,039                             41,944
-------------------------------------------------------------------------------------------------------------
     Deferred tax asset                                         1,133,003                            835,566
-------------------------------------------------------------------------------------------------------------
Deferred tax liability
   Net unrealized gain on securities available for sale          (273,232)                          (157,497)
   Depreciation                                                  (154,192)                          (177,684)
-------------------------------------------------------------------------------------------------------------
     Deferred tax liability                                      (427,424)                          (335,181)
-------------------------------------------------------------------------------------------------------------
     Net deferred tax asset                                    $  705,579                          $ 500,385
-------------------------------------------------------------------------------------------------------------

Note 9: Employee Benefit Plans
The Bank has a non-contributory, defined benefit pension plan for full-time employees over 21 years of age. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The net periodic pension cost consists of the following components: service cost (benefits earned during the year), interest costs on the projected benefit obligation, actual return on plan assets and the amount resulting from the amortization and deferral of certain items over 25 years. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.

The assumed interest rates used in computing benefits, expected return, and salary increases were 7.5%, 9.0%, and 5.0%, respectively, in 1997, and 7.5%, 9.0%, and 6.0% in 1996, respectively, and 8.5%, 9.0%, and 6.0% in 1995, respectively.

The Bank maintains a Defined Contribution "Profit-Sharing" Plan sponsored by the Virginia Bankers Association. The plan was amended effective January 1, 1997 to include a 401(k) savings provision which authorizes a maximum voluntary salary deferral of up to 15% of compensation (with a partial company match), subject to statutory limitations. The profit-sharing arrangement provides for an annual discretionary contribution to the account of each eligible employee based in part on the Bank's profitability for a given year, and on each participant's yearly earnings. All full-time employees with at least six months of service are eligible to participate. Contributions and earnings may be invested in various investment vehicles offered through the Virginia Bankers Association. Contributions and earnings are tax-deferred. An employee is 40% vested after four years of service, 60% after five years, 80% after six years, and fully vested after seven years. The amounts charged to expense under this plan were $244,617, $226,938 and $170,607 in 1997, 1996, and 1995, respectively.

The Mortgage Corporation maintains a Defined Contribution 401(k) savings plan (the "Plan") which authorizes a maximum voluntary salary deferral of up to 15% of compensation, subject to statutory limitations. All full-time employees who have attained the age of 18 and have at least one year of service are eligible to participate. The Mortgage Corporation reserves the right to set matching amounts each year. An employee is vested 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years. The amount charged to expense under the Plan was $50,000 for 1997. There was no matching contribution in 1996 or 1995.

The Bank adopted a Management Incentive Bonus Plan (the "Bonus") effective January 1, 1987. The Bonus is offered to selected members of management. The Bonus is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth rates of assets and deposits, (2) return on average assets, and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount are performed by the Board. Payment of the Bonus is based on individual performance and is paid in cash. Expense is accrued in the fiscal year of the specified bonus performance. Expenses under this plan were $136,700, $83,500, and $66,800 in 1997, 1996, and 1995, respectively. Additional Bonuses totaling $35,205, $37,278, and $44,218 were granted to employees not covered by the Management Incentive Bonus Plan in 1997, 1996, and 1995, respectively.

The following table sets forth the defined benefit plan's funded status and amounts recognized in the Consolidated Balance Sheet as of December 31, 1997 and 1996, computed as of October 1, 1997 and 1996:

-------------------------------------------------------------------------------------------------------------
                                                                          Year Ended December 31,
                                                                  1997                               1996
-------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation
   (includes vested benefits of $754,801 and
   $563,913, respectively)                                    $   798,249                        $   612,070
-------------------------------------------------------------------------------------------------------------
Projected benefit obligation for service rendered to date      (1,314,383)                        (1,014,681)
Plan assets at fair value                                       1,361,274                          1,042,093
-------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation
 (funded status)                                                   46,891                             27,412
Unrecognized net gain                                            (396,657)                          (368,148)
Unrecognized net obligation at October 1, 1987,
   being amortized over 25 years                                  (75,786)                           (81,199)
Unrecognized prior service cost                                    46,567                             49,671
-------------------------------------------------------------------------------------------------------------
Accrued pension cost included in other liabilities            $  (378,985)                       $  (372,264)
-------------------------------------------------------------------------------------------------------------

Net pension cost for 1997, 1996, and 1995 includes the following components:

-------------------------------------------------------------------------------------------------------------
                                                                     Year Ended December 31,
                                                       1997                   1996                     1995
-------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the year      $125,797                $ 99,057                $ 77,343
Interest cost on projected benefit obligation         75,968                  72,880                  55,912
Actual return on plan assets                         (93,629)                (87,149)                (78,899)
Net amortization and deferral                        (14,878)                (15,802)                (16,813)
-------------------------------------------------------------------------------------------------------------
Net pension costs for the year                      $ 93,258                $ 68,986                $ 37,543
-------------------------------------------------------------------------------------------------------------

Note 10: Deferred Compensation Plan
Effective December 1, 1989, the President retired from his position; he remains a member of the Board of Directors. In lieu of participation in the Corporation's pension plan, the retired President has received a deferred compensation contract to provide retirement benefits. The contract provides that one half of his highest annual compensation will be paid for life or for a minimum of ten years. An annuity contract payable to the Corporation has been purchased to fund this obligation. The retired President began receiving payouts on the annuity contract on March 1, 1990. The remaining balances of the annuity contract and the deferred compensation liability are recorded in other assets and other liabilities, respectively.

Note 11: Related Party Transactions
Loans to directors and officers totaled $1,506,000 and $1,760,000 at December 31, 1997 and 1996, respectively. New advances to directors and officers totaled $524,000 and repayments totaled $778,000 in the year ended December 31, 1997.

Note 12: Stock Options
Under the incentive stock option plan ("the Plan"), options to purchase common stock are granted to certain key employees of the Corporation. Options are issued to employees at a price equal to the fair market value of common stock at the date granted. One-third of the options granted become exercisable commencing one year after the grant date with an additional one-third becoming exercisable after each of the following two years. In 1983, the shareholders authorized 50,000 shares of common stock for issuance under the Plan. An additional 100,000 shares were authorized for the Plan in 1994. All options expire ten years from the grant date.

The Corporation applies APB Opinion 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for its Plan. Had compensation cost for the Plan been determined based on the fair value at the grant dates of options consistent with FASB Statement 123, the Corporation's net income and earnings per share would not have been materially different from those amounts shown on the statements of income for the years ended December 31, 1997, 1996, and 1995.

The fair value of each option granted during the years ended December 31, 1997, 1996, and 1995, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1997, 1996, and 1995, respectively; risk-free rate of 5.6, 6.2, and 6.2 percent and volatility of 20, 15, and 15 percent. The dividend yield and expected lives used in the pricing model was 3 percent and 8 years, respectively, for 1997, 1996, and 1995.

Transactions under the Plan for the periods indicated were as follows:

-----------------------------------------------------------------------------------------------------------
                                               1997                      1996                   1995
                                         ----------------         -----------------        ----------------
                                                 Exercise                  Exercise                Exercise
                                         Shares    Price*         Shares     Price*        Shares    Price*
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year         74,050   $ 18.37         62,400    $ 17.89        50,700   $ 16.65
Granted                                  16,850     25.00         14,250      18.75        14,050     20.59
Exercised                                (7,832)    15.06         (2,100)      6.14        (2,350)     7.26
Cancelled                                  (600)    18.25           (500)     20.50            --        --
-----------------------------------------------------------------------------------------------------------
Outstanding at end of year               82,468   $ 19.88         74,050    $ 18.37        62,400   $ 17.89
-----------------------------------------------------------------------------------------------------------

*Weighted average


Options exercisable at year end          52,690                   47,683                   40,183
Weighted-average fair value
    of options granted during the year  $  5.88                  $  4.20                  $  4.61
-----------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1997:

-------------------------------------------------------------------------------------------------------------
                                          Options Outstanding                         Options Exercisable
                            -------------------------------------------          ----------------------------
                                Number                                                Number
     Range of                 Outstanding     Remaining                            Exercisable
      Exercise              at December 31,  Contractual      Exercise           at December 31,     Exercise
       Prices                    1997           Life           Price*                 1997            Price*
-------------------------------------------------------------------------------------------------------------
$15.50 to 16.75                  6,500       1.6 years        $ 16.29                6,500           $ 16.29
$17.50 to 25.00                 75,968      7.26 years          20.19               46,190             18.95
-------------------------------------------------------------------------------------------------------------
$15.50 to 25.00                 82,468      6.82 years        $ 19.88               52,690           $ 18.62
-------------------------------------------------------------------------------------------------------------

*Weighted average

Note 13: Regulatory Requirements And Restrictions
The Corporation and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined) less goodwill. For both the Corporation and the Bank, Tier I capital consists of shareholders' equity excluding any net unrealized gain (loss) on securities available for sale less goodwill and total capital consists of Tier I capital and a portion of the allowance for loan losses. Risk weighted assets for the Corporation and the Bank were $207,698,000 and $203,065,000, respectively, at December 31, 1997 and $142,688,000 and
$137,977,000, respectively, at December 31, 1996. Management believes, as of December 31, 1997, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1997, the most recent notification from the Federal Reserve Bank and the FDIC categorized the Corporation and the Bank, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and the Bank must maintain total risk based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's actual capital amounts and ratios are presented in the table.

------------------------------------------------------------------------------------------------------------
                                                                                      To Be Well Capitalized
                                                                    For Capital      Under Prompt Corrective
                                                Actual           Adequacy  Purposes      Action Provisions
                                         -------------------     ------------------   ----------------------
                                         Amount        Ratio     Amount       Ratio      Amount      Ratio
------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
Total Capital (to Risk Weighted Assets)
   Corporation                         $ 31,586,661    15.2%   $ 16,615,840   >8.0%           N/A
                                                                              -
   Bank                                  26,915,847    13.3      16,245,200   >8.0   $ 20,306,500    >10.0%
                                                                              -                      -
Tier I Capital (to Risk Weighted Assets)
   Corporation                           29,353,302    14.1       8,307,920   >4.0            N/A
                                                                              -
   Bank                                  24,681,488    12.2       8,122,600   >4.0     12,183,900    > 6.0
                                                                              -                      -
Tier I Capital (to Average Assets)
   Corporation                           29,353,302    11.4       7,741,230   >3.0            N/A
                                                                              -
   Bank                                $ 24,681,488     9.7%   $  7,600,740   >3.0%  $ 12,667,900    > 5.0%
                                                                              -                      -
As of December 31, 1996:
Total Capital (to Risk Weighted Assets)
   Corporation                         $ 31,501,780    22.1%   $ 11,415,040   >8.0%           N/A
                                                                              -
   Bank                                  26,805,373    19.4      11,038,160   >8.0   $ 13,797,700    >10.0%
                                                                              -                      -
   Corporation                           29,716,780    20.8       5,707,520   >4.0            N/A
                                                                              -
   Bank                                  25,078,373    18.2       5,519,000   >4.0      8,278,620    > 6.0
                                                                              -                      -
   Corporation                           29,716,780    12.2       7,309,830   >3.0            N/A
                                                                              -
   Bank                                $ 25,078,373    10.5%   $  7,184,399   >3.0%  $ 11,973,999    > 5.0%
                                                                              -                      -
------------------------------------------------------------------------------------------------------------

Note 14: Commitments And Financial Instruments With Off-Balance-Sheet Risk
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments to sell loans, and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The total contract amount of standby letters of credit, whose contract amounts represent credit risk, was $3,211,000 and $2,980,000 at December 31, 1997 and 1996, respectively.

Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contract prior to funding. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The total amount of loan commitments was $23,110,000 and $19,883,000 at December 31, 1997 and 1996,
respectively.

Commitments to sell loans are designed to eliminate the Mortgage Corporation's exposure to fluctuations in interest rates in connection with loans held for sale. The Mortgage Corporation sells all of the residential mortgage loans it originates to third party investors, some of whom require the repurchase of loans in the event of early default or faulty documentation. Mortgage loans and their related servicing rights are sold under agreements that define certain eligibility criteria for the mortgage loan. Recourse periods vary from 90 days up to one year and conditions for repurchase vary with the investor. Mortgages subject to recourse are collateralized by single family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance, or are insured or guaranteed by an agency of the United States government.

At December 31, 1997, the Mortgage Corporation had locked rate commitments to originate mortgage loans amounting to approximately $21,670,000. The Mortgage Corporation has entered into mandatory commitments, on a best-effort basis, to sell loans of approximately $46,195,000. Risks arise from the possible inability of counterparties to meet the terms of their purchase contracts. The Mortgage Corporation does not expect any counterparty to fail to meet its obligations.

As of December 31, 1997, the Corporation had $3,295,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposits Insurance Corporation (FDIC).

The Mortgage Corporation is committed under noncancelable operating leases for certain office locations. Rent expense associated with these operating leases was $244,000 and $191,000 for the years ending December 31, 1997 and 1996, respectively.

Future minimum lease payments under these leases are as follows:
----------------------------------------------------------------------------
                                       Year Ending December 31,
----------------------------------------------------------------------------
                               1998                               $  272,032
                               1999                                  132,963
                               2000                                   22,629
----------------------------------------------------------------------------
                                                                  $  427,624
----------------------------------------------------------------------------

Note 15: Disclosures Concerning The Fair Market Value Of Financial Instruments The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. Loan commitments are conditional and subject to market pricing and, therefore, do not reflect a gain or loss on market value. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on estimated costs to terminate them or otherwise settle the obligations with the counterparties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and short-term investments. The nature of these instruments and their relatively short maturities provide for the reporting of fair value equal to the historical cost.

Investment securities. The fair value of investment securities is based on quoted market prices.

Loans. The estimate of the fair value of the loan portfolio is estimated based on present values using applicable spreads to the U.S. Treasury curve.

Deposits. The fair value of all demand accounts is the amount payable at the report date. For all other deposits, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Loans held for sale. The fair value of loans held for sale is estimated based on commitments into which individual loans will be delivered.

------------------------------------------------------------------------------------------------------------
                                                                          December 31,
                                                          1997                               1996
                                               ---------------------------         -------------------------
                                               Carrying          Estimated         Carrying        Estimated
(Dollars in thousands)                          Amount          Fair Value          Amount        Fair Value
------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and short-term investments             $  8,871         $   8,871         $  8,799          $  8,799
   Investment securities                         75,720            77,479           85,569            86,605
   Net loans                                    154,745           154,769          136,732           140,611
   Loans held for sale, net                      24,479            24,807           12,284            12,515
Financial liabilities:
   Demand deposits                              130,401           130,494          122,657           123,414
   Time deposits                                101,113           101,275           93,765            92,974
   Short-term borrowings                          9,336             9,336            5,055             5,054
Off-balance sheet items:
   Letters of credit                                 --             3,211               --             2,980
   Unused portions of lines of credit                --            23,110               --            19,883
------------------------------------------------------------------------------------------------------------

Note 16: Branch Acquisition
On February 23, 1996, the Corporation acquired approximately $7.8 million of the deposits of a Crestar Bank branch office located in West Point, Virginia. The premium paid for these deposits is being amortized on a straight-line basis over the expected period of benefit.

In 1995, the Corporation purchased two branches in Middlesex and Tappahannock, Virginia, and the related deposits from First Union National Bank. The Corporation received $19,368,958 in cash, $698,144 in premises and equipment, plus other assets in exchange for the assumption of $22,375,850 in deposit liabilities. The excess of cost over fair market value of net assets acquired is classified as an intangible asset that is included in other assets on the balance sheet. This intangible asset is being amortized on a straight-line basis over the expected period of benefit.

Note 17: Parent Company Condensed Financial Information
Financial information for the Parent Company as of and for the years ended December 31, 1997 and 1996, is as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                 December 31,
Balance Sheet                                                        1997                           1996
-----------------------------------------------------------------------------------------------------------------------
Assets
   Cash                                                        $       112,456                   $    14,976
   Investment securities available for sale                          4,295,669                     4,607,059
   Other assets                                                        613,874                       119,700
   Investments in subsidiary                                        26,935,994                    27,525,661
-----------------------------------------------------------------------------------------------------------------------
     Total assets                                              $    31,957,993                   $32,267,396
-----------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
   Other liabilities                                           $       157,460                   $    52,887
   Shareholders' equity                                             31,800,533                    32,214,509
-----------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                $    31,957,993                   $32,267,396
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                        Years Ended December 31,
Statement of Income                                        1997                  1996                1995
-----------------------------------------------------------------------------------------------------------------------
Interest income on investment securities               $    295,477          $    319,001        $    60,362
Interest income on loans                                     21,573                    --                 --
Dividends received from bank subsidiary                   5,420,044             3,591,698          5,379,225
Distributions in excess of equity in net
 income of subsidiary                                      (672,045)                   --         (2,063,442)
Equity in undistributed net income of subsidiary                 --               195,640                 --
Other expenses                                             (128,222)              (45,165)              (213)
-----------------------------------------------------------------------------------------------------------------------
   Net income                                          $  4,936,827          $  4,061,174        $ 3,375,932
-----------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------
                                                                                 Years Ended December 31,
Statement of Cash Flows                                               1997                  1996                1995
-----------------------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                       $ 4,936,827          $ 4,061,174          $ 3,375,932
Adjustments to reconcile net income to net
   cash provided by operating activities:
   Distributions in excess of equity in net income of subsidiary     672,045                   --            2,063,442
   Equity in undistributed earnings of subsidiary                         --             (195,640)                  --
   (Decrease) increase in other assets                              (494,174)             314,912              (22,637)
   Increase (decrease) in other liabilities                           31,767             (294,040)              22,637
-----------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                       5,146,465            3,886,406            5,439,374
-----------------------------------------------------------------------------------------------------------------------
Investing activities:
Sale of investments                                                2,083,893              282,500                   --
Purchase of investments                                           (1,557,413)            (739,536)          (4,086,950)
-----------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities               526,480             (457,036)          (4,086,950)
-----------------------------------------------------------------------------------------------------------------------
Financing activities:
Repurchase of common stock                                        (4,331,201)          (2,126,503)                  --
Dividends paid                                                    (1,369,788)          (1,365,187)          (1,315,525)
Proceeds from the issuance of stock                                  125,524               12,885               17,072
-----------------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                          (5,575,465)          (3,478,805)          (1,298,453)
-----------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents             97,480              (49,435)              53,971
Cash at beginning of year                                             14,976               64,411               10,440
-----------------------------------------------------------------------------------------------------------------------
Cash at end of year                                              $   112,456          $    14,976          $    64,411
-----------------------------------------------------------------------------------------------------------------------

Note 18: Quarterly Condensed Statements Of Income - Unaudited

-------------------------------------------------------------------------------------------------------------
                                                                     1997 Quarter Ended
In thousands (except per share)                     March 31           June 30     September 30   December 31
-------------------------------------------------------------------------------------------------------------
Total interest income                                $ 4,750           $ 4,844          $ 5,013       $ 5,156
Net interest income after provision for loan losses    2,842             2,784            2,888         2,917
Other income                                           1,145             1,420            1,979         2,114
Other expenses                                         2,504             2,636            3,049         3,349
Income before income taxes                             1,483             1,568            1,818         1,682
Net income                                             1,174             1,223            1,334         1,206
Earnings per common share - assuming dilution        $   .55           $   .63          $   .69       $   .63
Dividends per common share                               .16               .18              .18           .18
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                                     1996 Quarter Ended
In thousands (except per share)                     March 31           June 30     September 30   December 31
-------------------------------------------------------------------------------------------------------------
Total interest income                                $ 4,375           $ 4,541          $ 4,645       $ 4,772
Net interest income after provision for loan losses    2,481             2,609            2,714         2,831
Other income                                             733             1,324            1,317         1,305
Other expenses                                         2,347             2,542            2,673         2,732
Income before income taxes                               867             1,391            1,358         1,404
Net income                                               729             1,136            1,069         1,127
Earnings per common share - assuming dilution        $   .33           $   .51          $   .48       $   .52
Dividends per common share                               .15               .15              .15           .16
-------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT


[YHB Logo]




The Board of Directors and Shareholders
C&F Financial Corporation


We have audited the accompanying consolidated balance sheets of C&F Financial Corporation and subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of C&F Financial Corporation and subsidiary for the years December 31, 1996 and 1995 were audited by other auditors whose report, dated January 17, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&F Financial Corporation and subsidiary at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, P.C.
_______________________________


January 15, 1998
Winchester, Virginia

INVESTOR INFORMATION

Annual Meeting of Shareholders
The annual meeting of shareholders of C&F Financial Corporation will be held at 3:30pm on Tuesday, April 21, 1998 at the van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. All shareholders are cordially invited to attend.

Stock Price Information
Effective January 22, 1998, the Corporation's common stock is traded on the over-the-counter market and is listed for quotation on the Nasdaq Stock Market National Market System under the symbol "CFFI." Prior to this date the Corporation's Common Stock appeared on the Nasdaq Bulletin Board Listing. As of February 9, 1998 there were approximately 1,057 shareholders of record. Following are the high and low closing prices in 1997 and 1996. The 1997 information was obtained from the Nasdaq Bulletin Board Listing. The 1996 information was obtained from internal shareholder records kept by C&F Financial Corporation as the Corporation acted as its own transfer agent during this period. Over-the-counter market quotations reflected inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

-------------------------------------------------------------------------------------------------------------
                                                                    1997                         1996
-------------------------------------------------------------------------------------------------------------
Quarter                                                     High            Low           High          Low
-------------------------------------------------------------------------------------------------------------
First                                                     $ 21.25        $ 17.50        $ 20.50      $ 18.75
Second                                                      21.50          20.00          19.75        18.75
Third                                                       22.50          20.75          19.00        18.50
Fourth                                                      26.50          21.00          20.00        18.00
-------------------------------------------------------------------------------------------------------------

Stock Transfer Agent
American Stock Transfer & Trust Company serves as transfer agent for the Corporation. You may write them at 40 Wall Street, New York, NY 10005 or telephone them toll-free at 1-800-937-5449.

Annual Report on Form 10-K and Additional Information
A copy of Form 10-K as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request. Requests for this or other financial information about C&F Financial Corporation should be directed to:

Tom Cherry
Vice President and Chief Accounting Officer
C&F Financial Corporation
P.O. Box 391
West Point, VA 23181

DIRECTORS AND ADVISORS

C&F Financial Corporation / Citizens And Farmers Bank
-----------------------------------------------------

J. P. CAUSEY JR.*+
Senior Vice President, Secretary & General Counsel
Chesapeake Corporation

LARRY G. DILLON*+
Chairman, President & CEO
C&F Financial Corporation Citizens and Farmers Bank

P. L. HARRELL+
President
Old Dominion Grain, Inc.


JAMES H. HUDSON III*+
Attorney-at-Law
Hudson & Bondurant, P.C.

JOSHUA H. LAWSON+
President
Thrift Insurance Corporation

WILLIAM E. O'CONNELL JR.*+
Professor of Business
The College of William and Mary

STURE G. OLSSON*+
Retired Chairman of the Board
Chesapeake Corporation


PAUL C. ROBINSON+
Owner & President
Francisco, Robinson & Associates, Realtors

W. T.  ROBINSON*+
Past Chairman of the Board
C&F Financial Corporation Citizens and Farmers Bank

THOMAS B. WHITMORE JR.+
Retired President
Whitmore Chevrolet, Oldsmobile, Pontiac Co., Inc.

* C&F Financial Corporation Board Member
+ Citizens and Farmers Bank Board Member



C&F Mortgage Corporation
------------------------

J. P. CAUSEY JR.
Senior Vice President, Secretary & General Counsel
Chesapeake Corporation

LARRY G. DILLON
Chairman of the Board

JAMES H. HUDSON III
Attorney-at-Law
Hudson & Bondurant, P.C.

BRYAN E. MCKERNON
President & Chief Executive Officer
C&F Mortgage Corporation

WILLIAM E. O'CONNELL JR.
Professor of Business
The College of William and Mary


C&F Investment Services. Inc.
-----------------------------

LARRY G. DILLON
President

ERIC F. NOST
Vice President

BRAD E. SCHWARTZ
Treasurer

GARI B. SULLIVAN
Senior Vice President & Secretary


Independent Public
Accountants
------------------

Yount, Hyde & Barbour, P.C.
Winchester, VA


Corporate Counsel
-----------------

Hudson & Bondurant, P.C.
West Point, VA


Varina Advisory Board
---------------------

ROBERT A. CANFIELD
Attorney-at-Law
Canfield, Moore, Shapiro,
Sease & Baer

SUSAN R. FERGUSON

REGGIE H. NELSON IV
Partner
Colonial Acres Farm

ROBERT F. NELSON
Professional Engineer
Engineering Design Associates

PHIL T. RUTLEDGE
Retired Deputy County Manager
County of Henrico

SANDRA W. SEELMANN
Real Estate Broker/Owner
Varina & Seelmann Realty

OFFICERS AND LOCATIONS

Citizens And Farmers Bank
-------------------------

ADMINISTRATIVE OFFICE
802 Main Street
West Point, Virginia 23181
(804) 843-2360

Larry G. Dillon *
Chairman of the Board & Chief Executive Officer

Brad E. Schwartz *
Senior Vice President

Gari B. Sullivan *
Senior Vice President & Secretary

Howard P. Wilkinson
Senior Vice President & Chief Lending Officer

Leslie A. Campbell
Vice President

Thomas F. Cherry *
Vice President & Chief Accounting Officer

Sandra S. Fryer
Vice President

Deborah R. Nichols
Vice President, Branch Administration

Julia L. Gresham
Assistant Vice President

William B. Littreal
Assistant Vice President

Susan B. Milby
Assistant Vice President


WEST POINT - MAIN OFFICE
802 Main Street
West Point, Virginia 23181
(804) 843-2360

LONGHILL ROAD
Sandra C. St.Clair
Assistant Vice President & Branch Manager
4780 Longhill Road
Williamsburg, Virginia 23188
(757) 565-0593

MIDDLESEX
N. Susan Gordon
Branch Manager
Route 33 at Route 641
Saluda, Virginia 23149
(804) 758-3641

NORGE
Alec J. Nuttall
Assistant Vice President & Branch Manager
7534 Richmond Road
Norge, Virginia 23127
(757) 564-8114

PROVIDENCE FORGE
James D. W. King
Vice President & Branch Manager
3501 N. Courthouse Road
Providence Forge, Virginia 23140
(804) 966-2264


QUINTON
Mary T. "Joy" Whitley
Assistant Vice President & Branch Manager
2580 New Kent Highway
Quinton, Virginia 23141
(804) 932-4383

TAPPAHANNOCK
Douglas M. "Judge" Smith
Assistant Vice President & Branch Manager
1649 Tappahannock Boulevard
Tappahannock, Virginia 22560
(804) 443-2265

VARINA
Tracy E. Pendleton
Assistant Vice President & Branch Manager

W. Kendall Lipscomb
Assistant Vice President
Route 5 at Strath Road
Richmond, Virginia 23231
(804) 795-7000

WEST POINT - 14TH STREET
Karen T. Richardson
Assistant Vice President & Branch Manager
415 Fourteenth Street
West Point, Virginia 23181
(804) 843-2708

LOAN PRODUCTION OFFICE
Terrence C. Gates
Vice President, Real Estate Construction
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 330-8300


* Officers of C&F Financial Corporation



C&F Mortgage Corporation
------------------------

ADMINISTRATIVE OFFICE
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 330-8300

Bryan E. McKernon
President & Chief Executive Officer

Mark A. Fox
Executive Vice President & Chief Financial Officer

Theresa M. Dougherty
Vice President & Senior Underwriter

Donna G. Jarratt
Vice President & Project Manager

ANNAPOLIS, MARYLAND
Larry Roussil
Vice President & Branch Manager
2191 Defense Highway, Suite 200
Crofton, Maryland 21114
(410) 721-6770

BELAIR, MARYLAND
David A. Lehnerd
Vice President & Branch Manager
2105 Laurel Bush Road, Suite 201
Belair, Maryland 21015
(410) 569-0479


CHARLOTTESVILLE
Philip N. Mahone
Vice President & Branch Manager

William E. Hamrick
Vice President & Branch Manager
114 Whitewood Road, Suite 2
Charlottesville, Virginia 22901
(804) 974-1450

CHESTER
Stephen L. Fuller
Vice President & Branch Manager
4517 West Hundred Road
Chester, Virginia 23831
(804) 748-2900

NEWPORT NEWS
Linda H. Gaskins
Vice President & Branch Manager
703 Thimble Shoals Boulevard, Suite C4
Newport News, Virginia 23606
(757) 873-8200

RICHMOND
Thomas A. Gill
Vice President & Branch Manager

Donald R. Jordan
Vice President & Richmond Production Manager
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 330-8300


RICHMOND WEST
Page C. Yonce
Vice President & Branch Manager
7231 Forest Avenue, Suite 202
Richmond, Virginia 23226
(804) 673-3453

WILLIAMSBURG
Irving E. "Ed" Jenkins
Vice President & Branch Manager
3279-A Lake Powell Road
Williamsburg, Virginia 23185
(757) 259-1200


C&F Investment Services, Inc.
-----------------------------

Eric F. Nost
Vice President & Manager
417 Fourteenth Street
West Point, Virginia 23181
(804) 843-4584
(800) 853-3863

Douglas L. Hartz
Assistant Vice President
2580 New Kent Highway
Quinton, Virginia 23141
(804) 932-4383