Form 10-K, Exhibit 13
period 1998-12-31
C & F FINANCIAL CORP
filed 1999-03-08
CIK 913341

[C&F LOGO]
                                    FINANCIAL
                                   CORPORATION

                                      1998
                                     ANNUAL
                                     REPORT

CONTENTS


Financial Highlights            1
The C&F Mission                 2
From the President              3
The C&F Values Statement        4
The Y2K Challenge               6
Services                        8
Company Financials              9
Independent Auditor's Report   44
Investor Information           45
Directors and Advisors         46
Officers and Locations         47

[C&F LOGO]

RETURN ON AVERAGE EQUITY           RETURN ON AVERAGE ASSETS
    1998      17.81                    1998      2.03
    1997      16.08                    1997      1.90
    1996      12.66                    1996      1.65
    1995      11.08                    1995      1.60


                                   [C&F LOGO]
                           C&F FINANCIAL CORPORATION
                           1998 FINANCIAL HIGHLIGHTS


NET INCOME                      EARNINGS PER SHARE
    1998      6,134,036           1998      1.56
    1997      4,936,827           1997      1.25
    1996      4,061,174           1996      0.92
    1995      3,375,932           1995      0.76


C&F Financial Corporation (the "Corporation") is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly owned subsidiary, Citizens and Farmers Bank, offers quality general banking services to individuals, professionals, and small businesses through nine branch offices serving the surrounding towns and counties. Citizens and Farmers Bank has three wholly owned subsidiaries. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through six offices in Virginia and two offices in Maryland. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc., offers title insurance services. Trust services are provided in association with The Trust Company of Virginia.

OUR MISSION

It is the mission of the directors, officers, and staff to maximize the long-term wealth of the shareholders of C&F Financial Corporation through Citizens and Farmers Bank and its other subsidiaries.
      We believe we provide a superior value when we balance long-term and short-term objectives to achieve both a competitive return on investment and a consistent increase in the market value of the Corporation's stock.
      This must be achieved while maintaining adequate liquidity and safety standards for the protection of all of the Corporation's interested parties, especially its depositors and shareholders.
      This mission will be accomplished by providing our customers with distinctive service and quality financial products which are responsive to their needs, fairly priced, and delivered promptly and efficiently with the highest degree of accuracy and professionalism.

                            LETTER FROM THE PRESIDENT

                            DEAR FELLOW SHAREHOLDERS

It is a great pleasure to present this report covering the financial results of C&F Financial Corporation for 1998. For the third year in a row, your Corporation's net income has increased by more than 20% over the previous year's results.
      Net income reached a record $6,134,036 for the year, a 24.3% increase over the previous record of $4,936,827 earned in 1997. Earnings per share rose to $1.56, a 24.8% improvement over 1997's $1.25. Net income for 1998 resulted in a return on average assets of 2.03% and a return on average equity of 17.81% versus 1.90% and 16.08%, respectively, for 1997. As of September 30, our state banking peers showed an average of 1.34% return on average assets and a 12.40% return on average equity. Total assets increased $43 million, going from $278 million in 1997 to $321 million at year-end 1998. Deposits rose from $232 million to $252 million.
      We take great pride in reporting that C&F Financial Corporation was rated as one of the top 50 community banks in the country in the July 1998 issue of U.S. Banker. This recognition was based on five financial criteria, including return on assets, return on equity, efficiency ratio, nonperforming assets ratio, and leverage ratio.
      Our success in 1998 was augmented by substantial contributions from our subsidiary corporations. C&F Mortgage Corporation saw a significant jump in both loan production and net income. Loan volume increased from $286 million in 1997 to $524 million in 1998. One very positive result of this increased production at the Mortgage Corporation was that it led to increased title insurance business for C&F Title Agency, Inc. This subsidiary posted an increase in its net income of over 200%. The addition of these two subsidiaries has resulted in much higher income results for C&F Financial Corporation as well as better service and products for our customers.
      Our other subsidiary, C&F Investment Services, Inc., continues to experience significant growth in both its business and profitability. Assets under management grew 29% in 1998 and now exceed $66 million. Our ability to offer this line of business, which is in high demand by our customers, encourages them to maintain more of their relationships with us on a long-term basis.
      Our strong financial performance had a positive influence on C&F Financial Corporation stock during 1998. In January, the

Our Values

We believe that excellence is the standard for all we do, achieved by encouraging and nourishing: respect for others; honest, open communication; individual development and satisfaction; a sense of ownership and responsibility for the Corporation's success; participation, cooperation, and teamwork; creativity, innovation, and initiative; prudent risk taking; and recognition and rewards for achievement.
      We believe that we must conduct ourselves morally and ethically at all times and in all relationships.
      We believe that we have an obligation to the well-being of all the communities we serve.
      We believe that our officers and staff are our most important assets, making the critical difference in how the Corporation performs and, through their work and effort, separate us from all competitors.

The Citizens & Farmers Bank Board of Directors (from back to front and left to right): Paul C. Robinson, Bryan E. McKernon, James H. Hudson III,
J.P. Causey Jr., P.L. Harrell, Larry G. Dillon, William E. O'Connell, Jr., Joshua H. Lawson, Reginald H. Nelson IV, Thomas B. Whitmore Jr. (Not pictured:
Sture G. Olsson.)

stock was listed for the first time on the NASDAQ National Market and the price jumped 54% within a one-month period. During the year, your Board of Directors increased the quarterly dividend three times, taking it from $.09 per share to $.12, a 33% increase. Additionally, your Board declared a two-for-one stock split in June. The combination of these events has resulted in a higher market value for our stock as well as significantly improved cash income for our shareholders.
      The year 1998 brought many changes to your Corporation, not the least of which was the retirement of past Chairman and President W. T. "Bill" Robinson from the Board of Directors. Mr. Robinson devoted over fifty years to the management of this organization and he will be sorely missed. In honor of his many years of outstanding leadership, Mr. Robinson was named Chairman of the Board Emeritus of Citizens and Farmers Bank.
      The Board of Citizens and Farmers Bank was fortunate to have two new additions during the year. Bryan E. McKernon, President and CEO of C&F Mortgage Corporation, was elected in August, and in November, Reginald H. Nelson IV, a member of the Bank's Varina Advisory Board since its inception, was elected. Both of these gentlemen bring tremendous knowledge and experience to the Board and we look forward to many years of their guidance.
      During 1998, a significant amount of time and resources were spent on training to improve our customer service skills. Not only did we institute the training, we commenced the implementation of monitoring the level of service we provide by using "mystery shoppers" who evaluate and grade each staff member providing service to them. In addition, we now receive a more accurate evaluation of our customer contact areas through customer surveys. Based on the scores our "shoppers" are giving us, and the increased number of compliments we are receiving from our customers, our initiatives are proving very successful.
      As part of our efforts to meet the needs of our customers, the Bank began offering a new "Generations Gold" checking account for our customers during the fourth quarter of 1998. Not only does this new account provide value to our customers by giving them discounts on frequently purchased items, it also helps us increase customer retention, improve our fee income, maintain the loyalty of local merchants, and distinguish our products from those of our competition. In the short time in which this new account has been offered, it has been positively received and we look forward to its great success.
      We anticipate that 1999 will be another year of positives for your Corporation. A new office in the Lynchburg area has already been approved for C&F Mortgage Corporation and Citizens and Farmers Bank has recently approved a new office in the City of Williamsburg. This office will house not only the Bank, but also the Williamsburg office of C&F Mortgage Corporation and an investment advisor for C&F Investment Services, Inc.
      We have waited to introduce electronic banking until the creation of a genuine demand on the part of our customers would make it financially prudent to do so. With the growing popularity of the Internet, we now believe that we have reached this point and plan to make this service available during the second half of 1999. Electronic banking will allow our customers to handle their banking transactions and inquiries from the convenience of their homes via the Internet.
      Also in 1999, we will sharpen our focus on lending by increasing our volume in all lending areas while placing more

MEETING
THE YEAR 2000 CHALLENGE

For years, software programmers used just two digits to represent a specific year, failing to envision the consequences of having to distinguish dates in one century from those in another. Now that we are approaching the year 2000, this error must be corrected.

At C&F Financial Corporation, we have been particularly diligent in protecting the interests of our customers. A committee was established in 1997 to oversee and prepare for all the implications of this situation and has made excellent progress throughout 1998 to assure that the Corporation is well prepared to enter the new century smoothly.

Substantially all major testing has now been completed. The minor problem areas identified will be addressed in the next few months. As a result, we anticipate being fully prepared for the Y2K challenge, including back-up plans, well before year-end.

emphasis on the commercial and small business markets. We increased our lending staff during 1998 and anticipate the addition of several staff members during 1999.
      The year 1999 will also see much time and effort spent on dealing with the potential "Y2K" year-end computer problem. A Y2K Committee was established in 1997 to oversee and prepare for all the implications of this situation and has made excellent progress throughout 1998 assuring that the Corporation is well prepared. Substantially all major testing has now been completed with results showing only minor problem areas which will be addressed in the next few months. We anticipate being fully prepared for this event, including back-up plans, well before year-end.
      While we continue to make many changes to our organization, our philosophy remains the same. We are a locally owned and service-oriented organization and believe that now, more than ever, there is a real opportunity for community banks--banks where the staff knows the customers by name, where they ask, "How's your family?"; banks where customers see the same staff that was there last week, last month, etc. The friendly, personal touch is what customers want and this is what we intend to deliver.
       We will deliver this friendly, personal service in a professional manner and at the same time offer all of the financial services that our customers need. C&F is now a full financial services corporation. We offer a full range of banking services, full mortgage services, full investment services, and through our affiliation with The Trust Company of Virginia, full trust services. We believe we are in the right setting with the right tools to take advantage of our financial strength and stability. We have the foundation upon which to grow, adapt to change, and still be profitable. We have adapted in the past, we will in the future, and we will always be willing to take on short-term losses to increase our long-term gains. As a result, we believe we have a very bright future.
      The many successes we have experienced would not have been possible were it not for the hard work and commitment of our officers and staff. Our thanks to them for their dedicated service and to our Board of Directors for their continued guidance and support. Our thanks also to each of you for your continued confidence in C&F Financial Corporation and for your patronage and referrals of prospective customers as we strive to keep this a strong, highly profitable organization.


                                                        /s/ Larry G. Dillon
                                                          LARRY G. DILLON
                                                   CHAIRMAN, PRESIDENT, AND
                                                    CHIEF EXECUTIVE OFFICER

BANKING SERVICES

Citizens and Farmers Bank offers a wide array of general banking services to individuals, professionals, and small businesses through nine branch offices. These services include a variety of checking and savings deposit accounts, as well as business, home equity, automobile, and other installment loans. Our goal is to help our customers live better for less by offering savings accounts with competitive rates of interest and smart borrowing solutions that meet their needs.
      For the convenience of our customers, the Bank offers extended drive-through hours, ATMs at all locations, credit card services, trust services, traveler's checks, money orders, safe deposit rentals, collections, notary public, and wire services. In addition, the Bank's 24-hour telephone banking service provides assistance to our customers around the clock.

MORTGAGE AND TITLE SERVICES

C&F Mortgage Corporation originates single-family residential loans from eight locations in Virginia and Maryland. C&F Mortgage offers programs designed for home purchases, the first-time home buyer, and home mortgage refinancing. By originating and selling residential mortgages, C&F Mortgage Corporation is able to offer competitive fixed- and adjustable-rate mortgages.
      One of the distinctive features of C&F Mortgage Corporation is our commitment to work closely with our customers and to provide the best possible information so that they can choose the mortgage that is right for them. A mortgage loan officer is dedicated to each account, minimizing paperwork, reducing response time, and accelerating approvals. As a convenience to our mortgage customers, we provide title searches and title insurance through C&F Title Agency, Inc.

INVESTMENT COMPANY

C&F Investment Services, Inc. provides a full range of brokerage services, giving our customers a broad spectrum of financial tools to address their needs and realize their aspirations. Personal financial planners help our customers pinpoint their goals and craft a long-term plan for achieving them. They then help customers choose investment vehicles, whether they be stocks, bonds, or mutual funds, to create a portfolio that matches their objectives and tolerance for risk. Our personal financial planners follow up with customers to ensure that their portfolio allocation remains appropriate for their investment profile. On-site investment planning is available at all Citizens & Farmers Bank branch offices.

                               COMPANY FINANCIALS

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                                   [C&F LOGO]

The following discussion provides information about the major components of the results of operations, financial condition, liquidity, and capital resources of C&F Financial Corporation and subsidiary (the "Corporation"). This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements.

FIVE-YEAR FINANCIAL SUMMARY

-------------------------------------------------------------------------------------------------------------------------
                                           1998              1997              1996              1995             1994
-------------------------------------------------------------------------------------------------------------------------
Selected Year-End Balances:
Total assets                           $320,863,629     $278,105,969      $256,671,312      $238,995,329     $189,672,758
Total capital                            36,647,493       31,800,533        32,214,509        31,818,296       28,809,166
Total loans (net)                       169,918,428      154,744,620       136,732,017       110,012,320      102,649,919
Total deposits                          251,673,159      231,513,152       216,422,556       204,001,334      158,811,959
-------------------------------------------------------------------------------------------------------------------------
Summary of Operations:
Interest income                          22,617,509       19,763,048        18,332,998        15,686,897       13,649,428
Interest expense                          9,558,059        8,002,301         7,667,619         6,526,880        4,861,516
-------------------------------------------------------------------------------------------------------------------------
Net interest income                      13,059,450       11,760,747        10,665,379         9,160,017        8,787,912
Provision for loan losses                   600,000          330,000            30,000                --            7,831
-------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan losses             12,459,450       11,430,747        10,635,379         9,160,017        8,780,081
Other income                             11,009,622        6,657,608         4,678,915         1,233,267          996,654
Operating expenses                       14,981,685       11,537,565        10,294,220         6,126,722        4,867,502
-------------------------------------------------------------------------------------------------------------------------
Income before taxes                       8,487,387        6,550,790         5,020,074         4,266,562        4,909,233
Income tax expense                        2,353,351        1,613,963           958,900           890,630        1,170,839
-------------------------------------------------------------------------------------------------------------------------
Net income                             $  6,134,036      $ 4,936,827       $ 4,061,174       $ 3,375,932      $ 3,738,394
-------------------------------------------------------------------------------------------------------------------------
Per share(1)
  Earnings per common share--
     assuming dilution                        $1.56            $1.25              $.92              $.76             $.84
   Dividends                                    .44              .35               .31               .30              .28
-------------------------------------------------------------------------------------------------------------------------
Weighted average number of
   shares--assuming dilution              3,919,775        3,952,756         4,426,000         4,472,956        4,467,906
-------------------------------------------------------------------------------------------------------------------------

(1) Per share data has been restated to reflect the two-for-one stock split in July 1998.

Significant Ratios

------------------------------------------------------------------------------------
                                      1998                   1997                1996
------------------------------------------------------------------------------------
Return on average assets               2.03%                 1.90%               1.65%
Return on average equity              17.81                 16.08               12.66
Dividend payout ratio                 27.70                 27.75               33.62
Average equity to average assets      11.42                 11.81               13.06
------------------------------------------------------------------------------------

Overview
Net income totaled $6.1 million in 1998, an increase of 24.3% over 1997. In 1997, net income totaled $4.9 million, a 21.6% increase over 1996. Earnings per share were $1.56, $1.25, and $.92 in 1998, 1997, and 1996, respectively. The increase in earnings per share was a result of higher net income and the repurchase of 119,803 shares of the Corporation's common stock in October of 1996 and 204,683 shares of the Corporation's common stock on April 4, 1997.

Profitability as measured by the Corporation's return on average equity (ROE) was 17.81% in 1998, up from 16.08% in 1997, and 12.66% in 1996. Another key indicator of performance, the return on average assets (ROA) for 1998 was 2.03%, compared to 1.90% and 1.65% for 1997 and 1996, respectively.

TABLE 1: AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES

The following table shows the average balance sheets for each of the years ended December 31, 1998, 1997, and 1996. In addition, the amounts of interest earned on earning assets, with related yields and interest on interest-bearing liabilities, together with the rates, are shown. Loans include loans held for sale. Also, loans placed on a non-accrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on tax-exempt securities is on a taxable-equivalent basis, which was computed using the federal corporate income tax rate of 34% for all three years.

---------------------------------------------------------------------------------------------------------------------------------
                                              1998                              1997                              1996
                                   Average   Income/     Yield/        Average   Income/    Yield/       Average  Income/  Yield/
(Dollars in thousands)             Balance   Expense      Rate         Balance   Expense     Rate        Balance  Expense   Rate
---------------------------------------------------------------------------------------------------------------------------------
Assets
Securities:
   Taxable                        $  33,607   $ 2,359      7.02%      $ 37,309   $ 2,737     7.34%     $  49,102  $ 3,595    7.32%
   Tax-exempt                        42,606     3,590      8.43         39,554     3,388     8.57         41,015    3,629    8.85
---------------------------------------------------------------------------------------------------------------------------------
   Total securities                  76,213     5,949      7.81         76,863     6,125     7.97         90,117    7,224    8.02
Loans, net                          206,353    17,790      8.62        165,168    14,656     8.87        136,089   12,139    8.92
Interest-bearing deposits
   in other banks                     1,088        69      6.34          1,251        68     5.44          3,178      172    5.41
---------------------------------------------------------------------------------------------------------------------------------
   Total earning assets             283,654   $23,808      8.39%       243,282   $20,849     8.57%       229,384  $19,535    8.52%
Reserve for loan losses              (2,451)                            (2,032)                           (1,915)
Total non-earning assets             20,484                             18,708                            18,384
---------------------------------------------------------------------------------------------------------------------------------
   Total assets                   $ 301,687                           $259,958                         $ 245,853
---------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Time and savings deposits:
   Interest-bearing deposits      $  37,178   $   901      2.42%    $   34,594   $   890     2.57%     $  33,256  $   891    2.68%
   Money market deposits             21,984       718      3.27         23,416       767     3.28         20,468      671    3.28
   Savings accounts                  35,094     1,135      3.23         33,037     1,058     3.20         31,550      986    3.13
   Certificates of deposit,
     $100M or more                   16,670       819      4.91         14,137       466     3.30         13,774      488    3.54
   Other certificates of deposit     87,938     4,616      5.25         82,655     4,493     5.44         80,412    4,418    5.49
---------------------------------------------------------------------------------------------------------------------------------
   Total time and
     savings deposits               198,864     8,189      4.12        187,839     7,674     4.09        179,460    7,454    4.15
---------------------------------------------------------------------------------------------------------------------------------
Borrowings                           25,169     1,369      5.44          6,441       328     5.09          4,505      214    4.75
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities  224,033     9,558      4.27        194,280     8,002     4.12        183,965    7,668    4.17
Demand deposits                      35,987                             31,449                            26,741
Other liabilities                     7,221                              3,533                             3,046
---------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                267,241                            229,262                           213,752
Shareholders' equity                 34,446                             30,696                            32,101
---------------------------------------------------------------------------------------------------------------------------------
   Total liabilities
     and shareholders' equity    $  301,687                        $   259,958                        $  245,853
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                           $14,250                           $ 12,847                          $11,867
---------------------------------------------------------------------------------------------------------------------------------
Interest rate spread                                       4.12                              4.45                            4.35
Interest expense to
   average earning assets                                  3.37                              3.29                            3.34
---------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                        5.02%                             5.28%                           5.17%
---------------------------------------------------------------------------------------------------------------------------------

Results of Operations
Net Interest Income

During 1998, net interest income, on a tax-equivalent basis, increased 10.9% to $14.3 million from $12.8 million in 1997. This was a result of a 16.6% increase in the average balance of interest-earning assets offset by a decrease in the net interest margin to 5.02% for the year ended December 31, 1998, from 5.28% for 1997. The increase in the average balance of interest-earning assets was attributed to an increase in the average balance of loans at Citizens and Farmers Bank (the "Bank") and loans held for sale at C&F Mortgage Corporation (the "Mortgage Corporation"). The decrease in the net interest margin was a result of an 18-basis-point decrease in the yield on interest-earning assets resulting from the lower interest rate environment and a 15-basis-point increase in the cost of funds mainly attributed to increased borrowings from the Federal Home Loan Bank (FHLB). Borrowings from the FHLB are used to fund loans originated and subsequently sold by the Mortgage Corporation. Loan closings at the Mortgage Corporation increased to $524,396,000 for the year ended December 31, 1998, compared to $286,419,000 for 1997.

Net interest income, on a tax-equivalent basis, increased 8% to $12.8 million for the year ended December 31, 1997, from $11.9 million in 1996. This was a result of a 6% increase in the average balance of interest-earning assets and an increase in the net interest margin to 5.28% for the year ended December 31, 1997, from 5.17% in 1996. The increase in average earning assets was due to a 21.4% increase in average outstanding loans partially offset by a 14.7% decline in securities. The decline in securities was due to securities' being called as well as management's decision to invest more funds into higher yielding loans. The increase in the net interest margin was a result of a 5-basis-point increase in the yield on earning assets and a 5-basis-point decrease in the cost of funds. The increase in the yield on earning assets was a result of an increase in the average balance of higher yielding loans and a decrease in the average balance of lower yielding investments. The decrease in the cost of funds was a result of an overall decrease in the rates paid on deposit products.


TABLE 2: RATE-VOLUME RECAP

Interest income and expense are affected by fluctuations in interest rates, by changes in the volume of earning assets and interest-bearing liabilities, and by the interaction of rate and volume factors. The following analysis shows the direct causes of the year-to-year changes in the components of net interest earnings on a taxable-equivalent basis. The rate and volume variances are calculated by a formula prescribed by the Securities and Exchange Commission. Rate/volume variances, the third element in the calculation, are not shown separately, but are allocated to the rate and volume variances in proportion to the relationship of the absolute dollar amounts of the change in each. Loans include both non-accrual loans and loans held for sale.

---------------------------------------------------------------------------------------------------------------------
                                                        1998 from 1997                       1997 from 1996
---------------------------------------------------------------------------------------------------------------------
                                               Increase (Decrease)      Total       Increase (Decrease)       Total
                                                     Due to           Increase             Due to           Increase
(Dollars in thousands)                         Volume       Rate     (Decrease)     Volume        Rate     (Decrease)
---------------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                        $  3,561     $ (427)     $ 3,134     $  2,581     $  (64)      $ 2,517
Investment securities:
   Taxable                                       (263)      (115)        (378)        (865)         7          (858)
   Tax-exempt                                     258        (56)         202         (127)      (114)         (241)
---------------------------------------------------------------------------------------------------------------------
Total investment securities                        (5)      (171)        (176)        (992)      (107)       (1,099)
---------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other banks          (10)        11            1         (105)         1          (104)
---------------------------------------------------------------------------------------------------------------------
Total interest income                           3,546       (587)       2,959        1,484       (170)        1,314
---------------------------------------------------------------------------------------------------------------------
Interest expense:
Time and savings deposits:
   Interest-bearing deposits                       64        (53)          11           35        (36)           (1)
   Money market deposit accounts                  (47)        (2)         (49)          97         (1)           96
   Savings accounts                                66         11           77           47         25            72
   Certificates of deposit, $100M or more          94        259          353           13        (35)          (22)
   Other certificates of deposit                  281       (158)         123          122        (47)           75
---------------------------------------------------------------------------------------------------------------------
Total time and savings deposits                   458         57          515          314        (94)          220
Other borrowings                                1,017         24        1,041           98         16           114
---------------------------------------------------------------------------------------------------------------------
Total interest expense                          1,475         81        1,556          412        (78)          334
---------------------------------------------------------------------------------------------------------------------
Change in net interest income                $  2,071     $ (668)     $ 1,403     $  1,072     $  (92)      $   980
---------------------------------------------------------------------------------------------------------------------

MARKET RISK MANAGEMENT

As the holding company for a commercial bank, the Corporation's primary component of market risk is interest rate volatility. Fluctuation in interest rates will ultimately impact the level of both income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity.Since the majority of the Corporation's interest-earning assets and all of the Corporation's interest-bearing liabilities are held by the Bank, virtually all of the Corporation's interest rate risk exposure lies at the Bank level. Therefore, all significant interest rate risk management procedures are performed by management of the Bank. Based on the nature of the Bank's operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's loan portfolio is concentrated primarily in the Virginia counties of King William, King and Queen, Hanover, Henrico, Essex, Middlesex, New Kent, Charles City, York, and James City, and is, therefore, subject to risks associated with the local economy. As of December 31, 1998, the Corporation does not own any trading assets nor does it have any hedging transactions in place such as interest rate swaps and caps.

The Bank's interest rate management strategy is designed to stabilize net interest income and preserve capital. The Bank manages interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income and the net portfolio value to changes in interest rates. In addition, the Bank monitors interest rate sensitivity through analysis, measuring the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities. The matching of the maturities of assets and liabilities may be analyzed by examining the extent to which assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be "interest rate sensitive" within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between the amount of interest-earning assets anticipated, based on certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based on certain assumptions, to mature or reprice within that time period. A gap is considered negative when the amount of interest-rate-sensitive liabilities maturing or repricing within a specific time period exceeds the amount of interest-rate-sensitive assets maturing or repricing within that same time period. During a period of rising interest rates, a negative gap would tend to result in a decrease in net interest income while a positive gap would tend to result in an increase in net interest income. In a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effect of other factors, to experience a greater decrease in the cost of its liabilities relative to the yield of its assets and thus an increase in the institution's net interest income, whereas an institution with a positive gap would be expected to experience the opposite result.

Certain shortcomings are inherent in any method of analysis used to estimate a financial institution's interest gap.The analysis is based at a given point in time and does not take into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, although certain assets and liabilities may have similar maturities or repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The interest rates on loans with call features may or may not change depending on their interest rates relative to market interest rates.

The Corporation is also subject to prepayment risk, particularly in falling interest rate environments or in environments where the slope of the yield curve is relatively flat or negative. Such changes in the interest rate environment can cause substantial changes in the level of prepayments of loans, which may also affect the Corporation's interest rate gap position.

As part of its borrowings, the Corporation may utilize, from time to time, daily and convertible advances from the FHLB-Atlanta.Convertible advances generally provide for a fixed rate of interest for a portion of the term of the advance, an ability for the FHLB-Atlanta to convert the advance from a fixed rate to an adjustable rate at some predetermined time during the remaining term of the advance (the "conversion" feature), and a concurrent opportunity for the Corporation to prepay the advance with no prepayment penalty in the event the FHLB-Atlanta elects to exercise the conversion feature. Changes in interest rates from those at December 31, 1998 may result in a change in the estimated maturity of convertible advances and, therefore, the Corporation's interest rate gap position.

Also, the methodology used estimates various rates of withdrawal (or "decay") for money market deposit, savings, and checking accounts, which may vary significantly from actual experience.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998 that are subject to repricing or that mature in each of the time periods shown. Additionally, loans and securities with call provisions are included in the period in which they may first be called. Except as stated above, the amount of assets and liabilities shown that reprice or mature during a par ticular period were determined in accordance with the contractual terms of the asset or liability.

TABLE 3: INTEREST SENSITIVITY ANALYSIS

-----------------------------------------------------------------------------------------------------------------------------
                                                                            Interest-Sensitive Periods
                                                    Within           91-365            1-5              Over
(Dollars in thousands)                              90 Days           Days            Years            5 Years         Total
-----------------------------------------------------------------------------------------------------------------------------
December 31, 1998
Earning assets:
Loans, net of unearned income                     $128,486         $ 13,737        $ 47,224         $  50,225       $ 239,672
Securities                                          10,312            6,728          15,877            28,631          61,548
Federal funds sold and
   other short-term investments                        333               --              --                --             333
-----------------------------------------------------------------------------------------------------------------------------
   Total earning assets                            139,131           20,465          63,101            78,856         301,553
-----------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
Interest-bearing transaction accounts                6,232           18,696          16,619                --          41,547
Savings accounts                                     5,588           16,763          14,900                --          37,251
Money market deposit accounts                        3,425           10,275           9,133                --          22,833
Certificates of deposit, $100M or more               5,024           10,798           2,746                --          18,568
Other certificates of deposit                       18,830           45,838          25,898                --          90,566
Borrowings                                          24,661               --              --                --          24,661
-----------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities               63,760          102,370          69,296                --         235,426
-----------------------------------------------------------------------------------------------------------------------------
Period gap                                          75,371          (81,905)         (6,195)           78,856
Cumulative gap                                    $ 75,371          $(6,534)       $(12,729)         $ 66,127
Ratio of cumulative gap to total earning assets      24.99%           (2.17)%         (4.22)%           21.93%
-----------------------------------------------------------------------------------------------------------------------------

The following tables provide information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 1998 and 1997, based on the information and assumptions set forth in the notes. The Corporation believes that the assumptions utilized are reasonable. The expected maturity date values for loans were calculated by adjusting the instruments' contractual maturity date for expectations of prepayments, as set forth in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding, as set forth in the notes. From a risk-management perspective, however, the Corporation utilizes both maturity and repricing dates, as opposed to solely using expected maturity dates.

As shown in the table, there have been no significant changes in the maturities of interest-earning assets or liabilities. The large increase in loans held for sale maturing within one year is a result of increased production at the Mortgage Corporation.All loans originated at the Mortgage Corporation are usually sold within one month. The increase in borrowings is also a result of increased production at the Mortgage Corporation. Funds are borrowed from the FHLB to fund loans originated and subsequently sold by the Mortgage Corporation.

--------------------------------------------------------------------------------
TABLE 4: MATURITY OF INTEREST-BEARING ASSETS/LIABILITIES


----------------------------------------------------------------------------------------------------------------------------
                                                                Principal Amount Maturing in:
DOLLARS IN THOUSANDS             1 Year    2 Years     3 Years     4 Years   5  Years     Thereafter     Total   Fair Value
----------------------------------------------------------------------------------------------------------------------------
Earning Assets:
Fixed rate loans(1)(2)
   December 31, 1998            $39,706    $ 9,700    $  8,355    $  6,344   $  4,900     $ 16,792    $ 85,797  $  87,051
   December 31, 1997             28,233     10,478       7,614       6,283      5,161       18,282      76,051     75,882
  Average interest rate
   December 31, 1998              8.92%      8.67%       8.32%       8.07%      7.97%        7.86%       8.51%
   December 31, 1997              9.28%      8.75%       8.33%       8.07%      7.92%        7.83%       8.57%
Variable rate loans(1)(2)
   December 31, 1998            $18,459    $ 7,019    $  6,135    $  5,590   $  5,448     $ 45,168    $ 87,819  $  89,477
   December 31, 1997             18,804      7,637       5,830       5,273      4,728       39,641      81,913     82,106
  Average interest rate
   December 31, 1998              8.84%      8.45%       8.40%       8.37%      8.31%        8.30%       8.44%
   December 31, 1997              8.80%      8.83%       8.63%       8.61%      8.60%        8.61%       8.79%
Loans held for sale
   December 31, 1998           $ 66,993    $    --    $     --    $     --   $     --     $     --    $ 66,993  $  68,098
   December 31, 1997             24,479         --          --          --         --           --      24,479     24,807
  Average interest rate
   December 31, 1998              6.24%         --          --          --         --           --       6.24%
   December 31, 1997              6.28%         --          --          --         --           --       6.28%
Securities(3)(4)
   December 31, 1998            $ 3,969    $   495    $  2,040    $  1,384   $  2,351     $ 51,758    $ 61,997  $  64,459
   December 31, 1997              6,300      4,167       1,950       2,039      1,378       60,652      76,486     78,541
  Average interest rate
   December 31, 1998              6.92%      6.70%       7.32%       5.82%      5.99%        5.52%       5.69%
   December 31, 1997              7.95%      6.66%       6.59%       7.32%      5.82%        6.17%       6.38%

Interest-Bearing Liabilities:
Money market, savings, and interest-
   bearing transaction accounts(5)
   December 31, 1998            $60,979    $10,163    $ 10,163    $ 10,163   $ 10,163     $     --    $101,631 $  101,604
   December 31, 1997             57,063      9,511       9,511       9,510      9,510           --      95,105     95,199
  Average interest rate
   December 31, 1998              2.98%      2.98%       2.98%       2.98%      2.98%          --        2.98%
   December 31, 1997              3.00%      3.01%       2.98%       2.95%      2.92%          --        2.99%
Certificates of deposit
   December 31, 1998           $ 80,490    $21,629    $  2,369    $  1,272   $  3,029     $    345    $109,134 $  109,714
   December 31, 1997             76,767     16,552       5,689         432      1,326          347     101,113    101,275
  Average interest rate
   December 31, 1998              5.02%      5.50%       5.30%       5.81%      5.67%        3.52%       5.15%
   December 31, 1997              5.09%      5.46%       6.08%       5.37%      5.81%        3.55%       5.21%
Borrowings
   December 31, 1998            $14,661    $    --    $ 10,000    $     --   $     --     $     --    $ 24,661  $  24,658
   December 31, 1997              9,336         --          --          --         --           --       9,336      9,336
  Average interest rate
   December 31, 1998              4.68%         --       4.98%          --         --           --       4.80%
   December 31, 1997              5.16%         --         --           --         --           --       5.16%
----------------------------------------------------------------------------------------------------------------------------

(1) Net of undisbursed loan proceeds and does not include net deferred loan fees or the allowance for loan losses.
(2) For single-family residential loans, assumes annual prepayment rate of 12%. No prepayment assumptions were used for all other loans.
(3) Includes the Corporation's investment in Federal Home Loan Bank stock.
(4) Average interest rates are the average of stated coupon rates and have not been adjusted for taxes.
(5) For money market, savings, and interest-bearing transaction accounts, assumes an annual decay rate of 60% for year 1 and 10% for each of the years 2 through 5.

Non-Interest Income
--------------------------------------------------------------------------------
TABLE 5: NON-INTEREST INCOME


--------------------------------------------------------------------------------
                                                   Year Ended December 31,
Dollars in thousands                       1998             1997          1996
--------------------------------------------------------------------------------
Gain on sale of loans                  $   7,129       $   4,056     $    2,688
Service charges on deposit accounts        1,033           1,013            983
Other service charges and fees             1,867             987            665
Other income                                 981             602            343
--------------------------------------------------------------------------------
                                       $  11,010       $   6,658     $    4,679
--------------------------------------------------------------------------------

1998 vs. 1997
Non-interest income increased by $4.4 million, or 65.4% over 1997. The majority of the increase was attributed to an approximate $3.1 million increase in the gain on the sale of loans resulting from an increase in loan production at the Mortgage Corporation. Loan closings at the Mortgage Corporation totaled $524 million in 1998 compared to $286 million in 1997 and $174 million in 1996. Other service charges and fees increased $880,000, or 89.1% over 1997. The majority of this was attributed to fees associated with loan closings at the Mortgage Corporation. Other income increased approximately $379,000, or 63% over 1997. The majority of this income is attributed to increased income at C&F Title Agency, Inc. (the "Title Agency"). The increase in income at the Title Agency is a direct result of the increased loan closings at the Mortgage Corporation.

1997 vs. 1996
Non-interest income increased by $2.0 million, or 42.3% over 1996. The majority of the increase was attributed to an approximate $1.4 million increase in gain on the sale of loans resulting from an increase in loan production at the Mortgage Corporation. Loan closings totaled $286 million in 1997 compared to $174 million in 1996 and $2.0 million in 1995. Other service charges and fees increased $322,000, or 48.4% over 1996, due to increased activity at both the Bank and the Mortgage Corporation. At the Mortgage Corporation, the increase was directly correlated to the increase in loan closings, while at the Bank the increase was attributed to, among other things, fees associated with the Bank's check and credit card programs, as well as letter of credit fees. Other income increased by $258,000, or 75% over 1996, primarily as the result of improvements at all three of the Bank's subsidiaries. At the Mortgage Corporation, the increase was again directly related to loan production; during 1997, C&F Investment Services, Inc., saw an increase in income as a result of stronger demand for its services both from current customers as well as from many new ones. In January 1997, the Bank and Mortgage Corporation joined together to form the Corporation's own title agency using its subsidiary, C&F Title Agency, Inc. Prior to this, the Title Agency owned a small portion of a jointly owned agency; however, that partial ownership interest was sold and a wholly owned agency was formed.

Non-Interest Expense
--------------------------------------------------------------------------------
TABLE 6: NON-INTEREST EXPENSE

-------------------------------------------------------------------------
                                            Year Ended December 31,
Dollars in thousands                 1998            1997            1996
-------------------------------------------------------------------------
Salaries and employee benefits   $   8,286      $   6,332      $    5,974
Occupancy expense                    2,010          1,799           1,801
Goodwill amortization                  275            275             282
Other expenses                       4,411          3,132           2,237
-------------------------------------------------------------------------
                                 $  14,982      $  11,538      $   10,294
-------------------------------------------------------------------------

1998 vs. 1997
Non-interest expense increased $3.4 million, or 29.9% over 1997. $2.0 million of this increase resulted from increased salaries and employee benefits. The majority of this increase can be attributed to increased commissions at the Mortgage Corporation, which was a result of increased loan closings. The remainder of the increase in salaries and employee benefits is a result of general pay increases along with the addition of new employees at both the Bank and the Mortgage Corporation. Other expenses increased by $1.3 million, or 43% over 1997. The majority of this increase can be associated with costs related to the increase in loan closings at the Mortgage Corporation. The remainder of the increase can be attributed to general expenses at the Bank including $100,000 in costs associated with the Year 2000 (Y2K) issue.

1997 vs. 1996
Non-interest expense increased $1.2 million, or 12.1% over 1996. Of this increase, $358,000 resulted from increased salaries and employee benefits costs. The majority of this increase can be attributed to general pay increases along with the addition of new employees. Other expenses increased by $912,000. At the Mortgage Corporation, other expenses increased by $493,000, which was a result of increased loan closings during 1997. At the Bank, other expenses increased by approximately $245,000. This increase was a result of, among other things, increased employee training costs, costs associated with the Bank's check and credit card programs, and costs associated with technology. During the year, the Bank upgraded the majority of the personal computers used by its employees and also incurred costs associated with the Y2K issue. Other expenses also increased as a result of general corporate expenses. During 1997, the Corporation incurred expenses associated with listing on the Nasdaq National Market System and other expenses relating to increasing the awareness of the Corporation's stock.

YEAR 2000 ISSUE
The Y2K issue involves the risk that computer programs and computer systems may not be able to perform without interruption into the year 2000. If computer systems do not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could fail or create erroneous results. Such erroneous results could affect interest payments or due dates and could cause the temporary inability to process transactions and to engage in ordinary business activities. The failure of the Corporation, its suppliers, and its borrowers to address the Y2K issue could have a material adverse effect on the Corporation's financial condition, results of operations, or liquidity.

In 1997, the Corporation initiated a review and assessment of all hardware and software to confirm that it will function properly in the year 2000. Based on this assessment, the Corporation's mainframe hardware and banking software are currently Y2K compliant. However, testing is required to confirm this. Testing began in the third quarter of 1998 and will continue through the second quarter of 1999. For certain other systems, the Corporation has determined that it will have to replace or modify certain pieces of hardware and/or software so that the systems will properly function in the year 2000. For systems that the Corporation relies on third-party vendors, these vendors have been contacted and have indicated that the hardware and/or software will be Y2K compliant.

The Corporation has also initiated formal communications with all significant loan and deposit customers to determine the extent to which the Corporation is vulnerable to those third-parties' failure to remedy their own Y2K issue. The Corporation believes that exposure to customers' not being Y2K compliant is minimal.

The Corporation plans to complete the majority of the Year 2000 project by June 30, 1999. To date, the Corporation has expensed $150,000 related to the assessment of and efforts in connection with the Year 2000 issue. Remaining expenditures are not expected to have a material effect on the Corporation's consolidated financial statements.

The Corporation continues to assess its risk from other environmental factors over which it has little direct control, such as electrical power supply, and voice and data transmission. Because of the nature of these external factors, the Corporation is not actively engaged in any repair, replacement, or testing efforts for these services. Based on its current assessments and remediation plans, which are based in part on certain representations of third-party servicers, the Corporation does not expect that it will experience a significant disruption of its operations as a result of the change to the new millennium. Although the Corporation has no reason to conclude that a failure will occur, the most likely worst-case Y2K scenario would entail a disruption or failure of the Corporation's power suppliers' or voice and data transmission suppliers' capability to provide power or data transmission services to a computer system or a facility. If such a failure were to occur, the Corporation would implement a contingency plan. While it is impossible to quantify the impact of such a scenario, the most likely worst-case scenario would entail diminishment of service levels, some customer inconvenience, and additional, as yet not understood, costs associated with the implementation of the contingency plan.

For the computer systems and facilities that it has determined to be most critical, the Corporation expects to complete development, testing, and adoption and testing of business contingency plans by June 30, 1999. These plans will conform to recently issued guidelines from the FFIEC on business contingency planning for Y2K readiness. Contingency plans will include, among other actions, manual workarounds and identification of resource requirements and alternative solutions for resuming critical business processes in the event of a Y2K-related failure. While the Corporation will have contingency plans in place to address a temporary disruption in these services, there can be no assurance that any disruption or failure will be only temporary, that the Corporation's contingency plans will function as anticipated, or that the results of operations, financial condition, or liquidity of the Corporation will not be adversely affected in the event of a prolonged disruption or failure.

Additionally, there can be no assurance that the FFIEC or other federal regulators will not issue new regulatory requirements that require additional work by the Corporation and, if issued, that new regulatory requirements will not increase the cost or delay the completion of the Corporation's Y2K project.

The costs of the project and the date on which the Corporation plans to complete the Y2K modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability of personnel trained in this area, the ability of third-party vendors to correct their software and hardware, the ability of significant customers to remedy their Year 2000 issues, and similar uncertainties.

Income Taxes
Applicable income taxes on 1998 earnings amounted to $2,353,000, resulting in an effective tax rate of 27.7% compared to $1,614,000, or 24.6%, in 1997, and $959,000, or 19.0%, in 1996. The increase in the effective tax rate is a result of the increase in earnings subject to a 34% tax rate versus earnings subject to no taxes, such as certain loans to municipalities or investments in obligations of states and political subdivisions.


--------------------------------------------------------------------------------
TABLE 7: ALLOWANCE FOR LOAN LOSSES

-----------------------------------------------------------------------------------------------------
                                                           Year Ended December 31,
(Dollars in thousands)                           1998        1997       1996        1995        1994
-----------------------------------------------------------------------------------------------------
Reserve, beginning of period                 $   2,234   $  1,927    $  1,914    $  1,895    $  1,895
Provision for loan losses                          600        330          30          --           8
Loans charged off:
   Real estate--mortgage                            33         12          --          --          18
   Real estate--construction                        --         --          --          --          --

   Commercial, financial, and agricultural          --          3           4           4           7
   Consumer                                         66         12          25           4           1
-----------------------------------------------------------------------------------------------------
Total loans charged off                             99         27          29           8          26
Recoveries of loans previously charged off:
   Real estate--mortgage                            25         --           1          19          --
   Real estate--construction                        --         --          --          --          --
Commercial, financial, and agricultural             --         --          11          --           8
   Consumer                                         --          4          --           8          10
-----------------------------------------------------------------------------------------------------
   Total recoveries                                 25          4          12          27          18
Net loans charged off                               74         23          17         (19)          8
-----------------------------------------------------------------------------------------------------
Balance, end of period                        $  2,760   $  2,234    $  1,927    $  1,914    $  1,895
-----------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average total loans
   outstanding during period                       .04%       .01%        .01%       (.01%)       .01%
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE 8: ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for loan losses is a general allowance applicable to all loan categories; however, management has allocated the allowance to provide an indication of the relative risk characteristics of the loan portfolio. The allocation is an estimate and should not be interpreted as an indication that charge-offs in 1999 will occur in these amounts, or that the allocation indicates future trends. The allocation of the allowance at December 31 for the years indicated and the ratio of related outstanding loan balances to total loans are as follows:

----------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                  1998        1997       1996        1995      1994
----------------------------------------------------------------------------------------------------------
Allocation of allowance for possible loan losses,
  end of year:
Real estate--mortgage                                 $   667    $   692     $  873     $   786    $   751
Real estate--construction                                 108         89         69          34         26
Commercial, financial, and agricultural                 1,211        926        733         352        260
Equity lines                                               86         71         62          60         62
Consumer                                                  251        167        160          93         69
Unallocated                                               437        289         30         589        727
----------------------------------------------------------------------------------------------------------
Balance, December 31                                  $ 2,760    $ 2,234     $1,927     $ 1,914    $ 1,895
----------------------------------------------------------------------------------------------------------
Ratio of loans to total year-end loans:
Real estate--mortgage                                      50%        57%        62%         70%        71%
Real estate--construction                                   3          3          2           2          1
Commercial, financial, and agricultural                    36         31         26          19         19
Equity lines                                                5          4          5           5          6
Consumer                                                    6          5          5           4          3
----------------------------------------------------------------------------------------------------------
                                                          100%       100%       100%        100%       100%
----------------------------------------------------------------------------------------------------------

Asset Quality-Allowance/Provision For Loan Losses
The allowance for loan losses is to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits, and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

In 1998, the Corporation had $600,000 in provision for loan losses compared to $330,000 in 1997 and $30,000 in 1996. The increase in provision is a result of management's recognition of risks associated with the reduction in residential real estate loans and increasing the volume of commercial and commercial real estate loans. Loans charged off during 1998 amounted to $99,000 compared to $27,000 in 1997 and $29,000 in 1996. Recoveries amounted to $25,000, $4,000, and
$12,000 in 1998, 1997, and 1996, respectively. The ratio of net charge-offs to average outstanding loans was .04% in 1998, .01% in 1997, and 0.1% in 1996. Management feels that the reserve is adequate to absorb any losses on existing loans that may become uncollectible. Table 7 presents the Corporation's loan loss and recovery experience for the past five years.

Non-Performing Assets
Total non-performing assets, which consist of the Corporation's non-accrual loans and real estate owned, was $463,000 at December 31, 1998, a decrease of $478,000 from December 31, 1997. The decrease over 1997 was primarily the result of the sale of a single-family home which was foreclosed on by the Mortgage Corporation.

The Corporation places a loan on non-accrual status when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of both principal and interest is doubtful. Corporate policy is to place loans on non-accrual status if principal or interest is past due for ninety days or more unless the debt is both well secured and in the process of being collected. For 1998, $37,000 in gross interest income would have been recorded if non-accrual loans had been current throughout the period outstanding. For the period ended December 31, 1998, interest income received on non-accrual loans was $16,000.

Table 9 summarizes non-performing assets for the past five years.

--------------------------------------------------------------------------------
TABLE 9: NON-PERFORMING ASSET ACTIVITY

-------------------------------------------------------------------------------------------
(Dollars in thousands)                       1998       1997      1996        1995     1994
-------------------------------------------------------------------------------------------
Non-accrual loans                          $  463    $   497    $  525    $   907    $1,331
Real estate owned                              --        444         --        --        --
-------------------------------------------------------------------------------------------
   Total non-performing assets                463        941       525        907     1,331
-------------------------------------------------------------------------------------------
Principal and/or interest past due
   for 90 days or more                     $  958    $   768    $  260    $   180    $  412
-------------------------------------------------------------------------------------------
Non-performing loans to total loans           .27%       .31%      .38%       .81%     1.27%
Allowance for loan losses to total loans     1.60       1.42      1.39       1.71      1.81
Allowance for loan losses to
   non-performing loans                    596.11     449.30    367.05     211.03    142.37
Non-performing assets to total assets         .14%       .34%      .20%       .38%      .70%
-------------------------------------------------------------------------------------------

Financial Condition
Summary
A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of those assets with interest-bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum amount of risk.

At the end of 1998, the Corporation had total assets of $321 million, up 15.4% over the previous year-end. In 1997, there was an increase of 8.4% in total assets over year-end 1996. Asset growth in 1998 and 1997 is attributed to increases in loans held for sale, which resulted from increased loan closings at the Mortgage Corporation and the overall expansion and growth of the Bank.

--------------------------------------------------------------------------------
TABLE 10: SUMMARY OF TOTAL LOANS

-----------------------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
(Dollars in thousands)                       1998         1997          1996          1995           1994
-----------------------------------------------------------------------------------------------------------
Real estate--mortgage                      $ 86,311     $ 88,973     $  86,324      $ 77,924      $  74,221
Real estate--construction                     5,359        4,454         3,415         1,681          1,308
Commercial, financial, and agricultural(1)   62,885       48,737        36,385        21,719         19,379
Equity lines                                  8,580        7,131         6,180         5,954          6,223
Consumer                                      9,543        7,683         6,355         4,648          3,414
-----------------------------------------------------------------------------------------------------------
Total loans                                 172,678      156,978       138,659       111,926        104,545
Less allowance for possible loan losses      (2,760)      (2,233)       (1,927)       (1,914)        (1,895)
-----------------------------------------------------------------------------------------------------------
Total loans, net                           $169,918     $154,745     $ 136,732      $110,012      $ 102,650
-----------------------------------------------------------------------------------------------------------

1 Includes loans secured by real estate


--------------------------------------------------------------------------------
TABLE 11:  MATURITY/REPRICING SCHEDULE OF LOANS

---------------------------------------------------------------------------
                                             December 31, 1998
                           Commercial, financial,              Real estate
(Dollars in thousands)        and agricultural                construction
---------------------------------------------------------------------------
VariableRate:
   Within 1 year                $    12,803                     $ --
   1 to 5 years                       7,914                       --
   After 5 years                     17,121                       --
Fixed Rate:
   Within 1 year                     23,079                     5,359
   1 to 5 years                       1,360                       --
   After 5 years                        608                       --
---------------------------------------------------------------------------

Loan Portfolio
At December 31, 1998, loans, net of unearned income and reserve for loan losses, totaled $169.9 million, an increase of 9.8% over the 1997 total of $154.7 million. Net loans increased 13.2% and 24.3% in 1997 and 1996, respectively.

The Corporation's lending activities are its principal source of income. All loans are attributable to domestic operations. Residential real estate loans, both construction and permanent, represent the major portion of the Corporation's loan portfolio, although commercial loans continue to increase as a percentage of total loans. Tables 10 and 11 present information pertaining to the composition of loans including unearned income and the maturity/repricing of loans.

--------------------------------------------------------------------------------
TABLE 12: MATURITY OF INVESTMENT SECURITIES

--------------------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31,
                                                           1998                       1997                         1996
                                                           ----                       ----                         ----
                                                               Weighted                   Weighted                     Weighted
                                                   Amortized   Average        Amortized   Average         Amortized    Average
(Dollars in thousands)                                Cost      Yield           Cost       Yield            Cost        Yield
--------------------------------------------------------------------------------------------------------------------------------
U.S. government agencies and corporations:
Maturing within 1 year                             $    999      8.46%        $  5,500       8.06%         $  2,000      7.20%
Maturing after 1 year, but within 5 years               500      6.21            1,998       7.43            10,585      7.64
Maturing after 5 years, but within 10 years           3,500      6.76           12,498       6.75            23,472      7.09
Maturing after 10 years                               8,498      6.96           11,998       7.30             4,000      8.00
--------------------------------------------------------------------------------------------------------------------------------
Total U.S. government agencies and corporations      13,497      6.99           31,994       7.22            40,057      7.33
--------------------------------------------------------------------------------------------------------------------------------
U.S. Treasuries:
Maturing within 1 year                                1,999      5.94               --         --                --        --
Maturing after 1 year, but within 5 years             1,000      8.02            2,998       6.63             2,997      6.63
--------------------------------------------------------------------------------------------------------------------------------
Total U.S. Treasuries                                 2,999      6.63            2,998       6.63             2,997      6.63
--------------------------------------------------------------------------------------------------------------------------------
State and municipals:(1)
Maturing within 1 year                                  971     10.18              850      10.11             1,525      9.80%
Maturing after 1 year, but within 5 years             4,770      9.46            4,188       9.85             5,544     10.08
Maturing after 5 years, but within 10 years          13,163      8.42           10,666       8.74             9,040      8.76
Maturing after 10 years                              20,121      7.90           20,425       8.11            21,680      8.15
--------------------------------------------------------------------------------------------------------------------------------
Total state and municipals                           39,025      8.33           36,129       8.55            37,789      8.65
--------------------------------------------------------------------------------------------------------------------------------
Other securities:
Maturing within 1 year                                   --      --                300       8.62                --       --
Maturing after 1 year, but within 5 years                --      --                 --        --                300      8.62
--------------------------------------------------------------------------------------------------------------------------------
Total other securities                                   --      --                300       8.62               300      8.62
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities:(2)
Maturing within 1 year                                3,969      7.76            6,650       8.37             3,525      8.32
Maturing after 1 year, but within 5 years             6,270      8.95            9,184       8.29            19,426      8.20
Maturing after 5 years, but within 10 years          16,663      8.06           23,164       7.63            32,512      7.55
Maturing after 10 years                              28,619      7.62           32,423       7.81            25,680      8.13
--------------------------------------------------------------------------------------------------------------------------------
Total investment securities                        $ 55,521      7.91%        $ 71,421       7.87%         $ 81,143      7.92%
--------------------------------------------------------------------------------------------------------------------------------

------------
1 Yields on tax-exempt securities have been computed on a tax-equivalent basis. 2 Total investment securities excludes preferred stock at $4,770,000,
   $4,004,000, and $4,531,000 amortized cost at December 31, 1998, 1997, and
   1996, respectively, or $5,104,000, $4,296,000, and $4,607,000 estimated fair value at December 31, 1998, 1997, and 1996, respectively.

Investment Securities
The investment portfolio plays a primary role in the management of interest rate sensitivity of the Corporation and generates substantial interest income. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements.

The investment portfolio consists of two components, investment securities held to maturity and securities available for sale. Securities are classified as investment securities based on management's intent and the Corporation's ability, at the time of purchase, to hold such securities to matu-rity. These securities are carried at amortized cost. Securities which may be sold in response to changes in market interest rates, changes in the securities' prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available for sale and are carried at estimated fair value.

At year-end 1998, total investment securities at amortized cost were $60.3 million, down 20.1% from $75.4 million at year-end 1997. Securities of U.S. government agencies and corporations represented 22.4% of the total securities portfolio, obligations of states and political subdivisions were 64.7%, U.S. Treasury securities were 5.0%, and preferred stocks were 7.9% at December 31, 1998. The decline in the securities portfolio is due to both maturities of securities and securities with higher yields being called because of the falling interest rate environment during 1998. It is management's intention to invest the majority of the proceeds from the maturities and calls of securities into loans; however, when excess funds are available, new securities will be purchased.

Table 12 presents information pertaining to the composition of the investment securities portfolio.

--------------------------------------------------------------------------------
TABLE 13: AVERAGE DEPOSITS AND RATES PAID

-------------------------------------------------------------------------------------------------------------------------
                                                                         Year Ended December 31,
                                                      1998                        1997                       1996
                                                Average   Average          Average   Average          Average     Average
    (Dollars in thousands)                      Balance    Rate            Balance    Rate            Balance      Rate
-------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing demand deposits          $ 35,987                  $  31,449                  $   26,741
-------------------------------------------------------------------------------------------------------------------------
Interest-bearing transaction accounts           37,178     2.42%           34,594     2.57%            33,256      2.68%
Money market deposit accounts                   21,984     3.27            23,416     3.28             20,468      3.28
Savings accounts                                35,094     3.23            33,037     3.20             31,550      3.13
Certificates of deposit, $100M or more          16,670     4.91            14,137     3.30             13,774      3.54
Other certificates of deposit                   87,938     5.25            82,655     5.44             80,412      5.49
-------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                198,864     4.12%          187,839     4.09%           179,460      4.15%
-------------------------------------------------------------------------------------------------------------------------
Total deposits                                $234,851                   $219,288                   $ 206,201
-------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE 14: MATURITIES OF CERTIFICATES OF DEPOSIT WITH BALANCES OF $100,000 OR
MORE

-------------------------------------------
(Dollars in thousands)    December 31, 1998
-------------------------------------------
3 months or less                  $   5,024
3-6 months                            2,330
6-12 months                           8,468
Over 12 months                        2,746
-------------------------------------------
Total                              $ 18,568
-------------------------------------------

Deposits
The Corporation's predominate source of funds is depository accounts. The Corporation's deposit base is comprised of demand deposits, savings and money market accounts, and time deposits. The Corporation's deposits are provided by individuals and businesses located within the communities served.

Total deposits increased $20.1 million, or 8.7%, in 1998 over 1997. In 1998, the growth by deposit category was a 15.9% increase in non-interest-bearing deposits, a 6.8% increase in savings and interest-bearing demand deposits, and a 7.9% increase in time deposits. In 1997, total deposits increased $15.1 million, or 7.0% over 1996. Deposit growth in 1998 and 1997 was attributed to growth at existing branch locations. Table 13 presents the average deposit balances and average rates paid for the years 1998, 1997, and 1996. Table 14 details maturities of certificates of deposit with balances of $100,000 and over at December 31, 1998.

Liquidity
Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash and due from banks, interest-bearing deposits with banks, federal funds sold, securities available for sale, and investments and loans maturing within one year. As a result of the Corporation's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Corporation maintains overall liquidity sufficient to satisfy its depositors' requirements and to meet customers' credit needs.

At December 31, 1998, cash, securities classified as available for sale, and federal funds sold were 10.1% of total earning assets, compared to 15.0% at December 31, 1997.

Additional sources of liquidity available to the Corporation include the Bank's capacity to borrow funds through an established line of credit with a regional correspondent bank and the Federal Home Loan Bank.

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

The Corporation's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital, and leverage ratios. Tier I capital consists of common and qualifying preferred shareholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt, and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Corporation's Tier I capital ratio was 12.5% at December 31, 1998, compared to 14.1% at December 31, 1997. The total capital ratio was 13.4% at December 31, 1998, compared to 15.2% at December 31, 1997. These ratios are in excess of the mandated minimum requirement of 4.0% and 8.0%, respectively.

Shareholders' equity was $36.6 million at year-end 1998 compared to $31.8 million at year-end 1997. The leverage ratio consists of Tier I capital divided by average assets. At December 31, 1998, the Corporation's leverage ratio was 11.5%, compared to 11.4% at December 31, 1997. Each of these exceeds the required minimum leverage ratio of 3.0%. The dividend payout ratio was 27.7%, 27.8%, and 33.6%, in 1998, 1997, and 1996, respectively. During 1998, the
Corporation paid dividends of $0.44 per share, up 25.7% from $0.35 per share paid in 1997.

The Corporation is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

New Accounting Pronouncements
In June 1998, FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The standard also allows securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. FAS 133 is effective for all fiscal years beginning after June 15, 1999. Management is currently reviewing this statement to determine the impact, if any, it will have since the Corporation currently has no derivative instruments.

In October 1998, the FASB issued Statement No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65." FASB Statement No. 65, as amended, requires that, after securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This statement is effective beginning in 1999. This statement is not expected to have a material effect on the Corporation's financial statements.

Effects Of Inflation
The effect of changing prices on financial institutions is typically different from other industries as the Corporation's assets and liabilities are monetary in nature. Interest rates are significantly impacted by inflation, but neither the timing nor the magnitude of the changes are directly related to price-level indices. The consolidated financial statements reflect the impacts of inflation on interest rates, loan demands, and deposits.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of
1995.

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

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------------------
                                                                                        December 31,
                                                                          1998                                1997
--------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                             $  8,139,884                       $  7,843,788
Interest-bearing deposits in other banks                                 333,356                          1,027,023
--------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                   8,473,240                          8,870,811
Investment securities--available for sale at fair value,
   amortized cost of $21,480,714 and $29,497,833, respectively        21,888,295                         29,793,498
Investment securities--held to maturity at amortized cost,
   fair value of $40,864,681 and $47,685,859, respectively            38,810,290                         45,926,549
Loans held for sale, net                                              66,993,322                         24,479,103
Loans, net                                                           169,918,428                        154,744,620
Federal Home Loan Bank stock                                           1,706,200                          1,061,800
Corporate premises and equipment, net                                  6,465,375                          6,581,568
Accrued interest receivable                                            2,373,783                          2,195,959
Other assets                                                           4,234,696                          4,452,061
--------------------------------------------------------------------------------------------------------------------
     Total assets                                                   $320,863,629                       $278,105,969
--------------------------------------------------------------------------------------------------------------------
Liabilities
Deposits
   Non-interest-bearing demand deposits                             $ 40,907,814                       $ 35,295,210
   Savings and interest-bearing demand deposits                      101,631,148                         95,105,425
   Time deposits                                                     109,134,197                        101,112,517
--------------------------------------------------------------------------------------------------------------------
     Total deposits                                                  251,673,159                        231,513,152
Borrowings                                                            24,661,078                          9,335,687
Accrued interest payable                                                 598,146                            592,300
Other liabilities                                                      7,283,753                          4,864,297
--------------------------------------------------------------------------------------------------------------------
     Total liabilities                                               284,216,136                        246,305,436
--------------------------------------------------------------------------------------------------------------------

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock ($1.00 par value, 3,000,000 shares authorized)                --                                 --
Common stock ($1.00 par value, 8,000,000 shares authorized,
   3,866,888 and 1,916,190 shares issued and outstanding
   at December 31, 1998 and 1997, respectively)                        3,866,888                          1,916,190
Additional paid-in capital                                               475,928                            117,692
Retained earnings                                                     31,739,483                         29,236,260
Accumulated other comprehensive income,
   net of tax of $291,161 and $273,232, respectively                     565,194                            530,391
-------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                       36,647,493                         31,800,533
-------------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                     $320,863,629                       $278,105,969
-------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

-----------------------------------------------------------------------------------------------------------------------
                                                                          Year Ended December 31,
                                                           1998                        1997                     1996
-----------------------------------------------------------------------------------------------------------------------
Interest income
   Interest and fees on loans                          $ 17,789,920               $ 14,656,120              $12,138,668
   Interest on money market investments
     Federal funds sold                                          --                         --                      678
     Other money market investments                          68,584                     68,399                 171, 077
   Interest on securities
     U.S. Treasury securities                               198,883                    198,883                  340,449
     U.S. government agencies and corporations            2,035,832                  2,422,390                3,164,782
     Tax-exempt obligations of states and
       political subdivisions                             2,097,657                  2,041,372                2,111,006
     Corporate bonds and other                              426,633                    375,884                  406,338
-----------------------------------------------------------------------------------------------------------------------
     Total interest income                               22,617,509                 19,763,048               18,332,998
Interest expense
   Savings and interest-bearing deposits                  2,754,417                  2,715,785                2,548,155
   Certificates of deposit, $100M or more                   818,548                    465,701                  487,543
   Other time deposits                                    4,616,052                  4,492,910                4,417,701
   Short-term borrowings and other                        1,369,042                    327,905                  214,220
-----------------------------------------------------------------------------------------------------------------------
     Total interest expense                               9,558,059                  8,002,301                7,667,619
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                      13,059,450                 11,760,747               10,665,379
Provision for loan losses                                   600,000                    330,000                   30,000
-----------------------------------------------------------------------------------------------------------------------
     Net interest income after provision for loan
       losses                                            12,459,450                 11,430,747               10,635,379
Other operating income
   Gain on sale of loans                                  7,128,998                  4,056,340                2,687,629
   Service charges on deposit accounts                    1,032,918                  1,012,410                  982,752
   Other service charges and fees                         1,866,763                    987,232                  665,390
   Other income                                             980,943                    601,626                  343,144
-----------------------------------------------------------------------------------------------------------------------
      Total other operating income                       11,009,622                  6,657,608                4,678,915
Other operating expenses
   Salaries and employee benefits                         8,286,380                  6,332,026                5,973,650
   Occupancy expenses                                     2,009,917                  1,798,561                1,800,904
   Goodwill amortization                                    275,160                    275,160                  281,982
   Other expenses                                         4,410,228                  3,131,818                2,237,684
-----------------------------------------------------------------------------------------------------------------------
     Total other operating expenses                      14,981,685                 11,537,565               10,294,220
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                8,487,387                  6,550,790                5,020,074
Income tax expense                                        2,353,351                  1,613,963                  958,900
-----------------------------------------------------------------------------------------------------------------------
Net Income                                             $  6,134,036               $  4,936,827              $ 4,061,174
-----------------------------------------------------------------------------------------------------------------------
Earnings per common share--basic                       $       1.59               $       1.26              $       .92
Earnings per common share--assuming dilution                   1.56                       1.25                      .92
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------
                                                                                                 Accumulated
                                                 Additional                                         Other
                                    Common         Paid-In     Comprehensive      Retained      Comprehensive
                                     Stock         Capital        Income          Earnings         Income         Total
-------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995        $2,230,744     $1,290,497                      $27,805,170    $   491,885   $31,818,296

Repurchase of common stock         (119,803)    (1,301,282)                        (705,418)            --    (2,126,503)
Stock options exercised               2,100         10,785                              --              --        12,885
Comprehensive income
  Net income                                                   $4,061,174         4,061,174                    4,061,174
  Other comprehensive income,
    net of tax
      Unrealized holding gains
      arising during the period
      net of tax of $95,8991                                     (186,156)                        (186,156)     (186,156)
-------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                           $3,875,018
-------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.31 per share)          --             --                       (1,365,187)            --    (1,365,187)
-------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996         2,113,041             --                       29,795,739        305,729    32,214,509

Repurchase of common stock         (204,683)            --                       (4,126,518)           --     (4,331,201)
Stock options exercised               7,832        117,692                               --            --        125,524
Comprehensive income
  Net income                                                   $4,963,827         4,936,827                    4,936,827
  Other comprehensive income,
    net of tax
      Unrealized holding gains
      arising during the period
      net of tax of $115,7351                                     224,662                         224,662        224,662
-------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                           $5,188,489
-------------------------------------------------------------------------------------------------------------------------
Cash dividends ($.35 per share)          --             --                       (1,369,788)           --     (1,369,788)
-------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997         1,916,190        117,692                       29,236,260       530,391     31,800,533

Stock options exercised              19,004        358,236                              --             --        377,240
Comprehensive income
  Net income                                                   $6,134,036         6,134,036                    6,134,036
  Other comprehensive income,
    net of tax
      Unrealized holding gains arising
      during the period net
      of tax of $17,9291                                           34,803                          34,803         34,803
-------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                           $6,168,839
-------------------------------------------------------------------------------------------------------------------------
Stock dividends                   1,931,694             --                       (1,931,694)           --             --
Cash dividends ($.44 per share)          --             --                       (1,699,119)           --     (1,699,119)
-------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998        $3,866,888     $  475,928                      $31,739,483    $  565,194    $36,647,493
-------------------------------------------------------------------------------------------------------------------------

1 THERE WERE NO RECLASSIFICATION ADJUSTMENTS FOR THE TWELVE MONTHS ENDED
  DECEMBER 31, 1998, 1997, AND 1996.

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31,
                                                                  1998                   1997                     1996
------------------------------------------------------------------------------------------------------------------------
Operating Activities:
   Net income                                               $  6,134,036           $  4,936,827            $  4,061,174
   Adjustments to reconcile net income to
     net cash (used in) provided by operating activities:
       Depreciation                                              949,451                878,433                 860,290
       Amortization of goodwill                                  275,160                275,160                 281,982
       Deferred income taxes                                    (332,645)              (320,929)                (23,885)
       Provision for loan losses                                 600,000                330,000                  30,000
       Accretion of discounts and amortization of
         premiums on investment securities, net                  (51,444)              (104,715)                (92,029)
       Net realized loss (gain) on securities                         --                  7,180                   9,427
       Gain on sale of corporate premises and equipment               --                     --                 (17,973)
       Origination of loans held for sale                   (524,395,568)          (286,419,034)           (173,881,464)
       Sale of loans                                         481,881,349            274,223,953             163,482,470
       Change in other assets and liabilities:
         Accrued interest receivable                            (177,824)                74,197                 169,150
         Other assets                                            271,213               (373,662)               (177,931)
         Accrued interest payable                                  5,846                 50,855                 (28,684)
         Other liabilities                                     2,405,165              2,426,770               1,031,957
------------------------------------------------------------------------------------------------------------------------
     Net cash used in operating activities                   (32,435,261)            (4,014,965)             (4,295,516)
------------------------------------------------------------------------------------------------------------------------
Investing Activities:
   Proceeds from maturities of investments held to maturity    9,674,100             25,632,350              16,355,272
   Proceeds from sales and maturities of investments
     available for sale                                       22,449,745              8,576,713               9,831,237
   Purchase of investment securities held to maturity         (2,572,800)            (4,867,024)             (6,097,835)
   Purchase of investments available for sale                (14,425,408)           (19,055,224)             (5,219,270)
   Purchase of FHLB stock                                       (644,400)              (205,000)                (51,400)
   Net increase in customer loans                            (15,773,808)           (18,342,603)            (26,749,697)
   Purchase of corporate premises and equipment                 (879,180)            (1,618,414)               (960,713)
   Proceeds from the sale of corporate
     premises and equipment                                       45,922                170,107                  27,310
------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                    (2,125,829)            (9,709,095)            (12,865,096)
------------------------------------------------------------------------------------------------------------------------
Financing Activities:
   Net increase in demand, interest-bearing
     demand and savings deposits                              12,138,327              7,743,351               1,619,262
   Net increase in time deposits                               8,021,680              7,347,245               2,964,659
   Assumption of deposit liabilities in branch
     acquisition, net of premium paid                                 --                     --               7,406,802
   Net increase in other borrowings                           15,325,391              4,280,412               3,855,275
   Repurchase of common stock                                         --             (4,331,201)             (2,126,503)
   Proceeds from exercise of stock options                       377,240                125,524                  12,885
   Cash dividends                                             (1,699,119)            (1,369,788)             (1,365,187)
------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                34,163,519             13,795,543              12,367,193
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            (397,571)                71,483              (4,793,419)
Cash and cash equivalents at beginning of year                 8,870,811              8,799,328              13,592,747
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                    $  8,473,240          $   8,870,811            $  8,799,328
------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure
   Interest paid                                            $  9,552,213          $   7,951,446              $7,696,303
   Income taxes paid                                           2,674,475              1,699,427                 903,611
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of C&F Financial Corporation and subsidiary (the "Corporation") conform to generally accepted accounting principles and to predominant practices within the banking industry.

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

The Bank has three wholly owned subsidiaries, C&F Title Agency, Inc., C&F Investment Services, Inc., and C&F Mortgage Corporation, all incorporated under the laws of the Commonwealth of Virginia. C&F Title Agency, Inc., organized in 1992, sells title insurance to the mortgage loan customers of the Bank and C&F Mortgage Corporation. C&F Investment Services, Inc., organized in April 1995, is a full-service brokerage firm offering a comprehensive range of investment services. C&F Mortgage Corporation, organized in September 1995, was formed to originate and sell residential mortgages.

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of C&F Financial Corporation and its wholly owned subsidiary, Citizens and Farmers Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

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

Investment Securities: Investments in debt and equity securities with readily determinable fair values are classified as either held to maturity, available for sale, or trading, based on management's intent. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses included in shareholders' equity on an after-tax basis. Securities classified as held to maturity are carried at amortized cost. The Corporation does not have any securities classified as trading securities. Gains or losses are recognized only on realization at the time of sale using the amortized cost of the specific security sold.

Federal Home Loan Bank Stock: Federal Home Loan Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost. In addition, such stock is not considered a debt or equity security in accordance with SFAS 115.

Loans: Loans are stated at face value, net of unearned discount and the allowance for loan losses. Unearned discount on certain installment loans is recognized as income over the terms of the loans by a method which approximates the effective interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Loans are generally placed on non-accrual status when the collection of principal or interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Loans greater than ninety days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest. For those loans which are carried on non-accrual status, interest is recognized on the cash basis. Loan fees and origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield using the level-yield method. The Corporation is amortizing these amounts over the contractual life of the related loans.

Impaired loans are measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation considers a loan impaired when it is probable that the Corporation will be unable to collect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment.

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

Corporate Premises and Equipment: Corporate premises and equipment are stated at cost less accumulated depreciation computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives range from ten to forty years for buildings and from three to ten years for equipment, furniture, and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

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

Defined Benefit Plan: In 1998, the Corporation adopted Financial Accounting Standard (FAS) 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit plan. FAS 132 revises the existing disclosure requirements by standardizing the disclosure requirements for pensions, requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

Segment Information: In 1998, the Corporation adopted Financial Accounting Standard (FAS) 131, "Disclosures about Segments of an Enterprise and Related Information." FAS 131 supercedes FAS 14, "Financial Reporting for Segment of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Corporation's reportable segments. The adoption of FAS 131 did not affect the results of operations or financial position but did affect the disclosure of segment information.

Comprehensive Income: In 1998, the Corporation adopted Financial Accounting Standard (FAS) 130, "Reporting Comprehensive Income." The consolidated statements of shareholders' equity have been changed to include columns for comprehensive income and accumulated other comprehensive income. Comprehensive income for the Corporation includes net income plus the change in the unrealized gain or loss on securities available for sale. Accumulated other comprehensive income includes the cumulative changes in unrealized gain or loss on securities available for sale. Adoption of this standard did not impact the Corporation's consolidated financial position, results of operations, or cash flows.

Earnings Per Share: In 1997, the Corporation adopted Financial Accounting Standard (FAS) 128, "Earnings per Share." FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the FAS 128 requirements.

Shareholders' Equity: On April 4, 1997, the Corporation repurchased 204,683 shares of its common stock at a price of $21.00 per share. During 1996 the Corporation repurchased a total of 119,803 shares of its common stock from three shareholders in three independently negotiated transactions at a price of $17.75 per share.

On June 16, 1998, the Corporation declared a 100% stock dividend in the form of a two-for-one stock split. All the financial data included in this Annual Report has been retroactively restated to reflect the effect of the stock split.

Statement of Cash Flows: For the purpose of the statement of cash flows, the Corporation considers cash equivalents to include amounts due from banks, federal funds sold, and money market investments purchased with a maturity of three months or less. Generally, federal funds are purchased and sold for one-day periods.


--------------------------------------------------------------------------------
NOTE 2: INVESTMENT SECURITIES

Debt and equity securities are summarized as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                December 31, 1998
                                                                            Gross              Gross            Estimated
                                                   Amortized             Unrealized         Unrealized            Fair
Available for Sale                                    Cost                Gains               Losses              Value
-------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                           $1,999,696          $   7,179           $     --           $ 2,006,875
U.S. government agencies and corporations          12,497,651             64,342              (5,744)          12,556,249
Obligations of states and political subdivisions    2,213,698             11,338              (3,575)           2,221,461
Preferred stock                                     4,769,669            366,326             (32,285)           5,103,710
-------------------------------------------------------------------------------------------------------------------------
                                                  $21,480,714         $  449,185           $ (41,604)         $21,888,295
-------------------------------------------------------------------------------------------------------------------------
Held to Maturity
U.S. Treasury securities                           $  999,678         $   75,009           $     --            $1,074,687
U.S. government agencies and corporations             999,296             29,141                 --             1,028,437
Obligations of states and political subdivisions   36,811,316          1,950,241                 --            38,761,557
-------------------------------------------------------------------------------------------------------------------------
                                                  $38,810,290         $2,054,391           $     --           $40,864,681
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                                                December 31, 1997
                                                                            Gross               Gross           Estimated
                                                   Amortized             Unrealized          Unrealized           Fair
Available for Sale                                    Cost                Gains                Losses             Value
-------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities                           $1,998,449          $   7,177           $     --           $ 2,005,626
U.S. government agencies and corporations          23,495,722             27,715             (31,234)          23,492,203
Preferred stock                                     4,003,662            292,007                 --             4,295,669
-------------------------------------------------------------------------------------------------------------------------
                                                  $29,497,833         $  326,899           $ (31,234)         $29,793,498
-------------------------------------------------------------------------------------------------------------------------
Held to Maturity
U.S. Treasury securities                           $  999,543          $  68,270           $     --            $1,067,813
U.S. government agencies and corporations           8,498,250             82,321                 --             8,580,571
Obligations of states and political subdivisions   36,128,774          1,617,875             (11,304)          37,735,345
Corporate bonds                                       299,982              2,148                 --               302,130
-------------------------------------------------------------------------------------------------------------------------
                                                  $45,926,549         $1,770,614           $ (11,304)         $47,685,859
-------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                      December 31, 1998
                                              Amortized                Estimated
Available for Sale                              Cost                  Fair Value
--------------------------------------------------------------------------------
Due in one year or less                   $   1,999,695            $   2,006,875
Due after one year through five years           500,000                  524,050
Due after five years through ten years        3,500,000                3,517,944
Due after ten years                          10,711,350               10,735,716
--------------------------------------------------------------------------------
                                             16,711,045               16,784,585
--------------------------------------------------------------------------------
Preferred Stock                               4,769,669                5,103,710
                                          $  21,480,714            $  21,888,295
Held to Maturity
Due in one year or less                    $  1,969,296            $   2,008,195
Due after one year through five years         5,770,981                6,076,468
Due after five years through ten years       13,162,923               13,965,213
Due after ten years                          17,907,090               18,814,805
--------------------------------------------------------------------------------
                                          $  38,810,290            $  40,864,681
--------------------------------------------------------------------------------

Proceeds from maturities and the redemption of call provisions of investment securities held to maturity in 1998 were $9,674,100. There were no realized gains or losses. Proceeds from maturities and the redemption of call provisions of investment securities available for sale were $22,449,745. There were no realized gains or losses. The amortized cost and approximate market value of securities pledged to secure public deposits amounted to $20,785,000 and $21,559,000, respectively, at December 31, 1998.

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

--------------------------------------------------------------------------------
NOTE 3: LOANS

Major classifications of loans are summarized as follows:

---------------------------------------------------------------------------
                                                       DECEMBER 31,
                                                  1998              1997
---------------------------------------------------------------------------
Real estate--mortgage                       $  87,231,351     $  89,927,391
Real estate--construction                       5,375,752         4,471,803
Commercial, financial, and agricultural        62,885,477        48,751,540
Equity lines                                    8,579,523         7,130,910
Consumer                                        9,543,608         7,682,819
---------------------------------------------------------------------------
                                              173,615,711       157,964,463
Less unearned loan fees                          (937,020)         (986,484)
---------------------------------------------------------------------------
                                              172,678,691       156,977,979
Less reserve for loan losses                   (2,760,263)       (2,233,359)
---------------------------------------------------------------------------
                                            $ 169,918,428      $154,744,620
---------------------------------------------------------------------------

Loans on non-accrual status were $463,000 and $497,000 at December 31, 1998 and 1997, respectively. If interest income had been recognized on non-performing loans at their stated rates during fiscal years 1998, 1997, and 1996, interest income would have increased by approximately $37,000, $37,000, and $56,000, respectively. The balance of impaired loans at December 31, 1998 and 1997, was $463,000 and $497,000, respectively, with no specific valuation allowance associated with these loans.


--------------------------------------------------------------------------------
NOTE 4: RESERVE FOR LOAN LOSSES

Changes in the reserve for loan losses were as follows:

-----------------------------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,
                                                 1998           1997         1996
-----------------------------------------------------------------------------------
Balance at the beginning of year             $2,233,359     $1,926,775   $1,914,195
Provision charged to operations                 600,000        330,000       30,000
Loans charged off                               (98,699)       (27,430)     (29,658)
Recoveries of loans previously charged off       25,603          4,014       12,238
-----------------------------------------------------------------------------------
Balance at the end of year                   $2,760,263     $2,233,359   $1,926,775
-----------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE 5: CORPORATE PREMISES AND EQUIPMENT

Major classifications of corporate premises and equipment are summarized as follows:

----------------------------------------------------------------------------
                                                        DECEMBER 31,
                                                  1998              1997
----------------------------------------------------------------------------
Land                                          $1,316,381        $ 1,213,073
Buildings                                      5,277,851          4,974,919
Equipment, furniture, and fixtures             6,881,025          6,481,373
----------------------------------------------------------------------------
                                              13,475,257         12,669,365
Less accumulated depreciation                 (7,009,882)        (6,087,797)
----------------------------------------------------------------------------
                                              $6,465,375        $ 6,581,568
----------------------------------------------------------------------------


----------------------------------------------------------------------------
NOTE 6: TIME DEPOSITS

Time deposits are summarized as follows:

----------------------------------------------------------------------------
                                                      DECEMBER 31,
                                                 1998              1997
----------------------------------------------------------------------------
Certificates of deposit, $100M or more      $ 18,567,412       $ 15,441,597
Other time deposits                           90,566,785         85,670,920
----------------------------------------------------------------------------
                                            $109,134,197       $101,112,517
----------------------------------------------------------------------------


Remaining maturities on certificates are as follows:

----------------------------------------------------------------------------
                                                    YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------
1999                                                            $ 80,489,820
2000                                                              21,628,993
2001                                                               2,369,491
2002                                                               1,271,610
2003                                                               3,374,283
----------------------------------------------------------------------------
                                                                $109,134,197
----------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 7: BORROWINGS

Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings also include advances from the Federal Home Loan Bank (FHLB), which are secured by a blanket floating lien on all real estate mortgage loans secured by one- to four-family residential properties.

The table below presents selected information on short-term borrowings:

--------------------------------------------------------------------------------
                                                            DECEMBER 31,
                                                      1998              1997
-------------------------------------------------------------------------------
Maximum balance at any month-end during the year   $43,609,000      $13,435,000
Average balance for the year                       $22,237,000      $ 6,441,000
Weighted average rate for the year                        5.50%            5.09%
Weighted average rate on borrowings at year-end           4.61%            5.07%
Estimated fair value                               $14,661,078      $ 9,335,687
-------------------------------------------------------------------------------

The Corporation has unused lines of credit for short-term borrowings totaling approximately $53,000,000 at December 31, 1998.

Long-term borrowings consist of convertible fixed-rate advances from the FHLB. At December 31, 1998, convertible fixed-rate advances totaled $10,000,000 with an average interest rate of 5.01%. The advances are convertible to adjustable-rate advances at the option of the FHLB in March 1999, and quarterly thereafter until the advances mature in September 2001. These advances are also secured by a blanket floating lien on all real estate mortgage loans secured by one- to four-family residential properties.

--------------------------------------------------------------------------------
NOTE 8: EARNINGS FOR SHARE

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. All shares have been restated to reflect the effect of a two-for-one stock split in July 1998.

--------------------------------------------------------------------------------------
                                                                DECEMBER 31,
                                                       1998        1997        1996
--------------------------------------------------------------------------------------
Weighted average number of common shares used
   in earnings per common share--basic              3,857,542    3,930,288   4,417,098
Effect of dilutive securities:
   Stock options                                       62,233       22,468       8,902
--------------------------------------------------------------------------------------
Weighted average number of common shares used
   in earnings per common share--assuming dilution  3,919,775    3,952,756   4,426,000
--------------------------------------------------------------------------------------

Options on approximately 20,000 and 45,600 shares were not included in computing earnings per common share--assuming dilution for the years ended December 31, 1997 and 1996, respectively, because their effects were antidilutive. All options were included in computing earnings per common share--assuming dilution for the year ended December 31, 1998.

--------------------------------------------------------------------------------
NOTE 9: INCOME TAXES

Principal components of income tax expense as reflected in the statements of income are as follows:

-----------------------------------------------------------------------------
                                       YEAR ENDED DECEMBER 31,
                       1998                    1997                     1996
-----------------------------------------------------------------------------
Current taxes       $2,685,996               $1,934,892              $982,785
Deferred taxes        (332,645)                (320,929)              (23,885)
-----------------------------------------------------------------------------
                    $2,353,351              $ 1,613,963            $  958,900
-----------------------------------------------------------------------------

The income tax provision is less than would be obtained by application of the statutory federal corporate tax rate to pre-tax accounting income as a result of the following items:

--------------------------------------------------------------------------------------------------------------------------
                                                                         YEAR ENDED DECEMBER 31,
                                                            Percent                   Percent                      Percent
                                                              of                        of                            of
                                                            Pre-tax                   Pre-tax                      Pre-tax
                                                1998        Income         1997       Income             1996      Income
--------------------------------------------------------------------------------------------------------------------------
Income tax computed at federal
   statutory rates                           $2,885,712     34.0%      $2,227,269      34.0%        $1,706,825     34.0%
Tax effect of exclusion of interest income
   on obligations of states and
   political subdivisions                      (713,203)    (8.4)        (714,061)    (10.9)          (712,075)   (14.2)
Reduction of interest expense incurred to
   carry tax-exempt assets                       87,710      1.0           77,067       1.2             32,862       .6
State income taxes, net of federal
   tax benefit                                  122,650      1.4           22,054        .3                 --     --
Tax effect of dividends-received
   deduction on preferred stock                 (71,957)     (.8)         (66,614)     (1.0)           (75,460)    (1.5)
Other                                            42,439       .5           68,248       1.0              6,748       .1
--------------------------------------------------------------------------------------------------------------------------
                                             $2,353,351     27.7%      $1,613,963      24.6%          $958,900     19.0%
--------------------------------------------------------------------------------------------------------------------------

Other assets include deferred income taxes of $1,020,295 and $705,579 at December 31, 1998 and 1997, respectively. Other liabilities include current taxes payable of $29,166 and $312,846 at December 31, 1998 and 1997, respectively. Income tax returns subsequent to 1996 are subject to examination by taxing authorities. The tax effects of each type of significant item that gave rise to deferred taxes are:

-----------------------------------------------------------------------------------
                                                            Year Ended December 31,
                                                              1998            1997
-----------------------------------------------------------------------------------
Deferred tax asset
   Deferred loan fees                                     $   47,453     $   71,180
   Allowance for loan losses                                 852,515        613,371
   Interest on non-accrual loans                             149,406        138,568
   Accrued pension                                            69,354        128,855
   Intangible asset                                          105,076         68,990
   Other                                                     204,419        112,039
-----------------------------------------------------------------------------------
     Deferred tax asset                                    1,428,223      1,133,003
-----------------------------------------------------------------------------------
Deferred tax liability
   Net unrealized gain on securities available for sale     (291,161)      (273,232)

   Depreciation                                             (116,767)      (154,192)
-----------------------------------------------------------------------------------
     Deferred tax liability                                 (407,928)      (427,424)
-----------------------------------------------------------------------------------
     Net deferred tax asset                               $1,020,295     $  705,579
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 10: EMPLOYEE BENEFIT PLANS

The Bank maintains a Defined Contribution "Profit-Sharing" Plan sponsored by the Virginia Bankers Association. The plan was amended effective January 1, 1997, to include a 401(k) savings provision which authorizes a maximum voluntary salary deferral of up to 15% of compensation (with a partial company match), subject to statutory limitations. The profit-sharing arrangement provides for an annual discretionary contribution to the account of each eligible employee based in part on the Bank's profitability for a given year and on each participant's yearly earnings. All full-time employees who have attained the age of eighteen and have at least three months of service are eligible to participate. Contributions and earnings may be invested in various investment vehicles offered through the Virginia Bankers Association. Contributions and earnings are tax-deferred. An employee is 40% vested after four years of service, 60% after five years, 80% after six years, and fully vested after seven years. The amounts charged to expense under this plan were $281,230, $244,617, and $226,938 in 1998, 1997, and 1996, respectively.

The Mortgage Corporation maintains a Defined Contribution 401(k) Savings Plan (the "Plan") which authorizes a maximum voluntary salary deferral of up to 15% of compensation, subject to statutory limitations. All full-time employees who have attained the age of eighteen are eligible to participate on the first day of the next month following employment date. The Mortgage Corporation reserves the right for an annual discretionary contribution to the account of each eligible employee based in part on the Mortgage Corporation's profitability for a given year, and on each participant's yearly earnings. An employee is vested 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years. The amount charged to expense under the Plan was $185,000 and $50,000 for 1998 and 1997, respectively. There was no contribution in 1996.

The Bank adopted a Management Incentive Bonus Plan (the "Bonus Plan") effective January 1, 1987. The Bonus Plan is offered to selected members of management. The Bonus Plan is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth-rates of assets and deposits, (2) return on average assets, and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount are performed by the Board. Payment of the bonus is based on individual performance and is paid in cash. Expense is accrued in the fiscal year of the specified bonus performance. Expenses under this plan were $166,150, $136,700, and $83,500 in 1998, 1997, and 1996, respectively. Additional bonuses totaling $31,148, $35,205, and $37,278 were granted to employees not covered by the Bonus Plan in 1998, 1997, and 1996, respectively.

The Bank has a non-contributory, defined benefit pension plan for full-time employees over twenty-one years of age. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. Information about the plan follows:

---------------------------------------------------------------------------------
                                                          Year Ended December 31,
                                                            1998          1997
---------------------------------------------------------------------------------
Change in Benefit Obligation
   Benefit obligation, beginning                         $1,314,383    $1,014,681
   Service cost                                             141,160       125,797
   Interest cost                                             98,446        75,968
   Actuarial loss                                            98,633       111,842
   Benefits paid                                            (76,170)      (13,905)
---------------------------------------------------------------------------------
   Benefit obligation, ending                            $1,576,452    $1,314,383
---------------------------------------------------------------------------------
Change in Plan Assets
   Fair value of plan assets, beginning                  $1,361,274    $1,042,093
   Actuarial return on plan assets                           (5,523)      246,549
   Employer contributions                                   277,539        86,537
   Benefits paid                                            (76,170)      (13,905)
---------------------------------------------------------------------------------
   Fair value of plan assets, ending                     $1,557,120    $1,361,274
---------------------------------------------------------------------------------
   Funded status                                         $  (19,332)    $  46,891
   Unrecognized net actual gain                            (157,740)     (396,657)
   Unrecognized net obligation at transition                (70,373)      (75,786)
   Unrecognized prior service cost                           43,463        46,567
---------------------------------------------------------------------------------
   Accrued benefit cost included in other liabilities    $ (203,982)   $ (378,985)
---------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                                          Year Ended December 31,
                                                      1998         1997         1996
--------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
   Service cost                                   $ 141,160    $ 125,797     $  99,057
   Interest cost                                     98,446       75,968        72,880
   Expected return on plan assets                  (122,355)     (93,629)      (87,149)
   Amortization of prior service cost                 3,104        3,104         3,104
   Amortization of net obligation at transition      (5,413)      (5,413)       (5,413)
   Recognized net actuarial gain                    (12,406)     (12,569)      (13,493)
--------------------------------------------------------------------------------------
   Net periodic benefit cost                      $ 102,536    $  93,258     $  68,986
--------------------------------------------------------------------------------------
Weighted-Average Assumptions as of December 31
   Discount rate                                        7.5%         7.5%          8.5%
   Expected return on plan assets                       9.0          9.0           9.0
   Rate of compensation increase                        4.0          4.0           6.0
--------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE 11: RELATED PARTY TRANSACTIONS

Loans to directors and officers totaled $1,070,000 and $1,506,000 at December 31, 1998 and 1997, respectively. New advances to directors and officers totaled $311,000 and repayments totaled $747,000 in the year ended December 31, 1998.


--------------------------------------------------------------------------------
NOTE 12: STOCK OPTIONS

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

In 1998, the Board of Directors authorized 25,000 shares of common stock for issuance under the Non-Employee Director Stock Option Plan. Under this plan, options to purchase common stock are granted to non-employee directors of the Bank. Options are issued to non-employee directors at a price equal to the fair market value of common stock at the date granted. The options granted are exercisable one year after grant. All options expire ten years from the grant date.

The Corporation applies APB Opinion 25 and related Interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized for its plans. Had compensation cost for the plans been determined based on the fair value at the grant dates of options consistent with FASB Statement 123, the Corporation's net income and earnings per share would not have been materially different from those amounts shown on the statements of income for the years ended December 31, 1998, 1997, and 1996.

The fair value of each option granted during the years ended December 31, 1998, 1997, and 1996, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998, 1997, and 1996, respectively: risk-free rate of 4.5, 5.6, and 6.2% and volatility of 30, 20, and 15%. The dividend yield used in the pricing model was 2.6, 3.0, and 3.0% for 1998, 1997, and 1996, respectively. The expected lives used was eight years for 1998, 1997, and 1996.

Transactions under the Plan for the periods indicated, restated to reflect the effect of a two-for-one stock split in July 1998, were as follows:

----------------------------------------------------------------------------------------------------------------------
                                                     1998                     1997                     1996
                                                     ----                     ----                     ----
                                                          Exercise                 Exercise                  Exercise
                                             Shares        Price*     Shares         Price*    Shares         Price*
----------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year             164,936       $  9.94    148,100       $  9.19   124,800       $  8.95
Granted                                       42,900         18.77     33,700         12.50    28,500          9.38
Exercised                                    (34,508)         9.05    (15,664)         7.53    (4,200)         3.07
Canceled                                      (3,468)         9.69     (1,200)         9.13    (1,000)        10.25
----------------------------------------------------------------------------------------------------------------------
Outstanding at end of year                   169,860       $ 12.36    164,936       $  9.94   148,100       $  9.19
----------------------------------------------------------------------------------------------------------------------
*Weighted average

Options exercisable at year-end               97,304                  105,380                  95,366
Weighted-average fair value
    of options granted during the year      $   5.81                $    2.94               $    2.10
----------------------------------------------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1998:

-------------------------------------------------------------------------------------------------------------------------
                                                   Options Outstanding                              Options Exercisable
                                                   -------------------                              -------------------
                                         Number                                               Number
     Range of                          Outstanding      Remaining                             Exercisable
      Exercise                       at December 31,   Contractual       Exercise           at December 31,       Exercise
       Prices                             1998            Life            Price*                 1998              Price*
-------------------------------------------------------------------------------------------------------------------------
$8.38 to 10.63                          97,460         5.6 years        $   9.49                87,568           $  9.51
$12.50 to 18.63                         72,400         9.6 years           16.21                 9,736             12.50
-------------------------------------------------------------------------------------------------------------------------
$8.38 to 18.63                         169,860         7.3 years         $ 12.36                97,304           $  9.81
-------------------------------------------------------------------------------------------------------------------------

*WEIGHTED AVERAGE

--------------------------------------------------------------------------------
NOTE 13: REGULATORY REQUIREMENTS AND RESTRICTIONS

The Corporation and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined) less goodwill. For both the Corporation and the Bank, Tier I capital consists of shareholders' equity excluding any net unrealized gain (loss) on securities available for sale less goodwill, and total capital consists of Tier I capital and a portion of the allowance for loan losses. Risk-weighted assets for the Corporation and the Bank were $278,514,000 and $273,132,000, respectively, at December 31, 1998, and $207,698,000 and
$203,065,000, respectively, at December 31, 1997. Management believes, as of December 31, 1998, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Reserve Bank and the FDIC categorized the Corporation and the Bank, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and the Bank must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's actual capital amounts and ratios are presented in the table.

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     To Be Well Capitalized
                                                                              For Capital            Under Prompt Corrective
                                                    Actual                Adequacy  Purposes            Action Provisions
(Dollars in thousands)                       Amount      Ratio            Amount      Ratio             Amount     Ratio
-----------------------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1998:
Total Capital (to Risk-Weighted Assets)
   Corporation                               $ 37,350    13.4%            $ 22,281   >= 8.0%                N/A
   Bank                                        31,781    11.6               21,851   >= 8.0            $ 27,313    >=10.0%
Tier I Capital (to Risk-Weighted Assets)
   Corporation                                 34,440    12.5               11,141   >= 4.0               N/A
   Bank                                        29,021    10.6               10,925   >= 4.0              16,388    >= 6.0
Tier I Capital (to Average Assets)
   Corporation                                 34,440    11.5                9,001   >= 3.0                 N/A
   Bank                                        29,021     9.9                8,832   >= 3.0              14,720    >= 5.0

AS OF DECEMBER 31, 1997:
Total Capital (to Risk-Weighted Assets)
   Corporation                               $ 31,587    15.2%            $ 16,616   >= 8.0%                N/A
   Bank                                        26,916    13.3               16,245   >= 8.0            $ 20,307    >=10.0%
Tier I Capital (to Risk-Weighted Assets)
   Corporation                                 29,353    14.1                8,308   >= 4.0               N/A
   Bank                                        24,681    12.2                8,123   >= 4.0              12,184    >= 6.0
Tier I Capital (to Average Assets)
   Corporation                                 29,353    11.4                7,741   >= 3.0                 N/A
   Bank                                        24,681     9.7                7,601   >= 3.0              12,668    >= 5.0
-----------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE 14: COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The total contract amount of standby letters of credit, whose contract amounts represent credit risk, was $4,240,000 and $3,211,000 at December 31, 1998 and 1997, respectively.

Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contract prior to funding. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The total amount of loan commitments was $29,043,000 and $23,110,000 at December 31, 1998 and 1997,
respectively.

Commitments to sell loans are designed to eliminate the Mortgage Corporation's exposure to fluctuations in interest rates in connection with loans held for sale. The Mortgage Corporation sells all of the residential mortgage loans it originates to third-party investors, some of whom require the repurchase of loans in the event of early default or faulty documentation. Mortgage loans and their related servicing rights are sold under agreements that define certain eligibility criteria for the mortgage loan. Recourse periods vary from ninety days up to one year and conditions for repur-chase vary with the investor. Mortgages subject to recourse are collateralized by single-family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance, or are insured or guaranteed by an agency of the U.S. government.

At December 31, 1998, the Mortgage Corporation had locked-rate commitments to originate mortgage loans amounting to approximately $32,104,000. The Mortgage Corporation has entered into mandatory commitments, on a best-effort basis, to sell loans of approximately $99,097,000. Risks arise from the possible inability of counterparties to meet the terms of their purchase contracts. The Mortgage Corporation does not expect any counterparty to fail to meet its obligations.

The Corporation is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue, and is developing a remediation plan to resolve the issue. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations. Based on the review of the computer systems, management does not believe the cost of remediation will be material to the Corporation's financial statements.

As of December 31, 1998, the Corporation had $4,528,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

The Mortgage Corporation is committed under noncancelable operating leases for certain office locations. Rent expense associated with these operating leases was $297,000 and $244,000 for the years ending December 31, 1998 and 1997, respectively.

Future minimum lease payments under these leases are as follows:

-------------------------------------------
         Year Ending December 31,
-------------------------------------------
      1999             $    293,134
      2000                  169,961
      2001                  143,264
      2002                  147,562
      2003                  151,989
-------------------------------------------
                       $    905,910
-------------------------------------------


--------------------------------------------------------------------------------
NOTE 15: DISCLOSURES CONCERNING THE FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. Loan commitments are conditional and subject to market pricing and, therefore, do not reflect a gain or loss of market value. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on estimated costs to terminate them or otherwise settle the obligations with the counterparties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

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

Deposits and Borrowings. The fair value of all demand accounts is the amount payable at the report date. For all other deposits and borrowings, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

--------------------------------------------------------------------------------------------------------
                                                                  December 31,
                                                   1998                                 1997
                                        Carrying          Estimated          Carrying          Estimated
(Dollars in thousands)                   Amount          Fair Value           Amount          Fair Value
--------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and short-term investments      $ 8,473            $ 8,473            $ 8,871           $ 8,871
   Investment securities                 60,699             62,753             75,720            77,479
   Net loans                            169,918            172,830            154,745           154,769
   Loans held for sale, net              66,993             68,098             24,479            24,807
Financial liabilities:
   Demand deposits                      142,539            142,512            130,401           130,494
   Time deposits                        109,134            109,714            101,113           101,275
   Borrowings                            24,661             24,658              9,336             9,336
Off-balance-sheet items:
   Letters of credit                         --              4,240                 --             3,211
   Unused portions of lines of credit        --             29,043                 --            23,110
--------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NOTE 16: BUSINESS SEGMENTS

The Company operates in a decentralized fashion in two principal business activities, retail banking and mortgage banking. Revenues from retail banking operations consist primarily of interest earned on loans and investment securities. Mortgage banking operating revenues consist mainly of interest earned on mortgage loans held for sale, gains on sales of loans in the secondary mortgage market, and loan origination fee income. The Company also has an investment company and a title company subsidiary which derive revenues from brokerage and title insurance services. The results of these subsidiaries are not significant to the Corporation as a whole and have been included in "Other." The following table presents segment information for the year ended December 31, 1998.

-----------------------------------------------------------------------------------------------------------
                                                       Year Ended December 31, 1998
                                  Retail         Mortgage
                                 Banking          Banking           Other       Eliminations   Consolidated
-----------------------------------------------------------------------------------------------------------
Revenues:
Interest income                 $ 22,195         $   2,805       $     --        $ (2,382)       $ 22,618
Gain on sale of loans                 --             7,129             --                           7,129
Other                              1,721             1,458            701              --           3,880
-----------------------------------------------------------------------------------------------------------
Total operating income            23,916            11,392            701          (2,382)         33,627
-----------------------------------------------------------------------------------------------------------
Expenses:
Interest expense                   9,558             2,382             --          (2,382)          9,558
Salaries and employee benefits     4,587             3,441            258              --           8,286
Other                              4,395             2,777            124              --           7,296
-----------------------------------------------------------------------------------------------------------
Total operating expenses          18,540             8,600            382          (2,382)         25,140
-----------------------------------------------------------------------------------------------------------
Income before income taxes         5,376             2,792            319              --           8,487
-----------------------------------------------------------------------------------------------------------
Total assets                     316,584            66,366             26         (62,112)        320,864
Capital expenditures            $    775         $     104       $     --        $     --        $    879
-----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                                                          Year Ended December 31, 1997
                                   Retail          Mortgage
                                  Banking          Banking           Other       Eliminations   Consolidated
------------------------------------------------------------------------------------------------------------
Revenues:
Interest income                  $ 19,635         $   1,184       $     --        $ (1,056)       $ 19,763
Gain on sale of loans                  --             4,057             --                           4,057
Other                               1,578               621            402              --           2,601
------------------------------------------------------------------------------------------------------------
Total operating income             21,213             5,862            402          (1,056)         26,421
------------------------------------------------------------------------------------------------------------
Expenses:
Interest expense                    8,002             1,056             --          (1,056)          8,002
Salaries and employee benefits      3,949             2,203            180              --           6,332
Other                               3,786             1,691             59              --           5,536
------------------------------------------------------------------------------------------------------------
Total operating expenses           15,737             4,950            239          (1,056)         19,870
------------------------------------------------------------------------------------------------------------
Income before income taxes          5,476               912            163              --           6,551
------------------------------------------------------------------------------------------------------------
Total assets                      275,618            24,348             10         (21,870)        278,106
Capital expenditures             $  1,402         $     216       $     --        $     --        $  1,618
------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------
                                                        Year Ended December 31, 1996
                                   Retail          Mortgage
                                  Banking          Banking           Other       Eliminations   Consolidated
------------------------------------------------------------------------------------------------------------
Revenues:
Interest income                  $ 18,195         $     758       $     --        $   (620)       $ 18,333
Gain on sale of loans                  --             2,688             --                           2,688
Other                               1,374               423            194              --           1,991
------------------------------------------------------------------------------------------------------------
Total operating income             19,569             3,869            194            (620)         23,012
------------------------------------------------------------------------------------------------------------
Expenses:
Interest expense                    7,668               620             --            (620)          7,668
Salaries and employee benefits      3,590             2,262            121              --           5,973
Other                               3,175             1,164             12              --           4,351
------------------------------------------------------------------------------------------------------------
Total operating expenses           14,433             4,046            133            (620)         17,992
------------------------------------------------------------------------------------------------------------
Income before income taxes          5,136              (177)            61              --           5,020
------------------------------------------------------------------------------------------------------------
Total assets                      256,260            11,742              5         (11,336)        256,671
Capital expenditures             $    828         $     133       $     --        $     --        $    961
------------------------------------------------------------------------------------------------------------

The retail banking segment provides the mortgage banking segment with the funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest at the daily FHLB advance rate plus 50 basis points. These transactions are eliminated to reach consolidated totals. Certain corporate overhead costs incurred by the retail banking segment are not allocated to the mortgage banking and other segments.

--------------------------------------------------------------------------------
NOTE 17: PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Financial information for the parent company is as follows:

--------------------------------------------------------------------------------
                                                            December 31,
Balance Sheet                                          1998             1997
--------------------------------------------------------------------------------
Assets
   Cash                                           $     51,822      $   112,456
   Investment securities available for sale          5,103,710        4,295,669
   Other assets                                        603,561          613,874
   Investments in subsidiary                        31,007,732       26,935,994
--------------------------------------------------------------------------------
     Total assets                                 $ 36,766,825      $31,957,993
--------------------------------------------------------------------------------
Liabilities and shareholders' equity
   Other liabilities                              $    119,332      $   157,460
   Shareholders' equity                             36,647,493       31,800,533
--------------------------------------------------------------------------------
     Total liabilities and shareholders' equity   $ 36,766,825      $31,957,993
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended December 31,
Statement of Income                                                1998                    1997                  1996
------------------------------------------------------------------------------------------------------------------------
Interest income on investment securities                       $  308,804             $   295,477            $  319,001
Interest income on loans                                           41,910                  21,573                    --
Dividends received from bank subsidiary                         1,839,119               5,420,044             3,591,698
Distributions in excess of equity in net income of subsidiary          --                (672,045)                   --
Equity in undistributed net income of subsidiary                4,064,679                      --               195,640
Other expenses                                                   (120,476)               (128,222)              (45,165)
------------------------------------------------------------------------------------------------------------------------
   Net income                                                  $6,134,036             $ 4,936,827            $4,061,174
------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
                                                                          Year Ended December 31,
Statement of Cash Flows                                            1998             1997            1996
----------------------------------------------------------------------------------------------------------
Operating activities:
Net income                                                      $6,134,036       $4,936,827      $4,061,174
Adjustments to reconcile net income to net
   cash provided by operating activities:
   Distributions in excess of equity in net income of subsidiary        --          672,045              --
   Equity in undistributed earnings of subsidiary               (4,064,679)              --        (195,640)
   (Increase) decrease in other assets                              10,314         (494,174)        314,912
   Increase (decrease) in other liabilities                        (52,417)          31,767        (294,040)
-----------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                     2,027,254        5,146,465       3,886,406
-----------------------------------------------------------------------------------------------------------
Investing activities:
Sale of investments                                                949,743        2,083,893         282,500
Purchase of investments                                         (1,715,752)      (1,557,413)       (739,536)
-----------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) investing activities            (766,009)         526,480        (457,036)
-----------------------------------------------------------------------------------------------------------
Financing activities:
Repurchase of common stock                                              --       (4,331,201)     (2,126,503)
Dividends paid                                                  (1,699,119)      (1,369,788)     (1,365,187)
Proceeds from the issuance of stock                                377,240          125,524          12,885
-----------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                        (1,321,879)      (5,575,465)     (3,478,805)
-----------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents          (60,634)          97,480         (49,435)
Cash at beginning of year                                          112,456           14,976          64,411
-----------------------------------------------------------------------------------------------------------
Cash at end of year                                             $   51,822       $  112,456      $   14,976
-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 18: QUARTERLY CONDENSED STATEMENTS OF INCOME - UNAUDITED

--------------------------------------------------------------------------------------------------------
                                                                1998 QUARTER ENDED
IN THOUSANDS (EXCEPT PER SHARE)                March 31      June 30     September 30       December 31
--------------------------------------------------------------------------------------------------------
Total interest income                          $  5,314     $  5,865          $ 5,756           $ 5,683
Net interest income after provision for loan
   losses                                         3,050        3,144            3,073             3,192
Other income                                      2,139        2,841            3,125             2,905
Other expenses                                    3,236        3,772            3,838             4,136
Income before income taxes                        1,953        2,213            2,360             1,961
Net income                                        1,435        1,617            1,673             1,409
Earnings per common share--assuming dilution   $    .37      $   .41          $   .43           $   .36
Dividends per common share                          .10          .11              .11               .12
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
                                                                 1997 QUARTER ENDED
IN THOUSANDS (EXCEPT PER SHARE)                March 31       June 30     September 30       December 31
--------------------------------------------------------------------------------------------------------
Total interest income                          $  4,750      $  4,844        $ 5,013           $ 5,156
Net interest income after provision for loan
   losses                                         2,842         2,784          2,888             2,917
Other income                                      1,145         1,420          1,979             2,114
Other expenses                                    2,504         2,636          3,049             3,349
Income before income taxes                        1,483         1,568          1,818             1,682
Net income                                        1,174         1,223          1,334             1,206
Earnings per common share--assuming dilution    $   .28       $   .32        $   .35           $   .32
Dividends per common share                          .08           .09            .09               .09
--------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT


[LOGO OF YOUNT, HYDE & BARBOUR, P.C. APPEARS HERE]


The Board of Directors and Shareholders
C&F Financial Corporation


We have audited the accompanying consolidated balance sheets of C&F Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of C&F Financial Corporation and subsidiary for the year ended December 31, 1996 were audited by other auditors whose report, dated January 15, 1997, expressed an unqualified opinion on those statements.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&F Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, P.C.
January 15, 1999
Winchester, Virginia

Investor Information

Annual Meeting of Shareholders
The annual meeting of shareholders of C&F Financial Corporation will be held at 3:30 p.m. on Tuesday, April 20, 1999, at the van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. All shareholders are cordially invited to attend.

Stock Price Information
Effective January 22, 1998, the Corporation's common stock is traded on the over-the-counter market and is listed for quotation on the Nasdaq National Market System under the symbol "CFFI." Prior to this date the Corporation's common stock appeared on the Nasdaq Bulletin Board Listing. As of February 22, 1999, there were approximately 1,100 shareholders of record. Following are the high and low closing prices in 1998 and 1997. The 1997 information was obtained from the Nasdaq Bulletin Board Listing. Over-the-counter market quotations reflected inter dealer prices, without retail mark up, mark down, or commission, and may not necessarily represent actual transactions. All quotations have been restated to reflect the effect of a two-for-one stock split in July 1998.


--------------------------------------------------------------------
                     1998                         1997
--------------------------------------------------------------------
Quarter      High            Low           High          Low
--------------------------------------------------------------------
First     $  20.20       $  13.50        $ 10.63     $   8.75
Second       22.00          20.25          10.75        10.00
Third        22.50          19.00          11.25        10.38
Fourth       20.00          18.25          13.25        10.50
--------------------------------------------------------------------


Stock Transfer Agent
American Stock Transfer & Trust Company serves as transfer agent for the Corporation. You may write them at 40 Wall Street, New York, NY 10005, or telephone them toll-free at 1-800-937-5449.


Annual Report On Form 10-K And Additional Information
A copy of Form 10-K as filed with the Securities and Exchange Commission is available without charge to stockholders upon written request. Requests for this or other financial information about C&F Financial Corporation should be directed to:

Tom Cherry
Senior Vice President and Chief Financial Officer
C&F Financial Corporation
P.O. Box 391
West Point, VA 23181

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

Larry G. Dillon*+
Chairman, President & CEO
C&F Financial Corporation
Citizens and Farmers Bank

P. L. Harrell+
President
Old Dominion Grain, Inc.

James H. Hudson III*+
Attorney-at-Law
Hudson & Bondurant, P.C.

Joshua H. Lawson+
President
Thrift Insurance Corporation

BRYAN E. MCKERNON+
President & CEO
C&F Mortgage Corporation

REGINALD H. NELSON IV+
Retired Partner
Colonial Acres Farm

WILLIAM E. O'CONNELL JR.*+
Chessie Professor of Business
The College of William and Mary

STURE G. OLSSON*+
Retired Chairman of the Board
Chesapeake Corporation

PAUL C. ROBINSON+
Owner & President
Francisco, Robinson & Associates, Realtors

THOMAS B. WHITMORE JR.+
Retired President
Whitmore Chevrolet, Oldsmobile,
Pontiac Co., Inc.

* C&F Financial Corporation Board Member
+ Citizens and Farmers Bank Board Member


C&F Mortgage Corporation
----------------------------------
J. P. Causey Jr.
Senior Vice President, Secretary &
General Counsel
Chesapeake Corporation

Larry G. Dillon
Chairman of the Board

James H. Hudson III
Attorney-at-Law
Hudson & Bondurant, P.C.

Bryan E. McKernon
President & CEO
C&F Mortgage Corporation

William E. O'Connell Jr.
Chessie Professor of Business
The College of William and Mary

PAUL C. ROBINSON
Owner & President
Francisco, Robinson & Associates, Realtors


C&F Investment Services, Inc.
-----------------------------
Larry G. Dillon
President

Eric F. Nost
Vice President

Brad E. Schwartz
Treasurer

Gari B. Sullivan
Secretary


Independent Public Accountants
-------------------------------
Yount, Hyde & Barbour, P.C.
Winchester, VA

Corporate Counsel
-------------------------------
Hudson & Bondurant, P.C.
West Point, VA


Varina Advisory Board
-------------------------------------
Robert A. Canfield
Attorney-at-Law
Canfield, Moore, Shapiro, Sease & Baer

Susan R. Ferguson

Robert F. Nelson
Professional Engineer
Engineering Design Associates

Phil T. Rutledge
Retired Deputy County Manager
County of Henrico

Sandra W. Seelmann
Real Estate Broker/Owner
Varina & Seelmann Realty

OFFICERS AND LOCATIONS

Citizens and Farmers Bank
--------------------------------
ADMINISTRATIVE OFFICE
802 Main Street
West Point, Virginia 23181
(804) 843-2360

Larry G. Dillon *
Chairman of the Board & Chief Executive Officer

Thomas F. Cherry *
Senior Vice President & Chief Financial Officer

Dudley M. Patteson
Senior Vice President & Commercial Lending Officer

Brad E. Schwartz *
Senior Vice President & Chief Operating Officer

Gari B. Sullivan *
Senior Vice President & Secretary

Howard P. Wilkinson Jr.
Senior Vice President & Chief Lending Officer

Leslie A. Campbell
Vice President, Loan Administration

Sandra S. Fryer
Vice President, Operations

Deborah R. Nichols
Vice President, Branch Administration

* Officers of C&F Financial Corporation


WEST POINT - MAIN OFFICE
Thomas W. Stephenson Jr.
Branch Manager
802 Main Street
West Point, Virginia 23181
(804) 843-2360

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

VARINA
Tracy E. Pendleton
Vice President & Branch Manager
Route 5 at Strath Road
Richmond, Virginia 23231
(804) 795-7000

WEST POINT - 14TH STREET
Karen T. Richardson
Assistant Vice President
& Branch Manager
415 Fourteenth Street
West Point, Virginia 23181
(804) 843-2708

LOAN PRODUCTION OFFICE
Terrence C. Gates
Vice President,
Real Estate Construction
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 330-8300

C&F Mortgage Corporation
-----------------------------------------
ADMINISTRATIVE OFFICE
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 330-8300

Bryan E. McKernon
PRESIDENT & CHIEF EXECUTIVE OFFICER

Mark A. Fox
EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER

Michael J. Mazzola
SENIOR VICE PRESIDENT & MARYLAND AREA MANAGER

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

ANNAPOLIS, MARYLAND
Larry Roussil
VICE PRESIDENT & BRANCH MANAGER
2191 Defense Highway, Suite 200
Crofton, Maryland 21114
(410) 721-6770

CHARLOTTESVILLE
Philip N. Mahone
VICE PRESIDENT & BRANCH MANAGER

William E. Hamrick
VICE PRESIDENT & BRANCH MANAGER
114 Whitewood Road, Suite 2
Charlottesville, Virginia 22901
(804) 974-1450

CHESTER
Stephen L. Fuller
VICE PRESIDENT & BRANCH MANAGER
4517 West Hundred Road
Chester, Virginia 23831
(804) 748-2900

COLUMBIA, MARYLAND
Scott B. Segrist
VICE PRESIDENT & BRANCH MANAGER
8492 Baltimore National Pike, Suite 207
Ellicott City, Maryland 21043
(410) 461-6233

NEWPORT NEWS
Linda H. Gaskins
VICE PRESIDENT & BRANCH MANAGER
703 Thimble Shoals Boulevard, Suite C4
Newport News, Virginia 23606
(757) 873-8200

RICHMOND
Thomas A. Gill
VICE PRESIDENT & BRANCH MANAGER

Donald R. Jordan
VICE PRESIDENT & RICHMOND PRODUCTION MANAGER
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 330-8300

RICHMOND WEST
Page C. Yonce
VICE PRESIDENT & BRANCH MANAGER
7231 Forest Avenue, Suite 202
Richmond, Virginia 23226
(804) 673-3453

WILLIAMSBURG
Irving E. "Ed" Jenkins
VICE PRESIDENT & BRANCH MANAGER
Delena A. Icard
VICE PRESIDENT & SENIOR LOAN OFFICER
3279 Lake Powell Road
Williamsburg, Virginia 23185
(757) 259-1200

C&F Title Agency, Inc.
--------------------------------------------
Eileen A.Cherry
Vice President & Title Insurance Underwriter
300 Arboretum Place, Suite 245
Richmond, Virginia 23236
(804) 327-3810

C&F Investment Services, Inc.
-------------------------------
Eric F. Nost
VICE PRESIDENT & MANAGER
417 Fourteenth Street
West Point, Virginia 23181
(804) 843-4584
(800) 853-3863

Douglas L. Hartz
ASSISTANT VICE PRESIDENT
2580 New Kent Highway
Quinton, Virginia 23141
(804) 932-4383
on the Cover:
     upper left
                C&F Financial Corporation Headquarters, West Point, Virginia. upper right
                Overlooking the Mattaponi River in West Point, Virginia.
    middle left
                Colonial Downs race track in New Kent County, Virginia. Citizens & Farmers Bank has two offices in this growing county. Photograph by Jeff Coady, Full Stride Productions, Texas.
   middle right
                Citizens & Farmers Bank is one of the sponsors of the annual Crab Carnival held in October. Photograph by Teresa S. Bohannon.

     lower left
                The Governor's Palace located in Williamsburg, Virginia. Citizens & Farmers has two offices in the Williamsburg area with another on the way. Photograph by Robert Llewellyn.
    lower right
                C&F Mortgage Corporation has offices in Annapolis and Columbia, Maryland.



         agency
                Fleshman Associates
creative director
                Anne Matthews
design & production
                Anne Matthews
text copywriter
                Charlie Feigenoff
    photography
                Jackson Smith
       printing
                T&N Printing

                            [C&F LOGO APPEARS HERE]

                            C&F Financial Corporation
                                 802 Main Street
                                   PO Box 391
                           West Point, Virginia 23181
                                 (804) 843-2360
                                  www.cffc.com