Form 10-K, Exhibit 13
period 1999-12-31
C & F FINANCIAL CORP
filed 2000-03-28
CIK 913341

                           1999 FINANCIAL HIGHLIGHTS

       C&F Financial Corporation (the "Corporation") is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly-owned subsidiary, Citizens and Farmers Bank, offers quality banking services to individuals, professionals, and small businesses through nine branch offices serving the surrounding towns and counties. Citizens and Commerce Bank, which operates as a division of Citizens and Farmers Bank, offers quality banking services in the Richmond market. Citizens and Farmers Bank has three wholly-owned subsidiaries. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through seven offices in Virginia and two offices in Maryland. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc., offers title insurance services. Trust services are provided in association with The Trust Company of Virginia.


         [GRAPHIC]      [GRAPHIC]       [GRAPHIC]           [GRAPHIC]

          BANKING       MORTGAGE        INVESTMENT          COMMERCIAL

       [GRAPH]                                       [GRAPH]

Return on Average Equity                     Return on Average Assets

    1996    12.66%                                 1996   1.65%
    1997    16.08%                                 1997   1.90%
    1998    17.81%                                 1998   2.03%
    1999    19.22%                                 1999   2.19%

      [GRAPH]                                        [GRAPH]
     Net Income                                 Earnings Per Share
dollars in thousands
    1996    $4,061                                 1996   $ .92
    1997    $4,937                                 1997   $1.25
    1998    $6,134                                 1998   $1.56
    1999    $6,756                                 1999   $1.81

                                  OUR MISSION

[GRAPHIC]

It is the mission of the directors, offices, and the staff to maximize the long-term wealth of the shareholders of C&F Financial Corporation through Citizens and Farmers Bank and its other subsidiaries.

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

                                                                       [GRAPHIC]

                                       2              C&F Financial Corporation

                           LETTER FROM THE PRESIDENT

                           Dear Fellow Shareholders
[PHOTO]

Larry G. Dillon
Chairman, President, and Chief
Executive Officer

     On behalf of the Board of Directors, I am pleased to present this Annual Report for C&F Financial Corporation for the year 1999. Our financial results for 1999 continue to place our corporation at the top of its peer group in both Virginia and the nation. Our earnings, assets, and returns all outpaced the records set in 1998.

     In 1999, net income totaled $6.8 million, or 10.14% higher than the record earnings of 1998. This resulted in a return on average assets of 2.07% and a return on average equity of 18.17% (these returns do not include the $370,000, net, one-time increase in earnings discussed below), up from 2.03% and 17.81%, respectively, in 1998. Our earnings also compare favorably with those of our peers, who as of September 30, 1999 showed average annualized returns on average assets of 1.09% and average equity of 12.32%.

     Once again we are honored to have been named one of the top 50 mid-sized community banking organizations in the country by U. S. Banker. In its July 1999 issue, C&F Financial Corporation was recognized for its superior performance using the criteria of return on assets, return on equity, efficiency ratio, non-performing assets ratio, and leverage ratio. This is a recognition of which we are most proud.

     Our success in 1999 was due to increased earnings at Citizens and Farmers Bank and C&F Investment Services, Inc., as well as strong performances by C&F Mortgage Corporation and C&F Title Agency, Inc. A part of Citizens and Farmers Bank's performance increase was due to the collection of a non-accruing loan early in the year that resulted in a $370,000, net, onetime increase in the Bank's earnings for 1999. Also contributing to the improved earnings was the Bank's increase in net interest income, which resulted from higher interest income combined with lower interest costs. The increase in interest income was primarily the result of increased loan volume. Please review Management's Discussion and Analysis for a more in-depth review of our numbers.

     Our subsidiary companies continue to positively impact the performance and services of the Corporation. While contributing significantly to the Corporation's earnings in 1999, C&F Mortgage Corporation did experience a slight decline in its earnings compared to 1998, as mortgage loan production declined due to the increase in home mortgage interest rates. This decrease in production has been experienced by mortgage companies across the nation so it is not unique to C&F. Some, in fact, experienced losses for the year 1999.

     The decline in production also impacted the earnings of C&F Title Agency, Inc., whose earnings are closely correlated with those of the Mortgage
Corporation. With the decline in mortgage loan production there was a The decline in production also impacted the earnings of C&F Title Agency, Inc., whose earnings are closely correlated with those of the Mortgage Corporation. With the decline in mortgage loan production there was a corresponding decline in business at the Title Agency and hence a decline in earnings.

     At C&F Investment Services, Inc., sales and income were both up for 1999. We are very pleased with the contributing impact these services are adding both to our product offerings and net income. Increased earnings also indicate how important the addition of this service is to our customer base. During 1999, assets under management increased by more than $16 million, reaching in excess of $83 million at year-end. We now have three full-time brokers serving our nine offices and anticipate adding more in 2000. We are excited with our customers' acceptance and demand for this service.

     In 1999, we took the first step toward another line of services, which we anticipate will round out our product line and add to our future profitability. We joined a consortium of state community banks and, under the auspices of the Virginia Bankers Association, have formed the Virginia Bankers Insurance Center, LLC to enter the insurance sales marketplace. The strategy for this consortium is to join resources to acquire an existing general insurance agency and thereby allow us to offer a full line of insurance products. This strategy will provide us a lower cost of entry into the insurance arena; give us the opportunity to buy into a larger and more diversified agency; give us an experienced insurance agency staff to service an array of various products; and will outsource management so that we can concentrate on sales. It is anticipated that an agency will be acquired during the first half of 2000, and the opportunities for sales will begin shortly thereafter.

     Another initiative undertaken in 1999 was the establishment of our Loan Operations Center in West Point. After a lengthy study, it was determined that in the long range interest of the Bank, the consolidation of the backroom loan functions would not only enhance customer service, but would help us assure uniformity in loan underwriting and production. In the long run, it will reduce the number of loan personnel needed throughout the organization and the costs associated with future training. An additional benefit will be to greatly reduce the risk of any loan discrimination, which is important to us as well as to our customers. In the short run, this center will add to our overhead, but in the long run will help us provide better service at reduced costs.

     During 1999, Citizens and Farmers Bank took a step that was somewhat unusual in the Virginia banking marketplace. We formed a new bank, Citizens and Commerce Bank ("CCB"), which while legally a division of Citizens and Farmers Bank, will operate as a separate entity. The advantages of this structure are that the setup is more efficient; regulatory oversight is less burdensome; CCB will have the capacity to make larger loans as compared to being separately chartered; and the two banks can more easily serve each others' customers.


     Headquartered in Richmond, Virginia, Citizens and Commerce Bank will cater to both the consumer and small-business markets. CCB opened its first branch on West Broad Street in Richmond in November and anticipates opening several additional branches within the next two to three years. With a management team that is very familiar with the Richmond small-business market and an active, local Board of Directors, we anticipate this new organization will be very successful in contributing to the future growth and earnings of the corporation.

     In April of this year, Citizens and Farmers Bank will open its tenth branch office, which will be located at the corner of Jamestown Road and Route 199 in Williamsburg. This facility will be our first to have branch offices for Citizens and Farmers Bank, C&F Mortgage Corporation, and C&F Investment Services, Inc., all in the same location. We expect this to be an excellent addition to our branching network.

     While our goal had been to offer internet banking to our customers before the end of 1999, we deemed it appropriate to delay that service offering until sometime this year. With the "Y2K" cloud hanging over us the latter part of 1999, we felt it prudent to delay any major computer projects until after year-end. With Y2K successfully behind us we are now reevaluating the best solution for offering this service and anticipate having it in place later this year.

     The year 2000 will be challenging in trying to maintain the same earnings level as was attained in 1999. However, we are confident that the future looks very bright for your corporation both for asset growth and future earnings.

     We could not have achieved these extraordinary results without the dedication and hard work of an exceptional staff, the insight and direction of our Boards of Directors, and your support and patronage. Please accept our gratitude to all who have had a hand in making this a successful year.

/s/ Larry G. Dillon

Larry G. Dillon
Chairman, President, and Chief
Executive Officer

                                   [GRAPHIC]

                            Citizens & Commerce Bank

In November 1999, Citizens and Farmers Bank opened Citizens & Commerce Bank ("CCB"), in Richmond, its first banking division operating as a local financial institution. It is anticipated that CCB will be able to expand through local management and decision making, while leveraging the many resources provided by Citizens and Farmers Bank. The Bank offers a full range of banking services to all its clients as well as mortgage and investment services offered through C&F Mortgage Corporation and C&F Investment Services, Inc. Citizens & Commerce employs skilled and seasoned bankers that blend old-fashioned customer service with highly diversified quality products that customers require today.


1999 Annual Report                     5

                                   [GRAPHIC]

                               Banking Services

Citizens and Farmers Bank offers a wide array of general banking services to individuals, professionals, and small businesses through nine branch offices, with the tenth branch of Citizens and Farmers Bank opening in the second quarter of 2000. These services include a variety of checking and savings deposit accounts, as well as business, home equity, automobile, and other installment loans. With new relationship-based checking products, along with our latest addition, "Generations Gold," Citizens and Farmers Bank can provide an account that is best suited to meet the needs of our customers. In addition, the Bank offers "TeleBanc24," which allows our customers access to their accounts 24-hours a day from any touch-tone telephone.



[GRAPHIC]

                                 Mortgage and
                                Title Services

C&F Mortgage offers programs designed for new home purchases, the first-time homebuyer, and home mortgage refinancing. By originating and selling residential mortgages, C&F Mortgage Corporation is able to offer competitive fixed and adjustable rate mortgages. Nine locations are available throughout Virginia and Maryland.

The relationship with C&F Mortgage allows our customers to take advantage of the best possible mortgage with competitive rates of interest. A mortgage loan officer is dedicated to each account, minimizing paperwork, reducing response time, and accelerating approvals. As a convenience to our customers, we provide title searches and title insurance through C&F Title Agency, Inc.


                                   [GRAPHIC]

Established in 1927, Citizens and Farmers Bank continues to maintain superior customer service.



                                    [PHOTO]

Standing (left to right) - Thomas B. Whitmore Jr., Joshua H. Lawson, J. P. Causey Jr., James H. Hudson III, Bryan E. McKernon, Paul C. Robinson. Seated (left to right) - William E. O'Connell Jr., P. L. Harrell, Larry G. Dillon, Reginald H. Nelson IV, Sture G. Olsson

                                    [PHOTO]


Doug Cash and Eric Nost discuss the latest research report on internet stocks.

                                   [GRAPHIC]

                               Investment Company

C&F Investment Services, Inc. is a full service investment company offering the advice of large investment firms with the advantage of home town personal service. Through its affiliation with Raymond James Financial Services, Inc., one of the largest brokerage operations in the U.S., the C&F investment team offers a complete and comprehensive line-up of products and services. Whether you are interested in stocks or bonds, mutual funds, tax-advantaged investments, or financial planning, the C&F investment team is dedicated to helping investors make their decisions in a familiar setting. For added convenience, C&F Investment Advisors are accessible at any of our bank branch locations.




                                   [GRAPHIC]

                                   Commercial
                                    Banking

At Citizens and Farmers Bank, we understand that getting a loan is crucial to helping businesses grow. That's why we provide prompt responses to loan requests. For deposit needs, we offer many locations with convenient hours. Not only do we give quick and reliable service, but we also offer a full range of banking products designed specifically for businesses. Our merchant services program allows your businesses to process customers' credit card payments quickly and efficiently. With our individualized commercial account analysis, we are able to offer financial savings to help businesses prosper. But most of all our experienced and knowledgeable bankers are available to provide financial solutions to meet business needs.


                                   [GRAPHIC]

Branch Manager, Alec Nuttall and Branch Operations Manager, Melissa Loudermilk, make final arrangements for the opening of the Jamestown Road Office in Williamsburg.



                                    [PHOTO]

Standing (left to right) - Meade A. Spotts, Jeffery W. Jones, Scott E. Strickler Seated (left to right) - S. Craig Lane, William E. O'Connell Jr., Frank Bell III

                                   OUR VALUES

We believe that excellence is the standard for all we do, achieved by encouraging and nourishing: respect for others; honest,open communication; individual development and satisfaction; a sense of ownership and responsibility for the Corporation's success; participation, cooperation, and teamwork; creativity, innovation,and initiative; prudent risk-taking; and recognition and rewards for achievement.

                                   [GRAPHIC]

We believe that we must conduct ourselves morally and ethically at all times and in all relationships.

We believe that we have an obligation to the well-being of all the communities we serve.

We believe that our officers and staff are our most important assets, making the critical difference in how the Corporation performs and, through their work and effort, separate us from all competitors.

                                   [GRAPHIC]

                                       8             C&F Financial Corporation

COMPANY FINANCIALS


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS






[LOGO]






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
1999 Annual Report

FIVE YEAR FINANCIAL SUMMARY

-------------------------------------------------------------------------------

                             1999         1998         1997          1996          1995
--------------------------------------------------------------------------------------------
Selected Year-End
 Balances:
Total assets             $329,241,321 $320,863,629 $278,105,969  $256,671,312  $238,995,329
Total capital              35,129,710   36,647,493   31,800,533    32,214,509    31,818,296
Total loans (net)         206,115,896  169,918,428  154,744,620   136,732,017   110,012,320
Total deposits            260,853,635  251,673,159  231,513,152   216,422,556   204,001,334
--------------------------------------------------------------------------------------------
Summary of Operations:
Interest income            23,643,557   22,617,509   19,763,048    18,332,998    15,686,897
Interest expense            9,067,867    9,558,059    8,002,301     7,667,619     6,526,880
--------------------------------------------------------------------------------------------
Net interest income        14,575,690   13,059,450   11,760,747    10,665,379     9,160,017
Provision for loan
 losses                       600,000      600,000      330,000        30,000            --
--------------------------------------------------------------------------------------------
Net interest income
 after provision for
 loan losses               13,975,690   12,459,450   11,430,747    10,635,379     9,160,017
Other income               11,274,596   11,009,622    6,657,608     4,678,915     1,233,267
Operating expenses         16,099,690   14,981,685   11,537,565    10,294,220     6,126,722
--------------------------------------------------------------------------------------------
Income before taxes         9,150,596    8,487,387    6,550,790     5,020,074     4,266,562
Income tax expense          2,394,366    2,353,351    1,613,963       958,900       890,630
--------------------------------------------------------------------------------------------
Net income               $  6,756,230 $  6,134,036 $  4,936,827  $  4,061,174  $  3,375,932
--------------------------------------------------------------------------------------------
Per share/1/
 Earnings per common
  share--assuming
  dilution                      $1.81        $1.56        $1.25          $.92          $.76
 Dividends                        .49          .44          .35           .31           .30
--------------------------------------------------------------------------------------------
Weighted average number
 of shares--assuming
 dilution                   3,738,234    3,919,775    3,952,756     4,426,000     4,472,956
--------------------------------------------------------------------------------------------
/1/Per share data has been restated to reflect the two-for-one stock split in
July 1998.

Significant Ratios                                         1999          1998          1997
--------------------------------------------------------------------------------------------
Return on average assets                                   2.19%         2.03%         1.90%
Return on average equity                                  19.22         17.81         16.08
Dividend payout ratio                                     26.60         27.70         27.75
Average equity to average assets                          11.38         11.42         11.81
--------------------------------------------------------------------------------------------

OVERVIEW
Net income totaled $6.8 million in 1999, an increase of 10.1% over 1998. Included in earnings for 1999 is $370,000 in interest income (after taxes) which resulted from the payoff of a non-accrual loan in January. Excluding this, net income increased 4.1% over 1998. In 1998, net income totaled $6.1 million, a 24.3% increase over 1997. Diluted earnings per share were $1.81, $1.56, and $1.25 in 1999, 1998, and 1997, respectively. Excluding the interest income collected on the non-accrual loan, diluted earnings per share was $1.71 in 1999. The increase in earnings per share was a result of higher net income and the repurchase of 247,500 shares of the Corporation's common stock in 1999 and 204,683 shares of the Corporation's common stock in 1997.

Profitability as measured by the Corporation's return on average equity (ROE), excluding the interest income collected on the non-accrual loan, was 18.17% in 1999, up from 17.81% in 1998, and 16.08% in 1997. Another key indicator of performance, the return on average assets (ROA) for 1999, excluding the interest income collected on the non-accrual loan, was 2.07%, compared to 2.03% and 1.90% for 1998 and 1997, respectively.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

TABLE 1: Average Balances, Income and Expense, Yields and Rates

The following table shows the average balance sheets for each of the years ended December 31, 1999, 1998, and 1997. In addition, the amounts of interest earned on earning assets, with related yields and interest on interest-bearing liabilities, together with the rates, are shown. Loans include loans held for sale. Also, loans placed on a non-accrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on tax-exempt securities is on a taxable-equivalent basis, which was computed using the federal corporate income tax rate of 34% for all three years.

                                  1999                      1998                      1997
                         ------------------------  ------------------------  ------------------------
                          Average  Income/ Yield/   Average  Income/ Yield/   Average  Income/ Yield/
(Dollars in thousands)    Balance  Expense   Rate   Balance  Expense   Rate   Balance  Expense   Rate
------------------------------------------------------------------------------------------------------
Assets
Securities:
 Taxable                 $ 15,293  $ 1,097   7.17% $ 33,607  $ 2,359   7.02% $ 37,309  $ 2,737   7.34%
 Tax-exempt                49,049    4,013   8.18    42,606    3,590   8.43    39,554    3,388   8.57
------------------------------------------------------------------------------------------------------
 Total securities          64,342    5,110   7.94    76,213    5,949   7.81    76,863    6,125   7.97
Loans, net                216,295   18,850   8.71   206,353   17,790   8.62   165,168   14,656   8.87
Interest-bearing
 deposits
 in other banks and fed
 funds                      9,621      458   4.76     1,088       69   6.34     1,251       68   5.44
------------------------------------------------------------------------------------------------------
 Total earning assets     290,258  $24,418   8.41%  283,654  $23,808   8.39%  243,282  $20,849   8.57%
Reserve for loan losses    (3,003)                   (2,451)                   (2,032)
Total non-earning
 assets                    21,710                    20,484                    18,708
------------------------------------------------------------------------------------------------------
 Total assets            $308,965                  $301,687                  $259,958
------------------------------------------------------------------------------------------------------

Liabilities and Shareholders'
 Equity
Time and savings
 deposits:
 Interest-bearing
  deposits               $ 45,627  $ 1,084   2.38% $ 37,178  $   901   2.42% $ 34,594  $   890   2.57%
 Money market deposits     25,207      807   3.20    21,984      718   3.27    23,416      767   3.28
 Savings accounts          39,131    1,164   2.97    35,094    1,135   3.23    33,037    1,058   3.20
 Certificates of
  deposit,
  $100M or more            17,977      857   4.77    16,670      819   4.91    14,137      466   3.30
 Other certificates of
  deposit                  89,467    4,416   4.94    87,938    4,616   5.25    82,655    4,493   5.44
------------------------------------------------------------------------------------------------------
 Total time and savings
  deposits                217,409    8,328   3.83   198,864    8,189   4.12   187,839    7,674   4.09
------------------------------------------------------------------------------------------------------
Borrowings                 15,002      740   4.93    25,169    1,369   5.44     6,441      328   5.09
------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities              232,411    9,068   3.90   224,033    9,558   4.27   194,280    8,002   4.12
------------------------------------------------------------------------------------------------------
Demand deposits            35,697                    35,987                    31,449
Other liabilities           5,701                     7,221                     3,533
------------------------------------------------------------------------------------------------------
 Total liabilities        273,809                   267,241                   229,262
Shareholders' equity       35,156                    34,446                    30,696
------------------------------------------------------------------------------------------------------
 Total liabilities and
  shareholders' equity   $308,965                  $301,687                  $259,958
------------------------------------------------------------------------------------------------------
Net interest income                $15,350                   $14,250                   $12,847
------------------------------------------------------------------------------------------------------
Interest rate spread                         4.51                      4.12                      4.45
------------------------------------------------------------------------------------------------------
Interest expense to
 average earning assets                      3.12                      3.37                      3.29
------------------------------------------------------------------------------------------------------
Net interest margin                          5.29%                     5.02%                     5.28%
------------------------------------------------------------------------------------------------------

1999 Annual Report

-------------------------------------------------------------------------------

RESULTS OF OPERATIONS

NET INTEREST INCOME
During 1999, net interest income, on a tax-equivalent basis, excluding the one-time interest collected on a non-accrual loan, increased 7.7% to $15.4 million from $14.3 million in 1998. This was a result of a 2.3% increase in the average balance of interest earning assets and an increase in the net interest margin to 5.29% for 1999 from 5.02% for 1998. The increase in the average balance of interest earning assets was a result of an increase in average balance of loans at Citizens and Farmers Bank (the "Bank") and an increase in the average balance of interest-bearing deposits in other banks and fed funds offset by a decrease in the average balance of securities and loans held for sale at C&F Mortgage Corporation (the "Mortgage Corporation"). The increase in loans at the Bank was a result of overall higher loan demand and the increase in interest bearing deposits in other banks and fed funds was a result of excess liquidity resulting from the decrease in securities. The decline in securities was a result of a large number of securities being called in the first half of 1999. The decrease in loans held for sale at the Mortgage Corporation was a result of a decrease in loan closings to $457 million in 1999 from $524 million in 1998 and an increase in loan fundings (sold) to $499 million in 1999 from $481 million in 1998. The increase in the net interest margin was mainly a result of a decrease in cost of funds to 3.90% for 1999 from 4.27% for 1998.
The decrease in cost of funds was a result of the decrease in cost of deposits and borrowings and an overall decrease in the average balance of higher cost borrowings. The decrease in the cost of deposits and borrowings was a result of the overall lower interest rate for the first half of 1999. The decrease in the average balance of borrowings is a result of the decrease in loans held for sale at the Mortgage Corporation. Borrowings from the Federal Home Loan Bank ("FHLB") are used to fund loans originated and subsequently sold by the Mortgage Corporation.

During 1998, net interest income, on a tax-equivalent basis, increased 10.9% to $14.3 million from $12.8 million in 1997. This was a result of a 16.6% increase in the average balance of interest-earning assets offset by a decrease in the net interest margin to 5.02% for the year ended December 31, 1998, from 5.28% for 1997. The increase in the average balance of interest-earning assets was attributed to an increase in the average balance of loans at the Bank and loans held for sale at the Mortgage Corporation. The decrease in the net interest margin was a result of a decrease in the yield on interest-earning assets resulting from the lower interest rate environment and a increase in the cost of funds mainly attributed to increased borrowings from the FHLB. As mentioned above, borrowings from the FHLB are used to fund loans originated and subsequently sold by the Mortgage Corporation. Loan closings at the Mortgage Corporation increased to $524 million for the year ended December 31, 1998, compared to $286 million for 1997.


                                                      C&F Financial Corporation

-------------------------------------------------------------------------------
TABLE 2: Rate-Volume Recap

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

                                                 1999 from 1998                     1998 from 1997
                                        ----------------------------------  ---------------------------------
                                        Increase  (Decrease)      Total     Increase  (Decrease)     Total
                                               Due to            Increase          Due to           Increase
(Dollars in thousands)                       Volume       Rate  (Decrease)      Volume       Rate  (Decrease)
--------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                   $       865  $     195      $1,060  $    3,561  $    (427)     $3,134
Securities:
 Taxable                                     (1,313)        51      (1,262)       (263)      (115)       (378)
 Tax-exempt                                     530       (107)        423         258        (56)        202
--------------------------------------------------------------------------------------------------------------
Total securities                               (783)       (56)       (839)         (5)      (171)       (176)
--------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other
 banks and fed funds                            365         24         389         (10)        11           1
--------------------------------------------------------------------------------------------------------------
Total interest income                           447        163         610       3,546       (587)      2,959
--------------------------------------------------------------------------------------------------------------
Interest expense:
Time and savings deposits:
 Interest-bearing deposits                      201        (18)        183          64        (53)         11
 Money market deposit accounts                  103        (14)         89         (47)        (2)        (49)
 Savings accounts                               124        (95)         29          66         11          77
 Certificates of deposit, $100M or more          63        (25)         38          94        259         353
 Other certificates of deposit                   79       (279)       (200)        281       (158)        123
--------------------------------------------------------------------------------------------------------------
Total time and savings deposits                 570       (431)        139         458         57         515
Other borrowings                               (511)      (118)       (629)      1,017         24       1,041
--------------------------------------------------------------------------------------------------------------
Total interest expense                           59       (549)       (490)      1,475         81       1,556
--------------------------------------------------------------------------------------------------------------
Change in net interest income           $       388  $     712      $1,100  $    2,071  $    (668)     $1,403
--------------------------------------------------------------------------------------------------------------

1999 Annual Report

-------------------------------------------------------------------------------

MARKET RISK MANAGEMENT
As the holding company for a commercial bank, the Corporation's primary compo-nent of market risk is interest rate volatility. Fluctuation in interest rates will ultimately impact the level of both income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Since the majority of the Corpora-tion's interest-earning assets and all of the Corporation's interest-bearing liabilities are held by the Bank, virtually all of the Corporation's interest rate risk exposure lies at the Bank level. Therefore, all significant interest rate risk management procedures are performed by management of the Bank. Based on the nature of the Bank's operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's loan portfolio is con-centrated primarily in the Virginia counties of King William, King and Queen, Hanover, Henrico, Essex, Middlesex, New Kent, Charles City, York, and James City, and is, therefore, subject to risks associated with the local economy. As of December 31, 1999, the Corporation does not own any trading assets nor does it have any hedging transactions in place such as interest rate swaps and caps.

The Bank's interest rate management strategy is designed to stabilize net in-terest income and preserve capital. The Bank manages interest rate risk through the use of a simulation model which measures the sensitivity of future net interest income and the net portfolio value to changes in interest rates. In addition, the Bank monitors interest rate sensitivity through analysis, measuring the terms to maturity or next repricing date of interest-earning as-sets and interest-bearing liabilities. The matching of the maturities of as-sets and liabilities may be analyzed by examining the extent to which assets and liabilities are "interest rate sensitive" and by monitoring an institu-tion's interest rate sensitivity "gap." An asset or liability is said to be "interest rate sensitive" within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is de-fined as the difference between the amount of interest-earning assets antici-pated, based on certain assumptions, to mature or reprice within a specific time period and the amount of interest-bearing liabilities anticipated, based on certain assumptions, to mature or reprice within that time period. A gap is considered negative when the amount of interest-rate-sensitive liabilities ma-turing or repricing within a specific time period exceeds the amount of inter-est-rate-sensitive assets maturing or repricing within that same time period. During a period of rising interest rates, a negative gap would tend to result in a decrease in net interest income while a positive gap would tend to result in an increase in net interest income. In a declining interest rate environ-ment, an institution with a negative gap would generally be expected, absent the effect of other factors, to experience a greater decrease in the cost of its liabilities relative to the yield of its assets and thus an increase in the institution's net interest income, whereas an institution with a positive gap would be expected to experience the opposite result.

Certain shortcomings are inherent in any rate method of analysis used to esti-mate a financial institution's interest rate gap. The analysis is based at a given point in time and does not take into consideration that changes in in-terest rates do not affect all assets and liabilities equally. For example, although certain assets and liabilities may have similar maturities or repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The interest rates on loans with call features may or may not change depending on their interest rates relative to market interest rates.

The Corporation is also subject to prepayment risk, particularly in falling interest rate environments or in environments where the slope of the yield curve is relatively flat or negative. Such changes in the interest rate envi-ronment can cause substantial changes in the level of prepayments of loans, which may also affect the Corporation's interest rate gap position.

As part of its borrowings, the Corporation may utilize, from time to time, daily and convertible advances from the FHLB-Atlanta. Convertible advances generally provide for a fixed rate of interest for a portion of the term of the advance, an ability for the FHLB-Atlanta to convert the advance from a fixed rate to an adjustable rate at some predetermined time during the remain-ing term of the advance (the "conversion" feature), and a concurrent opportu-nity for the Corporation to prepay the advance with no prepayment penalty in the event the FHLB-Atlanta elects to exercise the conversion feature. Changes in interest rates from those at December 31, 1999, may result in a change in the estimated maturity of convertible advances and, therefore, the Corpora-tion's interest rate gap position.

Also, the methodology used estimates various rates of withdrawal for money market deposits, savings, and checking accounts, which may vary significantly from actual experience.

The following table sets forth the amounts of interest-earning assets and in-terest-bearing liabilities outstanding at December 31, 1999, that are subject to repricing or that mature in each of the time periods shown. Additionally, loans and securities with call provisions are included in the period in which they may first be called. Except as stated above, the amount of assets and li-abilities shown that reprice or mature during a particular period were deter-mined in accordance with the contractual terms of the asset or liability.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------
TABLE 3: Interest Sensitivity Analysis


                                     Interest-Sensitive Periods
                            --------------------------------------------------
                             Within    91-365      1-5        Over
(Dollars in thousands)      90 Days     Days      Years     5 Years    Total
------------------------------------------------------------------------------
December 31, 1999
Earning assets:
Loans, net of unearned
 income                     $ 96,218  $ 14,723   $ 56,837   $ 66,527  $234,305
Securities                     5,201     6,719     21,643     34,925    68,488
Federal funds sold and
 other short-term
 investments                   2,062        --         --         --     2,062
------------------------------------------------------------------------------
 Total earning assets        103,481    21,442     78,480    101,452   304,855
------------------------------------------------------------------------------
Interest-bearing
 liabilities:
Interest-bearing
 transaction accounts          8,574    25,721     22,863         --    57,158
Savings accounts               5,752    17,257     15,338         --    38,347
Money market deposit
 accounts                      3,921    11,764     10,456         --    26,141
Certificates of deposit,
 $100M or more                 3,522    11,345      2,800         --    17,667
Other certificates of
 deposit                      19,138    44,766     22,810         --    86,714
Borrowings                    30,035        --         --         --    30,035
------------------------------------------------------------------------------
 Total interest-bearing
  liabilities                 70,942   110,853     74,267         --   256,062
------------------------------------------------------------------------------
Period gap                    32,539   (89,411)     4,213    101,452
Cumulative gap              $ 32,539  $(56,872)  $(52,659)  $ 48,793
Ratio of cumulative gap to
 total earning assets          10.67%   (18.66)%   (17.27)%    16.01%
------------------------------------------------------------------------------

The following tables provide information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 1999 and 1998, based on the information and assumptions set forth in the notes. The Corporation believes that the assumptions utilized are reasonable. The expected maturity date values for loans were calculated by adjusting the instruments' contractual maturity date for expectations of prepayments, as set forth in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding, as set forth in the notes. From a risk-management perspective, however, the Corporation utilizes both maturity and repricing dates, as opposed to solely using expected maturity dates.

As shown in the table, there have been no significant changes in the maturities of interest-earning assets or liabilities. The large decrease in loans held for sale maturing within one year is a result of decreased production at the Mortgage Corporation. All loans originated at the Mortgage Corporation are usually sold within one month. The increase in borrowings is also a result of the increased loan growth at the Bank.
1999 Annual Report

--------------------------------------------------------------------------------
TABLE 4: Maturity of Interest-Bearing Assets/Liabilities


                                             Principal Amount Maturing in:
                         ----------------------------------------------------------------------
Dollars in thousands     1 Year  2 Years 3 Years 4 Years 5 Years Thereafter  Total   Fair Value
-----------------------------------------------------------------------------------------------
Earning Assets:
Fixed rate
 loans(/1/)(/2/)
  December 31, 1999      $23,772 $11,390 $ 9,664 $ 7,762 $ 6,221    $28,460 $ 87,269   $ 85,193
  December 31, 1998       18,157   9,532   7,834   6,308   4,860     16,591   63,282     64,537
 Average interest rate
  December 31, 1999        8.79%   8.56%   8.32%   8.16%   8.07%      7.98%    8.34%
  December 31, 1998        9.00%   8.66%   8.33%   8.06%   7.96%      7.84%    8.53%
Variable rate
 loans(/1/)(/2/)
  December 31, 1999      $41,271 $12,601 $ 8,136 $ 6,407 $ 7,155    $47,590 $123,160   $122,633
  December 31, 1998       40,008   7,187   6,656   5,626   5,488     45,369  110,334    111,991
 Average interest rate
  December 31, 1999        8.88%   8.67%   8.47%   8.30%   8.48%      8.24%    8.53%
  December 31, 1998        8.85%   8.47%   8.38%   8.38%   8.32%      8.30%    8.44%
Loans held for sale
  December 31, 1999      $24,887 $    -- $    -- $    -- $    --    $    -- $ 24,887   $ 25,319
  December 31, 1998       66,993      --      --      --      --         --   66,993     68,098
 Average interest rate
  December 31, 1999        8.15%      --      --      --      --         --    8.15%
  December 31, 1998        6.24%      --      --      --      --         --    6.24%
Securities(/3/)(/4/)
  December 31, 1999      $   155 $ 1,385 $ 1,146 $ 1,853 $   806    $63,143 $ 68,488   $ 66,769
  December 31, 1998        3,969     495   2,040   1,384   2,351     51,758   61,997     64,459
 Average interest rate
  December 31, 1999        6.65%   7.68%   5.86%   5.96%   6.21%      5.76%    5.81%
  December 31, 1998        6.92%   6.70%   7.32%   5.82%   5.99%      5.52%    5.69%
Interest-Bearing
 Liabilities:
Money market, savings,
 and interest- bearing
 transaction
 accounts(/5/)
  December 31, 1999      $72,985 $12,165 $12,165 $12,165 $12,165    $    -- $121,645   $121,514
  December 31, 1998       60,979  10,163  10,163  10,163  10,163         --  101,631    101,604
 Average interest rate
  December 31, 1999        2.77%   2.77%   2.77%   2.77%   2.77%         --    2.77%
  December 31, 1998        2.98%   2.98%   2.98%   2.98%   2.98%         --    2.98%
Certificates of deposit
  December 31, 1999      $78,772 $16,466 $ 4,112 $ 3,048 $ 1,514    $   469 $104,381   $104,344
  December 31, 1998       80,490  21,629   2,369   1,272   3,029        345  109,134    109,714
 Average interest rate
  December 31, 1999        4.77%   4.91%   5.20%   5.69%   5.15%      3.73%    4.83%
  December 31, 1998        5.02%   5.50%   5.30%   5.81%   5.67%      3.52%    5.15%
Borrowings
  December 31, 1999      $30,035 $    -- $    -- $    -- $    --    $    -- $ 30,035   $ 30,035
  December 31, 1998       14,661      --  10,000      --      --         --   24,661     24,658
 Average interest rate
  December 31, 1999        5.40%      --      --      --      --         --    5.40%
  December 31, 1998        4.68%      --   4.98%      --      --         --    4.80%
-----------------------------------------------------------------------------------------------

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

                                                       C&F Financial Corporation

-------------------------------------------------------------------------------
NON-INTEREST INCOME

TABLE 5: Non-Interest Income


                                                Year Ended December
                                                        31,
                                               ----------------------
Dollars in thousands                            1999    1998    1997
---------------------------------------------------------------------
Gain on sale of loans                          $ 6,692 $ 7,129 $4,056
Service charges on deposit accounts              1,154   1,033  1,013
Other service charges and fees                   2,220   1,867    987
Gain on sale of available for sale securities      139      --     --
Other income                                     1,070     981    602
---------------------------------------------------------------------
                                               $11,275 $11,010 $6,658
---------------------------------------------------------------------

1999 VS. 1998
Non-interest income increased by $265,000, or 2.4%, in 1999. The increase is a result of increased fees at C&F Investment Services, Inc. (the "Investment Company") and the Bank and a $139,000 gain on securities which were called during the year. The increase in fees at the Investment Company and the Bank is due to overall growth. These increases are offset by a $437,000 decrease in the gain on sale of loans at the Mortgage Corporation. This decrease is a re-sult of the overall decrease in production in the Mortgage Corporation which is a result of the higher interest rate environment in the second half of 1999 as compared to 1998.

1998 VS. 1997
Non-interest income increased by $4.4 million, or 65.4%, over 1997. The major-ity of the increase was attributed to an approximate $3.1 million increase in the gain on the sale of loans resulting from an increase in loan production at the Mortgage Corporation. Loan closings at the Mortgage Corporation totaled $524 million in 1998 compared to $286 million in 1997 and $174 million in 1996. Other service charges and fees increased $880,000, or 89.1%, over 1997. The majority of this was attributed to fees associated with loan closings at the Mortgage Corporation. Other income increased approximately $379,000, or 63%, over 1997. The majority of this income was attributed to increased income at C&F Title Agency, Inc. (the "Title Agency"). The increase in income at the Title Agency was a direct result of the increased loan closings at the Mort-gage Corporation.


NON-INTEREST EXPENSE

TABLE 6: Non-Interest Expense


                                Year Ended December 31,
                                -----------------------
Dollars in thousands             1999    1998    1997
-------------------------------------------------------
Salaries and employee benefits  $ 9,366 $ 8,286 $ 6,332
Occupancy expense                 2,044   2,010   1,799
Goodwill amortization               275     275     275
Other expenses                    4,415   4,411   3,132
-------------------------------------------------------
                                $16,100 $14,982 $11,538
-------------------------------------------------------

1999 VS. 1998
Non-interest expense increased $1.1 million, or 7.5%, over 1998. The majority of this increase is a result of increased salaries and benefits at the Bank, the Mortgage Corporation, and the Investment Company. The increase in salaries and benefits at the Bank is due to overall growth including the formation of Citizens & Commerce Bank ("CCB"), which operates as a division of the Bank. CCB was formed in the second half of 1999, and has an area President and a re-gional Board of Directors. CCB was formed to serve the greater Richmond mar-ket. Currently, CCB has one branch open. The increase in salaries and benefits at the Mortgage Corporation was a result of increased non-commission positions due to the low interest rate environment in the second half of 1998 and the first half of 1999. The increase in salaries at the Investment Company is a result of overall growth.
1998 VS. 1997
Non-interest expense increased $3.4 million, or 29.9%, over 1997. $2.0 million of this increase resulted from increased salaries and employee benefits. The majority of this increase can be attributed to increased commissions at the Mortgage Corporation, which was a result of increased loan closings. The re-mainder of the increase in salaries and employee benefits was a result of gen-eral pay increases along with the addition of new employees at both the Bank and the Mortgage Corporation. Other expenses increased by $1.3 million, or 43%, over 1997. The majority of this increase can be associated with costs re-lated to the increase in loan closings at the Mortgage Corporation. The re-mainder of the increase can be attributed to general expenses at the Bank in-cluding $100,000 in costs associated with the Year 2000 ("Y2K") issue.
1999 Annual Report

-------------------------------------------------------------------------------

YEAR 2000 ISSUE
The Y2K issue involved the risk that computer programs and computer systems would not be able to perform without interruption into the year 2000. If com-puter systems did not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could have failed or created erroneous results. All computer programs and sys-tems at the Corporation operated without problems when the date changed from December 31, 1999 to January 1, 2000. While the Corporation will continue to monitor computer programs and systems, no problems are expected.

To date, the Corporation has expensed $150,000 related with the Year 2000 is-sue. Remaining expenditures are not expected to have a material effect on the Corporation's consolidated financial statements.

INCOME TAXES
Applicable income taxes on 1999 earnings amounted to $2,394,000, resulting in an effective tax rate of 26.1% compared to $2,353,000, or 27.7%, in 1998, and $1,614,000, or 24.6%, in 1997. The decrease in the effective tax rate for 1999 as compared to 1998 is a result of the increase in earnings subject to no taxes such as certain loans to municipalities or investment obligations of states and political subdivisions. The increase in the effective tax rate in 1998 as compared to 1997 was a result of the increase in earnings subject to a 34% tax rate, mainly resulting from increased income at the Mortgage Corpora-tion, versus earnings subject to no taxes.

TABLE 7: Allowance for Loan Losses


                                          Year Ended December 31,
                                     --------------------------------------
(Dollars in thousands)                1999    1998    1997    1996    1995
-----------------------------------------------------------------------------
Reserve, beginning of period         $2,760  $2,234  $1,927  $1,914  $1,895
Provision for loan losses               600     600     330      30      --
Loans charged off:
 Real estate--mortgage                   10      33      12      --      --
 Real estate--construction               --      --      --      --      --
 Commercial, financial, and
  agricultural                           --      --       3       4       4
 Consumer                                76      66      12      25       4
-----------------------------------------------------------------------------
Total loans charged off                  86      99      27      29       8
Recoveries of loans previously
 charged off:
 Real estate--mortgage                   --      25      --       1      19
 Real estate--construction               --      --      --      --      --
 Commercial, financial, and
  agricultural                           13      --      --      11      --
 Consumer                                15      --       4      --       8
-----------------------------------------------------------------------------
 Total recoveries                        28      25       4      12      27
Net loans charged off                    58      74      23      17     (19)
-----------------------------------------------------------------------------
Balance, end of period               $3,302  $2,760  $2,234  $1,927  $1,914
-----------------------------------------------------------------------------
Ratio of net charge-offs to average
 total loans outstanding during
 period                                 .03%    .04%    .01%    .01%   (.01%)
-----------------------------------------------------------------------------

                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

TABLE 8: Allocation of Allowance for Possible Loan Losses

The allowance for loan losses is a general allowance applicable to all loan categories; however, management has allocated the allowance to provide an indication of the relative risk characteristics of the loan portfolio. The allocation is an estimate and should not be interpreted as an indication that charge-offs in 2000 will occur in these amounts, or that the allocation indicates future trends. The allocation of the allowance at December 31 for the years indicated and the ratio of related outstanding loan balances to total loans are as follows:

(Dollars in thousands)                 1999    1998    1997    1996    1995
-----------------------------------------------------------------------------
Allocation of allowance for possible
 loan losses, end of year:
Real estate--mortgage                 $  753  $  667  $  692  $  873  $  786
Real estate--construction                160     108      89      69      34
Commercial, financial, and
 agricultural                          1,686   1,211     926     733     352
Equity lines                             103      86      71      62      60
Consumer                                 380     251     167     160      93
Unallocated                              220     437     289      30     589
-----------------------------------------------------------------------------
Balance, December 31                  $3,302  $2,760  $2,234  $1,927  $1,914
-----------------------------------------------------------------------------
Ratio of loans to total year-end
 loans:
Real estate--mortgage                     43%     50%     57%     62%     70%
Real estate--construction                  4       3       3       2       2
Commercial, financial, and
 agricultural                             42      36      31      26      19
Equity lines                               5       5       4       5       5
Consumer                                   6       6       5       5       4
-----------------------------------------------------------------------------
                                         100%    100%    100%    100%    100%
-----------------------------------------------------------------------------

ASSET QUALITY-ALLOWANCE/
PROVISION FOR LOAN LOSSES
The allowance for loan losses is to provide for potential losses inherent in the loan portfolio. Among other factors, management considers the Corpora-tion's historical loss experience, the size and composition of the loan port-folio, the value and adequacy of collateral and guarantors, non-performing credits, and current and anticipated economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends as well as conditions affecting individual borrowers, the al-lowance for loan losses is an estimate. The allowance is also subject to regu-latory examinations and determination as to adequacy, which may take into ac-count such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

In 1999, the Corporation had $600,000 in provision for loan losses compared to $600,000 in 1998 and $330,000 in 1997. The increase in provision from 1997 to 1998 was a result of management's recognition of risks associated with the reduction in residential real estate loans and increasing the volume of commercial and commercial real estate loans. Loans charged off during 1999 amounted to $86,000 compared to $99,000 in 1998 and $27,000 in 1997.
Recoveries amounted to $28,000, $25,000, and $4,000 in 1999, 1998, and 1997,
respectively. The ratio of net charge-offs to average outstanding loans was
 .03% in 1999, .04% in 1998, and .01% in 1997. Management feels that the reserve is adequate to absorb any losses on existing loans that may become uncollectible. Table 7 presents the Corporation's loan loss and recovery experience for the past five years.

NON-PERFORMING ASSETS
Total non-performing assets, which consist of the Corporation's non-accrual loans and real estate owned, were $49,000 at December 31, 1999, a decrease of $414,000 from December 31, 1998. The decrease in 1999 was primarily the col-lection of one large non-accrual loan which was on the Corporation's books at December 31, 1998.

Loans are generally placed on non-accrual status when the collection of prin-cipal or interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collat-eral and the financial strength of the borrower. Loans greater than ninety days past due may remain on accrual status if management determines it has ad-equate collateral to cover the principal and interest. For those loans which are carried on non-accrual status, interest is recognized on the cash basis. For 1999, $8,000 in gross interest income would have been recorded if non-ac-crual loans had been current throughout the period outstanding. For the period ended December 31, 1999, interest income received on non-accrual loans was $551,000.
1999 Annual Report

-------------------------------------------------------------------------------

Table 9 summarizes non-performing
assets for the past five years.

TABLE 9: Non-Performing Asset Activity


(Dollars in thousands)                 1999      1998    1997    1996    1995
-------------------------------------------------------------------------------
Non-accrual loans                    $      49  $  463  $  497  $  525  $  907
Real estate owned                           --      --     444      --      --
-------------------------------------------------------------------------------
 Total non-performing assets                49     463     941     525     907
-------------------------------------------------------------------------------
Principal and/or interest past due
 for 90 days or more                 $     786  $  958  $  768  $  260  $  180
-------------------------------------------------------------------------------
Non-performing loans to total loans        .02%    .27%    .31%    .38%    .81%
Allowance for loan losses to total
 loans                                    1.58    1.60    1.42    1.39    1.71
Allowance for loan losses to non-
 performing loans                     6,738.78  596.11  449.30  367.05  211.03
Non-performing assets to total
 assets                                    .01%    .14%    .34%    .20%    .38%
-------------------------------------------------------------------------------

FINANCIAL CONDITION

SUMMARY                                  At the end of 1999, the Corporation
A financial institution's primary        had total assets of $329 million, up
sources of revenue are generated by      2.5% over the previous year-end. In
its earning assets, while its major      1998, there was an increase of 15.4%
expenses are produced by the funding     in total assets over year-end 1997.
of those assets with interest-bearing    Asset growth in 1999 is attributable
liabilities. Effective management of     to an increase in loans at the Bank
these sources and uses of funds is       offset by a decrease in loans held
essential in attaining a financial       for sale at the Mortgage Corporation.
institution's maximum profitability
while maintaining a minimum amount of
risk.

TABLE 10: Summary of Total Loans


                                       Year Ended December 31,
                             ------------------------------------------------
(Dollars in thousands)         1999      1998      1997      1996      1995
------------------------------------------------------------------------------
Real estate--mortgage        $ 89,952  $ 86,311  $ 88,973  $ 86,324  $ 77,924
Real estate--construction       7,968     5,359     4,454     3,415     1,681
Commercial, financial, and
 agricultural/1/               89,135    62,885    48,737    36,385    21,719
Equity lines                   10,272     8,580     7,131     6,180     5,954
Consumer                       12,091     9,543     7,683     6,355     4,648
------------------------------------------------------------------------------
Total loans                   209,418   172,678   156,978   138,659   111,926
Less allowance for possible
 loan losses                   (3,302)   (2,760)   (2,233)   (1,927)   (1,914)
------------------------------------------------------------------------------
Total loans, net             $206,116  $169,918  $154,745  $136,732  $110,012
------------------------------------------------------------------------------

/1/ Includes loans secured by real estate

TABLE 11: Maturity/Repricing Schedule of Loans


                         December 31, 1999
                -----------------------------------
(Dollars in     Commercial, financial, Real estate
thousands)         and agricultural    construction
---------------------------------------------------
Variable Rate:
 Within 1 year                $35,171        $   --
 1 to 5 years                  16,857            --
 After 5 years                 16,312            --
Fixed Rate:
 Within 1 year                  2,270         7,968
 1 to 5 years                   6,392            --
 After 5 years                 12,133            --
---------------------------------------------------

                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

LOAN PORTFOLIO                           The Corporation's lending activities
At December 31, 1999, loans, net of      are its principal source of income.
unearned income and reserve for loan     All loans are attributable to domes-
losses, totaled $206.1 million, an       tic operations. Residential real es-
increase of 21.3% over the 1998 total    tate loans, both construction and
of $169.9 million. Net loans in-         permanent, represent the major por-
creased 9.8% and 13.2% in 1998 and       tion of the Corporation's loan port-
1997, respectively.                      folio, although commercial loans con-
                                         tinue to increase as a percentage of
                                         total loans. Tables 10 and 11 present
                                         information pertaining to the compo-
                                         sition of loans including unearned
                                         income and the maturity/repricing of
                                         loans.


TABLE 12: Maturity of Securities


                                                                 Year Ended December 31,
                                                 ----------------------------------------------------------
                                                        1999                1998                1997
                                                 ------------------  ------------------  ------------------
                                                           Weighted            Weighted            Weighted
                                                 Amortized Average   Amortized Average   Amortized Average
(Dollars in thousands)                             Cost     Yield      Cost     Yield      Cost     Yield
------------------------------------------------------------------------------------------------------------
U.S. government agencies and corporations:
Maturing within 1 year                             $    --       --%   $   999     8.46%   $ 5,500     8.06%
Maturing after 1 year, but within 5 years               --       --        500     6.21      1,998     7.43
Maturing after 5 years, but within 10 years          4,500     7.03      3,500     6.76     12,498     6.75
Maturing after 10 years                              9,000     7.08      8,498     6.96     11,998     7.30
------------------------------------------------------------------------------------------------------------
Total U.S. government agencies and corporations     13,500     7.07     13,497     6.99     31,994     7.22
------------------------------------------------------------------------------------------------------------
U.S. Treasuries:
Maturing within 1 year                                  --       --      1,999     5.94         --       --
Maturing after 1 year, but within 5 years            1,000     8.01      1,000     8.02      2,998     6.63
------------------------------------------------------------------------------------------------------------
Total U.S. Treasuries                                1,000     8.01      2,999     6.63      2,998     6.63
------------------------------------------------------------------------------------------------------------
States and municipals:/1/
Maturing within 1 year                                 155     9.77        971    10.18        850    10.11
Maturing after 1 year, but within 5 years            4,190     8.87      4,770     9.46      4,188     9.85
Maturing after 5 years, but within 10 years         14,352     7.97     13,163     8.42     10,666     8.74
Maturing after 10 years                             28,496     7.52     20,121     7.90     20,425     8.11
------------------------------------------------------------------------------------------------------------
Total states and municipals                         47,193     7.66     39,025     8.33     36,129     8.55
------------------------------------------------------------------------------------------------------------
Other securities:
Maturing within 1 year                                  --       --         --       --        300     8.62
Maturing after 1 year, but within 5 years               --       --         --       --         --       --
------------------------------------------------------------------------------------------------------------
Total other securities                                  --       --         --       --        300     8.62
------------------------------------------------------------------------------------------------------------
Total securities:/2/
Maturing within 1 year                                 155     9.77      3,969     7.76      6,650     8.37
Maturing after 1 year, but within 5 years            5,190     8.71      6,270     8.95      9,184     8.29
Maturing after 5 years, but within 10 years         18,852     7.95     16,663     8.06     23,164     7.63
Maturing after 10 years                             37,496     1.36     28,619     7.62     32,423     7.81
------------------------------------------------------------------------------------------------------------
Total securities                                   $61,693     7.54%   $55,521     7.91%   $71,421     7.87%
------------------------------------------------------------------------------------------------------------

/1/Yields on tax-exempt securities have been computed on a tax-equivalent basis.
/2/Total securities excludes preferred stock at $5,209,736, $4,770,000, and $4,004,000, amortized cost at December 31, 1999, 1998, and 1997, respectively, or $4,738,879 $5,104,000, and $4,296,000, estimated fair value at December 31,
1999, 1998, and 1997, respectively.

SECURITIES                               The investment portfolio consists of
The investment portfolio plays a pri-    two components, securities held to
mary role in the management of inter-    maturity and securities available for
est rate sensitivity of the Corpora-     sale. Securities are classified as
tion and generates substantial inter-    securities based on management's in-
est income. In addition, the portfo-     tent and the Corporation's ability,
lio serves as a source of liquidity      at the time of purchase, to hold such
and is used as needed to meet collat-    securities to maturity. These securi-
eral requirements.                       ties are carried at amortized cost.
                                         Securities which may be sold in re-
                                         sponse to changes in
1999 Annual Report

-------------------------------------------------------------------------------
market interest rates, changes in the    rities portfolio, obligations of
securities' prepayment risk, in-         states and political subdivisions
creases in loan demand, general li-      were 70.5%, U.S. Treasury securities
quidity needs, and other similar fac-    were 1.5%, and preferred stocks were
tors are classified as available for     7.8% at December 31, 1999.
sale and are carried at estimated
fair value.                              Table 12 presents information per-
                                         taining to the composition of the se-
At year-end 1999, total securities at    curities portfolio.
amortized cost were $66.9 million, up
10.9% from $60.3 million at year-end
1998. Securities of U.S. government
agencies and corporations represented
20.2% of the total secu-


TABLE 13: Average Deposits and Rates Paid


                                       Year Ended December 31,
                          ----------------------------------------------------
                                1999              1998              1997
                          ----------------  ----------------  ----------------
                          Average  Average  Average  Average  Average  Average
(Dollars in thousands)    Balance   Rate    Balance   Rate    Balance   Rate
-------------------------------------------------------------------------------
Non-interest-bearing
 demand deposits          $ 35,697          $ 35,987          $ 31,449
-------------------------------------------------------------------------------
Interest-bearing
 transaction accounts       45,627    2.38%   37,178    2.42%   34,594    2.57%
Money market deposit
 accounts                   25,207    3.20    21,984    3.27    23,416    3.28
Savings accounts            39,131    2.97    35,094    3.23    33,037    3.20
Certificates of deposit,
 $100M or more              17,977    4.77    16,670    4.91    14,137    3.30
Other certificates of
 deposit                    89,467    4.94    87,938    5.25    82,655    5.44
-------------------------------------------------------------------------------
Total interest-bearing
 deposits                  217,409    3.83%  198,864    4.12%  187,839    4.09%
-------------------------------------------------------------------------------
Total deposits            $253,106          $234,851          $219,288
-------------------------------------------------------------------------------

TABLE 14: Maturities of Certificates of Deposit with Balances of $100,000 or
More


(Dollars in thousands)                                        December 31, 1999
--------------------------------------------------------------------------------
3 months or less                                                        $ 3,522
3-6 months                                                                2,487
6-12 months                                                               8,858
Over 12 months                                                            2,800
--------------------------------------------------------------------------------
Total                                                                   $17,667
--------------------------------------------------------------------------------

DEPOSITS                                 LIQUIDITY
The Corporation's predominate source     Liquidity represents an institution's
of funds is depository accounts. The     ability to meet present and future
Corporation's deposit base is com-       financial obligations through either
prised of demand deposits, savings       the sale or maturity of existing as-
and money market accounts, and time      sets or the acquisition of additional
deposits. The Corporation's deposits     funds through liability management.
are provided by individuals and busi-    Liquid assets include cash and due
nesses located within the communities    from banks, interest-bearing deposits
served.                                  with banks, federal funds sold, secu-
                                         rities available for sale, and in-
Total deposits increased $9.2 mil-       vestments and loans maturing within
lion, or 3.6%, in 1999 over 1998. In     one year. As a result of the Corpora-
1999, the growth by deposit category     tion's management of liquid assets
was a 14.9% decrease in non-interest-    and the ability to generate liquidity
bearing deposits, a 19.7% increase in    through liability funding, management
savings and interest-bearing demand      believes that the Corporation main-
deposits, and a 4.4% decrease in time    tains overall liquidity sufficient to
deposits. In 1998, total deposits in-    satisfy its depositors' requirements
creased $20.1 million, or 8.7%, over     and to meet customers' credit needs.
1997. Deposit growth in 1999 and 1998
was attributed to growth at existing     At December 31, 1999, cash, securi-
branch locations. Table 13 presents      ties classified as available for
the average deposit balances and av-     sale, and federal funds sold were
erage rates paid for the years 1999,     14.6% of total earning assets, com-
1998, and 1997. Table 14 details ma-     pared to 10.1% at December 31, 1998.
turities of certificates of deposit
with balances of $100,000 and over at    Additional sources of liquidity
December 31, 1999.                       available to the Corporation include
                                         the Bank's capacity to borrow funds
                                         through an established line of credit
                                         with a regional correspondent bank
                                         and the Federal Home Loan Bank.


                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

CAPITAL RESOURCES
The assessment of capital adequacy depends on a number of factors such as as-set quality, liquidity, earnings performance, and changing competitive condi-tions and economic forces. The adequacy of the Corporation's capital is re-viewed by management on an ongoing basis. Management seeks to maintain a capi-tal structure that will assure an adequate level of capital to support antici-pated asset growth and to absorb potential losses.

During March of 1999, the Corporation repurchased 235,000 shares of its common stock from six shareholders at prices between $19.88 and $20.00 per share in privately negotiated transactions. During the second half of 1999, the Corpo-ration repurchased a further 12,500 shares of its common stock in the open market at prices between $17.00 and $18.00 per share. On April 4, 1997, the Corporation repurchased 204,683 shares of its common stock. These repurchases were made to reduce capital as it was high relative to the Corporation's asset size.

The Corporation's capital position continues to exceed regulatory require-ments. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital, and lever-age ratios. Tier I capital consists of common and qualifying preferred share-holders' equity less goodwill. Total capital consists of Tier I capital, qual-ifying subordinated debt, and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted as-sets. The Corporation's Tier I capital ratio was 14.0% at December 31, 1999, compared to 12.5% at December 31, 1998. The total capital ratio was 15.2% at December 31, 1999, compared to 13.4% at December 31, 1998. These ratios are in excess of the mandated minimum requirement of 4.0% and 8.0%, respectively.

Shareholders' equity was $35.1 million at year-end 1999 compared to $36.6 million at year-end 1998. The leverage ratio consists of Tier I capital divided by average assets. At December 31, 1999, the Corporation's leverage ratio was 11.3%, compared to 11.5% at December 31, 1998. Each of these exceeds the required minimum leverage ratio of 4.0%. The dividend payout ratio was 26.6%, 27.7%, and 27.8%, in 1999, 1998, and 1997, respectively. During 1999, the Corporation paid dividends of $0.49 per share, up 11.4% from $0.44 per share paid in 1998.

The Corporation is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, FASB issued FAS 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The standard also allows securities classified as held-to-maturity to be transferred to the available-for-sale category at the date of initial application of this standard. FAS 133 is effective for all fiscal years beginning after June 15, 2000. Management is currently reviewing this statement to determine the impact, if any, it will have since the Corpo-ration currently has no derivative instruments.

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

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
The statements contained in this annual report that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of their dates.
1999 Annual Report

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                                           December 31,
                                                     -------------------------
                                                         1999         1998
------------------------------------------------------------------------------
Assets
Cash and due from banks                              $ 13,423,967 $  8,139,884
Interest-bearing deposits in other banks                2,062,397      333,356
------------------------------------------------------------------------------
  Total cash and cash equivalents                      15,486,364    8,473,240
Securities--available for sale at fair value,
 amortized cost of $32,112,083 and $21,480,714,
 respectively                                          30,208,134   21,888,295
Securities--held to maturity at amortized cost,
 fair value of $34,976,323 and $40,864,681,
 respectively                                          34,790,682   38,810,290
Loans held for sale, net                               24,886,514   66,993,322
Loans, net of reserve for loan losses of $3,301,778
 and $2,760,263, respectively                         206,115,896  169,918,428
Federal Home Loan Bank stock                            1,585,000    1,706,200
Corporate premises and equipment, net                   8,404,090    6,465,375
Accrued interest receivable                             2,136,093    2,373,783
Other assets                                            5,628,548    4,234,696
------------------------------------------------------------------------------
  Total assets                                       $329,241,321 $320,863,629
------------------------------------------------------------------------------
Liabilities
Deposits
 Non-interest-bearing demand deposits                $ 34,827,212 $ 40,907,814
 Savings and interest-bearing demand deposits         121,645,420  101,631,148
 Time deposits                                        104,381,003  109,134,197
------------------------------------------------------------------------------
  Total deposits                                      260,853,635  251,673,159
Borrowings                                             30,035,293   24,661,078
Accrued interest payable                                  566,466      598,146
Other liabilities                                       2,656,217    7,283,753
------------------------------------------------------------------------------
  Total liabilities                                   294,111,611  284,216,136
------------------------------------------------------------------------------
Commitments and contingent liabilities
Shareholders' Equity
Preferred stock ($1.00 par value, 3,000,000 shares
 authorized)                                                   --           --
Common stock ($1.00 par value, 8,000,000 shares
 authorized, 3,644,456 and 3,866,888 shares issued
 and outstanding at December 31, 1999 and 1998,
 respectively)                                          3,644,456    3,866,888
Additional paid-in capital                                 14,396      475,928
Retained earnings                                      32,727,448   31,739,483
Accumulated other comprehensive income (loss), net
 of tax of $647,334 and $291,161, respectively        (1,256,590)      565,194
------------------------------------------------------------------------------
  Total shareholders' equity                           35,129,710   36,647,493
------------------------------------------------------------------------------
  Total liabilities and shareholders' equity         $329,241,321 $320,863,629
------------------------------------------------------------------------------

See notes to consolidated financial statements.
                                                       C&F Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                       -----------------------------------
                                                          1999        1998        1997
------------------------------------------------------------------------------------------
Interest income
 Interest and fees on loans                            $19,405,445 $17,789,920 $14,656,120
 Interest on money market investments
  Federal funds sold                                        90,964          --          --
  Other money market investments                           366,971      68,584      68,399
 Interest on securities
  U.S. Treasury securities                                 109,112     198,883     198,883
  U.S. government agencies and corporations                864,461   2,035,832   2,422,390
  Tax-exempt obligations of states and political
   subdivisions                                          2,347,868   2,097,657   2,041,372
  Corporate bonds and other                                458,736     426,633     375,884
------------------------------------------------------------------------------------------
  Total interest income                                 23,643,557  22,617,509  19,763,048
Interest expense
 Savings and interest-bearing deposits                   3,055,792   2,754,417   2,715,785
 Certificates of deposit, $100M or more                    856,670     818,548     465,701
 Other time deposits                                     4,415,594   4,616,052   4,492,910
 Short-term borrowings and other                           739,811   1,369,042     327,905
------------------------------------------------------------------------------------------
  Total interest expense                                 9,067,867   9,558,059   8,002,301
------------------------------------------------------------------------------------------
Net interest income                                     14,575,690  13,059,450  11,760,747
Provision for loan losses                                  600,000     600,000     330,000
------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses   13,975,690  12,459,450  11,430,747
Other operating income
 Gain on sale of loans                                   6,691,998   7,128,998   4,056,340
 Service charges on deposit accounts                     1,154,373   1,032,918   1,012,410
 Other service charges and fees                          2,219,854   1,866,763     987,232
 Gain on sale of available for sale securities             138,830          --          --
 Other income                                            1,069,541     980,943     601,626
------------------------------------------------------------------------------------------
  Total other operating income                          11,274,596  11,009,622   6,657,608
Other operating expenses
 Salaries and employee benefits                          9,365,548   8,286,380   6,332,026
 Occupancy expenses                                      2,044,013   2,009,917   1,798,561
 Goodwill amortization                                     275,160     275,160     275,160
 Other expenses                                          4,414,969   4,410,228   3,131,818
------------------------------------------------------------------------------------------
  Total other operating expenses                        16,099,690  14,981,685  11,537,565
------------------------------------------------------------------------------------------
Income before income taxes                               9,150,596   8,487,387   6,550,790
Income tax expense                                       2,394,366   2,353,351   1,613,963
------------------------------------------------------------------------------------------
Net Income                                             $ 6,756,230 $ 6,134,036 $ 4,936,827
------------------------------------------------------------------------------------------
Earnings per common share--basic                       $      1.83 $      1.59 $      1.26
------------------------------------------------------------------------------------------
Earnings per common share--assuming dilution           $      1.81 $      1.56 $      1.25
------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
1999 Annual Report

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                               Accumulated
                                      Additional                                  Other
                            Common     Paid-In    Comprehensive   Retained    Comprehensive
                            Stock      Capital       Income       Earnings    Income (Loss)     Total
---------------------------------------------------------------------------------------------------------
Balance December 31,
 1996                     $2,113,041          --                 $29,795,739    $   305,729  $32,214,509
Repurchase of common
 stock                      (204,683)         --                  (4,126,518)            --   (4,331,201)
Stock options exercised        7,832  $  117,692                          --             --      125,524
Comprehensive income
 Net income                                          $4,963,827    4,936,827                   4,936,827
 Other comprehensive
  income, net of tax
  Unrealized holding
   gains arising during
   the period net of tax
   of $115,735/1/                                       224,662                     224,662      224,662
                                                     ----------
Comprehensive income                                 $5,188,489
                                                     ----------
Cash dividends ($.35 per
 share)                           --          --                  (1,369,788)            --   (1,369,788)
---------------------------------------------------------------------------------------------------------
Balance December 31,
 1997                      1,916,190     117,692                  29,236,260        530,391   31,800,533
Stock options exercised       19,004     358,236                          --             --      377,240
Comprehensive income
 Net income                                          $6,134,036    6,134,036                   6,134,036
 Other comprehensive
  income, net of tax
  Unrealized holding
   gains arising during
   the period net of tax
   of $17,929/1/                                         34,803                      34,803       34,803
                                                     ----------
Comprehensive income                                 $6,168,839
                                                     ----------
Stock dividends            1,931,694          --                  (1,931,694)            --           --
Cash dividends ($.44 per
 share)                           --          --                  (1,699,119)            --   (1,699,119)
---------------------------------------------------------------------------------------------------------
Balance December 31,
 1998                      3,866,888     475,928                  31,739,483        565,194   36,647,493
Repurchase of common
 stock                      (247,500)   (690,351)                 (3,971,173)            --   (4,909,024)
Stock options exercised       25,068     228,819                          --             --      253,887
Comprehensive income
 Net income                                          $6,756,230    6,756,230                   6,756,230
 Other comprehensive
  income, net of tax
  Unrealized holding
   losses arising during
   the period net of tax
   of $938,495                                       (1,821,784)                 (1,821,784)  (1,821,784)
                                                     ----------
Comprehensive income                                 $4,934,446
                                                     ----------
Cash dividends ($.49 per
 share)                           --          --                  (1,797,092)            --   (1,797,092)
---------------------------------------------------------------------------------------------------------
Balance December 31,
 1999                     $3,644,456  $   14,396                 $32,727,448    $(1,256,590) $35,129,710

--------------------------------------------------------------------------------

Disclosure of
 reclassification
 amount for the
 year ended
 December 31,
 1999:

Unrealized net holding losses
 arising during period               $(1,730,156)
Less: reclassification adjustment
 for gains
included in net income                   (91,628)
                                     ------------
Net unrealized losses on securities  $(1,821,784)
                                     ============

/1/There were no reclassification adjustments for the twelve months ended December 31, 1998, and 1997.
See notes to consolidated financial statements.
                                                       C&F Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                           Year Ended December 31,
                                  -------------------------------------------
                                      1999           1998           1997
------------------------------------------------------------------------------
Operating Activities:
 Net income                       $   6,756,230  $   6,134,036  $   4,936,827
 Adjustments to reconcile net
  income to net cash provided by
  (used in) operating
  activities:
   Depreciation                         928,314        949,451        878,433
   Amortization of goodwill             275,160        275,160        275,160
   Deferred income taxes               (123,139)      (332,645)      (320,929)
   Provision for loan losses            600,000        600,000        330,000
   Accretion of discounts and
    amortization of premiums on
    securities, net                     (69,467)       (51,444)      (104,715)
   Net realized loss (gain) on
    securities                         (138,830)            --             --
   Origination of loans held for
    sale                           (456,926,073)  (524,395,568)  (286,419,034)
   Sale of loans                    499,032,881    481,881,349    274,223,953
   Change in other assets and
    liabilities:
    Accrued interest receivable         237,690       (177,824)        74,197
    Other assets                       (881,041)       271,213       (373,662)
    Accrued interest payable            (31,680)         5,846         50,855
    Other liabilities                (4,353,878)     2,405,165      2,426,770
------------------------------------------------------------------------------
  Net cash provided by (used in)
   operating activities              45,306,167    (32,435,261)    (4,022,145)
------------------------------------------------------------------------------
Investing Activities:
 Proceeds from maturities of
  securities held to maturity         3,628,850      9,674,100     25,632,350
 Proceeds from sales and
  maturities of securities
  available for sale                 10,806,084     22,449,745      8,583,893
 Purchase of securities held to
  maturity                                   --     (2,572,800)    (4,867,024)
 Purchase of securities
  available for sale                (21,287,142)   (14,425,408)   (19,055,224)
 Redemption (purchase) of FHLB
  stock                                 121,200       (644,400)      (205,000)
 Net increase in customer loans     (36,797,468)   (15,773,808)   (18,342,603)
 Purchase of corporate premises
  and equipment                      (2,867,029)      (879,180)    (1,618,414)
 Proceeds from the sale of
  corporate premises and
  equipment                                  --         45,922        170,107
------------------------------------------------------------------------------
  Net cash used in investing
   activities                       (46,395,505)    (2,125,829)    (9,701,915)
------------------------------------------------------------------------------
Financing Activities:
 Net increase in demand,
  interest-bearing demand and
  savings deposits                   13,933,670     12,138,327      7,743,351
 Net increase (decrease) in time
  deposits                           (4,753,194)     8,021,680      7,347,245
 Net increase in other
  borrowings                          5,374,215     15,325,391      4,280,412
 Repurchase of common stock          (4,909,024)            --     (4,331,201)
 Proceeds from exercise of stock
  options                               253,887        377,240        125,524
 Cash dividends                      (1,797,092)    (1,699,119)    (1,369,788)
------------------------------------------------------------------------------
  Net cash provided by financing
   activities                         8,102,462     34,163,519     13,795,543
------------------------------------------------------------------------------
Net increase (decrease) in cash
 and cash equivalents                 7,013,124       (397,571)        71,483
Cash and cash equivalents at
 beginning of year                    8,473,240      8,870,811      8,799,328
------------------------------------------------------------------------------
Cash and cash equivalents at end
 of year                          $  15,486,364  $   8,473,240  $   8,870,811
------------------------------------------------------------------------------
Supplemental disclosure
 Interest paid                    $   9,099,547  $   9,552,213  $   7,951,446
 Income taxes paid                $   2,743,114  $   2,674,475  $   1,699,427
------------------------------------------------------------------------------

See notes to consolidated financial statements.
1999 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 1: Summary of Significant Accounting Policies

The accounting and reporting policies of C&F Financial Corporation and subsid-iary (the "Corporation") conform to generally accepted accounting principles and to predominant practices within the banking industry.

Nature of Operations: C&F Financial Corporation is a bank holding company in-corporated under the laws of the Commonwealth of Virginia. The Corporation owns all of the stock of its sole subsidiary, Citizens and Farmers Bank (the "Bank"), which is an independent commercial bank chartered under the laws of the Commonwealth of Virginia. The Bank offers a wide range of banking services available to both individuals and small businesses.

The Bank has three wholly owned subsidiaries, C&F Title Agency, Inc., C&F In-vestment Services, Inc., and C&F Mortgage Corporation, all incorporated under the laws of the Commonwealth of Virginia. C&F Title Agency, Inc., organized in 1992, sells title insurance to the mortgage loan customers of the Bank and C&F Mortgage Corporation. C&F Investment Services, Inc., organized in April 1995, is a full-service brokerage firm offering a comprehensive range of investment services. C&F Mortgage Corporation, organized in September 1995, was formed to originate and sell residential mortgages.

Principles of Consolidation: The accompanying consolidated financial state-ments include the accounts of C&F Financial Corporation and its wholly owned subsidiary, Citizens and Farmers Bank. All material intercompany accounts and transactions have been eliminated in consolidation.

Estimates: The preparation of financial statements in conformity with gener-ally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the re-porting period. Actual results could differ from those estimates.

Securities: Investments in debt and equity securities with readily determin-able fair values are classified as either held to maturity, available for sale, or trading, based on management's intent. Available for sale securities are carried at estimated fair value with the corresponding unrealized gains and losses included in shareholders' equity on an after-tax basis. Securities classified as held to maturity are carried at amortized cost. The Corporation does not have any securities classified as trading securities. Gains or losses are recognized only on realization at the time of sale using the amortized cost of the specific security sold.

Federal Home Loan Bank Stock: Federal Home Loan Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost. In addition, such stock is not considered a debt or equity se-curity in accordance with SFAS 115.

Loans: Loans are stated at face value, net of unearned discount and the allow-ance for loan losses. Unearned discount on certain installment loans is recog-nized as income over the terms of the loans by a method which approximates the effective interest method. Interest on other loans is credited to operations based on the principal amount outstanding. Loans are generally placed on non-accrual status when the collection of principal or interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Loans greater than ninety days past due may remain on accrual status if management determines it has adequate collateral to cover the prin-cipal and interest. For those loans which are carried on non-accrual status, interest is recognized on the cash basis. Loan fees and origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield using the level-yield method. The Corporation is amortizing these amounts over the contractual life of the related loans.

Impaired loans are measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan, or, as a practi-cal expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The Corporation considers a loan impaired when it is probable that the Corporation will be unable to col-lect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ul-timate collectibility of all amounts due is expected. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment.

Consistent with the Corporation's method for non-accrual loans, interest re-ceipts for impaired loans are recognized on the cash basis.

Loans Held for Sale: Loans held for sale are carried at the lower of cost or market, determined in the aggregate. Market value considers commitment agreements with investors and prevailing market prices. Substantially all loans originated by the mortgage banking operations are held for sale to outside investors.

Reserve for Loan Losses: The reserve for loan losses is established through a provision for loan losses charged to expense. The reserve represents an amount which, in management's judgment, will be adequate to absorb any losses on ex-isting loans which may become uncollectible. Management's judgment in deter-mining the adequacy of the reserve is based on evaluations of the collectibility of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic con-ditions which may affect a borrower's ability to repay, overall portfolio quality, and review of specific potential losses. Loans are charged against the reserve for loan losses when management believes that the collectibility of the principal is unlikely. Actual future losses may differ from estimates as a result of unforeseen events.

Other Real Estate Owned: Foreclosed assets held for sale are carried at the lower of (a) fair value minus estimated costs to sell or (b) cost at the time of foreclosure. Such determination is made on an individual asset basis. If the fair value of the asset minus the estimated costs to sell the asset is less than the cost of the asset, the deficiency is recognized as a valuation allowance. If the fair value of the asset minus the estimated costs to sell the asset subsequently increases and the fair value of the asset minus the es-timated costs to sell the asset is more than its carrying amount, the valua-tion allowance is reduced, but not below zero. Increases or decreases in the valuation allowance are charged or credited to income.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

Recovery of the carrying value of such real estate is dependent to a great ex-tent on economic, operating, and other conditions that may be beyond the Cor-poration's control.

Corporate Premises and Equipment: Corporate premises and equipment are stated at cost less accumulated depreciation computed using straight-line and accel-erated methods over the estimated useful lives of the assets. Estimated useful lives range from ten to forty years for buildings and from three to ten years for equipment, furniture, and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or re-tirement of depreciable properties, the cost and related accumulated deprecia-tion are netted against proceeds and any resulting gain or loss is reflected in income.

Income Taxes: The Corporation uses an asset and liability approach to finan-cial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial state-ment and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applica-ble to the periods in which the differences are expected to affect taxable in-come. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Defined Benefit Plan: In 1998, the Corporation adopted Financial Accounting Standards (FAS) 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit plan. FAS 132 revises the existing disclo-sure requirements by standardizing the disclosure requirements for pensions, requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

Segment Information: In 1998, the Corporation adopted Financial Accounting Standard (FAS) 131, "Disclosures about Segments of an Enterprise and Related Information." FAS 131 supercedes FAS 14, "Financial Reporting for Segment of a Business Enterprise," replacing the "industry segment" approach with the "man-agement" approach. The management approach designates the internal organiza-tion that is used by management for making operating decisions and assessing performance as the source of the Corporation's reportable segments. The adop-tion of FAS 131 did not affect the results of operations or financial position but did affect the disclosure of segment information.

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

Earnings Per Share: In 1997, the Corporation adopted Financial Accounting Standard (FAS) 128, "Earnings per Share." FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share ex-cludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to the FAS 128 requirements.

Shareholders' Equity: During March of 1999 the Corporation repurchased 235,000 shares of its common stock from six shareholders at prices between $19.88 and $20.00 per share in privately negotiated transactions. During the second half of 1999, the Corporation repurchased a further 12,500 shares of its common stock in the open market at prices between $17.00 and $18.00 per share. On April 4, 1997, the Corporation repurchased 204,683 shares of its common stock at a price of $21.00 per share.

On June 16, 1998, the Corporation declared a 100% stock dividend in the form of a two-for-one stock split. All the financial data included in this Annual Report has been retroactively restated to reflect the effect of the stock split.

Statement of Cash Flows: For the purpose of the statement of cash flows, the Corporation considers cash equivalents to include amounts due from banks, fed-eral funds sold, and money market investments purchased with a maturity of three months or less. Generally, federal funds are purchased and sold for one-day periods.
1999 Annual Report

--------------------------------------------------------------------------------

NOTE 2: Securities

Debt and equity securities are summarized as follows:

                                            December 31, 1999
                              -----------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized    Estimated
Available for Sale               Cost       Gains      Losses     Fair Value
-----------------------------------------------------------------------------
U.S. government agencies and
 corporations                 $13,500,000 $       -- $  (862,314) $12,637,686
Obligations of states and
 political subdivisions        13,402,347     20,925    (591,703)  12,831,569
Preferred stock                 5,209,736      7,313    (478,170)   4,738,879
-----------------------------------------------------------------------------
                              $32,112,083 $   28,238 $(1,932,187) $30,208,134
-----------------------------------------------------------------------------
Held to Maturity
-----------------------------------------------------------------------------
U.S. Treasury securities      $   999,814 $   24,246 $        --  $ 1,024,060
Obligations of states and
 political subdivisions        33,790,868    505,563    (344,168)  33,952,263
-----------------------------------------------------------------------------
                              $34,790,682 $  529,809 $  (344,168) $34,976,323
-----------------------------------------------------------------------------
                                            December 31, 1998
                              -----------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized    Estimated
Available for Sale               Cost       Gains      Losses     Fair Value
-----------------------------------------------------------------------------
U.S. Treasury securities      $ 1,999,696 $    7,179 $        --  $ 2,006,875
U.S. government agencies and
 corporations                  12,497,651     64,342      (5,744)  12,556,249
Obligations of states and
 political subdivisions         2,213,698     11,338      (3,575)   2,221,461
Preferred stock                 4,769,669    366,326     (32,285)   5,103,710
-----------------------------------------------------------------------------
                              $21,480,714 $  449,185 $   (41,604) $21,888,295
-----------------------------------------------------------------------------
Held to Maturity
-----------------------------------------------------------------------------
U.S. Treasury securities      $   999,678 $   75,009 $        --  $ 1,074,687
U.S. government agencies and
 corporations                     999,296     29,141          --    1,028,437
Obligations of states and
 political subdivisions        36,811,316  1,950,241          --   38,761,557
-----------------------------------------------------------------------------
                              $38,810,290 $2,054,391 $        --  $40,864,681
-----------------------------------------------------------------------------

                                                       C&F Financial Corporation

-------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                           December 31, 1999
                                        -----------------------
                                         Amortized   Estimated
Available for Sale                         Cost     Fair Value
---------------------------------------------------------------
Due after five years through ten years  $ 4,500,000 $ 4,269,741
Due after ten years                      22,402,347  21,199,514
---------------------------------------------------------------
Preferred Stock                           5,209,736   4,738,879
---------------------------------------------------------------
                                        $32,112,083 $30,208,134
---------------------------------------------------------------
Held to Maturity
---------------------------------------------------------------
Due in one year or less                 $   155,000 $   156,570
Due after one year through five years     5,189,477   5,326,834
Due after five years through ten years   14,352,186  14,641,927
Due after ten years                      15,094,019  14,850,992
---------------------------------------------------------------
                                        $34,790,682 $34,976,323
---------------------------------------------------------------

Proceeds from the maturities and the redemption of call provisions of securities held to maturity in 1999 were $3,628,850. There were no realized gains or losses. Proceeds from the maturities and the redemption of call provisions of securities available for sale were $10,806,084, resulting in gross realized gains of $138,830. The amortized cost and approximate market value of securities pledged to secure public deposits amounted to, $21,075,000 and $20,723,000, respectively, at December 31, 1999.

Proceeds from maturities and the redemption of call provisions of securities held to maturity in 1998 were $9,674,100. There were no realized gains or losses. Proceeds from maturities and the redemption of call provisions of securities available for sale were $22,449,745. There were no realized gains or losses.

Proceeds from maturities and the redemption of call provisions of securities held to maturity in 1997 were $25,632,350. There were no realized gains or losses. Proceeds from maturities and the redemption of call provisions of securities available for sale were $8,576,713. There were no realized gains or losses.

NOTE 3: Loans

Major classifications of loans are summarized as follows:

                                               December 31,
                                         --------------------------
                                             1999          1998
--------------------------------------------------------------------
Real estate--mortgage                    $ 90,947,032  $ 87,231,351
Real estate--construction                   7,980,243     5,375,752
Commercial, financial, and agricultural    89,139,244    62,885,477
Equity lines                               10,271,970     8,579,523
Consumer                                   12,090,548     9,543,608
--------------------------------------------------------------------
                                          210,429,037   173,615,711
Less unearned loan fees                    (1,011,363)     (937,020)
--------------------------------------------------------------------
                                          209,417,674   172,678,691
Less reserve for loan losses               (3,301,778)   (2,760,263)
--------------------------------------------------------------------
                                         $206,115,896  $169,918,428
--------------------------------------------------------------------

Loans on non-accrual status were $49,000 and $463,000 at December 31, 1999 and 1998, respectively. If interest income had been recognized on non-performing loans at their stated rates during fiscal years 1999, 1998, and 1997, interest income would have increased by approximately $8,000, $37,000, and $37,000, respectively. The balance of impaired loans at December 31, 1999 and 1998, was $49,000 and $463,000, respectively, with no specific valuation allowance associated with these loans.
1999 Annual Report

--------------------------------------------------------------------------------

NOTE 4: Reserve for Loan Losses

Changes in the reserve for loan losses were as follows:

                                                Year Ended December 31,
                                            ----------------------------------
                                               1999        1998        1997
-------------------------------------------------------------------------------
Balance at the beginning of year            $2,760,263  $2,233,359  $1,926,775
Provision charged to operations                600,000     600,000     330,000
Loans charged off                              (86,220)    (98,699)    (27,430)
Recoveries of loans previously charged off      27,735      25,603       4,014
-------------------------------------------------------------------------------
Balance at the end of year                  $3,301,778  $2,760,263  $2,233,359
-------------------------------------------------------------------------------

NOTE 5: Corporate Premises and Equipment

Major classifications of corporate premises and equipment are summarized as follows:

                                         December 31,
                                    ------------------------
                                       1999         1998
-------------------------------------------------------------
Land                                $ 1,516,381  $ 1,316,381
Buildings                             7,168,528    5,277,851
Equipment, furniture, and fixtures    7,605,931    6,881,025
-------------------------------------------------------------
                                     16,290,840   13,475,257
Less accumulated depreciation        (7,886,750)  (7,009,882)
-------------------------------------------------------------
                                    $ 8,404,090  $ 6,465,375
-------------------------------------------------------------

NOTE 6: Time Deposits

Time deposits are summarized as follows:

                                              December 31,
                                        -------------------------
                                            1999         1998
-----------------------------------------------------------------
Certificates of deposit, $100M or more  $ 17,667,262 $ 18,567,412
Other time deposits                       86,713,741   90,566,785
-----------------------------------------------------------------
                                        $104,381,003 $109,134,197
-----------------------------------------------------------------

Remaining maturities on time deposits are as follows:

                     Year ending December 31,
---------------------------------------------
2000                      $ 78,771,622
2001                        16,466,099
2002                         4,111,452
2003                         3,048,345
2004 and thereafter          1,983,485
---------------------------------------------
                          $104,381,003
---------------------------------------------

                                                       C&F Financial Corporation

-------------------------------------------------------------------------------

NOTE 7: Borrowings

Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings also include advances from the Federal Home Loan Bank (FHLB), which are secured by a blanket floating lien on all real estate mortgage loans secured by one- to-four family residential properties.

The table below presents selected information on short-term borrowings:

                                                       December 31,
                                                  ------------------------
                                                     1999         1998
---------------------------------------------------------------------------
Maximum balance at any month-end during the year  $27,200,000  $43,609,000
Average balance for the year                      $12,601,055  $22,237,000
Weighted average rate for the year                       4.93%        5.50%
Weighted average rate on borrowings at year-end          4.80%        4.61%
Estimated fair value                              $30,035,293  $14,661,078
---------------------------------------------------------------------------

The Corporation has unused lines of credit for borrowings totaling approximately $47,800,000 at December 31, 1999.

Long-term borrowings consist of convertible fixed-rate advances from the FHLB. There were no long-term borrowings at December 31, 1999. At December 31, 1998, convertible fixed-rate advances totaled $10,000,000 with an average interest rate of 5.01%. These advances are also secured by a blanket floating lien on all real estate mortgage loans secured by one-to-four family residential properties.

NOTE 8: Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. All shares have been restated to reflect the effect of a two-for-one stock split in July 1998.

                                                          December 31,
                                                  -----------------------------
                                                    1999      1998      1997
-------------------------------------------------------------------------------
Weighted average number of common shares used in
 earnings per common share--basic                 3,684,796 3,857,542 3,930,288
Effect of dilutive securities:
 Stock options                                       53,438    62,233    22,468
-------------------------------------------------------------------------------
Weighted average number of common shares used in
 earnings per common share--assuming dilution     3,738,234 3,919,775 3,952,756
-------------------------------------------------------------------------------

Options on approximately 15,000 and 20,000 shares were not included in computing earnings per common share--assuming dilution for the years ended December 31, 1999 and 1997, respectively, because their effects were antidilutive. All options were included in computing earnings per common share--assuming dilution for the year ended December 31, 1998.

NOTE 9: Income Taxes

Principal components of income tax expense as reflected in the statements of income are as follows:

                    Year Ended December 31,
                ----------------------------------
                   1999        1998        1997
---------------------------------------------------
Current taxes   $2,517,505  $2,685,996  $1,934,892
Deferred taxes    (123,139)   (332,645)   (320,929)
---------------------------------------------------
                $2,394,366  $2,353,351  $1,613,963
---------------------------------------------------

1999 Annual Report

-------------------------------------------------------------------------------
The income tax provision is less than would be obtained by application of the statutory federal corporate tax rate to pre-tax accounting income as a result of the following items:

                                               Year Ended December 31,
                          ----------------------------------------------------------------------
                                      Percent of              Percent of              Percent of
                                       Pre-tax                 Pre-tax                 Pre-tax
                             1999       Income       1998       Income       1997       Income
-------------------------------------------------------------------------------------------------
Income tax computed at
 federal statutory rates  $3,111,203       34.0%  $2,885,712       34.0%  $2,227,269       34.0%
Tax effect of exclusion
 of interest income on
 obligations of states
 and political
 subdivisions               (833,784)      (9.1)    (713,203)       (8.4)   (714,061)     (10.9)
Reduction of interest
 expense incurred to
 carry tax-exempt assets      94,336        1.0       87,710         1.0      77,067        1.2
State income taxes, net
 of federal tax benefit      128,383        1.4      122,650         1.4      22,054         .3
Tax effect of dividends-
 received deduction on
 preferred stock             (79,695)       (.9)     (71,957)        (.8)    (66,614)       (1.0)
Other                        (26,077)       (.3)      42,439          .5      68,248         1.0
-------------------------------------------------------------------------------------------------
                          $2,394,366       26.1%  $2,353,351        27.7% $1,613,963        24.6%
-------------------------------------------------------------------------------------------------

Other assets include deferred income taxes of $2,081,929 and $1,020,295 at December 31, 1999 and 1998, respectively. Other assets include current taxes receivable of $343,000 at December 31, 1999. Other liabilities include current taxes payable of $29,166 at December 31, 1998. Income tax returns subsequent to 1996 are subject to examination by taxing authorities. The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                       Year Ended December
                                                               31,
                                                      ----------------------
                                                         1999        1998
-----------------------------------------------------------------------------
Deferred tax asset
 Deferred loan fees                                   $   23,726  $   47,453
 Allowance for loan losses                             1,006,100     852,515
 Deferred compensation                                   217,169     105,393
 Net unrealized loss on securities available for sale    647,334          --
 Interest on non-accrual loans                             1,060     149,406
 Accrued pension                                          54,853      69,354
 Intangible asset                                        141,162     105,076
 Other                                                    68,606      99,026
-----------------------------------------------------------------------------
  Deferred tax asset                                   2,160,010   1,428,223
-----------------------------------------------------------------------------
Deferred tax liability
 Net unrealized gain on securities available for sale         --    (291,161)
 Depreciation                                            (78,081)   (116,767)
-----------------------------------------------------------------------------
  Deferred tax liability                                 (78,081)   (407,928)
-----------------------------------------------------------------------------
  Net deferred tax asset                              $2,081,929  $1,020,295
-----------------------------------------------------------------------------

NOTE 10: Employee Benefit Plans

The Bank maintains a Defined Contribution Profit-Sharing Plan (the "Profit-Sharing Plan") sponsored by the Virginia Bankers Association. The Profit-Sharing Plan was amended effective January 1, 1997, to include a 401(k) savings provision which authorizes a maximum voluntary salary deferral of up to 15% of compensation (with a partial company match), subject to statutory limitations. The Profit-Sharing Plan provides for an annual discretionary contribution to the account of each eligible employee based in part on the Bank's profitability for a given year and on each participant's yearly earnings. All full-time employees who have attained the age of eighteen and have at least three months of service are eligible to participate. Contributions and earnings may be invested in various investment vehicles offered through the Virginia Bankers Association. Contributions and earnings are tax-deferred. An employee is 20% vested after three years of service, 40% after four years, 60% after five years, 80% after six years, and fully vested after seven years. The amounts charged to expense under this plan were $293,584, $281,230, and $244,617 in 1999, 1998, and 1997, respectively.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

The Mortgage Corporation maintains a Defined Contribution 401(k) Savings Plan which authorizes a maximum voluntary salary deferral of up to 15% of compensa-tion, subject to statutory limitations. All full-time employees who have at-tained the age of eighteen are eligible to participate on the first day of the next month following employment date. The Mortgage Corporation reserves the right for an annual discretionary contribution to the account of each eligible employee based in part on the Mortgage Corporation's profitability for a given year, and on each participant's yearly earnings. An employee is vested 25% af-ter two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years. The amount charged to ex-pense under the Plan was $160,000, $185,000 and $50,000 for 1999, 1998 and
1997, respectively.

The Bank adopted a Management Incentive Bonus Plan (the "Bonus Plan") effec-tive January 1, 1987. The Bonus Plan is offered to selected members of manage-ment. The Bonus Plan is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth-rates of assets and depos-its, (2) return on average assets, and (3) absolute level of net income. At-tainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount are performed by the Board. Payment of the bonus is based on individual per-formance and is paid in cash. Expense is accrued in the fiscal year of the specified bonus performance. Expenses under this plan were $173,200, $166,150, and $136,700 in 1999, 1998, and 1997, respectively. Additional bonuses total-ing $31,148 and $35,205, were granted to employees not covered by the Bonus Plan in 1998 and 1997, respectively.

The Bank has a non-contributory, defined benefit pension plan for full-time employees over twenty-one years of age. Benefits are generally based upon years of service and average compensation for the five highest-paid consecu-tive years of service. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. Information about the plan follows:

                                                     Year Ended December
                                                             31,
                                                    ----------------------
                                                       1999        1998
---------------------------------------------------------------------------
Change in Benefit Obligation
 Benefit obligation, beginning                      $1,576,452  $1,314,383
 Service cost                                          161,535     141,160
 Interest cost                                         118,101      98,446
 Actuarial (gain)/loss                                 (37,775)     98,633
 Benefits paid                                         (76,563)    (76,170)
---------------------------------------------------------------------------
 Benefit obligation, ending                         $1,741,750  $1,576,452
---------------------------------------------------------------------------
Change in Plan Assets
 Fair value of plan assets, beginning               $1,557,120  $1,361,274
 Actuarial return on plan assets                       177,029      (5,523)
 Employer contributions                                204,973     277,539
 Benefits paid                                         (76,563)    (76,170)
---------------------------------------------------------------------------
 Fair value of plan assets, ending                  $1,862,559  $1,557,120
---------------------------------------------------------------------------
 Funded status                                      $  120,809  $  (19,332)
 Unrecognized net actual gain                         (257,537)   (157,740)
 Unrecognized net obligation at transition             (64,960)    (70,373)
 Unrecognized prior service cost                        40,359      43,463
---------------------------------------------------------------------------
 Accrued benefit cost included in other liabilities $ (161,329) $ (203,982)
---------------------------------------------------------------------------

1999 Annual Report

-------------------------------------------------------------------------------

                                                 Year Ended December 31,
                                                ----------------------------
                                                  1999      1998      1997
-----------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
 Service cost                                   $161,535  $141,160  $125,797
 Interest cost                                   118,101    98,446    75,968
 Expected return on plan assets                 (115,003) (122,355)  (93,629)
 Amortization of prior service cost                3,104     3,104     3,104
 Amortization of net obligation at transition     (5,413)   (5,413)   (5,413)
 Recognized net actuarial gain                        (4)  (12,406)  (12,569)
-----------------------------------------------------------------------------
 Net periodic benefit cost                      $162,320  $102,536  $ 93,258
-----------------------------------------------------------------------------
Weighted-Average Assumptions as of December 31
 Discount rate                                       7.5%      7.5%      7.5%
 Expected return on plan assets                      9.0       9.0       9.0
 Rate of compensation increase                       4.0       4.0       4.0
-----------------------------------------------------------------------------

NOTE 11: Related Party Transactions

Loans to directors and officers totaled $926,000 and $1,070,000 at December 31, 1999 and 1998, respectively. New advances to directors and officers to-taled $413,000 and repayments totaled $557,000 in the year ended December 31, 1999.

NOTE 12: Stock Options

Under the Incentive Stock Option Plan ("the Plan"), options to purchase common stock are granted to certain key employees of the Corporation. Options are is-sued to employees at a price equal to the fair market value of common stock at the date granted. Prior to December 21, 1999, one-third of the options granted become exercisable commencing one year after the grant date with an additional one-third becoming exercisable after each of the following two years. Options granted on December 21, 1999, become exercisible five years after the grant date. In 1983, the shareholders authorized 100,000 shares of common stock for issuance under the Plan. An additional 200,000 shares were authorized for the Plan in 1994. All options expire ten years from the grant date.

In 1998, the Board of Directors authorized 25,000 shares of common stock for issuance under the Non-Employee Director Stock Option Plan (the "Director Plan"). In 1999, the Director Plan was amended to authorize a total of 150,000 shares for issuance. Under the Director Plan, options to purchase common stock are granted to non-employee directors of the Bank. Options are issued to non-employee directors at a price equal to the fair market value of common stock at the date granted. The options granted are exercisable six months after grant. All options expire ten years from the grant date.

In 1999, the Board of Directors authorized 25,000 shares of common stock for issuance under the 1999 Regional Director Stock Compensation Plan. Under this plan, options to purchase common stock are granted to non-employee regional directors of Citizens & Commerce Bank, a division of the Bank. Options are is-sued to non-employee regional directors at a price equal to the fair market value of common stock at the date granted. One third of the options granted become exercisable commencing one year after the grant date with an additional one-third becoming exercisable after each of the following two years. All op-tions expire ten years from the grant date.

The Corporation applies APB Opinion 25 and related Interpretations in account-ing for the stock option plans. Accordingly, no compensation cost has been recognized for its plans. Had compensation cost for the plans been determined based on the fair value at the grant dates of options consistent with FASB Statement 123, the Corporation's net income and earnings per share would not have been materially different from those amounts shown on the statements of income for the years ended December 31, 1999, 1998, and 1997 .

The fair value of each option granted during the years ended December 31, 1999, 1998, and 1997, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1999, 1998, and 1997, respectively: risk-free rate of 6.7, 4.5, and 5.6% and volatility of 25, 30, and 20%. The dividend yield used in the pricing model was 2.8, 2.6, and 3.0% for 1999, 1998, and 1997, respectively. The expected lives used was eight years for 1999, 1998, and 1997.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

Transactions under the Plan for the periods indicated, restated to reflect the effect of a two-for-one stock split in July 1998, were as follows:

                                1999              1998              1997
                          ----------------- ----------------- -----------------
                                   Exercise          Exercise          Exercise
                          Shares    Price*  Shares    Price*  Shares    Price*
-------------------------------------------------------------------------------
Outstanding at beginning
 of year                  169,860    $12.36 164,936    $ 9.94 148,100     $9.19
Granted                    68,350     17.64  42,900     18.77  33,700     12.50
Exercised                 (25,068)     9.44 (34,508)     9.05 (15,664)     7.53
Canceled                   (4,698)    15.27  (3,468)     9.69  (1,200)     9.13
-------------------------------------------------------------------------------
Outstanding at end of
 year                     208,444    $14.37 169,860    $12.36 164,936     $9.94
-------------------------------------------------------------------------------
*Weighted average
Options exercisable at
 year-end                 108,761            97,304           105,380
Weighted-average fair
 value of options
 granted during the year  $  5.40           $  5.81           $  2.94
-------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 1999:

                         Options Outstanding            Options Exercisable
                 ------------------------------------ -----------------------
                     Number                               Number
                   Outstanding    Remaining           Exercisable at
Range of         at December 31, Contractual Exercise  December 31,  Exercise
Exercise Prices       1999          Life      Price*       1999       Price*
-----------------------------------------------------------------------------
$8.75 to 12.50            99,694  5.86 years   $10.35         90,069   $10.15
$17.00 to 20.50          108,750  9.63 years    18.06         18,692    18.95
-----------------------------------------------------------------------------
$8.75 to 20.50           208,444  7.83 years   $14.37        108,761   $11.66
-----------------------------------------------------------------------------

*Weighted average

NOTE 13: Regulatory Requirements and Restrictions

The Corporation and the Bank are subject to various regulatory capital re-quirements administered by the federal banking agencies. Failure to meet mini-mum capital requirements can initiate certain mandatory--and possibly addi-tional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial state-ments. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific cap-ital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance-sheet items as calcu-lated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt cor-rective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy re-quire the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regu-lations) to risk-weighted assets (as defined), and of Tier I capital (as de-fined) to average assets (as defined) less goodwill. For both the Corporation and the Bank, Tier I capital consists of shareholders' equity excluding any net unrealized gain (loss) on securities available for sale less goodwill, and total capital consists of Tier I capital and a portion of the allowance for loan losses. Risk-weighted assets for the Corporation and the Bank were $251,051,000 and $243,735,000, respectively, at December 31, 1999, and
$278,514,000 and $273,132,000, respectively, at December 31, 1998. Management believes, as of December 31, 1999, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the FDIC catego-rized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must main-tain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notifi-cation that management believes have changed the institution's category.
1999 Annual Report

-------------------------------------------------------------------------------

The Corporation's and the Bank's actual capital amounts and ratios are presented in the table.

                                                                Minimum To Be
                                                                    Well
                                                                 Capitalized
                                                                Under Prompt
                                                    Minimum      Corrective
                                                    Capital        Action
                                     Actual      Requirements    Provisions
                                  -------------  -------------  -------------
(Dollars in thousands)             Amount Ratio   Amount Ratio   Amount Ratio
------------------------------------------------------------------------------
As of December 31, 1999:
Total Capital (to Risk-Weighted
 Assets)
 Corporation                      $38,158  15.2% $20,084  18.0%     N/A
 Bank                              30,867  12.7   19,499  18.0  $24,373 110.0%
Tier I Capital (to Risk-Weighted
 Assets)
 Corporation                       35,019  14.0   10,042  14.0      N/A
 Bank                              27,818  11.4    9,749  14.0   14,624  16.0
Tier I Capital (to Average
 Assets)
 Corporation                       35,019  11.3   12,358  14.0      N/A
 Bank                              27,818   9.2   12,095  14.0   15,118  15.0
As of December 31, 1998:
Total Capital (to Risk-Weighted
 Assets)
 Corporation                      $37,350  13.4% $22,281  18.0%     N/A
 Bank                              31,781  11.6   21,851  18.0  $27,313 110.0%
Tier I Capital (to Risk-Weighted
 Assets)
 Corporation                       34,440  12.5   11,141  14.0      N/A
 Bank                              29,021  10.6   10,925  14.0   16,388  16.0
Tier I Capital (to Average
 Assets)
 Corporation                       34,440  11.5   12,067  14.0      N/A
 Bank                              29,021   9.9   11,842  14.0   14,720  15.0
------------------------------------------------------------------------------

NOTE 14: Commitments and Financial Instruments with Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its cus-tomers. These financial instruments include commitments to extend credit, com-mitments to sell loans, and standby letters of credit. These instruments in-volve elements of credit and interest rate risk in excess of the amount recog-nized in the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial in-struments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of these instruments.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Collateral is ob-tained based on management's credit assessment of the customer. Standby let-ters of credit are written conditional commitments issued by the Bank to guar-antee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in ex-tending loans to customers. The total contract amount of standby letters of credit, whose contract amounts represent credit risk, was $5,547,000 and $4,240,000 at December 31, 1999 and 1998, respectively.

Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contract prior to funding. Commit-ments have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not nec-essarily represent future cash requirements. The Bank evaluates each custom-er's creditworthiness on a case-by-case basis. The total amount of loan com-mitments was $43,210,000 and $29,043,000 at December 31, 1999 and 1998, re-
spectively.

Commitments to sell loans are designed to eliminate the Mortgage Corporation's exposure to fluctuations in interest rates in connection with loans held for sale. The Mortgage Corporation sells substantially all of the residential mortgage loans it originates to third-party investors, some of whom require the repurchase of loans in the event of early default or faulty documentation. Mortgage loans and their related servicing rights are sold under agreements that define certain eligibility criteria for the mortgage loan. Recourse peri-ods vary from ninety days up to one year and conditions for repurchase vary with the investor. Mortgages subject to recourse are collateralized by single-family residences, have loan-to-value ratios of 80% or
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------
less, or have private mortgage insurance, or are insured or guaranteed by an agency of the U.S. government.

At December 31, 1999, the Mortgage Corporation had locked-rate commitments to originate mortgage loans amounting to approximately $14,370,000. The Mortgage Corporation has entered into mandatory commitments, on a best-effort basis, to sell loans of approximately $39,256,000. Risks arise from the possible inabil-ity of counterparties to meet the terms of their purchase contracts. The Mort-gage Corporation does not expect any counterparty to fail to meet its obliga-tions.

The Mortgage Corporation is committed under noncancelable operating leases for certain office locations. Rent expense associated with these operating leases was $330,000, $297,000, and $244,000 for the years ending December 31, 1999,
1998, and 1997, respectively.

Future minimum lease payments under these leases are as follows:

Year Ending
December 31,
-------------------
   2000  $  347,356
   2001     278,540
   2002     234,938
   2003     198,399
   2004      20,202
-------------------
         $1,079,435
-------------------

As of December 31, 1999, the Corporation had $4,850,000 in deposits in finan-cial institutions in excess of amounts insured by the Federal Deposit Insur-ance Corporation (FDIC).

NOTE 15: Disclosures Concerning the Fair Market Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of FAS 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Corporation using available market information and ap-propriate valuation methodologies. Loan commitments are conditional and sub-ject to market pricing and, therefore, do not reflect a gain or loss of market value. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on estimated costs to terminate them or oth-erwise settle the obligations with the counterparties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The use of different market assumptions and/or esti-mation methodologies may have a material effect on the estimated fair value amounts.

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

Accrued interest. The carrying amount of accrued interest approximates fair value.
1999 Annual Report

-------------------------------------------------------------------------------

                                                 December 31,
                                    ---------------------------------------
                                           1999                1998
                                    ------------------- -------------------
                                    Carrying Estimated  Carrying Estimated
Dollars in thousands                 Amount  Fair Value  Amount  Fair Value
---------------------------------------------------------------------------
Financial assets:
 Cash and short-term investments    $ 15,486   $ 15,486 $  8,473   $  8,473
 Securities                           66,584     66,769   62,405     64,459
 Net loans                           206,116    203,500  169,918    172,830
 Loans held for sale, net             24,887     25,319   66,993     68,098
 Accrued interest receivable           2,136      2,136    2,374      2,374
Financial liabilities:
 Demand deposits                     156,473    156,342  142,539    142,512
 Time deposits                       104,381    104,344  109,134    109,714
 Borrowings                           30,035     30,035   24,661     24,658
 Accrued interest payable                566        566      598        598
Off-balance-sheet items:
 Letters of credit                       --       5,547      --       4,240
 Unused portions of lines of credit      --      43,210      --      29,043
---------------------------------------------------------------------------

NOTE 16: Business Segments

The Corporation operates in a decentralized fashion in two principal business activities, retail banking and mortgage banking. Revenues from retail banking operations consist primarily of interest earned on loans and investment secu-rities. Mortgage banking operating revenues consist mainly of interest earned on mortgage loans held for sale, gains on sales of loans in the secondary mortgage market, and loan origination fee income. The Corporation also has an investment company and a title company subsidiary which derive revenues from brokerage and title insurance services. The results of these subsidiaries are not significant to the Corporation as a whole and have been included in "Oth-er." The following table presents segment information for the years ended De-cember 31, 1999, 1998, and 1997.

                                      Year Ended December 31, 1999
                            -------------------------------------------------
                             Retail  Mortgage
Dollars in thousands        Banking  Banking  Other Eliminations Consolidated
-----------------------------------------------------------------------------
Revenues:
Interest income             $ 23,096 $ 1,916  $ --    $ (1,368)    $ 23,644
Gain on sale of loans                  6,692                          6,692
Other                          2,134   1,589   860      --            4,583
-----------------------------------------------------------------------------
Total operating income        25,230  10,197   860      (1,368)      34,919
-----------------------------------------------------------------------------
Expenses:
Interest expense               9,068   1,368    --      (1,368)       9,068
Salaries and employee
 benefits                      5,127   3,889   350      --            9,366
Other                          4,586   2,599   149      --            7,334
-----------------------------------------------------------------------------
Total operating expenses      18,781   7,856   499      (1,368)      25,768
-----------------------------------------------------------------------------
Income before income taxes  $  6,449 $ 2,341  $361    $    --      $  9,151
-----------------------------------------------------------------------------
Total assets                $327,877 $24,673  $ 36    $(23,345)    $329,241
Capital expenditures        $  2,709 $   158  $ --    $    --      $  2,867
-----------------------------------------------------------------------------

                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

                                      Year Ended December 31, 1998
                            --------------------------------------------------
                             Retail  Mortgage
Dollars in Thousands        Banking  Banking  Other Eliminations  Consolidated
------------------------------------------------------------------------------
Revenues:
Interest income             $ 22,195 $  2,805  $ --     $ (2,382)     $ 22,618
Gain on sale of loans             --    7,129    --                      7,129
Other                          1,721    1,458   701           --         3,880
------------------------------------------------------------------------------
Total operating income        23,916   11,392   701       (2,382)       33,627
------------------------------------------------------------------------------
Expenses:
Interest expense               9,558    2,382    --       (2,382)        9,558
Salaries and employee
 benefits                      4,587    3,441   258           --         8,286
Other                          4,395    2,777   124           --         7,296
------------------------------------------------------------------------------
Total operating expenses      18,540    8,600   382       (2,382)       25,140
------------------------------------------------------------------------------
Income before income taxes  $  5,376 $  2,792  $319     $     --      $  8,487
------------------------------------------------------------------------------
Total assets                $316,584 $ 66,366  $ 26     $(62,112)     $320,864
Capital expenditures        $    775 $    104  $ --     $     --      $    879
------------------------------------------------------------------------------
                                      Year Ended December 31, 1997
                            --------------------------------------------------
                             Retail  Mortgage
Dollars in Thousands        Banking  Banking  Other Eliminations  Consolidated
------------------------------------------------------------------------------
Revenues:
Interest income             $ 19,635 $  1,184  $ --     $ (1,056)     $ 19,763
Gain on sale of loans             --    4,057    --                      4,057
Other                          1,578      621   402           --         2,601
------------------------------------------------------------------------------
Total operating income        21,213    5,862   402       (1,056)       26,421
------------------------------------------------------------------------------
Expenses:
Interest expense               8,002    1,056    --       (1,056)        8,002
Salaries and employee
 benefits                      3,949    2,203   180           --         6,332
Other                          3,786    1,691    59           --         5,536
------------------------------------------------------------------------------
Total operating expenses      15,737    4,950   239       (1,056)       19,870
------------------------------------------------------------------------------
Income before income taxes  $  5,476 $    912  $163     $     --      $  6,551
------------------------------------------------------------------------------
Total assets                $275,618 $ 24,348  $ 10     $(21,870)     $278,106
Capital expenditures        $  1,402 $    216  $ --     $     --      $  1,618
------------------------------------------------------------------------------

The retail banking segment provides the mortgage banking segment with the funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest at the daily FHLB advance rate plus 50 basis points. These transactions are eliminated to reach consolidated totals. Certain corporate overhead costs incurred by the retail banking segment are not allocated to the mortgage banking and other segments. 1999 Annual Report

--------------------------------------------------------------------------------
NOTE 17: Parent Company Condensed Financial Information

Financial information for the parent company is as follows:

                                                  December 31,
                                             -----------------------
Balance Sheets                                  1999        1998
--------------------------------------------------------------------
Assets
 Cash                                        $   246,108 $    51,822
 Investment securities available for sale      4,738,879   5,103,710
 Other assets                                  1,972,004     603,561
 Investments in subsidiary                    28,238,069  31,007,732
--------------------------------------------------------------------
  Total assets                               $35,195,060 $36,766,825
--------------------------------------------------------------------
Liabilities and shareholders' equity
 Other liabilities                           $    65,350 $   119,332
 Shareholders' equity                         35,129,710  36,647,493
--------------------------------------------------------------------
  Total liabilities and shareholders' equity $35,195,060 $36,766,825
--------------------------------------------------------------------

                                              Year Ended December 31,
                                          ----------------------------------
Statements of Income                         1999        1998        1997
-----------------------------------------------------------------------------
Interest income on investment securities  $  339,886  $  308,804  $  295,477
Interest income on loans                     102,627      41,910      21,573
Dividends received from bank subsidiary    7,859,692   1,839,119   5,420,044
Distributions in excess of equity in net
 income of subsidiary                     (1,479,099)         --    (672,045)
Equity in undistributed net income of
 subsidiary                                       --   4,064,679          --
Other income                                 151,153          --          --
Other expenses                              (218,029)   (120,476)   (128,222)
-----------------------------------------------------------------------------
Net income                                $6,756,230  $6,134,036  $4,936,827
-----------------------------------------------------------------------------

                                                Year Ended December 31,
                                            ----------------------------------
Statements of Cash Flows                       1999        1998        1997
-------------------------------------------------------------------------------
Operating activities:
Net income                                  $6,756,230  $6,134,036  $4,936,827
Adjustments to reconcile net income to net
 cash provided by operating activities:
 Distributions in excess of equity in net
  income of subsidiary                       1,479,099          --     672,045
 Equity in undistributed earnings of
  subsidiary                                        --  (4,064,679)         --
 (Increase) decrease in other assets        (1,368,443)     10,314    (494,174)
 Increase (decrease) in other liabilities      219,672     (52,417)     31,767
-------------------------------------------------------------------------------
 Net cash provided by operating activities   7,086,558   2,027,254   5,146,465
-------------------------------------------------------------------------------
Investing activities:
Sale of investments                            667,249     949,743   2,083,893
Purchase of investments                     (1,107,292) (1,715,752) (1,557,413)
-------------------------------------------------------------------------------
 Net cash provided by (used in) investing
  activities                                  (440,043)   (766,009)    526,480
-------------------------------------------------------------------------------
Financing activities:
Repurchase of common stock                  (4,909,024)         --  (4,331,201)
Dividends paid                              (1,797,092) (1,699,119) (1,369,788)
Proceeds from the issuance of stock            253,887     377,240     125,524
-------------------------------------------------------------------------------
 Net cash used in financing activities      (6,452,229) (1,321,879) (5,575,465)
-------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash
   equivalents                                 194,286     (60,634)     97,480
Cash at beginning of year                       51,822     112,456      14,976
-------------------------------------------------------------------------------
Cash at end of year                         $  246,108  $   51,822  $  112,456
-------------------------------------------------------------------------------

                                                       C&F Financial Corporation

--------------------------------------------------------------------------------
NOTE 18: Quarterly Condensed Statements of Income--Unaudited


                                                1999 Quarter Ended
                                     -----------------------------------------
In thousands (except per share)      March 31 June 30 September 30 December 31
------------------------------------------------------------------------------
Total interest income                  $6,090  $5,592       $5,924      $6,037
Net interest income after provision
 for loan losses                        3,675   3,310        3,555       3,436
Other income                            3,178   2,945        2,902       2,250
Other expenses                          3,808   4,092        4,073       4,128
Income before income taxes              3,045   2,163        2,384       1,558
Net income                              2,146   1,634        1,765       1,211
Earnings per common share--assuming
 dilution                              $  .56  $  .44       $  .48      $  .33
Dividends per common share                .12     .12          .12         .13
------------------------------------------------------------------------------
                                                1998 Quarter Ended
                                     -----------------------------------------
In thousands (except per share)      March 31 June 30 September 30 December 31
------------------------------------------------------------------------------
Total interest income                  $5,314  $5,865       $5,756      $5,683
Net interest income after provision
 for loan losses                        3,050   3,144        3,073       3,192
Other income                            2,139   2,841        3,125       2,905
Other expenses                          3,236   3,772        3,838       4,136
Income before income taxes              1,953   2,213        2,360       1,961
Net income                              1,435   1,617        1,673       1,409
Earnings per common share--assuming
 dilution                              $  .37  $  .41       $  .43      $  .36
Dividends per common share                .10     .11          .11         .12
------------------------------------------------------------------------------

1999 Annual Report

INDEPENDENT AUDITOR'S REPORT

-------------------------------------------------------------------------------
[LOGO]

The Board of Directors and Shareholders C&F Financial Corporation

We have audited the accompanying consolidated balance sheets of C&F Financial Corporation and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&F Financial Corporation and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.



/s/ Yount, Hyde & Barbour, P.C.

January 20, 2000 Winchester, Virginia
                                                      C&F Financial Corporation

INVESTOR INFORMATION

-------------------------------------------------------------------------------

ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of C&F Financial Corporation will be held at 3:30 p.m. on Tuesday, April 18, 2000, at the van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. All shareholders are cordially invited to attend.

STOCK PRICE INFORMATION

Effective January 22, 1998, the Corporation's common stock is traded on the over-the-counter market and is listed on the Nasdaq Stock Market under the symbol "CFFI." Prior to this date the Corporation's common stock appeared on the NASDAQ Bulletin Board Listing. As of March 3, 2000, there were approximately 1,100 shareholders of record. Following are the high and low closing prices in 1999 and 1998. Over-the-counter market quotations reflect interdealer prices, without retail mark up, mark down, or commission, and may not necessarily represent actual transactions. All quotations have been restated to reflect the effect of a two-for-one stock split in July 1998.

                        1999          1998
                    ------------- -------------
           Quarter   High   Low    High   Low
              ---------------------------------
           First    $19.63 $18.25 $20.20 $13.50
           Second    21.00  18.38  22.00  20.25
           Third     23.00  17.25  22.50  19.00
           Fourth    22.50  16.75  20.00  18.25
              ---------------------------------

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

Tom Cherry
Senior Vice President and Chief Financial Officer
C&F Financial Corporation
P.O. Box 391
West Point, VA 23181
1999 Annual Report

DIRECTORS AND ADVISORS

--------------------------------------------------------------------------------


C&F Financial Corporation / Citizens and Farmers Bank
-----------------------------------------------------------------------------------------------------------
J. P. Causey Jr.*+                    Joshua H. Lawson+                      Sture G. Olsson*+
Senior Vice President, Secretary &    President                              Retired Chairman of the
General Counsel                       Thrift Insurance CorporationBoard      Chesapeake Corporation
Chesapeake Corporation
                                      Bryan E. McKernon+                     Paul C. Robinson+
Larry G. Dillon *+                    President & CEO                        Owner & President
Chairman, President & CEO             C&F Mortgage Corporation               Francisco, Robinson &
C&F Financial Corporation
Citizens and Farmers Bank             Reginald H. Nelson IV+                 Thomas B. Whitmore Jr.+
                                      Retired Partner                        Retired President
P. L. Harrell+                        Colonial Acres Farm                    Whitmore Chevrolet, Oldsmobile,
President Old Dominion Grain, Inc.                                           Pontiac Co., Inc.
                                      William E. O'Connell Jr.*+
James H. Hudson III*+                 Chessie Professor of Business
Attorney-at-Law Hudson                The College of William and Mary
& Bondurant, P.C.



* C&F Financial Corporation Board Member
+ Citizens and Farmers Bank Board Member


Citizens & Commerce Bank              C&F Mortgage Corporation               Independent Public
------------------------              ------------------------               ------------------
                                                                             Accountants
Frank Bell III                        J. P. Causey Jr.                       -----------
President                             Senior Vice President,                 Yount, Hyde & Barbour, P.C.
Citizens & Commerce Bank              Secretary & General Counsel            Winchester, VA
                                      Chesapeake Corporation
Jeffery W. Jones                                                             Corporate Counsel
President & Chief Operating Officer   Larry G. Dillon                        --------------
WFofR, Incorporated                   Chairman of the Board                  Hudson & Bondurant, P.C.
                                                                             West Point, VA
S. Craig Lane                         James H. Hudson III
President                             Attorney-at-Law                        Varina Advisory Board
Lane & Hamner, P.C.                   Hudson & Bondurant, P.C.               ---------------------
                                                                             Robert A. Canfield
William E. O'Connell Jr.              Bryan E. McKernon                      Attorney-at-Law
Chairman of the Board                 President & CEO                        Canfield, Moore,
Chessie Professor of Business         C&F Mortgage Corporation               Sharpiro, Sease & Baer
The College of William and Mary
                                      William E. O'Connell Jr.               Susan R. Ferguson
Meade A. Spotts                       Chessie Professor of Business
President                             The College of William and Mary        Robert F. Nelson
Spotts, Smith, Fain & Buis, P.C.                                             Professional Engineer
                                      Paul C. Robinson                       Engineering Design Associates
Scott E. Strickler                    Owner & President
Treasurer                             Francisco, Robinson & Associates,      Phil T. Rutledge
Robins Insurance Agency, Inc.         Realtors                               Retired Deputy County Manager
                                                                             County of Henrico
                                      C&F Investment Services, Inc.
                                      -----------------------------          Sandra W. Seelmann
                                      Larry G. Dillon                        Real EstateBroker/Owner
                                      President                              Varina & Seelmann Realty

                                      Eric F. Nost
                                      Vice President

                                      Thomas F. Cherry
                                      Treasurer

                                      Gari B. Sullivan
                                      Secretary

                                                       C&F Financial Corporation

OFFICERS AND LOCATIONS
--------------------------------------------------------------------------------


Citizens and Farmers Bank
------------------------------------------------------------------------------------------------------------------------------------
ADMINISTRATIVE OFFICE           JAMESTOWN ROAD                PROVIDENCE FORGE         WEST POINT -- 14TH STREET
802 Main Street                 Alec J. Nuttall               James D. W. King         Karen T. Richardson
West Point, Virginia 23181      Assistant Vice President      Vice President           Assistant Vice President
(804) 843-2360                  & Branch Manager              & Branch Manager         & Branch Manager
                                1167 Jamestown Road           3501 N. Courthouse Road  415 Fourteenth Street
Larry G. Dillon *               Williamsburg, Virginia 23185  Providence Forge,        West Point, Virginia 23181
Chairman of the Board           (757) 220-3293                Virginia 23140           (804) 843-2708
& Chief Executive Officer                                     (804) 966-2264
                                LONGHILL ROAD                                          LOAN PRODUCTION OFFICE
Thomas F. Cherry *              Sandra C. St.Clair            QUINTON                  Terrence C. Gates
Senior Vice President           Assistant Vice President      Mary T. "Joy" Whitley    Vice President,
& Chief Financial Officer       & Branch Manager              Assistant Vice President Real Estate Construction
                                4780 Longhill Road            & Branch Manager         300 Arboretum
Gari B. Sullivan *              Williamsburg, Virginia 23188  2580 New Kent Highway    Place, Suite 245
Senior Vice President           (757) 565-0593                Quinton, Virginia 23141  Richmond, Virginia 23236
& Secretary                                                   (804) 932-4383           (804) 330-8300
                                MIDDLESEX
Howard P. Wilkinson Jr.         N. Susan Gordon               TAPPAHANNOCK
Senior Vice President           Assistant Vice President      Douglas M. "Judge" Smith
& Chief Lending Officer         & Branch Manager              Assistant Vice President
                                Route 33 at Route 641         & Branch Manager
Leslie A. Campbell              Saluda, Virginia 23149        1649 Tappahannock Boulevard
Vice President,                 (804) 758-3641                Tappahannock, Virginia 22560
Loan Administration                                           (804) 443-2265
                                NORGE
Sandra S. Fryer                 Laura G. Colvin               VARINA
Vice President,                 Branch Manager                Tracy E. Pendleton
Operations                      7534 Richmond Road            Vice President & Branch Manager
                                Norge, Virginia 23127         Route 5 at Strath Road
Deborah R. Nichols                                            Richmond, Virginia 23231
Vice President,
Branch Administration

WEST POINT --
MAIN OFFICE
Thomas W. Stephenson Jr.
Branch Manager
802 Main Street
West Point,
Virginia 23181
(804) 843-2360

* Officers of C&F Financial Corporation

                       (757) 564-8114   (804) 795-7000
Citizens & Commerce Bank
------------------------------------------------------------------------------------------------------------------------------------
ADMINISTRATIVE OFFICE           RICHMOND
Frank Bell III                  Diana W. Voron
President                       Assistant Vice President & Branch Manager
8001 West Broad Street          8001 West Broad Street
Richmond, Virginia 23294        Richmond, Virginia 23294
(804) 290-0402                  (804) 290-0409

Katherine K. Wagner
Senior Vice President,
Commercial Lending
8001 West Broad Street
Richmond, Virginia 23294
(804) 290-0402
1999 Annual Report

OFFICERS AND LOCATIONS
--------------------------------------------------------------------------------


C&F Mortgage Corporation                                                       C&F Title Agency, Inc.
-------------------------------------------------------------------            ----------------------
ADMINISTRATIVE OFFICE               COLUMBIA, MARYLAND                         Eileen A. Cherry
300 Arboretum Place, Suite 245      Scott B. Segrist                           Vice President & Title
Richmond, Virginia 23236            Vice President & Branch Manager            Insurance Underwriter
(804) 330-8300                      8492 Baltimore National Pike, Suite 207    300 Arboretum Place, Suite 245
                                    Ellicott City, Maryland 21043              Richmond, Virginia 23236
Bryan E. McKernon                   (410) 461-6233                             (804) 327-3810
President & Chief Executive Officer

Mark A. Fox                         LYNCHBURG                                  C&F Investment Services, Inc.
Executive Vice President &          J. Garnett Atkins                          -----------------------------
Chief Financial Officer             Branch Manager                             Eric F. Nost
                                    17835 Forest Road, Suite B                 Vice President & Manager
Michael J. Mazzola                  Forest, Virginia 24551                     417 Fourteenth Street
Senior Vice President &             (804) 385-0700                             West Point, Virginia 23181
Maryland Area Manager                                                          (804) 843-4584
                                    NEWPORT NEWS                               (800) 583-3863
Zana D. Creekmore                   Linda H. Gaskins
Vice President &                    Vice President & Branch Manager            Douglas L. Hartz
Underwriting Manager                703 Thimble Shoals Boulevard, Suite C4     Assistant Vice President
                                    Newport News, Virginia 23606               2580 New Kent Highway
Donna G. Jarratt                    (757) 873-8200                             Quinton, Virginia 23141
Vice President & Project Manager                                               (804) 932-8802
                                    RICHMOND
Kevin A. McCann                     Donald R. Jordan                           Douglas L. Cash Jr.
Vice President & Controller         Vice President & Branch Manager            Branch Manager
                                                                               1167 Jamestown Road
ANNAPOLIS, MARYLAND                 Daniel J. Murphy                           Williamsburg, Virginia 23185
Lawrence Roussil                    Vice President & Production Manager        (757) 229-5629
Vice President & Branch Manager     300 Arboretum Place, Suite 245
2191 Defense Highway, Suite 200     Richmond, Virginia 23236
Crofton, Maryland 21114             (804) 330-8300
(410) 721-6770
                                    RICHMOND WEST
Michael K. Vaughan                  Page C. Yonce
Vice President & Loan Officer       Vice President & Branch Manager

Mary M. Yonke                       Constance Bachman-Hamilton
Vice President & Loan Officer       Vice President & Production Manager
                                    7231 Forest Avenue, Suite 202
CHARLOTTESVILLE                     Richmond, Virginia 23226
Philip N. Mahone                    (804) 673-3453
Vice President & Branch Manager
                                     WILLIAMSBURG
William E. Hamrick                   Irving E. "Ed" Jenkins
Vice President & Branch Manager      Vice President & Branch Manager
1420 Greenbriar Place                1167-A Jamestown Road
Charlottesville, Virginia 22901      Williamsburg, Virginia 23185
(804) 974-1450                       (757) 259-1200

CHESTER
Stephen L. Fuller
Vice President & Branch Manager
4517 West Hundred Road
Chester, Virginia 23831
(804) 748-2900