Form 10-K, Exhibit 13
period 2000-12-31
C & F FINANCIAL CORP
filed 2001-03-27
CIK 913341

                                [LOGO OF C&F]

C&F Mortgage Corporation  C&F Investment Services, Inc. C&F Title Agency, Inc.

C&F Financial Corporation

                                   [PICTURE]

Home Financial Highlights Shareholder Letter Technology and Services Our Mission and Values

                                [LOGO OF C&F]

                           C&F Financial Corporation

                       2 0 0 0  A N N U A L  R E P O R T

[LOGO OF C&F]

     Contents

Financial Highlights                     1
Letter from the President                2
Technology and Services                  6
Our Mission and Values                   8
Company Financials                       9
Auditor's Report                        44
Investor Information                    45
Directors and Advisors                  46
Officers and Locations                  47

[PICTURE]

                                 [LOGO OF C&F]

C&F Mortgage Corporation  C&F Investment Services, Inc. C&F Title Agency, Inc..

                           2000 Financial Highlights

     C&F Financial Corporation (the "Corporation") is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly-owned subsidiary, Citizens and Farmers Bank, offers quality banking services to individuals, professionals, and small businesses through ten branch offices serving the surrounding towns and counties. Citizens and Commerce Bank, which operates as a division of Citizens and Farmers Bank, offers quality banking services in the Richmond market. Citizens and Farmers Bank has three wholly-owned subsidiaries. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through seven offices in Virginia and four offices in Maryland. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc., offers title insurance services. Trust services are provided in association with The Trust Company of Virginia.

Home   Financal Highlights   Shareholder Letter   Technology and Services   Our
Mission and Values

                                   [GRAPHIC]

     Return on Average Equity                       Return on Average Assets

1996   1997   1998   1999   2000               1996  1997   1998  1999   2000
-----  -----  -----  -----  -----              ----- -----  ----- -----  -----
12.66% 16.08% 17.81% 19.22% 15.99%             1.65% 1.90%  2.03% 2.19%  1.76%

               Net Income                           Earnings Per Share
           dollars in thousands

1996    1997    1998    1999    2000           1996  1997   1998  1999   2000
------  ------  ------  ------  ------         ----- -----  ----- -----  -----
$4,061  $4,937  $6,134  $6,756  $5,836         $.92  $1.25  $1.56 $1.81  $1.60

                           Letter from the President

                           Dear Fellow Shareholders

Home   Financal Highlights   Shareholder Letter   Technology and Services   Our
Mission and Values

[PHOTO]

Larry G. Dillon
Chairman, President, and
Chief Executive Officer

     The year 2000 was one of new opportunities and challenges for C&F Financial Corporation and Citizens and Farmers Bank. It was a year in which rising interest rates greatly reduced production and hence profits at our mortgage company. It was a year in which prior investments began to impact performance, and finally, it was a year in which decisions were made to make major investments in the future. In short, it was an extremely challenging and exciting year for your Corporation.

     Net income for the year was $5.8 million vs. $6.8 million in 1999. This resulted in a return on average assets of 1.76% and a return on average equity of 15.99%. This compares with 2.07% and 18.17%, respectively, in 1999. While down, these results compare favorably with those of our peers, who as of September 30, 2000 showed annualized returns on average assets of 1.11% and average equity of 12.72%. Total assets increased just over $18 million, going from $329 million to over $347 million while total deposits increased $30 million, ending the year at $291 million.

     Earnings for the Corporation were down for 2000 primarily because of the effect the rising interest rates had on the results of our mortgage company, and due to the fact that 1999 results included a one-time event, which added $370,000 to our bottom line in that year. The economic impact of rising interest rates caused our mortgage loan production to drop from $457 million in 1999 to $294 million in 2000, and earnings decline from over $1.5 million in 1999 to $.7 million in 2000. The reduced loan production had a negative impact on the results for our title insurance business, as well. Despite this decline, we were very pleased with the results because while they were reduced, they greatly exceeded those of mortgage companies associated with our peer banks. In fact, many other bank-owned mortgage companies throughout the state and the country experienced significant losses, with some even being shut down.

                  2                                    C&F Financial Corporation

     Citizens and Farmers Bank, excluding the one-time event which added $370,000 to the bottom line in 1999, experienced a slight increase in earnings despite having the drain on earnings of opening our Jamestown Road office in Williamsburg and the startup costs of our Citizens & Commerce Bank division in Richmond. It is pleasing to note that Citizens & Commerce Bank experienced much success in 2000, both in growth as well as earnings. In fact, they became profitable on a monthly basis in June, months ahead of schedule.

     In 2000, your Boards of Directors made many decisions, which will impact the long-term future of the Corporation. The decision was made to build a new 25,000 square foot facility in the Midlothian section of southern Richmond at the intersection of Alverser and Huguenot Roads. This facility, which will be located in a new shopping and small office complex, will be named "C&F Center". It will house the headquarters and branches of C&F Mortgage Corporation, C&F Title Agency, Inc. and Citizens & Commerce Bank. In addition, it will include an office of C&F Investment Services, Inc. We anticipate opening this facility in the 3rd quarter of 2001.

     The decision was also made to open the 11th office of Citizens and Farmers Bank in Sandston, near the Richmond airport. This full service facility will complete our market between our Quinton and Varina offices and is also expected to open in the 3rd quarter of 2001.



[PHOTO]

Citizens and Farmers Bank Board
(left to right)-- Bryan E.
McKernon, Paul C. Robinson, P. L.
Harrell, James H. Hudson III,
Reginald H. Nelson IV, Larry G.
Dillon, Joshua H. Lawson,
J. P. Causey Jr., William E.
O'Connell Jr., Thomas B.
Whitmore Jr., Barry R. Chernack

2000 Annual Report                     3

Home   Financal Highlights   Shareholder Letter   Technology and Services   Our
Mission and Values

[PHOTO]

      Another decision made in 2000 was to invest heavily in technology to both keep up with and leapfrog our competition in the services we are able to provide. New equipment and software was put into place in our branch network in the 4th quarter of 2000, which will enhance our ability to provide faster service for our customers. Our new imaging technology, which was recently installed, will allow us to stream-line our operations as well as to provide our customers with faster and more feature-rich services both in our branch network as well as in their own homes. In fact, with our new internet banking services, which can be found at www.cffc.com, our customers will be able to view all of their account balances, see their account transaction history, transfer funds, pay bills, open new accounts, and see or print copies of their cleared checks. Our commercial customers will be able to utilize the same services, and, within a short time will also be able to perform even more money-management types of functions, which will allow them to operate their businesses more efficiently. We believe these services will keep us at the forefront of customer service and hence customer attraction and retention.

     We were also pleased to announce a partnership with AOL, the #1 Internet service provider, in the last part of 2000. Through this arrangement every user of AOL in the central Virginia region who either uses AOL's e-mail function or visits their "Digital City" Richmond site will see a "C&F" pop-up box. If this box is selected, AOL will direct the customer to our internet web site where it will explain who we are, describe our services, and hopefully entice them to do business with us. We are optimistic this will be a successful marketing tool for our site as well as the many products and services we are able to provide.

     We were saddened by the loss of two of our past directors in the year 2000,
D. Nelson Sutton, Jr. and T. Carey Lawson. Between the two of them, they gave 40 years of service to this organization and we will always be thankful for their many contributions. We were also saddened by the retirement of our Board member Sture G. Olsson. Sture, the President and Chairman of Chesapeake Corporation for many years,

                                       4               C&F Financial Corporation
was a leader of not only our Bank but also the entire local community. His leadership and guidance will be greatly missed.

     We are pleased to have been able to appoint Paul C. Robinson and Joshua H. Lawson to the Corporation's Board in September 2000. Both Paul and Josh have served on Citizens and Farmers Bank's Board since 1994 and 1993, respectively, and have proven themselves to be very knowledgeable and dedicated directors. Also, we were very pleased to be able to appoint Barry R. Chernack, a former partner with PriceWaterhouseCoopers LLP, to the Board of Citizens and Farmers Bank. His business and accounting knowledge will be invaluable to the Board.

     We are excited about the future. We think community banking is here to stay and will continue to thrive. While our recent investments made in 2000 and those coming in 2001 will cause a short-term strain on earnings, they were made with the long-term in mind and we believe they will be very beneficial to our future returns. We think our future looks bright.

     We are indebted to our directors, officers and staff for their dedication and hard work and are most appreciative of your support and confidence as both shareholders and customers. We ask for your continued patronage and your referrals of prospective customers as we strive to enhance your investment in our Corporation.

/s/ Larry G. Dillon

    Larry G. Dillon
    Chairman, President, and Chief
    Executive Officer

                                                                [PHOTO]

                                                Citizens and Commerce Bank
                                                Board (left to right)--William
                                                E. O'Connell Jr., Scott E.
                                                Strickler, Katherine K. Wagner,
                                                Jeffery W. Jones, Frank Bell
                                                III, Meade A. Spotts, S. Craig
                                                Lane

                                       5                      2000 Annual Report

Home   Financal Highlights   Shareholder Letter   Technology and Services   Our
Mission and Values

[PHOTO]

Lori Nein uses the
latest technology to
process branch data.

                            Technology and Services

              Technology: The Cutting Edge for Tomorrow's Growth

     At C&F Financial Corporation, we believe that technology creates value for customers and shareholders alike. During the year, management began to focus on ways to leverage our personal services via our branch network and to connect to a growing digital marketplace. The demand for instant access to real-time information has never been greater and we believe we have built an infrastructure that will enable us to compete successfully in the digital marketplace.

     First, we made a major decision in 2000 to redesign our item processing environment and offer document imaging. Imaging is a technology that captures a digital reproduction of an original document and stores the image for retrieval at a later date. By implementing an image environment, we are able to realize operational efficiencies and provide our customers with better-organized statements, access to online images and enhanced research capabilities.

Although this was a major financial investment, we feel that it is an improvement in customer service and will prepare us for future delivery enhancements.

     Second, after much demand from our customers, we have invested countless hours to selecting an Internet Banking solution. With rollout scheduled for first quarter 2001, our solution will provide secure access to features such as balance information, transfers between accounts, ability to pay bills on-line and view images of cleared checks. This product will enable you to securely manage your personal or business accounts anytime or anyplace via the Internet eliminating "Banker's hours" and allowing you to decide when it is convenient to visit the Bank.

     We feel that these commitments provide a solid basis for future growth and enhance our competitive position.

                                                    [PHOTO]

                                     Georgette Perry, Carol Davis, Jody Collier, and Lacy Haynes work together to update daily information.

                                      6                C&F Financial Corporation

                                                                         [PHOTO]

Banking Services

     Citizens and Farmers Bank, and its division Citizens and Commerce Bank, offer a wide array of general banking services to individuals and small businesses through 11 branch offices. These services include a variety of deposit and loan accounts. Our goal is to help our customers live better for less by offering deposit accounts with competitive rates of interest and smart borrowing solutions that meet their needs.

     For the convenience of our customers, the Bank offers extended drive-through hours, ATMs at most locations, credit card services, trust services, traveler's checks, money orders, safe deposit rentals, collections, notary public, and wire services. In addition, the Bank's 24-hour telephone banking service provides assistance to our customers around the clock. We look forward to introducing our web site and online banking early in 2001.

                                                                         [PHOTO]

Mortgage and Title Services

     C&F Mortgage Corporation originates single-family residential loans from 11 locations in Virginia and Maryland. C&F Mortgage offers programs designed for home purchases, the first-time buyer, and home mortgage refinancing. By originating and selling residential mortgages, C&F Mortgage Corporation is able to offer competitive fixed- and adjustable-rate mortgages.

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

                                                                         [PHOTO]

Investment Company

     C&F Investment Services, Inc. provides a full range of brokerage services, giving our customers a broad spectrum of financial tools to address their needs and realize their aspirations. Personal financial planners help our customers pinpoint their goals and craft a long-term plan for achieving them. They then help customers choose investment vehicles, whether they be stocks, bonds, or mutual funds, to create a portfolio that matches their objectives and tolerance for risk. Our personal financial planners follow up with customers to ensure that their portfolio allocation remains appropriate for their investment profile. On-site investment planning is available at all Citizens & Farmers Bank and Citizens & Commerce Bank branch offices.

2000 Annual Report                     7

Home   Financal Highlights   Shareholder Letter   Technology and Services   Our
Mission and Values

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

                                  Our Values

     We believe that excellence is the standard for all we do, achieved by encouraging and nourishing: respect for others; honest, open communication; individual development and satisfaction; a sense of ownership and responsibility for the Corporation's success; participation, cooperation, and teamwork; creativity, innovation, and initiative; prudent risk-taking; and recognition and rewards for achievement.

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

                                    8                  C&F Financial Corporation

C O M P A N Y  F I N A N C I A L S


   M A N A G E M E N T ' S  D I S C U S S I O N  A N D  A N A L Y S I S  O F
 F I N A N C I A L  C O N D I T I O N  A N D  R E S U L T S  O F  O P E R A T I
                                     O N S




                              [LOGO OF C AND F]







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
2000 Annual Report

FIVE YEAR FINANCIAL SUMMARY

-------------------------------------------------------------------------------

                              2000         1999         1998          1997          1996
---------------------------------------------------------------------------------------------
Selected Year-End
 Balances:
Total assets              $347,471,672 $329,241,321 $320,863,629  $278,105,969  $256,671,312
Total capital               38,780,450   35,129,710   36,647,493    31,800,533    32,214,509
Total loans (net)          229,943,715  206,115,896  169,918,428   154,744,620   136,732,017
Total deposits             290,688,036  260,853,635  251,673,159   231,513,152   216,422,556
---------------------------------------------------------------------------------------------
Summary of Operations:
Interest income             26,421,479   23,643,557   22,617,509    19,763,048    18,332,998
Interest expense            11,309,399    9,067,867    9,558,059     8,002,301     7,667,619
---------------------------------------------------------------------------------------------
Net interest income         15,112,080   14,575,690   13,059,450    11,760,747    10,665,379
Provision for loan
 losses                        400,000      600,000      600,000       330,000        30,000
---------------------------------------------------------------------------------------------
Net interest income
 after provision for
 loan losses                14,712,080   13,975,690   12,459,450    11,430,747    10,635,379
Other operating income       8,945,062   11,004,456   10,835,243     6,657,608     4,678,915
Other operating expenses    15,998,380   15,829,550   14,807,306    11,537,565    10,294,220
---------------------------------------------------------------------------------------------
Income before taxes          7,658,762    9,150,596    8,487,387     6,550,790     5,020,074
Income tax expense           1,822,731    2,394,366    2,353,351     1,613,963       958,900
---------------------------------------------------------------------------------------------
Net income                $  5,836,031 $  6,756,230 $  6,134,036  $  4,936,827  $  4,061,174
---------------------------------------------------------------------------------------------
Per share/1/
 Earnings per common
  share--assuming
  dilution                       $1.60        $1.81        $1.56         $1.25          $.92
 Dividends                         .53          .49          .44           .35           .31
---------------------------------------------------------------------------------------------
Weighted average number
 of shares--assuming
 dilution                    3,640,314    3,738,234    3,919,775     3,952,756     4,426,000
---------------------------------------------------------------------------------------------
/1/Per share data has been restated to reflect the two-for-one stock split in
July 1998.

Significant Ratios                                          2000          1999          1998
---------------------------------------------------------------------------------------------
Return on average assets                                    1.76%         2.19%         2.03%
Return on average equity                                   15.99         19.22         17.81
Dividend payout ratio                                      32.74         26.60         27.70
Average equity to average assets                           10.99         11.38         11.42
---------------------------------------------------------------------------------------------

OVERVIEW
Net income totaled $5.8 million in 2000, a decrease of 13.6% compared to 1999. Included in earnings for 1999 was $370,000 in interest income (after taxes) which resulted from the payoff of a non-accrual loan. Excluding this, net income decreased 8.6% compared to 1999. In 1999, net income totaled $6.7 million, a 10.1% increase compared to 1998. Diluted earnings per share were $1.60, $1.81, and $1.56, in 2000, 1999, and 1998, respectively. Excluding the interest income collected on the non-accrual loan, diluted earnings per share was $1.71 in 1999. The decrease in earnings per share for 2000 was a result of lower net income offset by the repurchase of 85,000 shares of the Corporation's common stock. The increase in earnings per share for 1999 was a result of increased income and the effect on earnings per share of the repurchase of 247,500 shares of the Corporation's common stock.

Profitability as measured by the Corporation's return on average equity (ROE), was 15.99% in 2000, down from 18.17% in 1999, excluding the interest income collected on the non-accrual loan, and 17.81% in 1998. Another key indicator of performance, the return on average assets (ROA) for 2000, was 1.76%, compared to 2.07% in 1999, excluding the interest income collected on the non-accrual loan, and 2.03% for 1998.

                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

TABLE 1: Average Balances, Income and Expense, Yields and Rates

The following table shows the average balance sheets for each of the years ended December 31, 2000, 1999, and 1998. In addition, the amounts of interest earned on earning assets, with related yields and interest on interest-bearing liabilities, together with the rates, are shown. Loans include loans held for sale. Loans placed on a non-accrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on tax-exempt securities is on a taxable-equivalent basis, which was computed using the federal corporate income tax rate of 34% for all three years.

                                  2000                     1999                     1998
                         ------------------------ ------------------------ ------------------------
                          Average  Income/ Yield/  Average  Income/ Yield/  Average  Income/ Yield/
(Dollars in thousands)    Balance  Expense   Rate  Balance  Expense   Rate  Balance  Expense   Rate
---------------------------------------------------------------------------------------------------
Assets
Securities:
 Taxable                 $ 16,089  $ 1,157  7.19% $ 15,293  $ 1,097  7.17% $ 33,607  $ 2,359  7.02%
 Tax-exempt                52,068    4,196  8.06    49,049    4,013  8.18    42,606    3,590  8.43
---------------------------------------------------------------------------------------------------
 Total securities          68,157    5,353  7.85    64,342    5,110  7.94    76,213    5,949  7.81
Loans, net                241,291   22,245  9.22   216,295   18,850  8.71   206,353   17,790  8.62
Interest-bearing
 deposits
 in other banks and fed
 funds                      3,482      215  6.17     9,621      458  4.76     1,088       69  6.34
---------------------------------------------------------------------------------------------------
 Total earning assets     312,930  $27,813  8.89%  290,258  $24,418  8.41%  283,654  $23,808  8.39%
Reserve for loan losses    (3,451)                  (3,003)                  (2,451)
Total non-earning
 assets                    22,723                   21,710                   20,484
---------------------------------------------------------------------------------------------------
 Total assets            $332,202                 $308,965                 $301,687
---------------------------------------------------------------------------------------------------

Liabilities and
 Shareholders' Equity
Time and savings
 deposits:
 Interest-bearing
  deposits               $ 50,977  $ 1,236  2.42% $ 45,627  $ 1,084  2.38% $ 37,178  $   901  2.42%
 Money market deposit
  accounts                 25,938      877  3.38    25,207      807  3.20    21,984      718  3.27
 Savings accounts          38,640    1,150  2.98    39,131    1,164  2.97    35,094    1,135  3.23
 Certificates of
  deposit,
  $100M or more            22,955    1,266  5.52    17,977      857  4.77    16,670      819  4.91
 Other certificates of
  deposit                  96,004    5,203  5.42    89,467    4,416  4.94    87,938    4,616  5.25
---------------------------------------------------------------------------------------------------
 Total time and savings
  deposits                234,514    9,732  4.15   217,409    8,328  3.83   198,864    8,189  4.12
---------------------------------------------------------------------------------------------------
Borrowings                 25,774    1,577  6.12    15,002      740  4.93    25,169    1,369  5.44
---------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities              260,288   11,309  4.34%  232,411    9,068  3.90%  224,033    9,558  4.27%
---------------------------------------------------------------------------------------------------
Demand deposits            31,511                   35,697                   35,987
Other liabilities           3,895                    5,701                    7,221
---------------------------------------------------------------------------------------------------
 Total liabilities        295,694                  273,809                  267,241
Shareholders' equity       36,508                   35,156                   34,446
---------------------------------------------------------------------------------------------------
 Total liabilities and
  Shareholders' equity   $332,202                 $308,965                 $301,687
---------------------------------------------------------------------------------------------------
Net interest income                $16,504                  $15,350                  $14,250
---------------------------------------------------------------------------------------------------
Interest rate spread                        4.55                     4.51                     4.12
---------------------------------------------------------------------------------------------------
Interest expense to
 average earning assets                     3.61                     3.12                     3.37
---------------------------------------------------------------------------------------------------
Net interest margin                         5.27%                    5.29%                    5.02%
---------------------------------------------------------------------------------------------------

2000 Annual Report

-------------------------------------------------------------------------------

RESULTS OF OPERATIONS

NET INTEREST INCOME
During 2000, net interest income, on a taxable equivalent basis, increased 7.5% to $16.5 million from $15.4 million, excluding the one-time interest collected on a non-accrual loan in 1999. This was a result of a 7.8% increase in the average balance of interest earning assets offset by a slight decrease in the net interest margin to 5.27% in 2000 from 5.29% in 1999. The increase in average earning assets was the result of an increase in the average balance of the loan portfolio and securities portfolio at Citizens and Farmers Bank (the "Bank") offset by a decrease in the average balance of loans held for sale by C&F Mortgage Corporation (the "Mortgage Corporation"), and a decrease in the average balance in interest earning deposits in other banks and fed funds sold. The increase in loans at the Bank was a result of overall higher loan demand. The increase in the average balance of securities was a result of the purchase of securities during the last six months of 1999. A large number of securities were called in the first half of 1999 and were replaced in the second half of 1999. The current year reflects the effect of a full year of these purchases. The decrease in loans held for sale at the Mortgage Corporation was a result of a decrease in loan closings to $294 million in 2000 from $457 million in 1999 and a decrease in loan fundings (sales) to $301 million in 2000 from $499 million in 1999. The decrease in the average balance in interest earning deposits in other banks and fed funds sold was a result of excess liquidity being invested in higher yielding loans and securities. The decrease in the net interest margin was a result of an increase in the cost of funds from 3.90% in 1999 to 4.34% in 2000 offset by an increase in the yield on average earning assets from 8.41% in 1999 to 8.89% in 2000. The increase in the cost of funds was a result of the overall higher interest rate environment during 2000 and an increase in the average balance of higher cost borrowings from the Federal Home Loan Bank ("FHLB"). From August 1999 to March 2000, the interest rates on Fed Funds increased 150 basis points. This increase is clearly reflected in the average cost of certificates of deposit paid by the Corporation. The increase in the average balance of borrowings from the FHLB was a result of loan growth outpacing deposit growth during most of 2000. In addition to providing funding for loans originated and subsequently sold by the Mortgage Corporation, borrowings from the FHLB are occasionally used for funding of the Bank's loan portfolio. The increase in the average yield on interest earning assets was mainly a result of the higher interest rate environment and the decrease in the average balance of lower yielding loans held for sale at the Mortgage Corporation.

During 1999, net interest income, on a tax-equivalent basis, excluding the one-time interest collected on a non-accrual loan, increased 7.7% to $15.4 million from $14.3 million in 1998. This was a result of a 2.3% increase in the average balance of interest earning assets and an increase in the net interest margin to 5.29% for 1999 from 5.02% for 1998. The increase in the average balance of interest earning assets was a result of an increase in the average balance of loans at the Bank and an increase in the average balance of interest-bearing deposits in other banks and fed funds offset by a decrease in the average balance of securities and loans held for sale at the Mortgage Corporation. The increase in loans at the Bank was a result of overall higher loan demand and the increase in interest bearing deposits in other banks and fed funds was a result of excess liquidity resulting from the decrease in securities. The decline in the average balance of securities was a result of a large number of securities being called in the first half of 1999. The decrease in loans held for sale at the Mortgage Corporation was a result of a decrease in loan closings to $457 million in 1999 from $524 million in 1998 and an increase in loan fundings (sales) to $499 million in 1999 from $481 million in 1998. The increase in the net interest margin was mainly a result of a decrease in cost of funds to 3.90% for 1999 from 4.27% for 1998. The decrease in cost of funds was a result of the decrease in cost of deposits and borrowings and an overall decrease in the average balance of higher cost borrowings. The decrease in the cost of deposits and borrowings was a result of the overall lower interest rate for the first half of 1999. The decrease in the average balance of borrowings was a result of the decrease in loans held for sale at the Mortgage Corporation.
                                                      C&F Financial Corporation

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

                                                 2000 from 1999                      1999 from 1998
                                        ----------------------------------  ----------------------------------
                                        Increase  (Decrease)      Total     Increase  (Decrease)      Total
                                               Due to            Increase          Due to            Increase
(Dollars in thousands)                        Rate      Volume  (Decrease)       Rate       Volume  (Decrease)
---------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                   $    1,133  $    2,262      $3,395  $     195  $       865     $ 1,060
Securities:
 Taxable                                         3          57          60         51       (1,313)     (1,262)
 Tax-exempt                                    (61)        244         183       (107)         530         423
---------------------------------------------------------------------------------------------------------------
Total securities                               (58)        301         243        (56)        (783)       (839)
---------------------------------------------------------------------------------------------------------------
Interest-bearing deposits in other
 banks and fed funds                            43        (286)       (243)        24          365         389
---------------------------------------------------------------------------------------------------------------
Total interest income                        1,118       2,277       3,395        163          447         610
---------------------------------------------------------------------------------------------------------------
Interest expense:
Time and savings deposits:
 Interest-bearing deposits                      23         129         152        (18)         201         183
 Money market deposit accounts                  46          24          70        (14)         103          89
 Savings accounts                                1         (15)        (14)       (95)         124          29
 Certificates of deposit, $100M or more        148         261         409        (25)          63          38
 Other certificates of deposit                 451         336         787       (279)          79        (200)
---------------------------------------------------------------------------------------------------------------
Total time and savings deposits                669         735       1,404       (431)         570         139
Other borrowings                               210         627         837       (118)        (511)       (629)
---------------------------------------------------------------------------------------------------------------
Total interest expense                         879       1,362       2,241       (549)          59        (490)
---------------------------------------------------------------------------------------------------------------
Change in net interest income           $      239  $      915      $1,154  $     712  $       388     $ 1,100
---------------------------------------------------------------------------------------------------------------

2000 Annual Report

-------------------------------------------------------------------------------

MARKET RISK MANAGEMENT
As the holding company for a commercial bank, the Corporation's primary component of market risk is interest rate volatility. Fluctuation in interest rates will ultimately impact the level of both income and expense recorded on a large portion of the Bank's assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Since the majority of the Corporation's interest-earning assets and all of the Corporation's interest-bearing liabilities are held by the Bank, virtually all of the Corporation's interest rate risk exposure lies at the Bank level. Therefore, all significant interest rate risk management procedures are performed by management of the Bank. Based on the nature of the Bank's operations, the Bank is not subject to foreign currency exchange or commodity price risk. The Bank's loan portfolio is concentrated primarily in the Virginia counties of King William, King and Queen, Hanover, Henrico, Essex, Middlesex, New Kent, Charles City, York, and James City, and is, therefore, subject to risks associated with the local economy. As of December 31, 2000, the Corporation does not own any trading assets nor does it have any hedging transactions in place such as interest rate swaps and caps.

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

Certain shortcomings are inherent in any method of rate analysis used to estimate a financial institution's interest rate sensitivity gap. The analysis is based at a given point in time and does not take into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, although certain assets and liabilities may have similar maturities or repricing, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities also may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. The interest rates on loans with call features may or may not change depending on their interest rates relative to market interest rates.

The Corporation is also subject to prepayment risk, particularly in falling interest rate environments or in environments where the slope of the yield curve is relatively flat or negative. Such changes in the interest rate environment can cause substantial changes in the level of prepayments of loans, which may also affect the Corporation's interest rate sensitivity gap position.

As part of its borrowings, the Corporation may utilize, from time to time, daily, convertible and adjustable rate advances from the FHLB-Atlanta. Convertible advances generally provide for a fixed rate of interest for a portion of the term of the advance, an ability for the FHLB-Atlanta to convert the advance from a fixed rate to an adjustable rate at some predetermined time during the remaining term of the advance (the "conversion" feature), and a concurrent opportunity for the Corporation to prepay the advance with no prepayment penalty in the event the FHLB-Atlanta elects to exercise the conversion feature. At December 31, 2000, the Bank did not hold convertible advances from the FHLB-Atlanta.

Also, the methodology used estimates various rates of withdrawal for money market deposits, savings, and checking accounts, which may vary significantly from actual experience.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, that are subject to repricing or that mature in each of the time periods shown. Additionally, loans and securities with call provisions are included in the period in which they may first be called. Except as stated above, the amount of assets and liabilities shown that reprice or mature during a particular period were determined in accordance with the contractual terms of the asset or liability.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------
TABLE 3: Interest Sensitivity Analysis


                                     Interest-Sensitive Periods
                            ---------------------------------------------------
                             Within    91-365       1-5        Over
(Dollars in thousands)      90 Days     Days       Years     5 Years    Total
-------------------------------------------------------------------------------
December 31, 2000
Earning assets:
Loans, net of unearned
 income                     $ 98,865  $  15,431   $ 72,237   $ 64,620  $251,153
Securities                        --      1,385      4,440     61,958    67,783
Federal funds sold and
 other short-term
 investments                   5,915         --         --         --     5,915
-------------------------------------------------------------------------------
 Total earning assets        104,780     16,816     76,677    126,578   324,851
-------------------------------------------------------------------------------
Interest-bearing
 liabilities:
Interest-bearing
 transaction accounts          8,409     25,227     22,423         --    56,059
Savings accounts               5,651     16,954     15,070         --    37,675
Money market deposit
 accounts                      3,575     10,725      9,533         --    23,833
Certificates of deposit,
 $100M or more                 5,637     18,913      2,280        188    27,018
Other certificates of
 deposit                      20,553     72,448     16,910        457   110,368
Borrowings                    13,969         --         --         --    13,969
-------------------------------------------------------------------------------
 Total interest-bearing
  liabilities                 57,794    144,267     66,216        645  $268,922
-------------------------------------------------------------------------------
Period gap                    46,986   (127,451)    10,461    125,933
Cumulative gap              $ 46,986  $ (80,465)  $(70,004)  $ 55,929
Ratio of cumulative gap to
 total earning assets          14.46%    (24.77)%   (21.15)%    17.22%
-------------------------------------------------------------------------------

The following tables provide information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 2000 and 1999, based on the information and assumptions set forth in the notes. The Corporation believes that the assumptions utilized are reasonable. The expected maturity date values for loans were calculated by adjusting the instruments' contractual maturity date for expectations of prepayments, as set forth in the notes. Similarly, expected maturity date values for interest-bearing core deposits were calculated based on estimates of the period over which the deposits would be outstanding, as set forth in the notes. From a risk-management perspective, however, the Corporation utilizes both maturity and repricing dates, as opposed to solely using expected maturity dates.

As shown in the table, there have been no significant changes in the maturities of interest-earning assets or interest-bearing liabilities. The decrease in loans held for sale maturing within one year is a result of decreased production at the Mortgage Corporation. All loans originated at the Mortgage Corporation are usually sold within one month. The decrease in borrowings is also a result of the decrease in loans held for sale and the overall increase in deposits. The increase in the yield on interest earning assets and amount paid on interest-bearing liabilities is a result of the increase in interest rates throughout 2000.
2000 Annual Report

--------------------------------------------------------------------------------
TABLE 4: Maturity of Interest-Bearing Assets/Liabilities


                                               Principal Amount Maturing in:
                          -----------------------------------------------------------------------
Dollars in thousands       1 Year  2 Years 3 Years 4 Years 5 Years Thereafter  Total   Fair Value
-------------------------------------------------------------------------------------------------
Interest-Earning Assets:
Fixed rate loans/1/, /2/
  December 31, 2000       $ 23,371 $11,329 $ 9,830 $ 8,457 $ 6,740  $44,280   $104,007  $104,356
  December 31, 1999         23,772  11,390   9,664   7,762   6,221   28,460     87,269    85,193
 Average interest rate
  December 31, 2000          9.43%   8.89%   8.71%   8.53%   8.38%    8.43%      8.74%
  December 31, 1999          8.79%   8.56%   8.32%   8.16%   8.07%    7.98%      8.34%
Variable rate loans/1/,
 /2/
  December 31, 2000       $ 46,426 $10,372 $ 5,489 $ 5,039 $ 4,516  $58,690   $130,532  $130,574
  December 31, 1999         41,271  12,601   8,136   6,407   7,155   47,590    123,160   122,633
 Average interest rate
  December 31, 2000         10.43%   9.44%   8.90%   8.88%   8.79%    8.34%      9.23%
  December 31, 1999          8.88%   8.67%   8.47%   8.30%   8.48%    8.24%      8.53%
Loans held for sale
  December 31, 2000       $ 17,600 $    -- $    -- $    -- $    --  $    --   $ 17,600  $ 17,984
  December 31, 1999         24,887      --      --      --      --       --     24,887    25,319
 Average interest rate
  December 31, 2000          9.26%      --      --      --      --       --      9.26%
  December 31, 1999          8.15%      --      --      --      --       --      8.15%
Securities/3/, /4/
  December 31, 2000       $  1,385 $ 1,148 $ 1,504 $   806 $ 1,084  $61,856   $ 67,783  $ 68,484
  December 31, 1999            155   1,385   1,146   1,853     806   63,143     68,488    66,769
 Average interest rate
  December 31, 2000          5.43%   4.67%   4.73%   4.72%   4.39%    5.39%      5.34%
  December 31, 1999          6.65%   7.68%   5.86%   5.96%   6.21%    5.76%      5.81%
Interest-Bearing
 Liabilities:
Money market, savings,
 and interest-
 bearing transaction
  accounts/5/
  December 31, 2000       $ 70,540 $11,757 $11,757 $11,757 $11,756  $    --   $117,567  $118,590
  December 31, 1999         72,985  12,165  12,165  12,165  12,165       --    121,645   121,514
 Average interest rate
  December 31, 2000          2.72%   2.72%   2.72%   2.72%   2.72%       --      2.72%
  December 31, 1999          2.77%   2.77%   2.77%   2.77%   2.77%       --      2.77%
Certificates of deposit
  December 31, 2000       $117,552 $12,186 $ 4,232 $ 1,385 $ 1,387  $   645   $137,387  $137,505
  December 31, 1999         78,772  16,466   4,112   3,048   1,514      469    104,381   104,344
 Average interest rate
  December 31, 2000          6.07%   5.86%   5.83%   5.21%   6.23%    4.36%      6.03%
  December 31, 1999          4.77%   4.91%   5.20%   5.69%   5.15%    3.73%      4.83%
Borrowings
  December 31, 2000       $ 13,969 $    -- $    -- $    -- $    --  $    --   $ 13,969  $ 13,969
  December 31, 1999         30,035      --      --      --      --       --     30,035    30,035
 Average interest rate
  December 31, 2000          5.66%      --      --      --      --       --      5.66%
  December 31, 1999          5.40%      --      --      --      --       --      5.40%
-------------------------------------------------------------------------------------------------

/1/ Net of undisbursed loan proceeds and do not include net deferred loan fees or the allowance for loan losses.
/2/ For single-family residential loans, assumes annual prepayment rate of 12%. No prepayment assumptions were used for all other loans.
/3/ Includes the Corporation's investment in Federal Home Loan Bank stock.
/4/ Average interest rates are the average of stated coupon rates and have not been adjusted for taxes.
/5/ Assumes an annual decay rate of 60% for year 1 and 10% for each of the years 2 through 5.
                                                       C&F Financial Corporation

-------------------------------------------------------------------------------
NON-INTEREST INCOME

TABLE 5: Non-Interest Income

                                                Year Ended December
                                                        31,
                                               ----------------------
Dollars in thousands                            2000   1999    1998
---------------------------------------------------------------------
Gain on sale of loans                          $5,009 $ 6,692 $ 7,129
Service charges on deposit accounts             1,336   1,154   1,033
Other service charges and fees                  1,675   1,950   1,692
Gain on sale of available for sale securities     100     139      --
Other income                                      825   1,069     981
---------------------------------------------------------------------
                                               $8,945 $11,004 $10,835
---------------------------------------------------------------------

2000 VS. 1999
Non-interest income decreased by $2.1 million, or 18.7%, in 2000. The decrease was mainly a result of a $1.7 million decrease in the gain on sale of loans at the Mortgage Corporation. This decrease was a result of the overall decrease in production at the Mortgage Corporation which is a result of the higher interest rate environment in 2000 compared to 1999. In addition, other service charges and fees at the Mortgage Corporation declined $309,000 and other income at C&F Title Company, (the "Title Company"), declined $132,000. These decreases were partially offset by an increase in service charges on deposit accounts at the Bank of $181,000 which was due to the overall growth of the Bank during 2000.

1999 VS. 1998
Non-interest income increased by $169,000, or 1.6%, in 1999. The increase was a result of increased fees at C&F Investment Services, Inc. (the "Investment Company") and the Bank and a $139,000 gain on securities which were called during the year. The increase in fees at the Investment Company and the Bank was due to overall growth. These increases were offset by a $437,000 decrease in the gain on sale of loans at the Mortgage Corporation. This decrease was a result of the overall decrease in production in the Mortgage Corporation which was a result of the higher interest rate environment in the second half of 1999 as compared to 1998.
NON-INTEREST EXPENSE

TABLE 6: Non-Interest Expense


                                Year Ended December 31,
                                -----------------------
Dollars in thousands             2000    1999    1998
-------------------------------------------------------
Salaries and employee benefits  $ 9,603 $ 9,366 $ 8,286
Occupancy expense                 2,378   2,044   2,010
Goodwill amortization               275     275     275
Other expenses                    3,742   4,144   4,236
-------------------------------------------------------
                                $15,998 $15,829 $14,807
-------------------------------------------------------

2000 VS. 1999
Non-interest expense increased $168,000, or 1.1%, over 1999. This increase was a result of increased salaries and benefits at the Bank offset by decreased salaries and variable compensation at the Mortgage Corporation due to a decrease in production. The increase in salaries and benefits at the Bank was due to overall growth including the formation of Citizens & Commerce Bank
(CCB), which operates as a division of the Bank, and the opening of a branch of the Bank in Williamsburg, Virginia during the second quarter of 2000. CCB was formed in the second half of 1999, and has an area President and a regional Board of Directors. CCB was formed to serve the greater Richmond market. Currently, CCB has one branch open. The growth of the Bank also resulted in an increase in occupancy expense. Other expenses declined mainly as a result of decreased production at the Mortgage Corporation.
1999 VS. 1998
Non-interest expense increased $1.0 million, or 6.9%, over 1998. The majority of this increase is a result of increased salaries and benefits at the Bank, the Mortgage Corporation, and the Investment Company. The increase in salaries and benefits at the Bank is due to overall growth including the formation of CCB. The increase in salaries and benefits at the Mortgage Corporation was a result of increased non-commission positions due to the low interest rate environment in the second half of 1998 and the first half of 1999. The increase in salaries at the Investment Company is a result of overall growth. 2000 Annual Report

-------------------------------------------------------------------------------

YEAR 2000 ISSUE
The Y2K issue involved the risk that computer programs and computer systems would not be able to perform without interruption into the year 2000. If com-puter systems did not correctly recognize the date change from December 31, 1999 to January 1, 2000, computer applications that rely on the date field could have failed or created erroneous results. All computer programs and sys-tems at the Corporation operated without problems when the date changed from December 31, 1999 to January 1, 2000. While the Corporation will continue to monitor computer programs and systems, no problems are expected.

INCOME TAXES
Applicable income taxes on 2000 earnings amounted to $1,823,000, resulting in an effective tax rate of 23.8% compared to $2,394,000, or 26.1% in 1999, and $2,353,000, or 27.7% in 1998. The decrease in the effective tax rate for 2000 as compared to 1999 and for 1999 compared to 1998 was a result of the increase in earnings from tax exempt assets, such as loans to municipalities or invest-ment obligations of state and political subdivisions, as a percentage of total income.

TABLE 7: Allowance for Loan Losses


                                             Year Ended December 31,
                                        --------------------------------------
(Dollars in thousands)                   2000    1999    1998    1997    1996
-------------------------------------------------------------------------------
Reserve, beginning of period            $3,302  $2,760  $2,234  $1,927  $1,914
Provision for loan losses                  400     600     600     330      30
Loans charged off:
 Real estate--mortgage                      --      10      33      12      --
 Commercial, financial, and
  agricultural                              31      --      --       3       4
 Consumer                                   71      76      66      12      25
-------------------------------------------------------------------------------
Total loans charged off                    102      86      99      27      29
Recoveries of loans previously charged
 off:
 Real estate--mortgage                      --      --      25      --       1
 Commercial, financial, and
  agricultural                              --      13      --      --      11
 Consumer                                    9      15      --       4      --
-------------------------------------------------------------------------------
 Total recoveries                            9      28      25       4      12
Net loans charged off                       93      58      74      23      17
-------------------------------------------------------------------------------
Balance, end of period                  $3,609  $3,302  $2,760  $2,234  $1,927
-------------------------------------------------------------------------------
Ratio of net charge-offs to average
 total loans outstanding during period     .04%    .03%    .04%    .01%    .01%
-------------------------------------------------------------------------------

                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

TABLE 8: Allocation of Allowance for Possible Loan Losses

The allowance for loan losses is a general allowance applicable to all loan categories; however, management has allocated the allowance to provide an indication of the relative risk characteristics of the loan portfolio. The allocation is an estimate and should not be interpreted as an indication that charge-offs in 2001 will occur in these amounts, or that the allocation indicates future trends. The allocation of the allowance at December 31 for the years indicated and the ratio of related outstanding loan balances to total loans are as follows:

(Dollars in thousands)                 2000    1999    1998    1997    1996
-----------------------------------------------------------------------------
Allocation of allowance for possible
 loan losses, end of year:
Real estate--mortgage                 $  743  $  753  $  667  $  692  $  873
Real estate--construction                251     160     108      89      69
Commercial, financial, and
 agricultural                          2,005   1,686   1,211     926     733
Equity lines                             116     103      86      71      62
Consumer                                 267     380     251     167     160
Unallocated                              227     220     437     289      30
-----------------------------------------------------------------------------
Balance, December 31                  $3,609  $3,302  $2,760  $2,234  $1,927
-----------------------------------------------------------------------------
Ratio of loans to total year-end
 loans:
Real estate--mortgage                     37%     43%     50%     57%     62%
Real estate--construction                  4       4       3       3       2
Commercial, financial, and
 agricultural                             49      42      36      31      26
Equity lines                               5       5       5       4       5
Consumer                                   5       6       6       5       5
-----------------------------------------------------------------------------
                                         100%    100%    100%    100%    100%
-----------------------------------------------------------------------------

ASSET QUALITY-ALLOWANCE AND
PROVISION FOR LOAN LOSSES
The allowance for loan losses is to provide for potential losses in the loan portfolio. Among other factors, management considers the Corporation's historical loss experience, the size and composition of the loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits, and current economic conditions. There are additional risks of future loan losses which cannot be precisely quantified or attributed to particular loans or classes of loans. Since those risks include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The allowance is also subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies.

In 2000, the Corporation had $400,000 in provision for loan losses compared to $600,000 in 1999 and $600,000 in 1998. Over the past several years, the Corpo-ration has substantially increased its portfolio of commercial, financial, and agricultural loans. The risks associated with increasing the volume of commer-cial and commercial real estate loans resulted in an increase in the provision for loan losses for 1999 and 1998 when compared to years prior to 1998. While the Corporation continues to increase its commercial loan portfolio, the port-folio also continues to become "more seasoned" allowing management to better assess the risk associated with the portfolio. Accordingly, management was able to reduce the provision for loan losses in 2000 to $400,000 from $600,000 in 1999 and 1998.

Loans charged off during 2000 amounted to $102,000 compared to $86,000 in 1999 and $99,000 in 1998. Recoveries amounted to $9,000, $28,000, and $25,000 in
2000, 1999, and 1998, respectively. The ratio of net charge-offs to average outstanding loans was .04% in 2000, .03% in 1999, and .04% in 1998. Management believes that the reserve is adequate to absorb any losses on existing loans that may become uncollectible. Table 7 presents the Corporation's loan loss and recovery experience for the past five years.

NON-PERFORMING ASSETS
Total non-performing assets, which consist of the Corporation's non-accrual loans and real estate owned, were $520,000 at December 31, 2000, an increase of $471,000 from December 31, 1999. The increase in non-performing assets was a result of a lending relationship with a builder being put on non-accrual status. The Corporation is closely monitoring this relationship and does not anticipate a significant loss.

Loans are generally placed on non-accrual status when the collection of prin-cipal or interest is ninety days or more past due, or earlier, if collection is uncertain based on an evaluation of the net realizable value of the collat-eral and the financial strength of the borrower. Loans greater than ninety days past due may remain on accrual status if management determines it has ad-equate collateral to cover the principal and interest. For those loans which are carried on non-accrual status, interest is recognized on the cash basis. For 2000, $37,000 in gross interest income would have been recorded if non-ac-crual loans had been current throughout the period outstanding. For the period ended December 31, 2000, interest income received on non-accrual loans was $2,000.
2000 Annual Report

-------------------------------------------------------------------------------

Table 9 summarizes non-performing
assets for the past five years.

TABLE 9: Non-Performing Asset Activity

(Dollars in thousands)           2000      1999      1998     1997     1996
------------------------------------------------------------------------------
Non-accrual loans               $   473  $      49  $   463  $   497  $   525
Real estate owned                    47         --       --      444       --
------------------------------------------------------------------------------
 Total non-performing assets        520         49      463      941      525
------------------------------------------------------------------------------
Principal and/or interest past
 due for 90 days or more        $ 1,586  $     786  $   958  $   768  $   260
------------------------------------------------------------------------------
Non-performing loans to total
 loans                              .20%       .02%     .27%     .31%     .38%
Allowance for loan losses to
 total loans                       1.55       1.58     1.60     1.42     1.39
Allowance for loan losses to
 non-performing loans            763.00   6,738.78   596.11   449.30   367.05
Non-performing assets to total
 assets                             .15%       .01%     .14%     .34%     .20%
------------------------------------------------------------------------------

FINANCIAL CONDITION

SUMMARY

A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of those assets with interest-bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum level of risk.

At the end of 2000, the Corporation had total assets of $347 million, up 5.5% over the previous year-end. In 1999, there was an increase of 2.5% in total assets over year-end 1998. Asset growth in 2000 is attributable to an increase in loans at the Bank offset by a decrease in loans held for sale at the Mortgage Corporation.


TABLE 10: Summary of Total Loans

                                       Year Ended December 31,
                             ------------------------------------------------
(Dollars in thousands)         2000      1999      1998      1997      1996
------------------------------------------------------------------------------
Real estate--mortgage        $ 86,453  $ 89,952  $ 86,311  $ 88,973  $ 86,324
Real estate--construction       9,099     7,968     5,359     4,454     3,415
Commercial, financial, and
 agricultural/1/              113,570    89,135    62,885    48,737    36,385
Equity lines                   11,616    10,272     8,580     7,131     6,180
Consumer                       12,815    12,091     9,543     7,684     6,355
------------------------------------------------------------------------------
Total loans                   233,553   209,418   172,678   156,979   138,659
Less allowance for possible
 loan losses                   (3,609)   (3,302)   (2,760)   (2,234)   (1,927)
------------------------------------------------------------------------------
Total loans, net             $229,944  $206,116  $169,918  $154,745  $136,732
------------------------------------------------------------------------------

/1/ Includes loans secured by real estate

TABLE 11: Maturity/Repricing Schedule of Loans


                         December 31, 2000
                -----------------------------------
(Dollars in     Commercial, financial, Real estate
thousands)         and agricultural    construction
---------------------------------------------------
Variable Rate:
 Within 1 year                $43,412        $   --
 1 to 5 years                  15,578            --
 After 5 years                 15,514            --
Fixed Rate:
 Within 1 year                  3,955         9,099
 1 to 5 years                  12,082            --
 After 5 years                 23,029            --
---------------------------------------------------

                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

LOAN PORTFOLIO
At December 31, 2000, loans, net of unearned income and reserve for loan losses, totaled $229.9 million, an increase of 11.6% over the 1999 total of $206.1 million. Net loans increased 21.3% and 9.8% in 1999 and 1998, respectively.

The Corporation's lending activities are its principal source of income. All loans are attributable to domestic operations. Residential real estate loans, both construction and permanent, and commercial, including commercial real estate, represent the major portion of the Corporation's loan portfolio. Tables 10 and 11 present information pertaining to the composition of loans and the maturity/repricing of loans.


TABLE 12: Maturity of Securities


                                                                 Year Ended December 31,
                                                 ----------------------------------------------------------
                                                        2000                1999                1998
                                                 ------------------  ------------------  ------------------
                                                           Weighted            Weighted            Weighted
                                                 Amortized Average   Amortized Average   Amortized Average
(Dollars in thousands)                             Cost     Yield      Cost     Yield      Cost     Yield
------------------------------------------------------------------------------------------------------------
U.S. government agencies and corporations:
Maturing within 1 year                             $    --       --%   $    --       --%   $   999     8.46%
Maturing after 1 year, but within 5 years               --       --         --       --        500     6.21
Maturing after 5 years, but within 10 years          4,500     7.03      4,500     7.03      3,500     6.76
Maturing after 10 years                              9,000     7.08      9,000     7.08      8,498     6.96
------------------------------------------------------------------------------------------------------------
Total U.S. government agencies and corporations     13,500     7.07     13,500     7.07     13,497     6.99
------------------------------------------------------------------------------------------------------------
U.S. Treasuries:
Maturing within 1 year                               1,000     8.01         --       --      1,999     5.94
Maturing after 1 year, but within 5 years               --       --      1,000     8.01      1,000     8.02
------------------------------------------------------------------------------------------------------------
Total U.S. Treasuries                                1,000     8.01      1,000     8.01      2,999     6.63
------------------------------------------------------------------------------------------------------------
States and municipals:/1/
Maturing within 1 year                               2,028    10.43        155     9.77        971    10.18
Maturing after 1 year, but within 5 years            4,378     8.42      4,190     8.87      4,770     9.46
Maturing after 5 years, but within 10 years         15,871     7.61     14,352     7.97     13,163     8.42
Maturing after 10 years                             23,907     7.29     28,496     7.52     20,121     7.90
------------------------------------------------------------------------------------------------------------
Total states and municipals                         46,184     7.64     47,193     7.66     39,025     8.33
------------------------------------------------------------------------------------------------------------
Total securities:/2/
Maturing within 1 year                               3,028     9.63        155     9.77      3,969     7.76
Maturing after 1 year, but within 5 years            4,378     8.42      5,190     8.71      6,270     8.95
Maturing after 5 years, but within 10 years         20,371     7.48     18,852     7.95     16,663     8.06
Maturing after 10 years                             32,907     7.24     37,496     1.36     28,619     7.62
------------------------------------------------------------------------------------------------------------
Total securities                                   $60,684     7.52%   $61,693     7.54%   $55,521     7.91%
------------------------------------------------------------------------------------------------------------

/1/Yields on tax-exempt securities have been computed on a tax-equivalent basis.
/2/Total securities excludes preferred stock at amortized cost of $5,504,870, $5,209,736, and $4,770,000 at December 31, 2000, 1999, and 1998, respectively
   ($5,054,587, $4,738,879, and $5,104,000 estimated fair value at December 31,
   2000, 1999, and 1998, respectively).

SECURITIES
The investment portfolio plays a primary role in the management of interest rate sensitivity of the Corporation and generates substantial interest income. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements.

The investment portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity based on management's intent and the Corporation's ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost. Securities which may be sold in response to


2000 Annual Report

--------------------------------------------------------------------------------
changes in market interest rates, changes in the securities' prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available for sale and are carried at estimated fair value.

At year-end 2000, total securities were $65.7 million, up 1.0% from $65.0 million at year-end 1999. Securities of U.S. government agencies and corporations represented 20.4% of the total securities portfolio, obligations of states and political subdivisions were 69.8%, U.S. Treasury securities were 1.5%, and preferred stocks were 8.3% at December 31, 2000.

Table 12 presents information pertaining to the composition of the securities portfolio.

TABLE 13: Average Deposits and Rates Paid

                                       Year Ended December 31,
                          ----------------------------------------------------
                                2000              1999              1998
                          ----------------  ----------------  ----------------
                          Average  Average  Average  Average  Average  Average
(Dollars in thousands)    Balance   Rate    Balance   Rate    Balance   Rate
-------------------------------------------------------------------------------
Non-interest-bearing
 demand deposits          $ 31,511          $ 35,697          $ 35,987
-------------------------------------------------------------------------------
Interest-bearing
 transaction accounts       50,977    2.42%   45,627    2.38%   37,178    2.42%
Money market deposit
 accounts                   25,938    3.38    25,207    3.20    21,984    3.27
Savings accounts            38,640    2.98    39,131    2.97    35,094    3.23
Certificates of deposit,
 $100M or more              22,955    5.52    17,977    4.77    16,670    4.91
Other certificates of
 deposit                    96,004    5.42    89,467    4.94    87,938    5.25
-------------------------------------------------------------------------------
Total interest-bearing
 deposits                  234,514    4.15%  217,409    3.83%  198,864    4.12%
-------------------------------------------------------------------------------
Total deposits            $266,025          $253,106          $234,851
-------------------------------------------------------------------------------

TABLE 14: Maturities of Certificates of Deposit with Balances of $100,000 or
More


(Dollars in
thousands)        December 31, 2000
-----------------------------------
3 months or less           $ 5,637
3-6 months                   6,158
6-12 months                 12,755
Over 12 months               2,469
-----------------------------------
Total                      $27,019
-----------------------------------

DEPOSITS
The Corporation's predominant source of funds is depository accounts. The Corporation's deposit base is comprised of demand deposits, savings and money market accounts, and time deposits. The Corporation's deposits are provided by individuals and businesses located within the communities served.

Total deposits increased $29.8 million, or 11.4%, in 2000 over 1999. In 2000, the growth by deposit category was a 2.6% increase in non-interest-bearing deposits, a 3.4% decrease in savings and interest-bearing demand deposits, and a 31.6% increase in time deposits. In 1999, total deposits increased $9.2 million, or 3.6%, over 1998. Deposit growth in 2000 and 1999 was attributed to growth at existing branch locations including CCB's one branch, and to the opening of a new branch of the Bank in Williamsburg. Table 13 presents the average deposit balances and average rates paid for the years 2000, 1999, and 1998. Table 14 details maturities of certificates of deposit with balances of $100,000 and over at December 31, 2000.

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

At December 31, 2000, cash, securities classified as available for sale, and Federal Funds sold were 14.6% of total earning assets, compared to 15.2% at December 31, 1999.

Additional sources of liquidity available to the Corporation include the Bank's capacity to borrow funds through an established line of credit with a regional correspondent bank and the Federal Home Loan Bank.

                                                       C&F Financial Corporation

-------------------------------------------------------------------------------

CAPITAL RESOURCES
The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, and changing competitive conditions and economic forces. The adequacy of the Corporation's capital is reviewed by management on an ongoing basis. Management seeks to maintain a structure that will assure an adequate level of capital to support anticipated asset growth and to absorb potential losses.

During 2000, the Corporation repurchased 85,000 shares of its common stock, in the open market at prices between $13.69 and $17.00 per share. During March of 1999, the Corporation repurchased 235,000 shares of its common stock in privately negotiated transactions and during the second half of 1999, the Corporation repurchased an additional 12,500 shares of its common stock in the open market. These repurchases were made to reduce capital since it was high relative to the Corporation's asset size.

The Corporation's capital position continues to exceed regulatory requirements. The primary indicators relied on by bank regulators in measuring the capital position are the Tier I capital, total risk-based capital, and leverage ratios. Tier I capital consists of common and qualifying preferred shareholders' equity less goodwill. Total capital consists of Tier I capital, qualifying subordinated debt, and a portion of the allowance for loan losses. Risk-based capital ratios are calculated with reference to risk-weighted assets. The Corporation's Tier I capital ratio was 14.4% at December 31, 2000, compared to 14.0% at December 31, 1999. The total capital ratio was 15.6% at December 31, 2000 compared to 15.2% at December 31, 1999. These ratios are in excess of the mandated minimum requirements of 4.0% and 8.0%, respectively.

Shareholders' equity was $38.8 million at year-end 2000 compared to $35.1 million at year-end 1999. The leverage ratio consists of Tier I capital divided by average assets. At December 31, 2000, the Corporation's leverage ratio was 10.9%, compared to 11.3% at December 31, 1999. Each of these exceeds the required minimum leverage ratio of 4.0%. The dividend payout ratio was 32.7%, 26.6%, and 27.7%, in 2000, 1999, and 1998, respectively. During 2000, the Corporation paid dividends of $0.53 per share, up 8.2% from $0.49 per share paid in 1999.

The Corporation is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the Corporation's liquidity, capital resources, or results of operations.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Corporation adopted this Statement effective January 1, 2001. Since the Corporation does not use derivative instruments and strategies, the adoption of the Statement did not have any effect on earnings or financial position.

As allowed by FASB Statement 133, the Corporation transferred securities with a book value of $33,769,925 and a market value of $34,835,759 to the available for sale category.

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

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995
The statements contained in this annual report that are not historical facts may be forward looking statements. The forward looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of their dates.
2000 Annual Report

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

                                                          December 31,
                                                    --------------------------
                                                        2000          1999
------------------------------------------------------------------------------
Assets
Cash and due from banks                             $  8,922,524  $ 13,423,967
Interest-bearing deposits in other banks               5,915,378     2,062,397
------------------------------------------------------------------------------
  Total cash and cash equivalents                     14,837,902    15,486,364
Securities--available for sale at fair value,
 amortized cost of $32,418,548 and $32,112,083,
 respectively                                         31,913,344    30,208,134
Securities--held to maturity at amortized cost,
 fair value of $34,835,759 and $34,976,323,
 respectively                                         33,769,925    34,790,682
Loans held for sale, net                              17,600,164    24,886,514
Loans, net of reserve for loan losses of
 $3,608,966 and $3,301,778, respectively             229,943,715   206,115,896
Federal Home Loan Bank stock                           1,595,000     1,585,000
Corporate premises and equipment, net                  9,889,649     8,404,090
Accrued interest receivable                            2,403,921     2,136,093
Other assets                                           5,518,052     5,628,548
------------------------------------------------------------------------------
  Total assets                                      $347,471,672  $329,241,321
------------------------------------------------------------------------------
Liabilities
Deposits
 Non-interest-bearing demand deposits               $ 35,734,625  $ 34,827,212
 Savings and interest-bearing demand deposits        117,566,594   121,645,420
 Time deposits                                       137,386,817   104,381,003
------------------------------------------------------------------------------
  Total deposits                                     290,688,036   260,853,635
Borrowings                                            13,969,173    30,035,293
Accrued interest payable                                 992,852       566,466
Other liabilities                                      3,041,161     2,656,217
------------------------------------------------------------------------------
  Total liabilities                                  308,691,222   294,111,611
------------------------------------------------------------------------------
Commitments and contingent liabilities
Shareholders' Equity
Preferred stock ($1.00 par value, 3,000,000 shares
 authorized)                                                  --            --
Common stock ($1.00 par value, 8,000,000 shares
 authorized, 3,571,039 and 3,644,456 shares issued
 and outstanding at December 31, 2000 and 1999,
 respectively)                                         3,571,039     3,644,456
Additional paid-in capital                                20,133        14,396
Retained earnings                                     35,522,711    32,727,448
Accumulated other comprehensive loss, net of tax
 of $171,771 and $647,334, respectively                 (333,433)  (1,256,590)
------------------------------------------------------------------------------
  Total shareholders' equity                          38,780,450    35,129,710
------------------------------------------------------------------------------
  Total liabilities and shareholders' equity        $347,471,672  $329,241,321
------------------------------------------------------------------------------

See notes to consolidated financial statements.
                                                       C&F Financial Corporation

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

                                                             Year Ended December 31,
                                                       -----------------------------------
                                                          2000        1999        1998
------------------------------------------------------------------------------------------
Interest income
 Interest and fees on loans                            $22,244,860 $19,405,445 $17,789,920
 Interest on money market investments
  Federal funds sold                                            --      90,964          --
  Other money market investments                           563,687     366,971      68,584
 Interest on securities
  U.S. Treasury securities                                  80,193     109,112     198,883
  U.S. government agencies and corporations                953,900     864,461   2,035,832
  Tax-exempt obligations of states and political
   subdivisions                                          2,455,762   2,347,868   2,097,657
  Corporate bonds and other                                123,077     458,736     426,633
------------------------------------------------------------------------------------------
  Total interest income                                 26,421,479  23,643,557  22,617,509
------------------------------------------------------------------------------------------
Interest expense
 Savings and interest-bearing deposits                   3,263,427   3,055,792   2,754,417
 Certificates of deposit, $100M or more                  1,266,707     856,670     818,548
 Other time deposits                                     5,202,728   4,415,594   4,616,052
 Short-term borrowings and other                         1,576,537     739,811   1,369,042
------------------------------------------------------------------------------------------
  Total interest expense                                11,309,399   9,067,867   9,558,059
------------------------------------------------------------------------------------------
Net interest income                                     15,112,080  14,575,690  13,059,450
Provision for loan losses                                  400,000     600,000     600,000
------------------------------------------------------------------------------------------
  Net interest income after provision for loan losses   14,712,080  13,975,690  12,459,450
------------------------------------------------------------------------------------------
Other operating income
 Gain on sale of loans                                   5,008,850   6,691,998   7,128,998
 Service charges on deposit accounts                     1,335,679   1,154,373   1,032,918
 Other service charges and fees                          1,674,937   1,949,714   1,692,384
 Gain on sale of available for sale securities             100,157     138,830          --
 Other income                                              825,439   1,069,541     980,943
------------------------------------------------------------------------------------------
  Total other operating income                           8,945,062  11,004,456  10,835,243
------------------------------------------------------------------------------------------
Other operating expenses
 Salaries and employee benefits                          9,603,442   9,365,548   8,286,380
 Occupancy expenses                                      2,377,608   2,044,013   2,009,917
 Goodwill amortization                                     275,160     275,160     275,160
 Other expenses                                          3,742,170   4,144,829   4,235,849
------------------------------------------------------------------------------------------
  Total other operating expenses                        15,998,380  15,829,550  14,807,306
------------------------------------------------------------------------------------------
Income before income taxes                               7,658,762   9,150,596   8,487,387
Income tax expense                                       1,822,731   2,394,366   2,353,351
------------------------------------------------------------------------------------------
Net Income                                             $ 5,836,031 $ 6,756,230 $ 6,134,036
------------------------------------------------------------------------------------------
Earnings per common share--basic                       $      1.62 $      1.83 $      1.59
------------------------------------------------------------------------------------------
Earnings per common share--assuming dilution           $      1.60 $      1.81 $      1.56
------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
2000 Annual Report

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------

                                                                             Accumulated
                                      Additional                                Other
                            Common     Paid-In   Comprehensive  Retained    Comprehensive
                            Stock      Capital      Income      Earnings    Income (Loss)    Total
------------------------------------------------------------------------------------------------------
Balance December 31,
 1997                     $1,916,190   $117,692                $29,236,260   $  530,391   $31,800,533
Stock options exercised       19,004    358,236                         --           --       377,240
Comprehensive income
 Net income                                       $6,134,036     6,134,036                  6,134,036
 Other comprehensive
  income, net of tax
  Unrealized holding
   gains arising during
   the period net of tax
   of $17,929/1/                                      34,803                     34,803        34,803
                                                  ----------
Comprehensive income                              $6,168,839
                                                  ----------
Stock dividends            1,931,694         --                 (1,931,694)          --            --
Cash dividends ($.44 per
 share)                           --         --                 (1,699,119)          --    (1,699,119)
------------------------------------------------------------------------------------------------------
Balance December 31,
 1998                      3,866,888    475,928                 31,739,483      565,194    36,647,493
Repurchase of common
 stock                      (247,500)  (690,351)                (3,971,173)          --    (4,909,024)
Stock options exercised       25,068    228,819                         --           --       253,887
Comprehensive income
 Net income                                       $6,756,230     6,756,230                  6,756,230
 Other comprehensive
  income, net of tax
  Unrealized holding
   losses arising during
   the period net of tax
   of $938,495                                    (1,821,784)                (1,821,784)   (1,821,784)
                                                  ----------
Comprehensive income                              $4,934,446
                                                  ----------
Cash dividends ($.49 per
 share)                           --         --                 (1,797,092)          --    (1,797,092)
------------------------------------------------------------------------------------------------------
Balance December 31,
 1999                      3,644,456     14,396                 32,727,448   (1,256,590)   35,129,710
Repurchase of common
 stock                       (85,000)  (114,272)                (1,130,139)          --    (1,329,411)
Stock options exercised       11,583    120,009                         --           --       131,592
Comprehensive income
 Net income                                       $5,836,031     5,836,031                  5,836,031
 Other comprehensive
  income, net of tax
  Unrealized holding
   gains arising during
   the period net of tax
   of $475,566                                       923,157                    923,157       923,157
                                                  ----------
Comprehensive income                              $6,759,188
                                                  ----------
Cash dividends ($.53 per
 share)                           --         --                 (1,910,629)          --    (1,910,629)
------------------------------------------------------------------------------------------------------
Balance December 31,
 2000                     $3,571,039   $ 20,133                $35,522,711   $ (333,433)  $38,780,450

--------------------------------------------------------------------------------

Disclosure of reclassification amount for the year ended December 31:

                                                        2000      1999
---------------------------------------------------------------------------
Unrealized net holding gains (losses) arising during
 period                                               $989,272 $(1,730,156)
Less: reclassification adjustment for gains
included in net income                                  66,115      91,628
                                                      -------- -----------
Net unrealized gains (losses) on securities           $923,157 $(1,821,784)
                                                      -------- -----------

/1/There were no reclassification adjustments for the twelve months ended December 31, 1998.
See notes to consolidated financial statements.
                                                       C&F Financial Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

                                           Year Ended December 31,
                                    ----------------------------------------
                                        2000          1999          1998
-----------------------------------------------------------------------------
Operating Activities:
 Net income                         $  5,836,031  $  6,756,230  $  6,134,036
 Adjustments to reconcile net
  income to net cash provided by
  (used in) operating activities:
   Depreciation                        1,018,342       928,314       949,451
   Amortization of goodwill              275,160       275,160       275,160
   Deferred income taxes                (154,178)     (123,139)     (332,645)
   Provision for loan losses             400,000       600,000       600,000
   Accretion of discounts and
    amortization of premiums on
    securities, net                      (45,047)      (69,467)      (51,444)
   Net realized gain on securities      (100,157)     (138,830)           --
   Origination of loans held for
    sale                            (294,483,773) (456,926,073) (524,395,568)
   Sale of loans                     301,770,123   499,032,881   481,881,349
   Change in other assets and
    liabilities:
    Accrued interest receivable         (267,828)      237,690      (177,824)
    Other assets                        (485,864)     (881,041)      271,213
    Accrued interest payable             426,386       (31,680)        5,846
    Other liabilities                    384,756    (4,353,878)    2,405,165
-----------------------------------------------------------------------------
  Net cash provided by (used in)
   operating activities               14,573,951    45,306,167   (32,435,261)
-----------------------------------------------------------------------------
Investing Activities:
 Proceeds from maturities of
  securities held to maturity          1,060,000     3,628,850     9,674,100
 Proceeds from maturities and
  calls of securities available
  for sale                               906,576    10,806,084    22,449,745
 Purchase of securities held to
  maturity                                    --            --    (2,572,800)
 Purchase of securities available
  for sale                            (1,107,101)  (21,287,142)  (14,425,408)
 Redemption (purchase) of FHLB
  stock                                  (10,000)      121,200      (644,400)
 Net increase in customer loans      (24,227,819)  (36,797,468)  (15,773,808)
 Purchase of corporate premises
  and equipment                       (2,505,937)   (2,867,029)     (879,180)
 Proceeds from the sale of
  corporate premises and equipment         2,035            --        45,922
-----------------------------------------------------------------------------
  Net cash used in investing
   activities                        (25,882,246)  (46,395,505)   (2,125,829)
-----------------------------------------------------------------------------
Financing Activities:
 Net increase (decrease) in
  demand, interest-bearing demand
  and savings deposits                (3,171,413)   13,933,670    12,138,327
 Net increase (decrease) in time
  deposits                            33,005,814    (4,753,194)    8,021,680
 Net increase (decrease) in other
  borrowings                         (16,066,120)    5,374,215    15,325,391
 Repurchase of common stock           (1,329,411)   (4,909,024)           --
 Proceeds from exercise of stock
  options                                131,592       253,887       377,240
 Cash dividends                       (1,910,629)   (1,797,092)   (1,699,119)
-----------------------------------------------------------------------------
  Net cash provided by financing
   activities                         10,659,833     8,102,462    34,163,519
-----------------------------------------------------------------------------
Net increase (decrease) in cash
 and cash equivalents                   (648,462)    7,013,124      (397,571)
Cash and cash equivalents at
 beginning of year                    15,486,364     8,473,240     8,870,811
-----------------------------------------------------------------------------
Cash and cash equivalents at end
 of year                            $ 14,837,902  $ 15,486,364  $  8,473,240
-----------------------------------------------------------------------------
Supplemental disclosure
 Interest paid                      $ 10,883,013  $  9,099,547  $  9,552,213
 Income taxes paid                  $  1,735,591  $  2,743,114  $  2,674,475
-----------------------------------------------------------------------------

See notes to consolidated financial statements.
2000 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 1: Summary of Significant Accounting Policies

The accounting and reporting policies of C&F Financial Corporation and subsidiary (the "Corporation") conform to generally accepted accounting principles and to predominant practices within the banking industry.

Nature of Operations: C&F Financial Corporation is a bank holding company incorporated under the laws of the Commonwealth of Virginia. The Corporation owns all of the stock of its sole subsidiary, Citizens and Farmers Bank (the "Bank"), which is an independent commercial bank chartered under the laws of the Commonwealth of Virginia. The Bank offers a wide range of banking services available to both individuals and businesses.

The Bank has four wholly owned subsidiaries, C&F Title Agency, Inc., C&F Investment Services, Inc., C&F Mortgage Corporation, and C&F Insurance Services, Inc., all incorporated under the laws of the Commonwealth of Virginia. C&F Title Agency, Inc., organized in October 1992, sells title insurance to the mortgage loan customers of the Bank and C&F Mortgage Corporation. C&F Investment Services, Inc., organized in April 1995, is a full-service brokerage firm offering a comprehensive range of investment services. C&F Mortgage Corporation, organized in September 1995, was formed to originate and sell residential mortgages. C&F Insurance Services, organized in July 1999, owns an equity interest in an insurance agency which will eventually sell insurance products to customers of the bank, C&F Mortgage Corporation and other financial institutions which have an equity interest in the agency.

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

Federal Home Loan Bank Stock: Federal Home Loan Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost. In addition, such stock is not considered a debt or equity security in accordance with Statement of Financial Accounting Standards 115.

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

Impaired loans are measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan (or, as a practical expedient, at the loan's observable market price) or the fair value of the collateral if the loan is collateral dependent. The Corporation considers a loan impaired when it is probable that the Corporation will be unable to collect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. A valuation allowance is maintained to the extent that the measure of the impaired loan is less than the recorded investment.

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

Corporate Premises and Equipment: Corporate premises and equipment are stated at cost less accumulated depreciation computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives range from ten to forty years for buildings and from three to ten years for equipment, furniture, and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are
                                                      C&F Financial Corporation
28

-------------------------------------------------------------------------------
capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

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

Comprehensive Income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Earnings Per Common Share: Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

Shareholders' Equity: During 2000, the Corporation repurchased 85,000 shares of its common stock in the open market at prices between $13.69 and $17.00 per share. During March 1999, the Corporation repurchased 235,000 shares of its common stock from six shareholders at prices between $19.88 and $20.00 per share in privately negotiated transactions. During the second half of 1999, the Corporation repurchased an additional 12,500 shares of its common stock in the open market at prices between $17.00 and $18.00 per share.

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

Reclassifications: Certain reclassifications have been made to prior period amounts to conform to the current year presentation.
2000 Annual Report

--------------------------------------------------------------------------------

NOTE 2: Securities

Debt and equity securities are summarized as follows:

                                            December 31, 2000
                              -----------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized    Estimated
Available for Sale               Cost       Gains      Losses     Fair Value
-----------------------------------------------------------------------------
U.S. government agencies and
 corporations                 $13,500,000 $       -- $  (201,649) $13,298,351
Obligations of states and
 political subdivisions        13,413,678    219,405     (52,677)  13,580,406
Preferred stock                 5,504,870      7,313    (477,596)   5,034,587
-----------------------------------------------------------------------------
                              $32,418,548 $  226,718 $  (731,922) $31,913,344
-----------------------------------------------------------------------------
Held to Maturity
-----------------------------------------------------------------------------
U.S. Treasury securities      $   999,950 $    8,179 $        --  $ 1,008,129
Obligations of states and
 political subdivisions        32,769,975  1,059,569      (1,914)  33,827,630
-----------------------------------------------------------------------------
                              $33,769,925 $1,067,748 $    (1,914) $34,835,759
-----------------------------------------------------------------------------
                                            December 31, 1999
                              -----------------------------------------------
                                            Gross       Gross
                               Amortized  Unrealized Unrealized    Estimated
Available for Sale               Cost       Gains      Losses     Fair Value
-----------------------------------------------------------------------------
U.S. government agencies and
 corporations                 $13,500,000 $       -- $  (862,314) $12,637,686
Obligations of states and
 political subdivisions        13,402,347     20,925    (591,703)  12,831,569
Preferred stock                 5,209,736      7,313    (478,170)   4,738,879
-----------------------------------------------------------------------------
                              $32,112,083 $   28,238 $(1,932,187) $30,208,134
-----------------------------------------------------------------------------
Held to Maturity
-----------------------------------------------------------------------------
U.S. Treasury securities      $   999,814 $   24,246 $        --  $ 1,024,060
Obligations of states and
 political subdivisions        33,790,868    505,563    (344,168)  33,952,263
-----------------------------------------------------------------------------
                              $34,790,682 $  529,809 $  (344,168) $34,976,323
-----------------------------------------------------------------------------

                                                       C&F Financial Corporation

-------------------------------------------------------------------------------

The amortized cost and estimated fair value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.

                                           December 31, 2000
                                        -----------------------
                                         Amortized   Estimated
Available for Sale                         Cost     Fair Value
---------------------------------------------------------------
Due after five years through ten years  $ 5,001,855 $ 4,977,188
Due after ten years                      21,911,823  21,901,569
---------------------------------------------------------------
Preferred Stock                           5,504,870   5,034,587
---------------------------------------------------------------
                                        $32,418,548 $31,913,344
---------------------------------------------------------------
Held to Maturity
---------------------------------------------------------------
Due in one year or less                 $ 3,027,867 $ 3,063,338
Due after one year through five years     4,378,296   4,495,647
Due after five years through ten years   15,368,889  15,903,217
Due after ten years                      10,994,873  11,373,557
---------------------------------------------------------------
                                        $33,769,925 $34,835,759
---------------------------------------------------------------

Proceeds from the maturities and calls of securities held to maturity in 2000 were $1,060,000. There were no realized gains or losses. Proceeds from the maturities and the calls of securities available for sale were $906,576, resulting in gross realized gains of $100,157. The amortized cost and estimated fair value of securities pledged to secure public deposits amounted to $11,880,000 and $12,196,000, respectively, at December 31, 2000.

Proceeds from maturities and the calls of securities held to maturity in 1999 were $3,628,850. There were no realized gains or losses. Proceeds from maturities and the calls of securities available for sale were $10,806,084, resulting in gross realized gains of $138,830.

Proceeds from maturities and the calls of securities held to maturity in 1998 were $9,674,100. There were no realized gains or losses. Proceeds from maturities and the calls of securities available for sale were $22,449,745. There were no realized gains or losses.

NOTE 3: Loans

Major classifications of loans are summarized as follows:

                                               December 31,
                                         --------------------------
                                             2000          1999
--------------------------------------------------------------------
Real estate--mortgage                    $ 87,428,166  $ 90,947,032
Real estate--construction                   9,109,165     7,980,243
Commercial, financial, and agricultural   113,570,467    89,139,244
Equity lines                               11,616,307    10,271,970
Consumer                                   12,815,274    12,090,548
--------------------------------------------------------------------
                                          234,539,379   210,429,037
Less unearned loan fees                      (986,698)   (1,011,363)
--------------------------------------------------------------------
                                          233,552,681   209,417,674
Less reserve for loan losses               (3,608,966)   (3,301,778)
--------------------------------------------------------------------
                                         $229,943,715  $206,115,896
--------------------------------------------------------------------

Loans on non-accrual status were $473,000 and $49,000 at December 31, 2000 and 1999, respectively. If interest income had been recognized on non-performing loans at their stated rates during fiscal years 2000, 1999, and 1998, interest income would have increased by approximately $37,000, $8,000, and $37,000, respectively. The balance of impaired loans at December 31, 2000 and 1999, was $473,000 and $49,000 respectively, with no specific valuation allowance associated with these loans. The average balance of impaired loans for 2000 and 1999 were $357,000 and $310,000, respectively.
2000 Annual Report

--------------------------------------------------------------------------------

NOTE 4: Reserve for Loan Losses

Changes in the reserve for loan losses were as follows:

                                                Year Ended December 31,
                                            ----------------------------------
                                               2000        1999        1998
-------------------------------------------------------------------------------
Balance at the beginning of year            $3,301,778  $2,760,263  $2,233,359
Provision charged to operations                400,000     600,000     600,000
Loans charged off                             (101,733)    (86,220)    (98,699)
Recoveries of loans previously charged off       8,921      27,735      25,603
-------------------------------------------------------------------------------
Balance at the end of year                  $3,608,966  $3,301,778  $2,760,263
-------------------------------------------------------------------------------

NOTE 5: Corporate Premises and Equipment

Major classifications of corporate premises and equipment are summarized as follows:

                                        December 31,
                                    ----------------------
                                       2000        1999
-----------------------------------------------------------
Land                                $2,308,838  $1,516,381
Buildings                            7,018,997   7,168,528
Equipment, furniture, and fixtures   9,459,348   7,605,931
-----------------------------------------------------------
                                    18,787,183  16,290,840
Less accumulated depreciation       (8,897,534) (7,886,750)
-----------------------------------------------------------
                                    $9,889,649  $8,404,090
-----------------------------------------------------------

NOTE 6: Time Deposits

Time deposits are summarized as follows:

                                              December 31,
                                        -------------------------
                                            2000         1999
-----------------------------------------------------------------
Certificates of deposit, $100M or more  $ 27,018,509 $ 17,667,262
Other time deposits                      110,368,308   86,713,741
-----------------------------------------------------------------
                                        $137,386,817 $104,381,003
-----------------------------------------------------------------

Remaining maturities on time deposits are as follows:

       Year ending December 31,
-------------------------------
2001         $117,551,595
2002           12,186,447
2003            4,232,481
2004            1,384,487
2005            2,031,807
-------------------------------
             $137,386,817
-------------------------------

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

The table below presents selected information on short-term borrowings:

                                                       December 31,
                                                  ------------------------
                                                     2000         1999
---------------------------------------------------------------------------
Maximum balance at any month-end during the year  $28,103,898  $27,200,000
Average balance for the year                      $22,676,362  $12,601,055
Weighted average rate for the year                       6.12%        4.93%
Weighted average rate on borrowings at year-end          5.45%        4.80%
Estimated fair value                              $ 8,969,173  $30,035,293
---------------------------------------------------------------------------

The Corporation has unused lines of credit for borrowings totaling approximately $87, 200,000 at December 31, 2000.

Long-term borrowings consist of convertible fixed-rate and adjustable-rate advances from the FHLB. At December 31, 2000, adjustable-rate advances totaled $5,000,000 with an interest rate of 6.55% and a maturity date of May 19, 2003. These advances are also secured by a blanket floating lien on all real estate mortgage loans secured by one-to-four family residential properties. There were no long-term borrowings at December 31, 1999.

NOTE 8: Earnings Per Share

The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. All shares have been restated to reflect the effect of a two-for-one stock split in July 1998.

                                                          December 31,
                                                  -----------------------------
                                                    2000      1999      1998
-------------------------------------------------------------------------------
Weighted average number of common shares used in
 earnings per common share--basic                 3,608,673 3,684,796 3,857,542
Effect of dilutive securities:
 Stock options                                       31,641    53,438    62,233
-------------------------------------------------------------------------------
Weighted average number of common shares used in
 earnings per common share--assuming dilution     3,640,314 3,738,234 3,919,775
-------------------------------------------------------------------------------

Options on approximately 175,000 and 15,000 shares were not included in computing earnings per common share--assuming dilution for the years ended December 31, 2000 and 1999, respectively, because their effects were antidilutive. All options were included in computing earnings per common share--assuming dilution for the year ended December 31, 1998.

NOTE 9: Income Taxes

Principal components of income tax expense as reflected in the consolidated statements of income are as follows:

                    Year Ended December 31,
                ----------------------------------
                   2000        1999        1998
---------------------------------------------------
Current taxes   $1,976,909  $2,517,505  $2,685,996
Deferred taxes    (154,178)   (123,139)   (332,645)
---------------------------------------------------
                $1,822,731  $2,394,366  $2,353,351
---------------------------------------------------

2000 Annual Report

-------------------------------------------------------------------------------
The income tax provision is less than would be obtained by application of the statutory federal corporate tax rate to pre-tax accounting income as a result of the following items:

                                               Year Ended December 31,
                          --------------------------------------------------------------------
                                      Percent of             Percent of             Percent of
                                       Pre-tax                Pre-tax                Pre-tax
                             2000       Income      1999       Income      1998       Income
----------------------------------------------------------------------------------------------
Income tax computed at
 federal statutory rates  $2,603,979     34.0%   $3,111,203     34.0%   $2,885,712     34.0%
Tax effect of exclusion
 of interest income on
 obligations of states
 and political
 subdivisions               (879,995)   (11.5)     (833,784)    (9.1)     (713,203)    (8.4)
Reduction of interest
 expense incurred to
 carry tax-exempt assets     116,418      1.5        94,336      1.0        87,710      1.0
State income taxes, net
 of federal tax benefit       59,348       .8       128,383      1.4       122,650      1.4
Tax effect of dividends-
 received deduction on
 preferred stock             (83,036)    (1.1)      (79,695)     (.9)      (71,957)     (.8)
Other                          6,017       .1       (26,077)     (.3)       42,439       .5
----------------------------------------------------------------------------------------------
                          $1,822,731     23.8%   $2,394,366     26.1%   $2,353,351     27.7%
----------------------------------------------------------------------------------------------

Other assets include deferred income taxes of $1,760,544 and $2,081,929 at December 31, 2000 and 1999, respectively. The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                       Year Ended December
                                                               31,
                                                      ----------------------
                                                         2000        1999
-----------------------------------------------------------------------------
Deferred tax asset
 Allowance for loan losses                            $1,097,141  $1,006,100
 Deferred compensation                                   244,953     217,169
 Net unrealized loss on securities available for sale    171,771     647,334
 Interest on non-accrual loans                            46,697      54,853
 Accrued pension                                         177,248     141,162
 Intangible asset                                             --      23,726
 Other                                                    59,508      69,666
-----------------------------------------------------------------------------
  Deferred tax asset                                   1,797,318   2,160,010
-----------------------------------------------------------------------------
Deferred tax liability
 Depreciation                                            (36,774)    (78,081)
-----------------------------------------------------------------------------
  Deferred tax liability                                 (36,774)    (78,081)
-----------------------------------------------------------------------------
  Net deferred tax asset                              $1,760,544  $2,081,929

-------------------------------------------------------------------------------

NOTE 10: Employee Benefit Plans

The Bank maintains a Defined Contribution Profit-Sharing Plan (the "Profit-Sharing Plan") sponsored by the Virginia Bankers Association. The Profit-Sharing Plan was amended effective January 1, 1997, to include a 401(k) savings provision which authorizes a maximum voluntary salary deferral of up to 15% of compensation (with a partial company match), subject to statutory limitations. The profit-Sharing Plan provides for an annual discretionary contribution to the account of each eligible employee based in part on the Bank's profitability for a given year and on each participant's yearly earnings. All full-time employees who have attained the age of eighteen and have at least three months of service are eligible to participate. Contribution and earnings may be invested in various investment vehicles offered through the Virginia Bankers Association. Contributions and earnings are tax-deferred. An employee is 20% vested after three years of service, 40% after four years, 60% after five years, 80% after six years, and fully vested after seven years. The amounts charged to expense under this plan were $347,552, $293,584, and $281,230, in 2000, 1999, and 1998, respectively.

The Mortgage Corporation maintains a Defined Contribution 401(k) Savings Plan which authorizes a maximum voluntary salary deferral of up to 15% of compensation, subject to statutory limitations. All full-time
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------
employees who have attained the age of eighteen are eligible to participate on the first day of the next month following employment date. The Mortgage Corporation reserves the right for an annual discretionary contribution to the account of each eligible employee based in part on the Mortgage Corporation's profitability for a given year, and on each participant's yearly earnings. An employee is vested 25% after two years of service, 50% after three years of service, 75% after four years of service, and fully vested after five years. The amount charged to expense under the Plan was $53,000, $160,000, and $185,000 for 2000, 1999, and 1998, respectively.

The Bank adopted a Management Incentive Bonus Plan (the "Bonus Plan") effective January 1, 1987. The Bonus Plan is offered to selected members of management. The Bonus Plan is derived from a pool of funds determined by the Bank's total performance relative to (1) prescribed growth-rates of assets and deposits, (2) return on average assets, and (3) absolute level of net income. Attainment, in whole or in part, of these goals dictates the amount set aside in the pool of funds. Evaluation of attainment and approval of the pool amount are performed by the Board. Payment of the bonus is based on individual performance and is paid in cash. Expense is accrued in the fiscal year of the specified bonus performance. Expenses under this plan were $204,300, $173,200, and $166,150, in 2000, 1999, and 1998, respectively. Additional bonuses totaling $31,148 were granted to employees not covered by the Bonus Plan in 1998.

The Bank has a non-qualified defined contribution plan for select executives. The plan allows for elective salary and bonus deferrals. The plan also allows for employer contributions to make up for arbitrary limitations on covered compensation imposed by the Internal Revenue Code with respect to the Bank's Profit Sharing / 401(k) Plans and to enhance retirement benefits by providing supplemental contributions from time to time. Expense under this plan was $25,200 in 2000. There were no expenses under the plan for 1999 and 1998.

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

                                                     Year Ended December
                                                             31,
                                                    ----------------------
                                                       2000        1999
---------------------------------------------------------------------------
Change in Benefit Obligation
 Benefit obligation, beginning                      $1,741,750  $1,576,452
 Service cost                                          178,489     161,535
 Interest cost                                         130,501     118,101
 Actuarial (gain)/loss                                  80,457     (37,775)
 Benefits paid                                        (113,660)    (76,563)
---------------------------------------------------------------------------
 Benefit obligation, ending                         $2,017,537  $1,741,750
---------------------------------------------------------------------------
Change in Plan Assets
 Fair value of plan assets, beginning               $1,862,559  $1,557,120
 Actuarial return on plan assets                       285,634     177,029
 Employer contributions                                177,672     204,973
 Benefits paid                                        (113,660)    (76,563)
---------------------------------------------------------------------------
 Fair value of plan assets, ending                  $2,212,205  $1,862,559
---------------------------------------------------------------------------
 Funded status                                      $  194,668  $  120,809
 Unrecognized net actual gain                         (309,717)   (257,537)
 Unrecognized net obligation at transition             (59,547)    (64,960)
 Unrecognized prior service cost                        37,255      40,359
---------------------------------------------------------------------------
 Accrued benefit cost included in other liabilities $ (137,341) $ (161,329)
---------------------------------------------------------------------------

2000 Annual Report

-------------------------------------------------------------------------------

                             Year Ended December 31,
                          -------------------------------
                            2000       1999       1998
----------------------------------------------------------
Components of Net
 Periodic Benefit Cost
 Service cost             $ 178,489  $ 161,535  $ 141,160
 Interest cost              130,501    118,101     98,446
 Expected return on plan
  assets                   (149,027)  (115,003)  (122,355)
 Amortization of prior
  service cost                3,104      3,104      3,104
 Amortization of net
  obligation at
  transition                 (5,413)    (5,413)    (5,413)
 Recognized net actuarial
  gain                       (3,970)        (4)   (12,406)
----------------------------------------------------------
 Net periodic benefit
  cost                    $ 153,684  $ 162,320  $ 102,536
----------------------------------------------------------
Weighted-Average
 Assumptions as of
 December 31
 Discount rate                  7.5%       7.5%       7.5%
 Expected return on plan
  assets                        9.0        9.0        9.0
 Rate of compensation
  increase                      4.0        4.0        4.0
----------------------------------------------------------

NOTE 11: Related Party Transactions

Loans to directors and officers totaled $812,000 and $926,000 at December 31, 2000 and 1999, respectively. New advances to directors and officers totaled $319,000 and repayments totaled $433,000 in the year ended December 31, 2000.

NOTE 12: Stock Options

Under the Incentive Stock Option Plan ("the Plan"), options to purchase common stock are granted to certain key employees of the Corporation. Options are issued to employees at a price equal to the fair market value of common stock at the date granted. Prior to December 21, 1999, one-third of the options granted are exercisable commencing one year after the grant date with an additional one-third becoming exercisable after each of the following two years. Options granted on or after December 21, 1999, become exercisible five years after the grant date. In 1983, the shareholders authorized 100,000 shares of common stock for issuance under the Plan. An additional 200,000 and 300,000 shares were authorized for the Plan in 1994 and 2000, respectively. All options expire ten years from the grant date.

In 1998, the Board of Directors authorized 25,000 shares of common stock for issuance under the Non-Employee Director Stock Option Plan (the "Director Plan"). In 1999, the Director Plan was amended to authorize a total of 150,000 shares for issuance. Under the Director Plan, options to purchase common stock may be granted to non-employee directors of the Bank. Options are issued to non-employee directors at a price equal to the fair market value of common stock at the date granted. The options granted are exercisable six months after grant. All options expire ten years from the grant date.

In 1999, the Board of Directors authorized 25,000 shares of common stock for issuance under the 1999 Regional Director Stock Compensation Plan. Under this plan, options to purchase common stock are granted to non-employee regional directors of Citizens & Commerce Bank, a division of the Bank. Options are issued to non-employee regional directors at a price equal to the fair market value of common stock at the date granted. One third of the options granted become exercisable commencing one year after the grant date with an additional one-third becoming exercisable after each of the following two years. All options expire ten years from the grant date.

The Corporation applies APB Opinion 25 and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized for its plans. Had compensation cost for the plans been determined based on the fair value at the grant dates of options consistent with FASB Statement 123, the Corporation's net income, earnings per share-basic and earnings per share-assuming dilution would have been $5,627,587, $1.56 and $1.55, $6,625,664, $1.80 and $1.77, $6,068,280, $1.57 and $1.55,
respectively for the years ended December 31, 2000, 1999, and 1998, respectively.

The fair value of each option granted during the years ended December 31, 2000, 1999, and 1998, was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2000, 1999, and 1998, respectively: risk-free rate of 5.2, 6.7, and 4.5% and volatility of 30, 25, and 30%. The dividend yield used in the pricing model was 3.5, 2.8, and 2.6% for 2000, 1999, and 1998, respectively. The expected lives used was eight years for 2000, 1999, and 1998.
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------

Transactions under the various plans for the periods indicated, restated to reflect the effect of a two-for-one stock split in July 1998, were as follows:

                                2000              1999              1998
                          ----------------- ----------------- -----------------
                                   Exercise          Exercise          Exercise
                          Shares    Price*  Shares    Price*  Shares    Price*
-------------------------------------------------------------------------------
Outstanding at beginning
 of year                  208,444   $14.37  169,860   $12.36  164,936   $ 9.94
Granted                    69,800    15.80   68,350    17.64   42,900    18.77
Exercised                 (11,583)    9.62  (25,068)    9.44  (34,508)    9.05
Canceled                   (4,232)   16.22   (4,698)   15.27   (3,468)    9.69
-------------------------------------------------------------------------------
Outstanding at end of
 year                     262,429   $14.93  208,444   $14.37  169,860   $12.36
-------------------------------------------------------------------------------
*Weighted average
Options exercisable at
 year-end                 122,730           108,761            97,304
Weighted-average fair
 value of options
 granted during the year  $  4.57           $  5.40           $  5.81
-------------------------------------------------------------------------------

The following table summarizes information about stock options outstanding at December 31, 2000:

                         Options Outstanding            Options Exercisable
                 ------------------------------------ -----------------------
                     Number                               Number
                   Outstanding    Remaining           Exercisable at
Range of         at December 31, Contractual Exercise  December 31,  Exercise
Exercise Prices       2000          Life      Price*       2000       Price*
-----------------------------------------------------------------------------
$8.75 to 12.50        87,446     5.11 years   $10.46      87,446      $10.45
$15.75 to 20.50      174,983     9.17 years    17.17      35,284       18.92
-----------------------------------------------------------------------------
$8.75 to 20.50       262,429     7.82 years   $14.93     122,730      $12.88
-----------------------------------------------------------------------------

*Weighted average

NOTE 13: Regulatory Requirements and Restrictions

The Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined) less goodwill. For both the Corporation and the Bank, Tier I capital consists of shareholders' equity excluding any net unrealized gain (loss) on securities available for sale less goodwill, and total capital consists of Tier I capital and a portion of the allowance for loan losses. Risk-weighted assets for the Corporation and the Bank were $264,375,000 and $256,559,000, respectively, at December 31, 2000, and $251,051,000 and $243,735,000, respectively, at December 31, 1999.
Management believes, as of December 31, 2000, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.
2000 Annual Report
37

-------------------------------------------------------------------------------

The Corporation's and the Bank's actual capital amounts and ratios are presented in the table.

                                                                Minimum To Be
                                                                    Well
                                                                 Capitalized
                                                                Under Prompt
                                                    Minimum      Corrective
                                                    Capital        Action
                                     Actual      Requirements    Provisions
                                  -------------  -------------  -------------
(Dollars in thousands)             Amount Ratio   Amount Ratio   Amount Ratio
------------------------------------------------------------------------------
As of December 31, 2000:
Total Capital (to Risk-Weighted
 Assets)
 Corporation                      $41,331  15.6% $21,174   8.0%     N/A   N/A
 Bank                              33,764  13.2   20,554   8.0  $25,693  10.0%
Tier I Capital (to Risk-Weighted
 Assets)
 Corporation                       38,023  14.4   10,587   4.0      N/A   N/A
 Bank                              30,552  11.9   10,227   4.0   15,416   6.0
Tier I Capital (to Average
 Assets)
 Corporation                       38,023  10.9   13,874   4.0      N/A   N/A
 Bank                              30,552   9.0   13,582   4.0   16,978   5.0
As of December 31, 1999:
Total Capital (to Risk-Weighted
 Assets)
 Corporation                      $38,158  15.2% $20,084   8.0%     N/A   N/A
 Bank                              30,867  12.7   19,499   8.0  $24,373  10.0%
Tier I Capital (to Risk-Weighted
 Assets)
 Corporation                       35,019  14.0   10,042   4.0      N/A   N/A
 Bank                              27,818  11.4    9,749   4.0   14,624   6.0
Tier I Capital (to Average
 Assets)
 Corporation                       35,019  11.3   12,358   4.0      N/A   N/A
 Bank                              27,818   9.2   12,095   4.0   15,118   5.0
------------------------------------------------------------------------------

NOTE 14: Commitments and Financial Instruments with Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, commitments to sell loans, and standby letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount on the balance sheet. The contract amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

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

Loan commitments are agreements to extend credit to a customer provided that there are no violations of the terms of the contract prior to funding. Commitments have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments may expire without being completely drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The total amount of loan commitments was $54,428,000 and $43,210,000 at December 31, 2000 and 1999,
respectively.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The total contract amount of standby letters of credit, whose contract amounts represent credit risk, was $5,016,000 and $5,547,000 at December 31, 2000 and 1999, respectively.

Commitments to sell loans are designed to eliminate the Mortgage Corporation's exposure to fluctuations in interest rates in connection with loans held for sale. The Mortgage Corporation sells substantially all of the residential mortgage loans it originates to third-party investors, some of whom require the repurchase of loans in the event of early default or faulty documentation. Mortgage loans and their related servicing rights are sold under agreements that define certain eligibility criteria for the mortgage loan. Recourse periods vary from ninety days up to one year and conditions for repurchase vary with the investor. Mortgages subject to recourse are
                                                      C&F Financial Corporation

-------------------------------------------------------------------------------
collateralized by single-family residences, have loan-to-value ratios of 80% or less, or have private mortgage insurance, or are insured or guaranteed by an agency of the U.S. Government.

At December 31, 2000, the Mortgage Corporation had locked-rate commitments to originate mortgage loans amounting to approximately $9,864,000. The Mortgage Corporation has entered into mandatory commitments, on a best-effort basis, to sell loans of approximately $27,464,000. Risks arise from the possible inability of counterparties to meet the terms of their contracts. The Mortgage Corporation does not expect any counterparty to fail to meet its obligations.

The Mortgage Corporation is committed under noncancelable operating leases for certain office locations. Rent expense associated with these operating leases was $411,000, $330,000, and $297,000, for the years ended December 31, 2000,
1999, and 1998, respectively.

Future minimum lease payments under these leases are as follows:

Year Ending
December 31,
-----------------
   2001  $379,454
   2002   281,959
   2003   207,936
   2004    20,202
-----------------
         $889,551
-----------------

As of December 31, 2000, the Corporation had $5,326,000 in deposits in financial institutions in excess of amounts insured by the FDIC.

NOTE 15: Fair Market Value of Financial Instruments and Interest Rate Risk

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

Loans. The estimate of the fair value of the loan portfolio is estimated based on present values using applicable spreads to the U.S. treasury yield curve.

Loans held for sale. The fair value of loans held for sale is estimated based on commitments into which individual loans will be delivered.

Deposits and borrowings. The fair value of all demand deposit accounts is the amount payable at the report date. For all other deposits and borrowings, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

Accrued interest. The carrying amount of accrued interest approximates fair value.
2000 Annual Report

--------------------------------------------------------------------------------

                                                 December 31,
                                    ---------------------------------------
                                           2000                1999
                                    ------------------- -------------------
                                    Carrying Estimated  Carrying Estimated
Dollars in thousands                 Amount  Fair Value  Amount  Fair Value
---------------------------------------------------------------------------
Financial assets:
 Cash and short-term investments    $ 14,838   $ 14,838 $ 15,486   $ 15,486
 Securities                           66,594     67,336   66,584     66,769
 Net loans                           229,944    230,334  206,116    203,500
 Loans held for sale, net             17,600     17,984   24,887     25,319
 Accrued interest receivable           2,404      2,404    2,136      2,136
Financial liabilities:
 Demand deposits                     153,301    154,325  156,473    156,342
 Time deposits                       137,387    137,505  104,381    104,344
 Borrowings                           13,969     13,969   30,035     30,035
 Accrued interest payable                993        993      566        566
Off-balance-sheet items:
 Letters of credit                        --      5,016       --      5,547
 Unused portions of lines of credit       --     54,428       --     43,210
---------------------------------------------------------------------------

The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to manage interest rate risk However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

NOTE 16: Business Segments

The Corporation operates in a decentralized fashion in two principal business activities, retail banking and mortgage banking. Revenues from retail banking operations consist primarily of interest earned on loans and investment securities. Mortgage banking operating revenues consist mainly of interest earned on mortgage loans held for sale, gains on sales of loans in the secondary mortgage market, and loan origination fee income. The Corporation also has an investment company and a title company subsidiary which derive revenues from brokerage and title insurance services. The results of these subsidiaries are not significant to the Corporation as a whole and have been included in "Other." The following table presents segment information for the years ended December 31, 2000, 1999, and 1998.

                                      Year Ended December 31, 2000
                            ---------------------------------------------------
                             Retail  Mortgage
Dollars in thousands        Banking  Banking  Other Eliminations   Consolidated
-------------------------------------------------------------------------------
Revenues:
Interest income             $ 25,974  $ 1,298  $ --      $(851)      $ 26,421
Gain on sale of loans                   5,009    --         --          5,009
Other                          2,036    1,183   717         --          3,936
-------------------------------------------------------------------------------
Total operating income        28,010    7,490   717       (851)        35,366
-------------------------------------------------------------------------------
Expenses:
Interest expense              11,309      851    --       (851)        11,309
Salaries and employee
 benefits                      5,829    3,368   406         --          9,603
Other                          4,387    2,283   125         --          6,795
-------------------------------------------------------------------------------
Total operating expenses      21,525    6,502   531       (851)        27,707
-------------------------------------------------------------------------------
Income before income taxes  $  6,485  $   988  $186   $     --       $  7,659
-------------------------------------------------------------------------------
Total assets                $339,877  $23,946  $  9   $(16,360)      $347,472
Capital expenditures        $  2,361  $   145  $ --   $     --       $  2,506
-------------------------------------------------------------------------------

                                                       C&F Financial Corporation

-------------------------------------------------------------------------------

                                      Year Ended December 31, 1999
                            --------------------------------------------------
                             Retail  Mortgage
Dollars in Thousands        Banking  Banking  Other Eliminations  Consolidated
------------------------------------------------------------------------------
Revenues:
Interest income             $ 23,096  $ 1,916  $ --     $ (1,368)     $ 23,644
Gain on sale of loans                   6,692                            6,692
Other                          2,134    1,589   860           --         4,583
------------------------------------------------------------------------------
Total operating income        25,230   10,197   860       (1,368)       34,919
------------------------------------------------------------------------------
Expenses:
Interest expense               9,068    1,368    --       (1,368)        9,068
Salaries and employee
 benefits                      5,127    3,889   350           --         9,366
Other                          4,586    2,599   149           --         7,334
------------------------------------------------------------------------------
Total operating expenses      18,781    7,856   499       (1,368)       25,768
------------------------------------------------------------------------------
Income before income taxes  $  6,449  $ 2,341  $361     $     --      $  9,151
------------------------------------------------------------------------------
Total assets                $327,877  $24,673  $ 36     $(23,345)     $329,241
Capital expenditures        $  2,709  $   158  $ --     $     --      $  2,867
------------------------------------------------------------------------------
                                      Year Ended December 31, 1998
                            --------------------------------------------------
                             Retail  Mortgage
Dollars in Thousands        Banking  Banking  Other Eliminations  Consolidated
------------------------------------------------------------------------------
Revenues:
Interest income             $ 22,195  $ 2,805  $ --     $ (2,382)     $ 22,618
Gain on sale of loans             --    7,129    --                      7,129
Other                          1,721    1,458   701           --         3,880
------------------------------------------------------------------------------
Total operating income        23,916   11,392   701       (2,382)       33,627
------------------------------------------------------------------------------
Expenses:
Interest expense               9,558    2,382    --       (2,382)        9,558
Salaries and employee
 benefits                      4,587    3,441   258           --         8,286
Other                          4,395    2,777   124           --         7,296
------------------------------------------------------------------------------
Total operating expenses      18,540    8,600   382       (2,382)       25,140
------------------------------------------------------------------------------
Income before income taxes  $  5,376  $ 2,792  $319     $     --      $  8,487
------------------------------------------------------------------------------
Total assets                $316,584  $66,366  $ 26     $(62,112)     $320,864
Capital expenditures        $    775  $   104  $ --     $     --      $    879
------------------------------------------------------------------------------

The retail banking segment provides the mortgage banking segment with the funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest at the daily FHLB advance rate plus 50 basis points. These transactions are eliminated to reach consolidated totals. Certain corporate overhead costs incurred by the retail banking segment are not allocated to the mortgage banking and other segments. 2000 Annual Report

--------------------------------------------------------------------------------
NOTE 17: Parent Company Condensed Financial Information

Financial information for the parent company is as follows:

                                                  December 31,
                                             -----------------------
Balance Sheets                                  2000        1999
--------------------------------------------------------------------
Assets
 Cash                                        $    62,073 $   246,108
 Investment securities available for sale      5,034,587   4,738,897
 Other assets                                  2,209,188   1,972,004
 Investments in subsidiary                    31,620,321  28,238,069
--------------------------------------------------------------------
  Total assets                               $38,926,169 $35,195,060
--------------------------------------------------------------------
Liabilities and shareholders' equity
 Other liabilities                           $   145,719 $    65,350
 Shareholders' equity                         38,780,450  35,129,710
--------------------------------------------------------------------
  Total liabilities and shareholders' equity $38,926,169 $35,195,060
--------------------------------------------------------------------

                                               Year Ended December 31,
                                          -----------------------------------
Statements of Income                         2000        1999         1998
------------------------------------------------------------------------------
Interest income on investment securities  $  354,357  $   339,886  $  308,804
Interest income on loans                     184,000      102,627      41,910
Dividends received from bank subsidiary    2,940,632    7,859,692   1,839,119
Distributions in excess of equity in net
 income of subsidiary                             --   (1,479,099)         --
Equity in undistributed net income of
 subsidiary                                2,459,459           --   4,064,679
Other income                                  94,630      151,153          --
Other expenses                              (197,047)    (218,029)   (120,476)
------------------------------------------------------------------------------
Net income                                $5,836,031  $ 6,756,230  $6,134,036
------------------------------------------------------------------------------

                                              Year Ended December 31,
                                        -------------------------------------
Statements of Cash Flows                   2000         1999         1998
------------------------------------------------------------------------------
Operating activities:
Net income                              $ 5,836,031  $ 6,756,230  $ 6,134,036
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Distributions in excess of equity in
  net income of subsidiary                       --    1,479,099           --
 Equity in undistributed earnings of
  subsidiary                             (2,459,459)          --   (4,064,679)
 (Increase) decrease in other assets       (237,372)  (1,368,443)      10,314
 Increase (decrease) in other
  liabilities                                80,369      219,672      (52,417)
------------------------------------------------------------------------------
 Net cash provided by operating
  activities                              3,219,569    7,086,558    2,027,254
------------------------------------------------------------------------------
Investing activities:
Proceeds from sales and maturities of
 securities                                 811,945      667,249      949,743
Purchase of securities                   (1,107,101)  (1,107,292)  (1,715,752)
------------------------------------------------------------------------------
 Net cash used in investing activities     (295,156)    (440,043)    (766,009)
------------------------------------------------------------------------------
Financing activities:
Repurchase of common stock               (1,329,411)  (4,909,024)          --
Dividends paid                           (1,910,629)  (1,797,092)  (1,699,119)
Proceeds from the issuance of stock         131,592      253,887      377,240
------------------------------------------------------------------------------
 Net cash used in financing activities   (3,108,448)  (6,452,229)  (1,321,879)
------------------------------------------------------------------------------
  Net increase (decrease) in cash and
   cash equivalents                        (184,035)     194,286      (60,634)
Cash at beginning of year                   246,108       51,822      112,456
------------------------------------------------------------------------------
Cash at end of year                     $    62,073  $   246,108  $    51,822
------------------------------------------------------------------------------

                                                       C&F Financial Corporation

--------------------------------------------------------------------------------
NOTE 18: Quarterly Condensed Statements of Income--Unaudited


                                                2000 Quarter Ended
                                     -----------------------------------------
In thousands (except per share)      March 31 June 30 September 30 December 31
------------------------------------------------------------------------------
Total interest income                  $6,147  $6,461       $6,830      $6,983
Net interest income after provision
 for loan losses                        3,619   3,662        3,754       3,677
Other income                            2,068   2,306        2,407       2,164
Other expenses                          3,922   4,149        4,014       3,913
Income before income taxes              1,765   1,819        2,147       1,927
Net income                              1,369   1,398        1,615       1,454
Earnings per common share--assuming
 dilution                              $  .37  $  .38       $  .45      $  .40
Dividends per common share                .13     .13          .13         .14
------------------------------------------------------------------------------
                                                1999 Quarter Ended
                                     -----------------------------------------
In thousands (except per share)      March 31 June 30 September 30 December 31
------------------------------------------------------------------------------
Total interest income                  $6,090  $5,592       $5,924      $6,037
Net interest income after provision
 for loan losses                        3,675   3,310        3,555       3,436
Other income                            3,178   2,945        2,902       2,250
Other expenses                          3,808   4,092        4,073       4,128
Income before income taxes              3,045   2,163        2,384       1,558
Net income                              2,146   1,634        1,765       1,211
Earnings per common share--assuming
 dilution                              $  .56  $  .44       $  .48      $  .33
Dividends per common share                .12     .12          .12         .13
------------------------------------------------------------------------------

2000 Annual Report

INDEPENDENT AUDITOR'S REPORT

-------------------------------------------------------------------------------
[LOGO OF YHB]

The Board of Directors and Shareholders C&F Financial Corporation

We have audited the accompanying consolidated balance sheets of C&F Financial Corporation and Subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2000, 1999 and 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of C&F Financial Corporation and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, P.C.

January 16, 2001
Winchester, Virginia
                                                      C&F Financial Corporation

INVESTOR INFORMATION

-------------------------------------------------------------------------------

ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of C&F Financial Corporation will be held at 3:30 p.m. on Tuesday, April 17, 2001, at the Father van den Boogaard Center, 3510 King William Avenue, West Point, Virginia. All shareholders are cordially invited to attend.

STOCK PRICE INFORMATION

The Corporation's common stock is traded on the over-the-counter market and is listed on the Nasdaq Stock Market under the symbol "CFFI." As of March 5, 2001, there were approximately 1,100 shareholders of record. Following are the high and low closing prices in 2000 and 1999. Over-the-counter market quotations reflect interdealer prices, without retail mark up, mark down, or commission, and may not necessarily represent actual transactions.

                        2000          1999
                    ------------- -------------
           Quarter   High   Low    High   Low
              ---------------------------------
           First    $18.00 $11.25 $19.63 $18.25
           Second    17.75  11.25  21.00  18.38
           Third     17.38  15.00  23.00  17.25
           Fourth    16.25  14.50  22.50  16.75
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

Thomas Cherry
Senior Vice President and Chief Financial Officer
C&F Financial Corporation
P.O. Box 391
West Point, VA 23181
2000 Annual Report

DIRECTORS AND ADVISORS


-------------------------------------------------------------------------------------------------
C&F Financial Corporation / Citizens and Farmers Bank
-------------------------------------------------------------------------------------------------
J. P. Causey Jr.*+                    James H. Hudson III*+           William E. O'Connell Jr.*+
Senior Vice President, Secretary &    Attorney-at-Law                 Chessie Professor of Business
General Counsel                       Hudson & Bondurant, P.C.        The College of William and Mary
Chesapeake Corporation
                                      Joshua H. Lawson*+              Paul C. Robinson*+
Barry R. Chernack+                    President                       Owner & President
Retired Partner                       Thrift Insurance Corporation    Francisco, Robinson & Associates, Realtors
PriceWaterhouseCoopers LLP
                                      Bryan E. McKernon+              Thomas B. Whitmore Jr.+
Larry G. Dillon *+                    President & CEO                 Retired President
Chairman, President & CEO             C&F Mortgage Corporation        Whitmore Chevrolet, Oldsmobile,
C&F Financial Corporation                                             Pontiac Co., Inc.
Citizens and Farmers Bank             Reginald H. Nelson IV+
                                      Retired Partner
P. L. Harrell+                        Colonial Acres Farm
President
Old Dominion Grain, Inc.

* C&F Financial Corporation Board Member
+ Citizens and Farmers Bank Board Member

Citizens & Commerce Bank              C&F Mortgage Corporation                             Independent Public Accountants
------------------------              ------------------------                             ------------------------------
Frank Bell III                        J. P. Causey Jr.                                     Yount, Hyde & Barbour, P.C.
President                             Senior Vice President, Secretary & General Counsel   Winchester, VA
Citizens & Commerce Bank              Chesapeake Corporation
                                                                                           Corporate Counsel
Jeffery W. Jones                      Larry G. Dillon                                      -----------------
President & Chief Operating Officer   Chairman of the Board                                Hudson & Bondurant, P.C.
WFofR, Incorporated                                                                        West Point, VA
                                      James H. Hudson III
S. Craig Lane                         Attorney-at-Law                                      Varina Advisory Board
President                             Hudson & Bondurant, P.C.                             ---------------------
Lane & Hamner, P.C.                                                                        Robert A. Canfield
                                      Bryan E. McKernon                                    Attorney-at-Law
William E. O'Connell Jr.              President & CEO                                      Canfield, Moore,
Chairman of the Board                 C&F Mortgage Corporation                             Sharpiro, Sease & Baer
Chessie Professor of Business
The College of William and Mary       William E. O'Connell Jr.                             Reginald H. Nelson IV
                                      Chessie Professor of Business                        Retired Partner
Meade A. Spotts                       The College of William and Mary                      Colonial Acres Farm
President
Spotts, Smith, Fain & Buis, P.C.      Paul C. Robinson                                     Robert F. Nelson Jr.
                                      Owner & President                                    Professional Engineer
Scott E. Strickler                    Francisco, Robinson & Associates, Realtors           Engineering Design Associates
Treasurer
Robins Insurance Agency, Inc.         C&F Investment Services, Inc.                        Phil T. Rutledge Jr.
                                      -----------------------------                        Retired Deputy County Manager
Katherine K. Wagner                   Larry G. Dillon                                      County of Henrico
Senior Vice President                 President
Commercial Lending                                                                         Sandra W. Seelmann
Citizens & Commerce Bank              Eric F. Nost                                         Real Estate Broker/Owner
                                      Vice President                                       Varina & Seelmann Realty

                                      Thomas F. Cherry
                                      Treasurer

                                      Gari B. Sullivan
                                      Secretary

                                                                46                             C&F Financial Corporation


OFFICERS AND LOCATIONS


------------------------------------------------------------------------------------------------------------------------------------
Citizens and Farmers Bank
------------------------------------------------------------------------------------------------------------------------------------
ADMINISTRATIVE OFFICE              WEST POINT -- MAIN OFFICE         NORGE                              VARINA
802 Main Street                    Thomas W. Stephenson Jr.          Laura G. Colvin                    Tracy E. Pendleton
West Point, Virginia 23181         Branch Manager                    Branch Manager                     Vice President &
(804) 843-2360                     802 Main Street                   7534 Richmond Road                 Branch Manager
                                   West Point, Virginia 23181        Norge, Virginia 23127              Route 5 at Strath Road
Larry G. Dillon *                  (804) 843-2360                    (757) 564-8114                     Richmond, Virginia  23231
Chairman of the Board &                                                                                 (804) 795-7000
Chief Executive Officer            JAMESTOWN ROAD                    PROVIDENCE FORGE
                                   Alec J. Nuttall                   James D. W. King                   WEST POINT -- 14TH STREET
Maria E. Campbell                  Assistant Vice President &        Vice President &                   Karen T. Richardson
Senior Vice President, Retail      Branch Manager                    Branch Manager                     Assistant Vice President
                                   1167 Jamestown Road               3501 N. Courthouse Road            & Branch Manager
Thomas F. Cherry *                 Williamsburg, Virginia 23185      Providence Forge, Virginia 23140   415 Fourteenth Street
Senior Vice President &            (757) 220-3293                    (804) 966-2264                     West Point, Virginia 23181
Chief Financial Officer                                                                                 (804) 843-2708
                                   LONGHILL ROAD                     QUINTON
Gari B. Sullivan *                 Sandra C. St.Clair                Mary T. "Joy" Whitley              LOAN PRODUCTION OFFICE
Senior Vice President &            Assistant Vice President          Assistant Vice President           Terrence C. Gates
Secretary                          & Branch Manager                  & Branch Manager                   Vice President,
                                   4780 Longhill Road                2580 New Kent Highway              Real Estate Construction
Howard P. Wilkinson Jr.            Williamsburg, Virginia 23188      Quinton, Virginia 23141            300 Arboretum Place,
Senior Vice President &            (757) 565-0593                    (804) 932-4383                     Suite 245
Chief Lending Officer                                                                                   Richmond, Virginia 23236
                                   MIDDLESEX                         TAPPAHANNOCK                       (804) 330-8300
Leslie A. Campbell                 N. Susan Gordon                   Douglas M. "Judge" Smith
Vice President,                    Assistant Vice President          Assistant Vice President
Loan Administration                & Branch Manager                  & Branch Manager
                                   Route 33 at Route 641             1649 Tappahannock Boulevard
Sandra S. Fryer                    Saluda, Virginia 23149            Tappahannock, Virginia 22560
Vice President, Operations         (804) 758-3641                    (804) 443-2265

William B. Littreal
Vice President,
Information Systems

Deborah R. Nichols
Vice President,
Branch Administration

Laura H. Shreaves
Vice President & Director
of Human Resources


* Officers of C&F Financial Corporation


Citizens & Commerce Bank
--------------------------------------------------------------------------------
ADMINISTRATIVE OFFICE        RICHMOND
Frank Bell III               J. Russell Burton Jr.
President                    Business Development Officer
8001 West Broad Street       8001 West Broad Street
Richmond, Virginia 23294     Richmond, Virginia 23294
(804) 290-0402               (804) 290-0409

Katherine K. Wagner
Senior Vice President,
Commercial Lending
8001 West Broad Street
Richmond, Virginia 23294
(804) 290-0402

2000 Annual Report               47

OFFICERS AND LOCATIONS

-----------------------------------------------------------------------------------------------------------------------------
C&F Mortgage Corporation
-----------------------------------------------------------------------------------------------------------------------------
ADMINISTRATIVE OFFICE                 CHARLOTTESVILLE, VIRGINIA                 APPRAISAL SERVICES
300 Arboretum Place, Suite 245        1420 Greenbrier Place                     300 Arboretum Place, Suite 245
Richmond, Virginia 23236              Charlottesville, Virginia 22901           Richmond, Virginia 23236
(804) 330-8300                        (804) 974-1450                            (804) 327-3839

Bryan E. McKernon                     William E. Hamrick                        H. Daniel Salomonsky
President & Chief Executive Officer   Vice President & Branch Manager           Vice President & Appraisal Manager

Mark A. Fox                           Philip N. Mahone                          C&F Title Agency, Inc.
Executive Vice President &            Vice President & Branch Manager           ----------------------
Chief Financial Officer                                                         300 Arboretum Place, Suite 245
                                      CHESTER, VIRGINIA                         Richmond, Virginia 23236
Donna G. Jarratt                      4517 West Hundred Road                    (804) 327-3810
Vice President & Project Manager      Chester, Virginia 23831
                                      (804) 749-2900                            Eileen A. Cherry
Kevin A. McCann                                                                 Vice President & Title Insurance Underwriter
Vice President & Controller           Stephen L. Fuller
                                      Vice President & Branch Manager           C&F Investment Services, Inc.
Tracy L. Bishop                                                                 -----------------------------
Vice President &                      LYNCHBURG, VIRGINIA                       Eric F. Nost
Human Resources Manager               17835 Forest Road, Suite B                Vice President & Manager
                                      Forest, Virginia 24551                    417 Fourteenth Street
M. Kathy Burley                       (804) 385-0700                            West Point, Virginia 23181
Vice President & Closing Manager                                                (804) 843-4584
                                      J. Garnett Atkins                         (800) 583-3863
ANNAPOLIS, MARYLAND                   Vice President & Branch Manager
20 Ridgely Avenue, Suite 302                                                    Douglas L. Hartz
Annapolis, Maryland 21401             NEWPORT NEWS, VIRGINIA                    Assistant Vice President
(410) 263-9229                        703 Thimble Shoals Boulevard, Suite C4    2580 New Kent Highway
                                      Newport News, Virginia 23606              Quinton, Virginia 23141
William J. Regan                      (757) 873-8200                            (804) 932-8802
Vice President & Branch Manager
                                      Linda H. Gaskins                          Douglas L. Cash, Jr.
COLUMBIA, MARYLAND                    Vice President & Branch Manager           Branch Manager
8492 Baltimore National Pike,                                                   1167 Jamestown Rd.
Suite 207                             RICHMOND, VIRGINIA                        Williamsburg, Virginia 23185
Ellicott City, Maryland 21043         300 Arboretum Place, Suite 245            (757) 229-5629
(410) 461-6233                        Richmond, Virginia 23236
                                      (804) 330-8300
John E. Morella
Production Manager                    Donald R. Jordan
                                      Vice President & Branch Manager
CROFTON, MARYLAND
2191 Defense Highway, Suite 200       Daniel J. Murphy
Crofton, Maryland 21114               Vice President & Production Manager
(410) 721-6770
                                      Susan P. Burkett
Michael J. Mazzola                    Vice President & Operations Manager
Senior Vice President &
Maryland Area Manager                 RICHMOND, VIRGINIA
                                      7231 Forest Avenue, Suite 202
ELLICOTT CITY, MARYLAND               Richmond, Virginia 23226
5044 Dorsey Hall Drive                (804) 673-3453
Suite 105
Ellicott City , MD 21042              Page C. Yonce
(410) 964-9223                        Vice President & Branch Manager

Scott B. Segrist                      Constance Bachman-Hamilton
Branch Manager                        Vice President & Production Manager

Robert G. Menton                      WILLIAMSBURG, VIRGINIA
Branch Manager                        1167-A Jamestown Road
                                      Williamsburg, Virginia 23185
                                      (757) 259-1200

                                      Irving E. "Ed" Jenkins
                                      Vice President & Branch Manager


                                      48               C&F Financial Corporation

                                    [LOGO]


                           C&F Financial Corporation
                         802 Main Street . PO Box 391
                          West Point, Virginia 23181
                                (804) 843-2360

                                 www.cffc.com