Form 10-K, Exhibit 13
period 2001-12-31
C & F FINANCIAL CORP
filed 2002-03-15
CIK 913341

                                    [PHOTO]

                                   [C&F LOGO]

                           C&F FINANCIAL CORPORATION

                               2001 ANNUAL REPORT

                                 [LOGO GRAPHIC]

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

                            2001 FINANCIAL HIGHLIGHTS

     C&F Financial Corporation (the "Corporation") is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly-owned subsidiary, Citizens and Farmers Bank, offers quality banking services to individuals, professionals, and small businesses through ten branch offices serving the surrounding towns and counties. Citizens & Commerce Bank, which operates as a division of Citizens and Farmers Bank, offers quality banking services in the Richmond market and has two branch offices. Citizens and Farmers Bank has four wholly-owned subsidiaries. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through seven offices in Virginia and three offices in Maryland. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc., offers title insurance services. Insurance services are offered through C&F Insurance Services, Inc. Trust services are provided in association with The Trust Company of Virginia.

       Return on Average Equity                   Return on Average Assets

               [GRAPH]                                    [GRAPH]

   16.08% 17.81% 19.22% 15.99% 18.93%         1.90%  2.03%  2.19%  1.76%  2.09%

    1997   1998   1999   2000   2001          1997   1998   1999   2000   2001



             Net Income                              Earnings Per Share
         dollars in thousands

               [GRAPH]                                     [GRAPH]

  $4,937  $6,134  $6,756  $5,836  $7,989       $1.25  $1.56  $1.81  $1.60  $2.23
   1997    1998    1999    2000    2001         1997   1998   1999   2000   2001


                                    [PHOTO]

                                [PHOTO GRAPHIC]

                           LETTER FROM THE PRESIDENT

[PHOTO]
Larry G. Dillon
Chairman, President and
Chief Executive Officer

Dear Fellow Shareholders

     On behalf of the Board of Directors, I am pleased to present the Annual Report of C&F Financial Corporation for the year 2001, another year in which we achieved record growth and earnings. It was a year where unmatched drops in interest rates stagnated the earnings at Citizens and Farmers Bank, yet precipitated record production and earnings at C&F Mortgage Corporation. It was also a year in which our country experienced unbelievable acts of terrorism, which in turn played havoc on our economy. These acts brought back both patriotic and spiritual values and served to unite us as a country. The record-breaking results of our company are pale compared to what has happened to us as a country. The year 2001 will be one none of us will ever forget.

     Net income in 2001 totaled just under $7.2 million (excluding the $776,000 after-tax gain on the sale of the Tappahannock Office to Northern Neck State Bank, which occurred in the 4th quarter), up 24% from $5.8 million earned in 2000. This resulted in a return on average assets of 1.89% and a return on average equity of 17.09%, up from 1.76% and 15.99%, respectively, in 2000. Our earnings also compare favorably with those of our peers who, as of September 2001, showed average annualized returns on average assets of 1.03% and average equity of 11.15%. Earnings per share jumped from $1.60 to $2.01.

     Earnings for the Corporation are up primarily due to the superb results of C&F Mortgage Corporation. You will note as you review this report that the unprecedented eleven drops of the federal funds rate drastically affected the Bank's interest spread, which dropped by 34 basis points during the year. This drop negated the Bank's asset growth for the year and, as mentioned above, was primarily responsible for the flat earnings of the Bank. Also impacting the Bank was the increase in overhead costs associated with opening two new branches and the new technology implemented over the last eighteen months.

     The significant drop in interest rates, on the other hand, tremendously helped the Mortgage Corporation. With interest rates down, C&F Mortgage saw its loan production more than double, increasing from $294 million in 2000 to $627 million in 2001, which resulted in more than a 400% growth in earnings. Also affecting earnings in 2001 was the growth in revenues and earnings of both C&F Title Agency, Inc. and C&F Investment Services, Inc., both of which saw their earnings more than double. The sale of the Tappahannock Office resulted in a one-time $776,000 after-tax gain. This sale to Northern Neck State Bank was the result of an unsolicited offer from them that made economic sense to us; in addition, Tappahannock is far removed from the rest of our branch network.

     We saw many exciting changes for the Corporation in 2001. The most notable was the opening of our new 25,000 sq. ft. facility in Midlothian, which is now the headquarters for C&F Mortgage

 2                                                   C & F Financial Corporation

                                    [PHOTO]
 The unique lobby design provides a warm atmosphere to welcome customers into the Citizens & Commerce Bank branch on Alverser Drive in Midlothian.


Corporation and Citizens & Commerce Bank, a division of Citizens and Farmers Bank. This facility, located in a new commercial development appropriately named the "C&F Center," offers the Mortgage Corporation greatly expanded facilities at a strategically located site and allows us room for future expansion.

     The bank portion of this facility offers Citizens & Commerce Bank not only a new and strategically important location, but has been designed and built as one of the most unique banking lobbies in the country. In addition to the typical offices, teller line and new account desks, it offers the customers two large television screens to watch continuously running news and two Internet workstations to be able to "surf the net." In addition, there is a coffee bar, from which the net proceeds of coffee sales will be given to various local charities. These combined amenities provide for an inviting setting to the customer, which is what we want. This philosophy is very different from some of our larger competitors who are doing all they can to keep the customers out of their branches.

     Also located within this facility are the headquarters of C&F Title Agency, Inc. and an office of C&F Investment Services, Inc. We can now offer all of our customers and potential customers in the Midlothian market full banking services, brokerage services and mortgage banking services. It truly is a financial "center."

     In December of 2001, we also opened our twelfth banking office, in Sandston. This freestanding office offers all of the same inviting amenities as our Midlothian office. Given the overwhelming volume of new accounts being opened, this office may become one of our busiest locations.

           We saw many exciting changes for the Corporation in 2001.
       The most notable was the opening of our new 25,000 sq. ft. facility in Midlothian, which is now the headquarters for C&F Mortgage
      Corporation and Citizens & Commerce Bank, a division of Citizens and
                                 Farmers Bank.

 2001 Annual Report                                                            3

                                    [PHOTO]
      Employees and customers enjoy the spacious coffee bar, television and Internet area at the Citizens & Commerce Bank branch on Alverser Drive.

               In January of 2001, we began offering our customers "imaged" monthly statements. This service allows us to offer our customers condensed images of their cleared checks in a manner that allows them to better organize their home
                                record keeping.

                                 [75 YRS. LOGO]

     We make every effort to provide our customers with the best products and services possible, therefore, we must constantly be improving our training and technology. The year 2001 was no exception, as we made several enhancements to both our technology and offerings. Unseen to the customer, and possibly most important to our speed of delivery, was a replacement of our mainframe computer system during 2001. Not only will this change increase our computing speed and capacity, it will also keep us at the forefront of computing hardware.

     In January of 2001, we began offering our customers "imaged" monthly statements. This service allows us to offer our customers condensed images of their cleared checks in a manner that allows them to better organize their home record keeping. This system also offers two other important services. First, it allows our internal research, either for our own purposes or that of the customer, to be almost instantaneous. Secondly, after initiating our Internet banking service in the spring of 2001, our customers now have the ability to see the image of any cleared check online.

     Not only do our Internet banking customers have the ability to "see" their cleared items, they are now able to perform just about any banking transaction online in the privacy of their own homes and at their own convenience. With our system being "real time," no matter whether the customer is performing the transaction or inquiry within the branch, on our telephone banking system, or over the Internet, the customer will always receive the same information.

     The Board of Directors was sad to receive the recent resignation of P. Loy Harrell from the Board of Citizens and Farmers Bank, where he

 4                                                   C & F Financial Corporation

                                [PHOTO GRAPHIC]

had served as a Board member since 1966. The entire Board will sorely miss Mr. Harrell's experience, depth of knowledge and guidance.

     During 2001, the Board appointed Audrey D. Holmes to the Board of Citizens and Farmers Bank. Ms. Holmes is a local attorney in the Sandston market and not only provides knowledge of that market but also of the Charles City County market where she has been a lifelong resident. Her knowledge of and respect in both markets as well as her expertise will be a great benefit to the Board.

     At its meeting in January 2002, the Board appointed Barry R. Chernack, who has served as a member of the Board of Directors of Citizens and Farmers Bank since 2000, to the Board of C&F Financial Corporation. Mr. Chernack, a past managing partner of PriceWaterhouseCoopers LLP, will bring considerable accounting and business knowledge to both the Board and its Audit Committee.

     The directors, officers, and staff of C&F Financial Corporation are committed to supporting the communities in which we are located and demonstrate that support in many fashions. Most of our staff are very active in various civic groups, often giving many hours of their personal time. These activities range from overseeing various "walk-a-thons," to coaching at the local high school, to serving on local community boards. We are very appreciative of the communities we serve and try to give back in ways that keep us involved in these communities.

     Our philosophy at C&F is that in order for us to be successful on a long-term basis, which is our primary goal, we have to look out for the interests of three constituencies: our staff, who provide the backbone of what we do; the communities we serve, who provide our customers and without which we would not exist; and our stockholders, who provide us the financial support. To look out for one above the others would lead to failure. The interests of all have to be well served. We look out for our staff members by trying to assure fair compensation and benefits packages to provide for them and their families; we provide them with growth and educational opportunities; and, we are constantly challenging them with the changes both within the organization as well as the industry. We care for our communities by providing the best in products and services we possibly can and we give back both personally and financially in as many ways as possible. And finally, we look out for you, our stockholders, by striving to provide the best returns possible. We are ever cognizant that to remain a viable long-term organization we must provide you with a solid return on your investment. We are not perfect, however we do strive for perfection in all we do.

     Our thanks and appreciation go out to all of our constituencies for helping to make this organization what it is - a truly fine financial services corporation. We thank you for your support and ask for your continued patronage as we celebrate our 75th year of providing financial services.

/s/ Larry G. Dillon

Larry G. Dillon
Chairman, President and Chief Executive Officer

                                    [PHOTO]

     Kitty Buckner-Branch Manager and Alice Robbins-Assistant Branch Manager
       discuss new customer opportunities at our Citizens and Farmers Bank branch in Sandston.

 2001 Annual Report                                                            5

                             DIRECTORS AND ADVISORS

                                    [PHOTO]
Citizens and Farmers Bank (back left to right)-- Bryan E. McKernon, Reginald H.
 Nelson IV, Paul C. Robinson, J. P. Causey Jr., James H. Hudson III, Joshua H.
  Lawson, and Thomas B. Whitmore Jr. (front left to right) Barry R. Chernack,
        Larry G. Dillon, Audrey D. Holmes, and William E. O'Connell Jr.

C&F Financial Corporation/Citizens and Farmers Bank

J. P. Causey Jr.*+
Senior Vice President, Secretary &
General Counsel
Chesapeake Corporation

Barry R. Chernack*+
Retired Partner
PriceWaterhouseCoopers LLP

Larry G. Dillon *+
Chairman, President & CEO
C&F Financial Corporation
Citizens and Farmers Bank

P. L. Harrell+
President
Old Dominion Grain, Inc.

Audrey D. Holmes+
Attorney-at-Law
Audrey D. Holmes, Attorney-at-Law

James H. Hudson III*+
Attorney-at-Law
Hudson & Bondurant, P.C.

Joshua H. Lawson*+
President
Thrift Insurance Corporation

Bryan E. McKernon+
President & CEO
C&F Mortgage Corporation

Reginald H. Nelson IV+
Retired Partner
Colonial Acres Farm

William E. O'Connell Jr.*+
Chessie Professor of Business
The College of William and Mary

Paul C. Robinson*+
Owner & President
Francisco, Robinson & Associates, Realtors

Thomas B. Whitmore Jr.+
Retired President
Whitmore Chevrolet, Oldsmobile, Pontiac Co., Inc.


Citizens & Commerce Bank

Frank Bell III
President
Citizens & Commerce Bank

Jeffery W. Jones
Chairman & Chief Executive Officer
WFofR, Incorporated

S. Craig Lane
President
Lane & Hamner, P.C.

William E. O'Connell Jr.
Chairman of the Board
Chessie Professor of Business
The College of William and Mary

Meade A. Spotts
President
Spotts, Fain, Chappell & Anderson, P.C.

Scott E. Strickler
Treasurer
Robins Insurance Agency, Inc.

Katherine K. Wagner
Senior Vice President
Commercial Lending
Citizens & Commerce Bank


C&F Mortgage Corporation

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

Eric F. Nost
Vice President

Thomas F. Cherry
Treasurer

Gari B. Sullivan
Secretary

* C&F Financial Corporation Board Member
+ Citizens and Farmers Bank Board Member

         Citizens & Commerce Bank Board (back left to right)-- Scott E. Strickler, S. Craig Lane, Katherine K. Wagner, Frank Bell III, and William E. O'Connell Jr. (front left to right) Jeffery W.
                           Jones and Meade A. Spotts

                                    [PHOTO]

 6                                                   C & F Financial Corporation

                             OFFICERS AND LOCATIONS

                                   [GRAPHIC]

Independent Public Accountants

Yount, Hyde & Barbour, P.C.
Winchester, VA


Corporate Counsel

Hudson & Bondurant, P.C.
West Point, VA


Varina Advisory Board

Robert A. Canfield
Attorney-at-Law
Canfield, Shapiro, Baer, Heller & Johnston

Robert F. Nelson Jr.
Professional Engineer
Engineering Design Associates

Phil T. Rutledge Jr.
Retired Deputy County Manager
County of Henrico

Sandra W. Seelmann
Real Estate Broker/Owner
Varina & Seelmann Realty

Citizens and Farmers Bank

ADMINISTRATIVE OFFICE
802 Main Street
West Point, Virginia 23181
(804) 843-2360

Larry G. Dillon *
Chairman, President & CEO

Maria E. Campbell
Senior Vice President, Retail

Thomas F. Cherry *
Senior Vice President & CFO

Gari B. Sullivan *
Senior Vice President & Secretary

Leslie A. Campbell
Vice President, Loan Operations

Sandra S. Fryer
Vice President, Operations

William B. Littreal
Vice President, Information Systems

Deborah R. Nichols
Vice President, Quality Control

Laura H. Shreaves
Vice President & Director of Human Resources


* Officers of C&F Financial Corporation

WEST POINT -- MAIN OFFICE
Thomas W. Stephenson Jr.
Branch Manager
802 Main Street
West Point, Virginia 23181
(804) 843-2360


JAMESTOWN ROAD
Alec J. Nuttall
Assistant Vice President
& Branch Manager
1167 Jamestown Road
Williamsburg, Virginia 23185
(757) 220-3293

LONGHILL ROAD
Sandra C. St. Clair
Assistant Vice President
& Branch Manager
4780 Longhill Road
Williamsburg, Virginia 23188
(757) 565-0593


MIDDLESEX
N. Susan Gordon
Assistant Vice President
& Branch Manager
Route 33 at Route 641
Saluda, Virginia 23149
(804) 758-3641


NORGE
Robert J. Unangst
Branch Manager
7534 Richmond Road
Norge, Virginia 23127
(757) 564-8114

PROVIDENCE FORGE
James D. W. King
Vice President & Branch Manager
3501 N. Courthouse Road
Providence Forge, Virginia 23140
(804) 966-2264


QUINTON
Mary T. "Joy" Whitley
Assistant Vice President
& Branch Manager
2580 New Kent Highway
Quinton, Virginia 23141
(804) 932-4383


SANDSTON
Katherine P. Buckner
Assistant Vice President
& Branch Manager
100 East Williamsburg Road
Sandston, Virginia 23150
(804) 737-7005

VARINA
Susan M. Terry
Branch Manager
Route 5 at Strath Road
Richmond, Virginia 23231
(804) 795-7000

Tracy E. Pendleton
Vice President & Area Credit Manager
(804) 795-7706


WEST POINT -- 14TH STREET
Karen T. Richardson
Assistant Vice President & Branch Manager
415 Fourteenth Street
West Point, Virginia 23181
(804) 843-2708


CONSTRUCTION LENDING OFFICE
Terrence C. Gates
Vice President, Real Estate Construction
C&F Center
1400 Alverser Drive
Midlothian, Virginia 23113
(804) 858-8351


Citizens & Commerce Bank

ADMINISTRATIVE OFFICE
C&F Center
1400 Alverser Drive
Midlothian, Virginia 23113
(804) 378-0332

Frank Bell III
President

Katherine K. Wagner
Senior Vice President
Commercial Lending

MIDLOTHIAN
Sandra R. Gee
Branch Manager
C&F Center
1400 Alverser Drive
Midlothian, Virginia 23113
(804) 378-0332


RICHMOND
Michele Hottle
Branch Manager
8001 West Broad Street
Richmond, Virginia 23294
(804) 290-0402


 2001 Annual Report                                                            7

                             OFFICERS AND LOCATIONS

                                   [GRAPHIC]

C&F Mortgage Corporation

ADMINISTRATIVE OFFICE
1400 Alverser Drive
Midlothian, VA 23113
(804) 858-8300

Bryan E. McKernon
President & Chief Executive Officer

Mark A. Fox
Executive Vice President &
Chief Financial Officer

Donna G. Jarratt
Senior Vice President & Project Manager

Kevin A. McCann
Vice President & Controller

Tracy L. Bishop
Vice President & Human Resources Manager

M. Kathy Burley
Vice President & Closing Manager

James A. Ryan, III
Vice President & Underwriting Manager

RICHMOND, VIRGINIA
1400 Alverser Drive
Midlothian, VA 23113
(804) 858-8300

Donald R. Jordan
Vice President & Branch Manager

Daniel J. Murphy
Vice President & Production Manager

Susan P. Burkett
Vice President & Operations Manager

RICHMOND, VIRGINIA
7231 Forest Avenue, Suite 202
Richmond, Virginia 23226
(804) 673-3453

Page C. Yonce
Vice President & Branch Manager

Constance Bachman-Hamilton
Vice President & Production Manager

CHESTER, VIRGINIA
4517 West Hundred Road
Chester, Virginia 23831
(804) 748-2900

Stephen L. Fuller
Vice President & Branch Manager

CHARLOTTESVILLE, VIRGINIA
1420 Greenbrier Place
Charlottesville, Virginia 22901
(434) 974-1450

William E. Hamrick
Vice President & Branch Manager

Philip N. Mahone
Vice President & Branch Manager

NEWPORT NEWS, VIRGINIA
703 Thimble Shoals Boulevard, Suite C4
Newport News, Virginia 23606
(757) 873-8200

Linda H. Gaskins
Vice President & Branch Manager

WILLIAMSBURG, VIRGINIA
1167-A Jamestown Road
Williamsburg, Virginia 23185
(757) 259-1200

Irving E. "Ed" Jenkins
Vice President & Branch Manager

LYNCHBURG, VIRGINIA
17835 Forest Road, Suite B
Forest, Virginia 24551
(434) 385-0700

J. Garnett Atkins
Vice President & Branch Manager

CROFTON, MARYLAND
2191 Defense Highway, Suite 200
Crofton, Maryland 21114
(410) 721-6770

Michael J. Mazzola
Senior Vice President & Maryland Area
Manager

ANNAPOLIS, MARYLAND
20 Ridgely Avenue, Suite 302
Annapolis, Maryland 21401
(410) 263-9229

William J. Regan
Vice President & Branch Manager

ELLICOTT CITY, MARYLAND
5052 Dorsey Hall Drive
Suite 202
Ellicott City , MD 21042
(410) 964-9223

Scott B. Segrist
Branch Manager

Robert G. Menton
Branch Manager

APPRAISAL SERVICES
1400 Alverser Drive
Midlothian, VA 23113
(804) 858-8300

H. Daniel Salomonsky
Vice President & Appraisal Manager

C&F Title Agency, Inc.
1400 Alverser Drive
Midlothian, VA 23113
(804) 858-8399

Eileen A. Cherry
Vice President & Title Insurance Underwriter

C&F Investment Services, Inc.
Eric F. Nost
Vice President & Manager
417 Fourteenth Street
West Point, Virginia 23181
(804) 843-4584
(800) 583-3863

Douglas L. Hartz
Assistant Vice President
1400 Alverser Drive
Midlothian, Virginia 23113
(804) 378-7296
(888) 435-2033

Douglas L. Cash, Jr.
Branch Manager
1167 Jamestown Road
Williamsburg, Virginia 23185
(757) 229-5629

 8                                                   C & F Financial Corporation

[C&F LOGO]

[LOGO] C F F I
       -------
       NASDAQ
       LISTED

Stock Listing
Current market quotations for the common stock of C&F Financial Corporation are available under the symbol CFFI.

Stock Transfer Agent
American Stock Transfer & Trust Company serves as transfer agent for the Corporation. You may write them at 40 Wall Street, New York, NY 10005, or telephone them toll-free at 1-800-937-5449.

Investor Relations & Financial Statements
A copy of Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon written request. Requests for this or other financial information about C&F Financial Corporation should be directed to:

Thomas Cherry
Senior Vice President and Chief Financial Officer
C&F Financial Corporation
P.O. Box 391
West Point, VA 23181

                                   [C&F LOGO]

                           C&F Financial Corporation
                          802 Main Street o PO Box 391
                           West Point, Virginia 23181
                                 (804) 843-2360

                                  www.cffc.com