Form 10-K, Exhibit 13
period 2003-12-31
C & F FINANCIAL CORP
filed 2004-03-12
CIK 913341

C&F FINANCIAL CORPORATION

2003 ANNUAL REPORT

Our people . . . focused on you.

OUR MISSION AND VALUES

MISSION STATEMENT

It is the mission of the directors, officers, and staff to maximize the long-term wealth of the shareholders of C&F Financial Corporation through Citizens and Farmers Bank and its other subsidiaries.

We believe we provide a superior value when we balance long-term and short-term objectives to achieve both a competitive return on investment and a consistent increase in the market value of the Corporation’s stock.

This must be achieved while maintaining adequate liquidity and safety standards for the protection of all of the Corporation’s interested parties, especially its depositors and shareholders.

This mission will be accomplished by providing our customers with distinctive service and quality financial products which are responsive to their needs, fairly priced, and delivered promptly and efficiently with the highest degree of accuracy and professionalism.

OUR VALUES

We believe that excellence is the standard for all we do, achieved by encouraging and nourishing: respect for others; honest, open communication; individual development and satisfaction; a sense of ownership and responsibility for the Corporation’s success; participation, cooperation, and teamwork; creativity, innovation, and initiative; prudent risk-taking; and recognition and rewards for achievement.

We believe that we must conduct ourselves morally and ethically at all times and in all relationships.

We believe that we have an obligation to the well-being of all the communities we serve.

We believe that our officers and staff are our most important assets, making the critical difference in how the Corporation performs and, through their work and effort, separate us from all competitors.

2003 FINANCIAL HIGHLIGHTS

C&F Financial Corporation is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly-owned subsidiary, Citizens and Farmers Bank, offers quality banking services to individuals, professionals, and small businesses through twelve branch offices serving the surrounding towns and counties. Citizens & Commerce Bank, which operates as a division of Citizens and Farmers Bank, offers quality banking services in the Richmond market and has two branch offices. Citizens and Farmers Bank has six wholly-owned subsidiaries. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through ten offices in Virginia, three offices in Maryland and one in Delaware. Moore Loans, Inc., acquired in 2002, specializes in new and used automobile lending in the Richmond, Hampton Roads and Roanoke markets, as well as portions of eastern Tennessee. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc. offers title insurance services. Insurance services are offered through C&F Insurance Services, Inc. Hometown Settlement Services LLC offers real estate loan settlement services.

[MAP]

OFFICE LOCATIONS

LETTER FROM THE PRESIDENT

Many times I have mentioned in this letter that we are willing to make investments that sacrifice short-term earnings in order to achieve higher results in the long-term. This philosophy still holds true and we are excited about some of the investments for the future that we are making today.

Larry G. Dillon

Chairman, President and

Chief Executive Officer

DEAR FELLOW SHAREHOLDERS:

In recent years, our annual reports have proudly pointed to annual achievement records, particularly for 2001 and 2002, when net income increased 36.9% and 22.2%, respectively, and new records were established in basically every financial category for each of those years. Such banner years are difficult to improve upon.

We are pleased to report that 2003 represented another year of achievement for C&F Financial Corporation. Net income was $12.9 million, an increase of $3.2 million over 2002’s record results, which resulted in a return on average assets of 2.35% (the highest ever achieved by your company) vs. 2.19% in 2002. The Company’s return on average equity was 21.3% vs. 19.6% in 2002. This growth in net income was primarily the result of increased earnings at C&F Mortgage due to $1.1 billion in loan production, a growth of 38% over 2002, and a full year’s earnings at Moore Loans.

These results continue to place us in the top tier of our peer group both in Virginia and the nation. Both our returns on average equity (21.3%) and assets (2.35%) far exceed the peer group averages of 12.6% and 1.12%, respectively, and put us in the top 10% of all financial institutions nationwide.

The Company’s performance has been reflected in your investment. The Board of Directors increased dividends twice during 2003, from $.16 per quarter to $.20, resulting in a 25% increase in our dividend rate. The market value of your stock also increased, in part due to the stock’s inclusion in the Russell 2000, going from $25 per share at year-end 2002 to $40 per share at year-end 2003.

Asset and deposit growth at the Company were also very good. Net loans increased $21.5 million at the Company, going from $328.6 million to $350.2 million. Deposits continued their strong growth in

2	C&F FINANCIAL CORPORATION

2003, going from $383.5 million to $427.6 million, an 11.5% increase. This growth extended across all of the markets we serve and is the result of the emphasis we place on giving our customers personalized service. We put much effort into the training and development of our staff members to assure that we offer our customers exceptional service. This is an on-going process and based on the positive feedback we get from customer surveys as well as their unsolicited comments, it appears that our efforts are paying off.

As you review this report, you will probably notice that our numbers are not as easy to interpret as they may have been several years ago. The fact is that we have diversified our earnings over the last decade to take advantage of opportunities that add to our bottom line. Because of the investment in and growth of our different lines of business, comparisons to other financial companies our size, especially banks, have become more difficult because most other financial organizations do not share our level of diversification.

We have experienced tremendous financial success the last several years; however, we realize that returns that we have been able to achieve (almost twice the average bank) are going to be more difficult to duplicate in the future. Many times I have mentioned in this letter that we are willing to make investments that sacrifice short-term earnings in order to achieve higher results in the long-term. This philosophy still holds true and we are excited about some of the investments for the future that we are making today.

3

As an example, when we purchased Moore Loans in 2002, we had two major concerns: management succession and utilization of technology to make the company more efficient. Over the past year, we have added several new members to the management team and we have great confidence that they will be able to carry the company forward both profitably and safely.

We have also begun the process of greatly enhancing the technology at Moore Loans. Within the next several months we will have fully integrated them into the Bank’s primary data processing structures which will provide greater service capabilities as well as better disaster contingencies and backup. In addition, we are in the process of implementing new systems that will allow us to receive applications via the internet from the auto dealers that we serve. These systems will allow us to provide much faster service while at the same time increasing our efficiencies resulting in our being able to improve both our loan quality and volume. While these initiatives are going to add to our expenses, they will lead to a better and more profitable company.

Another example is the Bank’s recent expansion into the Peninsula market of Virginia. We have been able to put together an excellent and experienced management team and anticipate great success in this market. In January, we opened our first location in temporary space and anticipate opening several permanent branches within the next two years. Once these facilities are open, we feel we will be able to cross-sell banking services with the services already offered by Moore Loans and C&F Mortgage, which have served this region for many years. Again, this type of growth will impact short-term earnings with the anticipation that long-term earnings will be improved.

Another example is the Bank’s recent expansion into the Peninsula market of Virginia. We have been able to put together an excellent and experienced management team and anticipate great success in this market. In January, we opened our first location in temporary space and anticipate opening several permanent branches within the next two years.

4	C&F FINANCIAL CORPORATION

In addition to the Peninsula expansion, we also anticipate further expansion by all three of our primary business segments over the next year. Both C&F Mortgage and Moore Loans are currently attracting talented new recruits in areas not currently being served and the Bank continues to look for new opportunities in the Richmond market, such as the recently opened Mechanicsville office. These growth opportunities point to exciting years ahead for your Company.

Recently, we engaged a firm to conduct a market study to determine the proper “branding” for our entire company. This study has shown that there is some confusion in the market regarding the various names we use with our various business entities. A major recommendation coming out of this study is that we better capitalize on the “C&F” name recognition throughout all of the markets we serve. The branding process will allow all lines of business to be easily recognized as part of the same corporate family by utilizing “C&F” in all of our subsidiaries’ names.

There is much activity in the “C&F” family of businesses and we are excited about the future. We may not be able to attain the same level of returns in the near future as we have seen the last several years, but the long-term looks very bright for your Company.

We could not have achieved these extraordinary results nor have such high expectations for the future were it not for the dedication and hard work of our exceptional staff and the insight and direction of our Boards of Directors. We thank them and also express our gratitude to you for your continued support and patronage.

Larry G. Dillon
Chairman, President, and Chief Executive Officer

2003 ANNUAL REPORT	5

DIRECTORS AND OFFICERS

Citizens and Farmers Bank — (Front, left to right) Barry R. Chernack, Audrey D. Holmes, Larry G. Dillon, and William E. O’Connell Jr. (Back, left to right) Thomas B. Whitmore Jr., Paul C. Robinson, Bryan E. McKernon, James H. Hudson III, J. P. Causey Jr., C. Elis Olsson, and Joshua H. Lawson

C&F FINANCIAL CORPORATION/

CITIZENS AND FARMERS BANK

J. P. Causey Jr.*+

Executive Vice President, Secretary & General Counsel

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

Thrift Insurance Corporation

Bryan E. McKernon+

President & CEO

C&F Mortgage Corporation

William E. O’Connell Jr.*+

Chessie Professor of Business

The College of William and Mary

C. Elis Olsson+

Director of Operations

Martinair, Inc.

Paul C. Robinson*+

Owner & President

Francisco, Robinson & Associates, Realtors

Thomas B. Whitmore Jr.+

Retired President

Whitmore Chevrolet, Oldsmobile,

Pontiac Co., Inc.

*	C&F Financial Corporation Board Member

+	Citizens and Farmers Bank Board Member

CITIZENS & COMMERCE BANK

Frank Bell III

President

Citizens & Commerce Bank

Jeffery W. Jones

Chairman & CEO

WFofR, Incorporated

S. Craig Lane

President

Lane & Hamner, P.C.

William E. O’Connell Jr.

Chairman of the Board

Chessie Professor of Business

The College of William and Mary

Meade A. Spotts

President

Spotts, Fain, Chappell & Anderson, P.C.

Scott E. Strickler

Treasurer

Robins Insurance Agency, Inc.

Katherine K. Wagner

Senior Vice President

Commercial Lending

Citizens & Commerce Bank

C&F MORTGAGE CORPORATION

J. P. Causey Jr.

Executive Vice President,

Secretary & General Counsel

Chesapeake Corporation

Larry G. Dillon

Chairman of the Board

James H. Hudson III

Attorney-at-Law

Hudson & Bondurant, P.C.

Bryan E. McKernon

President & CEO

C&F Mortgage Corporation

William E. O’Connell Jr.

Chessie Professor of Business

The College of William and Mary

Paul C. Robinson

Owner & President

Francisco, Robinson & Associates,

Realtors

INDEPENDENT PUBLIC ACCOUNTANTS

Yount, Hyde & Barbour, P.C.

Winchester, VA

CORPORATE COUNSEL

Hudson & Bondurant, P.C.

West Point, VA

SANDSTON/VARINA ADVISORY BOARD

Robert A. Canfield

Attorney-at-Law

Canfield, Shapiro, Baer, Heller & Johnston

E. Ray Jernigan

Business Owner

Citizens Machine Shop

S. Floyd Mays

Insurance Agent/Owner

Floyd Mays Insurance

James M. Mehfoud

Pharmacist/Business Owner

Sandston Pharmacy

Robert F. Nelson Jr.

Professional Engineer

Engineering Design Associates

John G. Ragsdale II

Business Owner

Sandston Cleaners

Phil T. Rutledge Jr.

Retired Deputy County Manager

County of Henrico

Sandra W. Seelmann

Real Estate Broker/Owner

Varina & Seelmann Realty

Citizens & Commerce Bank Board — (Front, left to right) William E. O’Connell Jr., Frank Bell III, and Katherine K. Wagner (Back, left to right) Scott E. Strickler, S. Craig Lane, Jeffery W. Jones and Meade A. Spotts

6	C&F FINANCIAL CORPORATION

OFFICERS AND LOCATIONS

CITIZENS AND FARMERS BANK

ADMINISTRATIVE OFFICE

802 Main Street

West Point, Virginia 23181

(804) 843-2360

Larry G. Dillon *

Chairman, President & CEO

Maria E. Campbell

Senior Vice President, Retail

Thomas F. Cherry *

Senior Vice President, CFO & Secretary

Ronald P. Espy

Senior Vice President & Senior Lending Officer

William B. Littreal

Senior Vice President, Information Systems

Laura H. Shreaves

Senior Vice President & Director of Human Resources

Gari B. Sullivan

Senior Vice President

Leslie A. Campbell

Vice President, Loan Administration

E. Turner Coggin

Vice President, Senior Loan Underwriter

Sandra S. Fryer

Vice President, Special Projects Leader

Jeffrey G. Hall

Vice President, Information Technology

Deborah R. Nichols

Vice President, Quality Control

Mary-Jo Rawson

Vice President & Controller

Evelyn Townsend

Vice President, Operations

Michael K. Wilson

Vice President

*	Officers of C&F Financial Corporation

WEST POINT – MAIN OFFICE

802 Main Street

West Point, Virginia 23181

(804) 843-2360

Ranee Blanton-Clifford

Branch Manager

JAMESTOWN ROAD

1167 Jamestown Road

Williamsburg, Virginia 23185

(757) 220-3293

Alec J. Nuttall

Assistant Vice President & Branch Manager

Deborah H. Linkenauger

Vice President, Commercial Lending

(757) 220-6656

LONGHILL ROAD

4780 Longhill Road

Williamsburg, Virginia 23188

(757) 565-0593

Sandra C. St. Clair

Assistant Vice President & Branch Manager

MECHANICSVILLE

7021 Mechanicsville Turnpike

Mechanicsville, Virginia 23111

(804) 569-9776

Jesse M. Morris

Assistant Vice President & Branch Manager

MIDDLESEX

Route 33 at Route 641

Saluda, Virginia 23149

(804) 758-3641

Elizabeth B. Faudree

Assistant Vice President & Branch Manager

NORGE

7534 Richmond Road

Norge, Virginia 23127

(757) 564-8114

Robert J. Unangst

Branch Manager

PROVIDENCE FORGE

3501 N. Courthouse Road

Providence Forge, Virginia 23140

(804) 966-2264

James D. W. King

Vice President & Branch Manager

QUINTON

2580 New Kent Highway

Quinton, Virginia 23141

(804) 932-4383

Mary T. ‘‘Joy’’ Whitley

Assistant Vice President & Branch Manager

SANDSTON

100 East Williamsburg Road

Sandston, Virginia 23150

(804) 737-7005

Katherine P. Buckner

Assistant Vice President & Branch Manager

VARINA

Route 5 at Strath Road

Richmond, Virginia 23231

(804) 795-7000

Susan M. Terry

Branch Manager

Tracy E. Pendleton

Vice President & Area Credit Manager

(804) 795-7706

WEST POINT – 14TH STREET

415 Fourteenth Street

West Point, Virginia 23181

(804) 843-2708

Karen T. Richardson

Assistant Vice President

& Branch Manager

CONSTRUCTION LENDING OFFICE

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 858-8351

Terrence C. Gates

Vice President, Real Estate Construction

CITIZENS & COMMERCE BANK

ADMINISTRATIVE OFFICE

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 378-0332

Frank Bell III

President

Katherine K. Wagner

Senior Vice President

Commercial Lending

MIDLOTHIAN

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 378-0332

Jesse E. Bullard

Assistant Vice President & Branch Manager

RICHMOND

8001 West Broad Street

Richmond, Virginia 23294

(804) 290-0402

Kevin L. Ford

Assistant Vice President & Branch Manager

C&F BANK PENINSULA

ADMINISTRATIVE OFFICE

City Center

698 Town Center Drive

Newport News, Virginia 23606

(757) 596-4775

Vern E. Lockwood II

President

Bonnie S. Smith

Vice President, Real Estate Lending

NEWPORT NEWS – CITY CENTER

698 Town Center Drive

Newport News, Virginia 23606

(757) 596-4775

Joycelyn Y. Spight

Assistant Vice President & Branch Manager

C&F TITLE AGENCY, INC.

C&F Center

1400 Alverser Drive

Midlothian, VA 23113

(804) 858-8399

Eileen A. Cherry

Vice President & Title Insurance Underwriter

C&F INVESTMENT SERVICES, INC.

417 Fourteenth Street

West Point, Virginia 23181

(804) 843-4584 (800) 583-3863

Eric F. Nost

President

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 378-7296 (888) 435-2033

Douglas L. Hartz

Assistant Vice President

1167 Jamestown Road

Williamsburg, Virginia 23185

(757) 229-5629

Douglas L. Cash Jr.

Branch Manager

2003 ANNUAL REPORT	7

OFFICERS AND LOCATIONS

C&F MORTGAGE CORPORATION

ADMINISTRATIVE OFFICE

C&F Center

1400 Alverser Drive

Midlothian, VA 23113

(804) 858-8300

Bryan E. McKernon

President & Chief Executive Officer

Mark A. Fox

Executive Vice President & Chief Financial Officer

Donna G. Jarratt

Senior Vice President & Project Manager

Kevin A. McCann

Senior Vice President & Controller

Tracy L. Bishop

Vice President & Human Resources Manager

M. Kathy Burley

Vice President & Closing Manager

Susan L. Driver

Vice President & Underwriting Manager

H. Daniel Salomonsky

Vice President & Appraisal Manager

RICHMOND, VIRGINIA

C&F Center

1400 Alverser Drive

Midlothian, VA 23113

(804) 858-8300

Donald R. Jordan

Vice President & Branch Manager

Daniel J. Murphy

Vice President & Production Manager

Susan P. Burkett

Vice President & Operations Manager

RICHMOND, VIRGINIA

7231 Forest Avenue, Suite 202

Richmond, Virginia 23226

(804) 673-2150

Page C. Yonce

Vice President & Branch Manager

RICHMOND, VIRGINIA

6200 B Lakeside Avenue

Richmond, Virginia 23228

(804) 673-3453

Constance Bachman-Hamilton

Vice President & Branch Manager

CHESTER, VIRGINIA

4517 West Hundred Road

Chester, Virginia 23831

(804) 748-2900

Stephen L. Fuller

Vice President & Branch Manager

CHARLOTTESVILLE, VIRGINIA

1420 Greenbrier Place

Charlottesville, Virginia 22901

(434) 974-1450

WAYNESBORO, VIRGINIA

40 Stoneridge Drive, Suite 101

Waynesboro, Virginia 22980

(540) 949-0260

William E. Hamrick

Vice President & Branch Manager

Philip N. Mahone

Vice President & Branch Manager

FREDERICKSBURG, VIRGINIA

1340 Central Park Boulevard, Suite 206

Fredericksburg, Virginia 22401

(540) 548-8855

Brian F. Whetzel

Branch Manager

R. W. Edmondson III

Branch Manager

NEWPORT NEWS, VIRGINIA

703 Thimble Shoals Boulevard, Suite C4

Newport News, Virginia 23606

(757) 873-8200

Linda H. Gaskins

Vice President & Branch Manager

WILLIAMSBURG, VIRGINIA

1167-A Jamestown Road

Williamsburg, Virginia 23185

(757) 259-1200

Irving E. ‘‘Ed’’ Jenkins

Vice President & Branch Manager

LYNCHBURG, VIRGINIA

17835 Forest Road, Suite B

Forest, Virginia 24551

(434) 385-0700

J. Garnett Atkins

Vice President & Branch Manager

CROFTON, MARYLAND

2191 Defense Highway, Suite 200

Crofton, Maryland 21114

(410) 721-6770

Michael J. Mazzola

Senior Vice President & Maryland Area Manager

ANNAPOLIS, MARYLAND

705 Melvin Avenue, Suite 104

Annapolis, Maryland 21401

(410) 263-9229

William J. Regan

Vice President & Branch Manager

ELLICOTT CITY, MARYLAND

5052 Dorsey Hall Drive, Suite 202

Ellicott City, MD 21042

(410) 964-9223

NEWARK, DELAWARE

220 Continental Drive, Suite 404

Newark, DE 19713

(302) 607-0030

Scott B. Segrist

Branch Manager

Robert G. Menton

Branch Manager

HOMETOWN SETTLEMENT SERVICES

1463 Greenbrier Place

Charlottesville, VA 22901

(434) 220-1046

Donna L. West

Settlement Manager

C&F MOORE LOANS

ADMINISTRATIVE OFFICE

316 E. Grace Street

Richmond, VA 23219

(804) 643-8479

Abby W. Moore

President

C. Norwood Ashworth

Senior Vice President

Thomas W. Fee

Vice President

C. Shawn Moore

Vice President

COLLECTION CENTER

403 E. Grace Street

Richmond, VA 23219

(804) 644-0363

H. Lee Shifflett

Manager

FREDERICKSBURG REGION

Kara Jones Carr

Area Manager

NORTHERN VIRGINIA REGION

Paul M. Martin

Area Manager

HAMPTON, VIRGINIA

2017 Cunningham Drive, Suite 208

Hampton, VA 23666

(757) 826-5660

Daniel P. Taylor

Manager

RICHMOND, VIRGINIA

316 E. Grace Street

Richmond, VA 23219

(804) 643-8479

R.E. “Skip” Baumgardner

Manager

ROANOKE, VIRGINIA

5115 Bernard Drive, Suite 111

Roanoke, VA 24018

(540) 776-0938

Livia P. Woodford

Manager

TENNESSEE

Mike G. Fraysier

Business Development Manager

8	C&F FINANCIAL CORPORATION

C&F Financial Corporation

802 Main Street • PO Box 391

West Point, Virginia 23181

(804) 843-2360

www.cffc.com

Stock Listing

Current market quotations for the common stock of C&F Financial Corporation are available under the symbol CFFI.

Stock Transfer Agent

American Stock Transfer & Trust Company serves as transfer agent for the Corporation. You may write them at 59 Maiden Lane, New York, NY 10038, telephone them toll-free at 1-800-937-5449 or visit their web site at http://www.amstock.com.

Investor Relations & Financial Statements

C&F Financial Corporation’s Annual Report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, may be obtained without charge by visiting the Corporation’s web site at http://www.cffc.com. Copies of these documents can also be obtained without charge upon written request. Requests for this or other financial information about C&F Financial Corporation should be directed to:

Thomas Cherry

Senior Vice President and Chief Financial Officer

C&F Financial Corporation

P.O. Box 391

West Point, VA 23181