Form 10-K, Exhibit 13
period 2004-12-31
C & F FINANCIAL CORP
filed 2005-03-03
CIK 913341

2004 Annual Report

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

Financial Highlights

C&F Financial Corporation is a one-bank holding company with administrative offices in West Point, Virginia. Its wholly-owned subsidiary, Citizens and Farmers Bank (referred to as “C&F Bank”), offers quality banking services to individuals, professionals and small businesses through fourteen retail bank branches located throughout the Newport News to Richmond corridor in Virginia. C&F Mortgage Corporation originates and sells residential mortgages. These mortgage services are provided through ten offices in Virginia, four offices in Maryland and one each in Delaware, North Carolina and New Jersey. Through its subsidiaries, C&F Mortgage provides ancillary mortgage loan production services for loan settlement, residential appraisals and private mortgage insurance. C&F Finance Company, formerly Moore Loans, Inc., specializes in new and used automobile lending in the Richmond, Hampton Roads and Northern Virginia markets, as well as portions of Tennessee and Maryland. Brokerage services are offered through C&F Investment Services, Inc. C&F Title Agency, Inc. offers title insurance services.

Focused on You

2004 ANNUAL REPORT	1

LETTER from the PRESIDENT

Dear Fellow Shareholders:

It is a pleasure to present C&F Financial Corporation’s results for 2004. Although we did not set a new earnings record as we have in each of the past three years, we are extremely satisfied with our achievements, especially compared with the results of our peer banks. In fact, given the changes in the economy and other challenges we faced, I believe that management at all three of our primary business units did a better job this year than in the record-setting years.

The year 2004 was a busy one for your company. We undertook many new initiatives – some to enhance future earnings, some to enhance future efficiencies and some to meet new government regulation.

Larry G. Dillon

Chairman, President and Chief Executive Officer

Net income for 2004 was $11.2 million compared with $12.9 million for 2003. As we had anticipated, higher interest rates resulted in a decline in mortgage loan production and hence our Mortgage Banking segment’s income. However, this decline was partially offset by increased income at both the Retail Banking and Consumer Finance segments. Our return on average assets was 1.91 percent in 2004 versus 2.35 percent in 2003, and our return on equity was 16.78 percent versus 21.32 percent. At September 30, 2004, the last period for which data is available, our peer banks averaged a return on average assets of 1.07 percent and a return on equity of 11.91 percent. For this same period, we ranked in the top 6 percent of our peers on a return on assets basis and the top 13 percent on a return on equity basis.

We continued our growth in assets, going from $574 million to $609 million, and in deposits, going from $428 million to $447 million. A $44 million increase in loans, from $350 million to $394 million, was a major contributor to the improved results at our Retail Banking and Consumer Finance segments. This growth resulted in a $2.2 million increase in interest income and an improvement in the interest margin from 6.14 percent to 6.41 percent.

We increased the quarterly dividends declared on our common stock by 20 percent, from 20 cents per share to 24 cents per share. Over the past two years, you have seen quarterly dividends increase 50 percent. We have been successful over the years and want our shareholders to share in that success other than through stock price increases.

The year 2004 was a busy one for your company. We undertook many new initiatives – some to enhance future earnings, some to enhance future efficiencies and some to meet new government regulation.

In 2002, Congress passed the Sarbanes-Oxley Act, legislation that was precipitated by the unethical and illegal actions of a few large companies, but

2	C & F FINANCIAL CORPORATION

which applies to all public companies, most of which are run effectively and with high ethical standards, such as ours is. It is a shame that Congress saw the need to try to legislate sound management practices in all companies when only a few were guilty of misdoings. Our compliance with this regulation cost the company at least $200,000 in direct expenses plus the countless man-hours that could have been more productively used in enhancing earnings and hence your investment. The compliance process, however, did reaffirm our confidence in our financial controls and the integrity of our employees.

The majority of our 2004 initiatives were focused on maintaining a firm foundation for future earnings. Early in the year, we commissioned a market study that revealed several important facts. First, the use of various names for our subsidiaries was confusing to existing and potential customers and likely resulted in our missing some business opportunities. Second, customers recognized “C&F” for it’s personalized service, integrity, stability and sense of community. Finally, the study indicated that the “C&F” brand is highly recognized and respected and we would benefit by associating that brand with all our businesses. As a result, we have begun to use “C&F” in all our subsidiary names. For example, we will now be C&F Bank in all our banking markets and the Consumer Finance segment will be known as C&F Finance Company. In addition, we have adopted the tagline “Focused on You” throughout the company to emphasize the personalized service that is well recognized by customers and employees alike.

We made a difficult decision this year when we chose to move some of our operations out of the Town of West Point. Unfortunately, we have outgrown our operations facilities in West Point and over the past few years have found it more difficult to attract the number of qualified individuals that we need from the small workforce available in the immediate area.

Our decision to purchase, at a reasonable price, a 60,000-square-foot-facility only 12 miles outside of West Point and renovate it to meet our needs came after much research and many hours of intense discussions and “soul searching” by both our management team and the Board of Directors. The facility’s close proximity to Interstate 64, and therefore easy access to commuters, has already proven beneficial to attracting experienced talent, and we anticipate that its close proximity to West Point will enable our staff living in town to remain there. Again, this was a difficult decision we wished we had not had to make, but one we believed to be in the best interest of the Company.

Focused on You

Personalized

Treating people as individuals, not a number, means listening to what the customer wants to accomplish and responding quickly with customized service.

Integrity

This honest and trustworthy company has an extensive track record for treating customers and employees in a fair open way.

Stability

At a time when new banks are being formed, or established ones being sold, we have a record of employee stability and officer continuity that includes only three presidents in over 75 years of service.

Hospitable

Wholesome and friendly people throughout make customers feel welcomed and comfortable – almost as if they were part of a family.

Community

By always being supportive, we thrive on becoming part of the communities where our customers live and work.

Teamwork

All areas work together to meet the financial services needs of customers.

2004 ANNUAL REPORT	3

What Customers Say

Personalized

To have my personal needs met is the reason I do business with C&F Mortgage Corporation.

– C&F Mortgage Corporation Customer

When so many companies lack personal service, it’s a pleasure to walk into my investment office and be treated like I’m an important customer.

– C&F Investment Services Customer

As a business client, it is very important for the company to know me and my business needs.

– C&F Finance Company Customer

Integrity

I want to be able to rely on my bank.

– C&F Bank Customer

I would not want to put my money with people that I could not trust.

– C&F Investment Services Customer

When I go to the bank I like to feel confident they are helping me.

– C&F Bank Customer

I like a bank where I can TRUST the employees and institution to be honest and fair.

– C&F Bank Customer

We also made good strides to improve the future earnings from each of our segments. At C&F Mortgage, we opened a Waldorf, Maryland, office that proved to be a productive and profitable addition. We also opened a settlement company in Charlottesville, Virginia that reached profitability in a much shorter timeframe than was anticipated.

At C&F Finance, we implemented a new loan origination system that greatly increased our speed and efficiency in approving and booking loans and expect this new system, in conjunction with new procedures, to assist us in improving our loan quality. Through the hiring of new lending personnel, we also entered the markets of Nashville, Tennessee, and the state of Maryland.

At C&F Bank, our entrance into the Peninsula market exceeded our expectations for both growth and profitability. We were fortunate to attract a group of lenders who have a combined total of more than 100 years’ experience, giving the Bank new talents and positively changing our portfolio, geographic and product mixes. Other changes helped us better cross-sell many new products between C&F Bank and C&F Mortgage. We are just beginning to take better advantage of the synergies between our various companies and create our own “niche” through the utilization and cross-selling of products from all of our companies.

As 2004 has been busy, 2005 will be as well. We will implement new technology throughout many areas of the company. Our new operations center will open this Spring with a new mainframe computer system that utilizes a major upgrade in our primary software system. At C&F Bank, we plan to upgrade all our bank branch technology and implement new loan automation software similar to that already in place at C&F Mortgage and C&F Finance. In addition, we plan to implement a major enhancement of our web site to support a more sophisticated cash management system for commercial deposit customers.

In the later part of this year, we will open two C&F Bank branches on the Peninsula, one in Hampton and one in lower Yorktown. Both will be full-service banking facilities, with the Hampton location also housing the local office of C&F Finance and the Yorktown location housing our Peninsula management and commercial lending officers.

4	C & F FINANCIAL CORPORATION

Our goal as a company is to be the financial institution of choice in the markets we serve, and we make every effort to obtain that goal. This expectation could never be achieved without an exceptional group of officers and staff, and we believe we have the best.

As we have in the past, we will continue to use a three-prong approach to managing our capital. We will continue to grow the company in a controlled manner; we will continue to increase our dividends to shareholders; and we will continue to repurchase our stock. We believe this plan will maintain C&F as a long-term company that gives its shareholders a good return on their investment.

In closing, I want to note the recent loss of P. Loy Harrell, who served as a director of the Bank for more than 35 years. Loy was a friend to all who knew him and was a close friend and confidant of mine for many years. I continued to seek his advice even after he stepped down from the Board in 2002. He had a great business mind, was a true gentleman and will be greatly missed.

Our goal as a company is to be the financial institution of choice in the markets we serve, and we make every effort to obtain that goal. This expectation could never be achieved without an exceptional group of officers and staff, and we believe we have the best. Our thanks go out to them for all of their dedicated service and to our Board for their continuing guidance and support. We also thank each of you for your continued confidence as shown by your patronage and hope that we make you so proud that you will always refer your friends and acquaintances to us as we strive to enhance your investment in our organization.

Larry G. Dillon Chairman, President and Chief Executive Officer

What Employees Say

Personalized

The personal service is the reason people bank here.

– C&F Bank/Head Teller/CSR

We are people who truly care about our clients’ financial needs.

– C&F Bank/Marketing Director

C&F provides customers an intimate and caring relationship across C&F Financial Corporation.

– C&F Investment Services/Manager

The best word to describe our organization is “personal.”

– C&F Finance Company, CEO

We do whatever we can to make certain that whoever we are on the phone with is most important at that time.

– C&F Title Agency/Manager

2004 ANNUAL REPORT	5

DIRECTORS and OFFICERS

C&F FINANCIAL CORPORATION/

C&F BANK

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

Chessie Professor of Business, Emeritus

The College of William and Mary

C. Elis Olsson+

Director of Operations

Martinair, Inc.

Paul C. Robinson*+

Owner & President

Francisco, Robinson & Associates, Realtors

Thomas B. Whitmore Jr.+

Retired President

Whitmore Chevrolet, Oldsmobile, Pontiac Co., Inc.

*	C&F Financial Corporation Board Member

+	C&F Bank Board Member

SANDSTON/VARINA ADVISORY BOARD

Robert A. Canfield

Attorney-at-Law

Canfield, Shapiro, Baer, Heller & Johnston

E. Ray Jernigan

Business Owner

Citizens Machine Shop

S. Floyd Mays

Insurance Agent/Owner

Floyd Mays Insurance

James M. Mehfoud

Pharmacist/Business Owner

Sandston Pharmacy

Robert F. Nelson Jr.

Professional Engineer

Engineering Design Associates

Reginald H. Nelson IV

Senior Partner

Colonial Acres Farm

John G. Ragsdale II

Business Owner

Sandston Cleaners

Philip T. Rutledge Jr.

Retired Deputy County Manager

County of Henrico

Sandra W. Seelmann

Real Estate Broker/Owner

Varina & Seelmann Realty

C&F BANK/RICHMOND

Jeffery W. Jones

Chairman & CEO

WFofR, Incorporated

S. Craig Lane

President

Lane & Hamner, P.C.

William E. O’Connell Jr.

Chairman of the Board

Chessie Professor of Business, Emeritus

The College of William and Mary

Meade A. Spotts

President

Spotts, Fain, P.C.

Scott E. Strickler

Treasurer

Robins Insurance Agency, Inc.

Katherine K. Wagner

Senior Vice President Commercial Lending

C&F Bank/Richmond

C&F MORTGAGE CORPORATION

J. P. Causey Jr.

Executive Vice President,

Secretary & General Counsel

Chesapeake Corporation

Larry G. Dillon

Chairman of the Board

James H. Hudson III

Attorney-at-Law

Hudson & Bondurant, P.C.

Bryan E. McKernon

President & CEO

C&F Mortgage Corporation

William E. O’Connell Jr.

Chessie Professor of Business, Emeritus

The College of William and Mary

Paul C. Robinson

Owner & President

Francisco, Robinson & Associates, Realtors

INDEPENDENT PUBLIC

ACCOUNTANTS

Yount, Hyde & Barbour, P.C.

Winchester, Virginia

CORPORATE COUNSEL

Hudson & Bondurant, P.C.

West Point, Virginia

6	C & F FINANCIAL CORPORATION

OFFICERS and LOCATIONS

C&F BANK

ADMINISTRATIVE OFFICE

802 Main Street

West Point, Virginia 23181

(804) 843-2360

Larry G. Dillon *

Chairman, President & CEO

Robert L. Bryant *

Executive Vice President & COO

Thomas F. Cherry *

Executive Vice President, CFO & Secretary

Ronald P. Espy

Senior Vice President & Senior Lending Officer

Martin E. Schrodt

Senior Vice President, Retail Operations

Laura H. Shreaves

Senior Vice President & Director of Human Resources

William J. Callaghan

Vice President, Information Technology

E. Turner Coggin

Vice President, Senior Loan Underwriter

Sandra S. Fryer

Vice President, Special Projects Leader

Deborah H. Hall

Vice President, Credit Administration

Ellen M. Howard

Vice President & Loan Operations Manager

Deborah R. Nichols

Vice President, Quality Control

Mary-Jo Rawson

Vice President & Controller

Evelyn Townsend

Vice President, Operations

*	Officers of C&F Financial Corporation

WEST POINT – MAIN OFFICE

802 Main Street

West Point, Virginia 23181

(804) 843-2360

Margaret C. Cooper

Assistant Vice President & Branch Manager

JAMESTOWN ROAD

1167 Jamestown Road

Williamsburg, Virginia 23185

(757) 220-3293

Alec J. Nuttall

Assistant Vice President & Branch Manager

LONGHILL ROAD

4780 Longhill Road

Williamsburg, Virginia 23188

(757) 565-0593

Sandra C. St. Clair

Assistant Vice President & Branch Manager

MECHANICSVILLE

7021 Mechanicsville Turnpike

Mechanicsville, Virginia 23111

(804) 569-9776

Ranee Blanton-Clifford

Assistant Vice President & Branch Manager

MIDDLESEX

Route 33 at Route 641

Saluda, Virginia 23149

(804) 758-3641

Elizabeth B. Faudree

Assistant Vice President & Branch Manager

NORGE

7534 Richmond Road

Norge, Virginia 23127

(757) 564-8114

Robert J. Unangst

Assistant Vice President & Branch Manager

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

Vice President & Branch Manager

WEST POINT – 14TH STREET

415 Fourteenth Street

West Point, Virginia 23181

(804) 843-2708

Karen T. Richardson

Assistant Vice President & Branch Manager

CONSTRUCTION LENDING OFFICE

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 858-8351

Terrence C. Gates

Vice President, Real Estate Construction

C&F BANK / RICHMOND

ADMINISTRATIVE OFFICE

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 378-0332

Katherine K. Wagner

Senior Vice President, Commercial Lending

Charles T. Nuttle

Vice President, Commercial Lending

MIDLOTHIAN

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 378-0332

Jesse E. Bullard

Vice President & Branch Manager

RICHMOND

8001 West Broad Street

Richmond, Virginia 23294

(804) 290-0402

Kevin L. Ford

Assistant Vice President & Branch Manager

C&F BANK / PENINSULA

ADMINISTRATIVE OFFICE

City Center

698 Town Center Drive

Newport News, Virginia 23606

(757) 596-4775

Vern E. Lockwood II

President

Lori D. Sarrett – Newport News

Vice President, Commercial Lending

Bonnie S. Smith – Newport News

Vice President, Real Estate Lending

Deborah H. Linkenauger – Williamsburg

Vice President, Commercial Lending

(757) 220-6623

NEWPORT NEWS – CITY CENTER

698 Town Center Drive

Newport News, Virginia 23606

(757) 596-4775

Joycelyn Y. Spight

Assistant Vice President & Branch Manager

C&F INVESTMENT SERVICES, INC.

417 Fourteenth Street

West Point, Virginia 23181

(804) 843-4584    (800) 583-3863

Eric F. Nost

President

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 378-7296    (888) 435-2033

Douglas L. Hartz

Vice President

1167 Jamestown Road

Williamsburg, Virginia 23185

(757) 229-5629

Douglas L. Cash Jr.

Vice President

2004 ANNUAL REPORT	7

OFFICERS and LOCATIONS

C&F MORTGAGE CORPORATION

ADMINISTRATIVE OFFICE

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 858-8300

Bryan E. McKernon

President & CEO

Mark A. Fox

Executive Vice President & CFO

Donna G. Jarratt

Senior Vice President & Chief of Branch Administration

Kevin A. McCann

Senior Vice President & Controller

Tracy L. Bishop

Vice President & Human Resources Manager

M. Kathy Burley

Vice President & Closing Manager

Susan L. Driver

Vice President & Underwriting Manager

Ronald M. Waddell

Vice President & Marketing Manager

Christopher S. Vick

Vice President & Construction Manager

RICHMOND, VIRGINIA

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 858-8300

Donald R. Jordan

Vice President & Branch Manager

Daniel J. Murphy

Vice President & Production Manager

Susan P. Moore

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

RUCKERSVILLE, VIRGINIA

8458 Seminole Trail, Unit 3

Ruckersville, Virginia 22968

(434) 990-2022

WAYNESBORO, VIRGINIA

40 Stoneridge Drive, Suite 101

Waynesboro, Virginia 22980

(540) 949-0260

William E. Hamrick

Vice President & Branch Manager

Philip N. Mahone

Vice President & Branch Manager

FREDERICKSBURG, VIRGINIA

1340 Central Park Boulevard, Suite 206

Fredericksburg, Virginia 22401

(540) 548-8855

CHARLOTTE, NORTH CAROLINA

Ballantyne One

15720 John Jay Delaney Drive, Suite 300

Charlotte, North Carolina 28277

(704) 944-3217

Brian F. Whetzel

Branch Manager

R. W. Edmondson III

Branch Manager

NEWPORT NEWS, VIRGINIA

703 Thimble Shoals Boulevard, Suite C4

Newport News, Virginia 23606

(757) 873-8200

Linda H. Gaskins

Vice President & Branch Manager

Mary Rebholz

Production Manager

WILLIAMSBURG, VIRGINIA

1167-A Jamestown Road

Williamsburg, Virginia 23185

(757) 259-1200

Lorrie A. Cook

Branch Manager

CROFTON, MARYLAND

2191 Defense Highway, Suite 200

Crofton, Maryland 21114

(410) 721-6770

Michael J. Mazzola

Senior Vice President & Maryland Area Manager

ANNAPOLIS, MARYLAND

705 Melvin Avenue, Suite 104

Annapolis, Maryland 21401

(410) 263-9229

William J. Regan

Vice President & Branch Manager

Jeffery R. Schroll

Vice President & Production Manager

SOUTHERN MARYLAND

12070 Old Line Centre, Suite 308

Waldorf, Maryland 20602

(301) 885-2830

Timothy J. Murphy

Branch Manager

ELLICOTT CITY, MARYLAND

6339 Ten Oaks Road, Suite 200

Clarksville, Maryland 21029

(410) 531-0910

NEWPORT, DELAWARE

240 North James Street, Suite 206

Newport, Delaware 19804

(302) 999-0130

CHERRY HILL, NEW JERSEY

1939 Olney Avenue, Suite 300

Cherry Hill, New Jersey 08003

(856) 751-8927

Scott B. Segrist

Branch Manager

Robert G. Menton

Branch Manager

C&F TITLE AGENCY, INC.

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

(804) 858-8399

Eileen A. Cherry

Vice President & Title Insurance Underwriter

HOMETOWN SETTLEMENT SERVICES LLC

1463 Greenbrier Place

Charlottesville, Virginia 22901

(434) 220-1046

Donna L. West

Settlement Manager

CERTIFIED APPRAISALS LLC

C&F Center

1400 Alverser Drive

Midlothian, Virginia 23113

H. Daniel Salomonsky

Vice President & Appraisal Manager

C&F FINANCE COMPANY

ADMINISTRATIVE OFFICE

316 E. Grace Street

Richmond, Virginia 23219

(804) 643-8479

Matthew G. Majikes

President & CEO

Abby W. Moore

President Emeritus

C. Norwood Ashworth

Senior Vice President

Thomas W. Fee

Senior Vice President & Risk Management Officer

C. Shawn Moore

Senior Vice President & Sales Management Officer

Michael K. Wilson

Senior Vice President & COO

COLLECTION CENTER

403 E. Grace Street

Richmond, Virginia 23219

(804) 644-0363

H. Lee Shifflett

Manager

NORTHERN VIRGINIA REGION

Paul M. Martin

Area Sales Manager

(804) 643-8479

HAMPTON, VIRGINIA

2017 Cunningham Drive, Suite 208

Hampton, Virginia 23666

(757) 826-5660

RICHMOND, VIRGINIA

316 E. Grace Street

Richmond, Virginia 23219

(804) 643-8479

ROANOKE, VIRGINIA

5115 Bernard Drive, Suite 111

Roanoke, Virginia 24018

(540) 776-0938

Livia P. Woodford

Area Sales Manager

TENNESSEE

Alan Paul Esstman

Area Sales Manager

8	C & F FINANCIAL CORPORATION

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

Stock Transfer Agent

American Stock Transfer & Trust Company serves as transfer agent for the Corporation. You may write them at 59 Maiden Lane, New York, NY 10038, telephone them toll-free at 1-800-937-5449 or visit their website at http://www.amstock.com.

Investor Relations & Financial Statements

C&F Financial Corporation’s Annual Report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, may be obtained without charge by visiting the Corporation’s website at http://www.cffc.com. Copies of these documents can also be obtained without charge upon written request. Requests for this or other financial information about C&F Financial Corporation should be directed to:

Thomas Cherry

Executive Vice President, CFO & Secretary

C&F Financial Corporation

P.O. Box 391

West Point, VA 23181

C&F Financial Corporation

802 Main Street • PO Box 391

West Point, Virginia 23181

(804) 843-2360

www.cffc.com